As filed with the Securities and Exchange Commission on November 22, 2010

Registration No. 333-166096

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3674	94-3253730
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2911 Zanker Road

San Jose, California 95134

(408) 232-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy S. Jenks

Chief Executive Officer

c/o NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(408) 232-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John H. Sellers, Esq.	William B. Brentani, Esq.
Cooley LLP	Simpson Thacher & Bartlett LLP
3175 Hanover Street	2550 Hanover Street
Palo Alto, California 94304	Palo Alto, California 94304
(650) 843-5000	(650) 251-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “accelerated filer,” “large accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 22, 2010

Preliminary Prospectus

             shares

Common stock

This is an initial public offering of shares of common stock by NeoPhotonics Corporation. We are offering              shares of our common stock. The estimated initial public offering price is between $             and $             per share.

Currently, no public market exists for our common stock. We have applied to list our common stock on the New York Stock Exchange under the symbol “NPTN.”

Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 12.

	Per share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to us, before expenses	$	$

We have granted the underwriters an option for a period of 30 days to purchase from us up to             additional shares of common stock at the initial public offering price, less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares of common stock to purchasers on             , 2010.

J.P. Morgan	Deutsche Bank Securities

Piper Jaffray	Stifel Nicolaus Weisel

Morgan Keegan	ThinkEquity LLC

                    , 2010

NeoPhotonics

Broadband

Connectivity

HD Video

NeoPhotonics
NeoPhotonics

3D TV

Mobile

Backhaul

Enabling Speed, Agility and Access Across Communications Networks

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

i

Conventions that apply in this prospectus

Unless otherwise indicated, references in this prospectus to:

•	“3D” refer to three dimensional or other multiview technology;

•	“3G” refer to third generation wireless architecture;

•	“AWG” refer to arrayed waveguide grating;

•	“China” or “Chinese” refer to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan;

•	“design win” refer to a confirmation by a customer that a product or group of products may be used as part of a customer’s solution and we have a purchase order for such products;

•	“doping” refer to altering the physical properties of a material by adding a different element to the material;

•	“DQPSK” refer to dual quadrature phase shift keying;

•	“Gbps” refer to gigabits per second;

•	“HD” refer to high definition;

•	“IP” refer to Internet protocol;

•	“LTE” refer to long-term evolution wireless architecture;

•	“MEMS” refer to micro electro-mechanical systems;

•	“OADM” refer to optical add drop multiplexer;

•	“PIC” refer to photonic integrated circuit;

•	“PON” refer to a passive optical network;

•	“product family” refer to one or more of our products with similar functionality deployed in similar optical network segments;

•	“RMB” refer to the legal currency of the People’s Republic of China;

•	“ROADM” refer to reconfigurable optical add drop multiplexer;

•	“service provider” refer to companies that maintain networks to provide communications services to businesses and consumers;

•	“Tier 1 customers” refer to a list of our key network equipment customers first set forth in “Prospectus summary—Overview;”

•	“U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

•	“U.S. GAAP” refer to accounting principles generally accepted in the United States;

•	“VMUX” refer to a variable optical attenuator multiplexer;

•	“WDM-PON” refer to a wavelength division multiplexing passive optical network; and

•	“well-characterized” refer to our ability to predict the outcome of our manufacturing processes based upon known statistics of various manufacturing inputs.

Unless the context indicates otherwise, we use the terms “NeoPhotonics,” “we,” “us” and “our” in this prospectus to refer to NeoPhotonics Corporation and, where appropriate, its subsidiaries.

ii

Prospectus summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth under the sections “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations,” in each case appearing elsewhere in this prospectus.

Overview

We are a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high-speed communications networks. The rapid growth of bandwidth-intensive content, including HD and 3D video, music, social networking, video conferencing and other multimedia, is driving the demand for high-bandwidth products. The demand for bandwidth capacity is further intensified by the proliferation of network-attached devices, such as smartphones, laptops, netbooks, tablet computers, PCs, e-readers, televisions and gaming devices, that are enabling consumers to access bandwidth-intensive content anytime and anywhere over fixed and wireless networks, including 3G, and increasingly, LTE networks.

Our products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. We have a broad portfolio of over 300 products, including high-speed products that enable data transmission at 10Gbps, 40Gbps and 100Gbps, agility products such as ROADMs that dynamically allocate bandwidth to adjust for volatile traffic patterns, and access products that provide high-bandwidth connections to more devices and people over fixed and wireless networks.

Our innovative PIC technology utilizes proprietary design elements that provide optical functionality on a silicon chip. PIC devices integrate many more functional elements than discretely packaged components, enabling increased functionality in a small form factor while reducing packaging and interconnection costs. In addition, the cost advantages of PIC-based components are driven by the economics of semiconductor wafer mass manufacturing, where the marginal cost of producing an incremental chip is much less than that of a discrete component.

We sell our products to the leading network equipment vendors globally, including ADVA AG Optical Networking Ltd., Alcatel-Lucent SA, Ciena Corporation (including its recent acquisition of Nortel’s Metro Ethernet Networks business), Cisco Systems, Inc., FiberHome Technologies Group, ECI Telecom Ltd., Telefonaktiebolaget LM Ericsson, Fujitsu Limited, Harmonic, Inc., Huawei Technologies Co., Ltd., Mitsubishi Electric Corporation, NEC Corporation, Nokia Siemens Networks B.V. and ZTE Corporation. We refer to these companies as our Tier 1 customers. According to Infonetics Research, or Infonetics, an independent research firm, the top 12 optical network hardware vendors supplied over 90% of the worldwide market for optical network hardware in 2009. Each of these vendors is one of our Tier 1 customers. In 2009, we had revenue of $155.1 million and a net loss of $6.8 million. In the nine months ended September 30, 2010, we had revenue of $132.9 million and a net income of $2.9 million. We have grown our revenue at a 45.1% compound annual growth rate, or CAGR, from 2005 to 2009 due to organic growth and acquisitions.

Industry background

Network traffic is continuing to experience rapid growth driven primarily by bandwidth-intensive content, such as HD and 3D video, music, social networking, video conferencing and other multimedia. This growth is intensified by the proliferation of fixed and wireless network-attached devices, and the widespread and growing use of Cloud-based services, IP-based video, including user-generated video, IPTV, streaming web video, video conferencing and mobile video, enabled by 3G and increasingly by LTE networks. These factors have accelerated and are expected to continue to accelerate growth in network traffic and place significant strains on existing communications networks. According to Cisco’s Visual Networking Index, global IP-based traffic is expected to grow from 14.7 petabytes per month in 2009 to 55.6 petabytes per month in 2013, representing a 39.3% CAGR.

Service providers are increasingly moving beyond their traditional markets to deliver a broad suite of converged services, including voice, video, broadband and mobile offerings. As a result, competition has increased, placing pressure on revenues, driving consolidation and creating increasingly complex networks with multiple bottlenecks. Consequently, service providers are seeking solutions that improve profitability by increasingly utilizing and investing in scalable, low-cost, high-bandwidth network architectures that deploy increased bandwidth capacity closer to the rapidly expanding base of fixed and mobile end users.

Optical networking has emerged as a key technology to support the increasing demand for bandwidth capacity due to its ability to provide the speed, agility and access required by service providers. The market for high-bandwidth solutions presents a compelling opportunity for optical technology providers. According to Infonetics, global optical network hardware revenue is projected to increase from $13.4 billion in 2009 to $15.3 billion in 2014.

Existing communications networks face many challenges. Most currently available solutions consist of multiple discrete components which result in a high degree of complexity, creating challenges to cost-effectively operate with the precision and performance necessary to deliver high-speed data transmission. In addition, approaches to increase bandwidth capacity that cannot efficiently leverage existing infrastructure, or are not otherwise backward compatible, are less attractive to service providers.

Given these challenges, we believe that existing discrete optical solutions and certain alternative PIC-based solutions are sub-optimal and do not allow service providers to cost-effectively deliver scalable bandwidth capacity to their customers. We believe this provides multiple opportunities for vendors that provide PIC-based modules and subsystems that address these challenges.

Our solutions

The key benefits of our solutions include:

•

Enabling service providers to cost-effectively deploy and rapidly scale high-bandwidth capacity networks.    Our solutions are compatible with existing network architectures and enable incremental system upgrades, allowing service providers to rapidly scale network capacity and cost-effectively deploy enhanced services to their customers over existing optical fiber infrastructure.

•

Simplifying communications networks implementation through large scale integration.    We are able to simplify communications networks deployments by delivering high levels of functional integration through our PIC solutions, which combine multiple discrete elements, in some cases over 100 elements on a single silicon chip.

•

Enabling acceleration of time-to-market for network equipment vendors.    We believe our technology is attractive to leading service providers and network equipment vendors because it enables them to implement new features and scale network capacity rapidly, cost-effectively and predictably to meet demanding time-to-market requirements.

•

Satisfying our customers’ quality and volume requirements.    We believe we are one of the highest volume PIC manufacturers in the world and have the ability to grow our capacity to meet increasing customer demand. Our Silicon Valley and China-based manufacturing facilities utilize semiconductor manufacturing techniques, such as statistical processing control and wafer scale fabrication, which enable us to provide repeatable, well-characterized performance at nanoscale tolerances with high yields.

Our strengths

Our key competitive strengths include the following:

•

Leading provider of PIC technology.    Our differentiated PIC technology is a key enabler for delivering the speed, agility and access necessary to meet the increasing performance requirements of high-speed communications networks, including 100Gbps, at low costs.

•

Tier 1 global customer base and leading supplier to fast growing Asian markets.    We are focused on serving our global Tier 1 customer base of network equipment vendors in the United States, Europe and Asia. In addition, we are a leading global supplier of PIC-based and other communications products to the largest markets in Asia, and we sell to each of the leading optical network hardware vendors, including Huawei Technologies. According to Infonetics, Huawei Technologies had the leading market share with 22.0% of the optical network hardware market in 2009.

•

Broad portfolio of products that address bandwidth bottlenecks across various network segments.    Our products range from single function devices to modules and subsystems that enable speed, agility and access across communications networks, such as wireless backhaul, fiber-to-the-home, cable and transport.

•

Global, vertically integrated volume manufacturing platform.    Our vertically integrated design and manufacturing process in the United States and China encompasses all steps from wafer design and fabrication to module and subsystem assembly and test, and allows for rapid iterations in the development cycle and shorter time-to-market for our products.

•

Strong knowledge base and extensive intellectual property portfolio.    We have a significant intellectual property portfolio relating to PIC design and fabrication, methods for assembly and packaging and other product designs and technologies. In addition, we currently employ over 300 people in our research and development departments, with over 100 additional technically qualified engineering staff in manufacturing, process and product support functions, including over 45 professionals with Ph.D. degrees.

Our strategy

Our goal is to become the leading global supplier of high-performance optical technologies that enable the speed, agility and access required to support the rapid growth in traffic over communications networks. Key elements of our strategy include:

•

Extending our leadership in photonic integration technologies.    We plan to strengthen our technology leadership and leading product performance by enhancing and extending our PIC capabilities across multiple product lines, including 40Gbps, 100Gbps, ROADM and PON products.

•

Strengthening our relationships with our Tier 1 customers and penetrating new customers and geographies.    We intend to deepen our relationships with our Tier 1 customers by increasing design wins in their systems, and by further collaborating to create new solutions with superior features and capabilities. Additionally, we intend to penetrate new high-growth network equipment vendors, particularly in emerging markets.

•

Expanding our product development and vertically integrated volume manufacturing capabilities.    We plan to continue innovating in our design and manufacturing process to shorten our product development cycles and enhance our ability to provide highly integrated PIC-based and other communications solutions.

•

Extending our product portfolio into additional segments of the network.    Given the demonstrated performance and reliability of our PIC-based products, we intend to leverage our technology to take advantage of new opportunities within communications networks.

•

Pursuing opportunistic acquisitions.    We intend to opportunistically pursue acquisitions that we believe provide complementary technology and can help accelerate our growth and strengthen our market position.

Risk factors

Our business is subject to numerous risks and uncertainties, such as those highlighted in the section titled “Risk factors” immediately following this prospectus summary, including:

•	our history of losses that may continue in the future;

•	the overall condition of the highly cyclical communications network industry, including the impact of any future downturn;

•	the loss of, or a significant reduction in orders from, our key customers, including Huawei Technologies;

•	our ability to continually achieve new design wins and enhance our existing products; and

•	our ability to anticipate and respond to rapidly changing technologies and customer requirements.

Corporate information

We changed our name to NeoPhotonics Corporation in 2002 after having been incorporated as NanoGram Corporation in October 1996 in the State of Delaware. Our principal executive offices are located at 2911 Zanker Road, San Jose, California 95134, USA, and our telephone number is +1 (408) 232-9200. Our website address is www.neophotonics.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

Our name is a registered trademark of NeoPhotonics Corporation. This prospectus contains additional trade names and trademarks of ours and of other companies.

The offering

Common stock offered by NeoPhotonics Corporation	shares

Over-allotment option	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use our net proceeds from this offering for working capital, to continue to expand our existing business and general corporate purposes. Accordingly, our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on management’s judgment regarding the application of these net proceeds. We also may use a portion of our net proceeds from this offering to acquire complementary businesses, products, services or technologies, but we currently have no agreements or commitments relating to any material acquisitions. We may also use a portion of our net proceeds to repay a portion of our outstanding indebtedness, but we currently have no commitments or specific plans to repay any particular indebtedness in advance of its maturity date. As of September 30, 2010, our outstanding short-term loans and long-term debt totaled $15.1 million with interest rates ranging from 3.01% to 5.31% and maturity dates ranging from November 2010 through January 2013.

Proposed NYSE symbol	NPTN

The number of shares of our common stock to be outstanding after this offering is based on shares of our common stock outstanding, on a pro forma basis as of September 30, 2010, assuming the exercise of 4,482 stock warrants with an exercise price of $29.00 per share into an equal number of shares of common stock and the conversion of all outstanding shares of our preferred stock (other than our Series X preferred stock) into an aggregate of 6,639,513 shares of common stock on a 1-for-1 basis and, in the case of our Series X preferred stock, into an aggregate of 7,398,976 shares of common stock on a 400-for-1 basis, and excludes:

•	1,795,220 stock options with a weighted average exercise price of $5.61 per share outstanding as of September 30, 2010, exercisable into an equal number of shares of common stock; and

•

1,207,988 shares of common stock reserved for future issuance as of September 30, 2010 under our 2010 equity incentive plan and 2010 employee stock purchase plan, which will become effective in connection with this offering.

Unless otherwise indicated, all information in this prospectus assumes:

•	the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock effective immediately prior to the closing of this offering;

•	the amendment and restatement of our certificate of incorporation and the amendment and restatement of our bylaws prior to the closing of this offering; and

•	no exercise by the underwriters of their right to purchase up to an additional shares of common stock from us.

Unless otherwise noted, all of the information contained in this prospectus has been adjusted to reflect a 1-for-25 reverse stock split that we intend to effect prior to the completion of this offering.

Summary consolidated financial data

The following summary consolidated financial data should be read together with our consolidated financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus. The actual consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 are derived from our consolidated financial statements appearing elsewhere in this prospectus. The unaudited consolidated financial statement data as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 is derived from our unaudited financial statements appearing elsewhere in this prospectus. We have prepared the unaudited consolidated financial statement data on a basis consistent with our audited consolidated financial statements and, in the opinion of our management, the unaudited consolidated financial data reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such data. Our historical results are not necessarily indicative of our future results.

	Years ended December 31,			Nine months ended September 30,
(in thousands, except percentages, share and per share data)	2007	2008	2009	2009	2010

Consolidated statements of operations data:
Revenue	$95,825	$133,989	$155,062	$112,014	$132,888
Cost of goods sold(1)	83,475	109,439	114,572	86,142	91,079

Gross profit	12,350	24,550	40,490	25,872	41,809

Gross margin	12.9%	18.3%	26.1%	23.1%	31.5%
Operating expenses
Research and development(1)	23,076	21,480	17,266	12,431	16,049
Sales and marketing(1)	10,123	10,435	9,587	7,330	7,502
General and administrative(1)	13,142	14,581	15,448	11,230	12,397
Amortization of purchased intangible assets	1,826	1,665	1,136	852	855
Asset impairment charges	6,138	4,047	1,233	—	—
Restructuring charges	—	1,383	—	—	—

Total operating expenses	54,305	53,591	44,670	31,843	36,803

Income (loss) from operations	(41,955)	(29,041)	(4,180)	(5,971)	5,006
Interest and other income (expense), net	566	(812)	(765)	(451)	(360)

Income (loss) before income taxes	(41,389)	(29,853)	(4,945)	(6,422)	4,646
Benefit from (provision for) income taxes	(86)	1,812	(1,902)	(1,211)	(1,725)

Net income (loss)	(41,475)	(28,041)	(6,847)	(7,633)	2,921
Net (income) loss attributable to noncontrolling interests	8	(13)	(116)	(63)	(80)

Net income (loss) attributable to NeoPhotonics Corporation	(41,467)	(28,054)	(6,963)	(7,696)	2,841
Accretion of redeemable convertible preferred stock	—	(428)	(153)	(122)	(91)

Net income (loss) attributable to NeoPhotonics Corporation common stockholders	$(41,467)	$(28,482)	$(7,116)	$(7,818)	$2,750

Net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	$(22.34)	$(14.80)	$(3.72)	$(4.09)	$0.00

Diluted	$(22.34)	$(14.80)	$(3.72)	$(4.09)	$0.00

Weighted average shares used to compute net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	1,856,215	1,924,141	1,913,117	1,912,095	1,932,998

Diluted	1,856,215	1,924,141	1,913,117	1,912,095	3,036,756

(footnotes on following pages)

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

Pro forma net income (loss) per share attributable to NeoPhotonics Corporation common stockholders(2):
Basic			$(0.51)		$0.18

Diluted			$(0.51)		$0.17

Weighted average shares used to compute pro forma net income (loss) per share attributable to NeoPhotonics Corporation common stockholders(2):
Basic			13,599,967		15,883,606

Diluted			13,599,967		16,987,364

	September 30, 2010
(in thousands)	Actual	Pro forma(3)	Pro forma as adjusted(4)(5)

Consolidated summary balance sheet data:
Cash and cash equivalents	$25,353
Working capital(6)	43,833
Total assets	167,753

Total debt(7)	27,350
Redeemable convertible preferred stock	211,519
Common stock and additional paid-in capital	92,928
Total equity (deficit)	(115,633)

(1)	These expenses include stock-based compensation expense. Stock-based compensation expense for employee stock options granted on or before December 31, 2005 was accounted for as the difference, if any, between the exercise price and the fair value of the common stock on the date of grant. Stock-based compensation expense for employee stock options granted on or after January 1, 2006 is accounted for at fair value, using the Black-Scholes option pricing model. Stock-based compensation expense is recognized over the vesting period of the stock options and was included in cost of goods sold and operating expenses as follows:

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2007	2008	2009	2009	2010

Cost of goods sold	$130	$125	$53	$53	$93
Research and development	435	314	228	174	283
Sales and marketing	226	177	180	131	292
General and administrative	545	512	520	381	572

Total stock-based compensation expense	$1,336	$1,128	$981	$739	$1,240

(2)	The pro forma basic and diluted net loss per share attributable to NeoPhotonics Corporation common stockholders calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as though the conversion had occurred at the beginning of the period presented, or the date of issuance, if later, and a 1-for-25 reverse stock split that we intend to effect prior to the completion of this offering.

(3)	Pro forma basis reflects the conversion of all outstanding shares of our preferred stock, other than our Series X preferred stock, into an aggregate of 6,639,513 shares of common stock on a 1-for-1 basis and, in the case of our Series X preferred stock, into an aggregate of 7,398,976 shares of common stock on a 400-for-1 basis and reflects the recognition of a liability and the impact to accumulated deficit for the vested portion of the 263,020 stock appreciation units that become exercisable on this offering, based on an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus. Pro forma net income (loss) per share attributable to NeoPhotonics Corporation common stockholders has not been adjusted for a potential charge upon completion of this offering which is triggered by the conversion of the Series X preferred stock, related to a beneficial conversion feature, which is described in Note 10 to our consolidated financial statements appearing elsewhere in this prospectus.

(4)	Pro forma as adjusted basis reflects the pro forma adjustments described above in footnote (3) and further reflects the exercise of 4,482 stock warrants with an exercise price of $29.00 per share into an equal number of shares of common stock and the sale by us of shares of common stock in this offering, at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

(footnotes continued on following page)

(5)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted cash and cash equivalents, total assets and common stock and additional paid-in capital by $ million, and would increase (decrease) each of pro forma as adjusted working capital and total equity by $ million, assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we must pay.

(6)	Working capital is defined as total current assets less total current liabilities.

(7)	Total debt is defined as short-term loans, notes payable and total long-term debt.

Non-GAAP financial measures

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2007	2008	2009	2009	2010

Non-GAAP income (loss) from operations	$(28,980)	$(16,547)	$3,254	$(1,165)	$9,032
Non-GAAP net income (loss)	(28,492)	(15,560)	140	(3,098)	6,846
Adjusted EBITDA	(21,636)	(8,521)	11,428	5,025	15,473

The following table reflects the reconciliation of U.S. GAAP financial measures to non-GAAP financial measures:

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2007	2008	2009	2009	2010

Income (loss) from operations	$(41,955)	$(29,041)	$(4,180)	$(5,971)	$5,006

Non-GAAP adjustments:
Amortization of purchased intangibles(1)	5,501	5,936	5,220	4,067	2,786
Stock-based compensation expense	1,336	1,128	981	739	1,240
Asset impairment charges	6,138	4,047	1,233	—	—
Restructuring charges	—	1,383	—	—	—

Non-GAAP income (loss) from operations	$(28,980)	$(16,547)	$3,254	$(1,165)	$9,032

Net income (loss) attributable to NeoPhotonics Corporation	$(41,467)	$(28,054)	$(6,963)	$(7,696)	$2,841
Non-GAAP adjustments:
Amortization of purchased intangibles(1)	5,501	5,936	5,220	4,067	2,786
Stock-based compensation expense	1,336	1,128	981	739	1,240
Asset impairment charges	6,138	4,047	1,233	—	—
Restructuring charges	—	1,383	—	—	—
Share of loss of unconsolidated investee	—	—	—	—	176
Tax effect of non-GAAP adjustments	—	—	(331)	(208)	(197)

Non-GAAP net income (loss)	$(28,492)	$(15,560)	$140	$(3,098)	$6,846

Net income (loss) attributable to NeoPhotonics Corporation	$(41,467)	$(28,054)	$(6,963)	$(7,696)	$2,841
Non-GAAP adjustments:
Amortization of purchased intangibles(1)	5,501	5,936	5,220	4,067	2,786
Stock-based compensation expense	1,336	1,128	981	739	1,240
Asset impairment charges	6,138	4,047	1,233	—	—
Restructuring charges	—	1,383	—	—	—
Share of loss of unconsolidated investee	—	—	—	—	176
Interest (income) expense, net	(247)	1,244	701	506	402
Provision for (benefit from) income taxes	86	(1,812)	1,902	1,211	1,725
Depreciation expense	7,017	7,607	8,354	6,198	6,303

Adjusted EBITDA	$(21,636)	$(8,521)	$11,428	$5,025	$15,473

(1)	Reflects amortization of purchased intangible assets included in cost of goods sold and operating expenses.

We believe that the use of non-GAAP income (loss) from operations, non-GAAP net income (loss) and adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor in determining whether to invest in our common stock. In computing our non-GAAP financial measures, we exclude certain items included under U.S. GAAP. Non-GAAP income (loss) from operations excludes the amortization of purchased intangible assets, stock-based compensation expense, asset impairment charges and restructuring charges. Non-GAAP net income (loss) excludes these same items and, additionally, it excludes our share of loss of unconsolidated investee. Adjusted EBITDA excludes these same items and, additionally, it excludes interest (income) expense, net, provision for (benefit from) income taxes and depreciation expense.

We believe that excluding amortization of purchased intangible assets, stock-based compensation expense, asset impairment charges, restructuring charges and share of loss of unconsolidated investee helps investors compare our operating performance with our results in prior periods. We believe that it is appropriate to exclude these items as they are not necessarily indicative of ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies. We believe adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use these non-GAAP financial measures to evaluate the operating performance of our business and aid in the period-to-period comparability. We also use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to (1) assess our relative performance against our competitors and (2) ultimately monitor our capacity to generate returns for our stockholders. See “Management’s discussion and analysis of financial condition and results of operations—Key metrics.”

Risk factors

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. If any of the following risks actually occur, we may be unable to conduct our business as currently planned and our financial condition and results of operations could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment. See “Special note regarding forward-looking statements and industry data” beginning on page 43.

Risks related to our business

We have a history of losses which may continue in the future.

We have a history of losses and we may incur additional losses in future periods. We experienced a net loss of $6.8 million for the year ended December 31, 2009. As of September 30, 2010, our accumulated deficit was $216.1 million. We also expect to continue to make significant expenditures related to the development of our business. These include expenditures to hire additional personnel related to the sales, marketing and development of our products and to maintain and expand our manufacturing facilities and research and development operations.

We are subject to the cyclical nature of the markets in which we compete and any future downturn may reduce demand for our products and revenue.

The markets in which we compete are tied to the aggregate capital expenditures of service providers as they build out and upgrade their network infrastructure. These markets are highly cyclical and characterized by constant and rapid technological change, price erosion, evolving standards and wide fluctuations in product supply and demand. In the past, these markets have experienced significant downturns, often connected with, or in anticipation of, the maturation of product cycles—for both manufacturers’ and their customers’ products—and with declining general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices.

Our historical results of operations have been subject to substantial fluctuations, and we may experience substantial period-to-period fluctuations in future results of operations. Any future downturn in the markets in which we compete could significantly reduce the demand for our products and therefore may result in a significant reduction in revenue. It may also increase the volatility of the price of our common stock. Our revenue and results of operations may be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the markets utilizing our products.

In addition, the communications networks industry from time to time has experienced and may again experience a pronounced downturn. To respond to a downturn, many service providers may slow their capital expenditures, cancel or delay new developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies from original equipment manufacturers, which would have a negative impact on our business. Weakness in the global economy or a future downturn in the communications networks industry may cause our results of operations to fluctuate from year-to-year, harm our business, and may increase the volatility of the price of our common stock.

If spending for communications networks does not continue to grow as expected, our business may suffer.

Our future success as a provider of modules and subsystems to leading network equipment vendors depends on their continued capital spending on global communications networks. Network traffic has experienced rapid growth driven primarily by bandwidth-intensive content, including HD and 3D video, music, social networking, video conferencing and other multimedia. This growth is intensified by the proliferation of fixed and wireless network-attached devices, including smartphones, laptops, netbooks, tablet computers, PCs, e-readers, televisions and gaming devices, that are enabling consumers to access content at increasing data rates anytime and anywhere. Our future success depends on continued demand for high-bandwidth, high-speed communications networks and the ability of network equipment vendors to meet this demand. Growth in demand for communications networks is limited by several factors, including an evolving regulatory environment and uncertainty regarding long-term sustainable business models. We cannot be certain that demand for bandwidth-intensive content will continue to grow in the future. If expectations for growth of communications networks and bandwidth consumption are not realized and investment in communications networks does not grow as anticipated, our business could be harmed.

We are dependent on Huawei Technologies and our key customers for a significant portion of our revenue and the loss of, or a significant reduction in orders from, Huawei Technologies or any of our other key customers may reduce our revenue and adversely impact our results of operations.

Historically, we have generated most of our revenue from a limited number of customers. In 2009, our largest customer, Huawei Technologies, represented 52.9% of our total revenue and our top ten customers represented 82.9% of our total revenue. As a result, the loss of, or a significant reduction in orders from, Huawei Technologies or any of our other key customers would materially and adversely affect our revenue and results of operations. Adverse events affecting our customers could also adversely affect our revenue and results of operations (for instance, in 2009, the filing of a voluntary petition for bankruptcy protection by one of our customers, Nortel Networks Limited, has prevented us from timely collection of our accounts receivable from that customer). In addition, network equipment vendors serving the communications networks industry may continue to consolidate, and we may not be able to offset any potential decline in revenue arising from consolidation of our existing customers with revenue from new customers.

We have a limited history operating on a global basis, making it difficult to predict our future results of operations.

We have a limited history operating on a global basis, which makes it difficult to evaluate our business and financial prospects. While our operations began in 1996, we did not begin commercial shipments of our PIC products until the second quarter of 2003 and we did not acquire our subsidiaries in China until 2005. Since then, our revenue, gross margin and results of operations have varied significantly and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. For instance, changes in gross margin may result from various factors, such as changes in our fixed costs and changes in the mix of our products sold. In making an investment decision, you should evaluate our business in light of the risks, expenses and difficulties frequently encountered by companies operating on a global platform, particularly companies in the rapidly changing communications networks industry. It is difficult for us to accurately forecast our future revenue and gross margin and plan expenses accordingly and, therefore, it is difficult for us to predict our future results of operations.

We must continually achieve new design wins and enhance existing products or our business may be harmed.

The markets for our products are characterized by frequent new product introductions, changes in customer requirements and evolving industry standards, all with an underlying pressure to reduce cost and meet stringent reliability and qualification requirements. Our future performance will depend on our successful development, introduction and market acceptance of new and enhanced products that address these challenges. The anticipated or actual introduction of new and enhanced products by us and by our competitors may cause our customers to defer or cancel orders for our existing products. In addition, the introduction of new products by us or our competitors could result in a slowdown in demand for our existing products and could result in a write-down in the value of inventory. We have in the past experienced a slowdown in demand for existing products and delays in new product development, and such delays may occur in the future. To the extent customers defer or cancel orders for our products for any reason or we fail to achieve new design wins, our competitive position would be adversely affected and our ability to grow revenue would be impaired.

Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	unanticipated engineering complexities;

•	difficulties in reallocating engineering resources and overcoming resource limitations; and

•	changing market or competitive product requirements.

Furthermore, fast time-to-market with new products can be critical to success in our markets. It is difficult to displace an existing supplier for a particular type of product once a network equipment vendor has chosen a supplier, even if a later-to-market product provides superior performance or cost efficiency. If we are unable to make our new or enhanced products commercially available on a timely basis, we may lose existing and potential customers and our financial results would suffer.

The development of new, technologically-advanced products is a complex and uncertain process requiring frequent innovation, highly-skilled engineering and development personnel and significant capital, as well as the accurate anticipation of technological and market trends. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product introductions by competitors, technological changes or emerging industry standards. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements, license these technologies from third parties, or remain competitive in our markets.

Our success will depend on our ability to anticipate and quickly respond to rapidly changing technologies and customer requirements.

The communications networks industry is characterized by substantial investment in new technology and the development of diverse and changing technologies and industry standards.

For example, new technologies are required to satisfy the emerging standards for 40Gbps and 100Gbps data transmission in communications networks.

Our ability to anticipate and respond to rapid changes in technology, industry standards, customer requirements and product offerings, and to develop and introduce new and enhanced products and technologies, will be critical factors in our ability to succeed. If we are unable to anticipate and respond to such changes in the future, our competitive position could be adversely affected. In addition, the introduction of new products by other companies embodying new technologies, or the emergence of new industry standards, could render our existing products uncompetitive from a pricing standpoint, obsolete or otherwise unmarketable.

If our customers do not qualify our products for use, then our results of operations may suffer.

Prior to placing volume purchase orders with us, most of our customers require us to obtain their approval—called qualification in our industry—of our new and existing products, and our customers often audit our manufacturing facilities and perform other vendor evaluations during this process. The qualification process involves product sampling and reliability testing and collaboration with our product management and engineering teams in the design and manufacturing stages. If we are unable to qualify our products with customers, then our revenue would be lower than expected and we may not be able to recover the costs associated with the qualification process which would have an adverse effect on our results of operations.

In addition, due to rapid technological changes in our markets, a customer may cancel or modify a design project before we have qualified our product or begun volume manufacturing of a qualified product. It is unlikely that we would be able to recover the expenses for cancelled or unutilized custom design projects. It is difficult to predict with any certainty whether our customers will delay or terminate product qualification or the frequency with which customers will cancel or modify their projects, but any such delay, cancellation or modification would have a negative effect on our results of operations.

In particular, we have developed new technologies and products that are key components in our customers’ systems for 40Gbps and 100Gbps data transmission. While we are shipping certain products for 40Gbps and 100Gbps system designs today, many of our products for these systems are currently being qualified for use by our customers. Our ability to successfully qualify and scale capacity for these new technologies and products is important to our ability to grow our business and market presence. If we are unable to qualify and sell any of these products in volume on time, or at all, our results of operations may be adversely affected.

We are under continuous pressure to reduce the prices of our products.

The communications networks industry has been characterized by declining product prices over time. We have reduced the prices of some of our products in the past and we expect to experience pricing pressure for our products in the future. When seeking to maintain or increase their market share, our competitors may also reduce the prices of their products. In addition, our customers may have the ability to internally develop and manufacture competing products at a lower cost than we would otherwise charge, which would add additional pressure on us to lower our selling prices. If we are unable to offset any future reductions in our average selling prices by increasing our sales volume, reducing our costs and expenses or introducing new products, our gross margin would suffer.

Customer demand is difficult to accurately forecast and, as a result, we may be unable to optimally match production with customer demand.

We make planning and spending decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of unexpected changes in demand for their products reduce our ability to accurately estimate future customer requirements. On occasion, customers may require rapid increases in production, which can strain our resources, cause our manufacturing to be negatively impacted by materials shortages, necessitate higher or more restrictive procurement commitments and reduce our gross margin. We may not have sufficient capacity at any given time to meet the volume demands of our customers, or one or more of our suppliers may not have sufficient capacity at any given time to meet our volume demands. Conversely, a downturn in the markets in which our customers compete can cause, and in the past have caused, our customers to significantly reduce the amount of products ordered from us or to cancel existing orders, leading to lower utilization of our facilities. Because many of our costs and operating expenses are relatively fixed, reduction in customer demand would have an adverse effect on our gross margin, operating income and cash flow. During an industry downturn, there is also a higher risk that our trade receivables would be uncollectible.

The majority of our products are purchased pursuant to individual purchase orders. While our customers generally provide us with their demand forecasts, they are typically not contractually committed to buy any quantity of products beyond firm purchase orders. Many of our customers may increase, decrease, cancel or delay purchase orders already in place. If any of our major customers decrease, stop or delay purchasing our products for any reason, our business and results of operations would be harmed. Cancellation or delays of such orders may cause us to fail to achieve our short and long-term financial and operating goals.

We face intense competition which could negatively impact our results of operations and market share.

The communications networks industry is highly competitive. Our competitors range from large, international companies offering a wide range of products to smaller companies specializing in niche markets. In addition, we believe that a number of companies have developed or are developing planar lightwave or MEMS-based, PIC devices and other products that compete directly with our products. Current and potential competitors may have substantially greater financial, marketing, research and manufacturing resources than we possess, and there can be no assurance that our current and future competitors will not be more successful than us in specific product lines or as a whole.

Some of our competitors have substantially greater name recognition, technical, financial, and marketing resources, and greater manufacturing capacity, as well as better-established relationships with customers, than we do. Some of our competitors have more resources to develop or acquire, and more experience in developing or acquiring, new products and technologies and in creating market awareness for these products and technologies. Some of our competitors may be able to develop new products more quickly than us and may be able to develop products that are more reliable or which provide more functionality than ours. In addition, some of our competitors have the financial resources to offer competitive products at below-market pricing levels that could prevent us from competing effectively and result in a loss of sales or market share or cause us to lower prices for our products.

We also face competition from some of our customers who evaluate our capabilities against the merits of manufacturing products internally. Due to the fact that such customers are not seeking to make a profit directly from the manufacture of these products, they may have the ability to manufacture competitive products at a lower cost than we would charge such customers. As a result, these customers may purchase less of our products and there would be additional pressure to lower our selling prices which, accordingly, would negatively impact our revenue and gross margin.

In particular we have developed new technologies and products that are key components in our customers’ system designs for 40Gbps and 100Gbps data transmission. The emergence of technologies and products from our competitors and their success in competing against our technologies and products for 40Gbps and 100Gbps data transmission could render our existing products uncompetitive from a pricing standpoint, obsolete or otherwise unmarketable.

Intense competition in our markets could result in aggressive business tactics by our competitors, including aggressively pricing their products or selling older inventory at a discount. If our current or future competitors utilize aggressive business tactics, including those described above, demand for our products could decline, we could experience delays or cancellations of customer orders, or we could be required to reduce our sales prices.

The communications networks industry has long product development cycles requiring us to incur product development costs without assurances of an acceptable investment return.

The communications networks industry is highly capital-intensive. Large volumes of equipment and support structures are installed with considerable expenditures of funds and other resources, and long investment return period expectations. At the component supplier level, this reluctance creates considerable, typically multi-year, gaps between the commencement of new product development and volume purchases. Accordingly, we and our competitors often incur significant research and development and sales and marketing costs for products that, at the earliest, will be purchased by our customers long after much of the cost is incurred and, in some cases, may never be purchased due to changes in industry or customer requirements in the interim.

Due to changing industry and customer requirements, we are constantly developing new products, including seeking to further integrate functions on PICs and developing and using new technologies in our products. These development activities can and are expected to necessitate significant investment of capital. Our new products often require a long time to develop because of their complexity and rigorous testing and qualification requirements. Additionally, developing a manufacturing approach with an acceptable cost structure and yield for new products can be expensive and time-consuming. Due to the costs and length of research and development and manufacturing process cycles, we may not recognize revenue from new products until long after such expenditures are incurred, if at all, and our gross margin may decrease if our costs are higher than expected.

Manufacturing problems could result in delays in product shipments to customers and could adversely affect our revenue, competitive position and reputation.

We may experience delays, disruptions or quality control problems in our manufacturing operations. For instance, we could experience a disruption in our fabrication facility for our PIC products due to any number of reasons, such as equipment failure, contaminated materials or process deviations, which could adversely impact manufacturing yields or delay product shipments. As a result, we could incur additional costs that would adversely affect our gross margin, and product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenue, competitive position and reputation.

Additionally, manufacturing yields depend on a number of factors, including the stability and manufacturability of the product design, manufacturing improvements gained over cumulative production volumes, the quality and consistency of component parts and the nature and extent of customization requirements by customers. Capacity constraints, raw materials shortages, logistics issues, labor shortages, the introduction of new product lines and changes in customer requirements, manufacturing facilities or processes, or those of some third party contract manufacturers and suppliers of raw materials and components have historically caused, and may in the future cause, reduced manufacturing yields, negatively impacting the gross margin on, and our production capacity for, those products. Moreover, an increase in the rejection and rework rate of products during the quality control process before, during or after manufacture would result in our experiencing lower yields, gross margin and production capacity.

Our ability to maintain sufficient manufacturing yields is particularly challenging with respect to PICs due to the complexity and required precision of a large number of unique manufacturing process steps. Manufacturing yields for PICs can also suffer if contaminated materials or materials that do not meet highly precise composition requirements are inadvertently utilized. Because a large portion of our PIC manufacturing costs are fixed, PIC manufacturing yields have a substantial effect on our gross margin. Lower than expected manufacturing yields could also delay product shipments and decrease our revenue.

While we rely on many suppliers, there are a few which, if they stopped, decreased or delayed shipments to us, it could have an adverse effect on our business.

We depend on a limited number of suppliers for certain components we have qualified to use in the manufacture of certain of our products. Some of these suppliers could disrupt our business if they stop, decrease or delay shipments or if the components they ship have quality or consistency issues. Some of these components are available only from a sole source or have been qualified only from a single supplier. Furthermore, other than our current suppliers, there are a limited number of entities from whom we could obtain certain of these supplies. We may also face component shortages if we experience increased demand for components beyond what our qualified suppliers can deliver. We have recently experienced component shortages from certain key suppliers, which has resulted and may continue to result in an inability to meet customer demand, higher purchasing costs, or both. Although we engage in various actions to mitigate the impact of these shortages, any inability on our part to obtain sufficient quantities of critical components at reasonable costs could adversely affect our ability to meet demand for our products, which could cause our revenue, results of operations, or both to suffer.

Our customers generally restrict our ability to change the component parts in our modules without their approval. For more critical components, such as PICs, lasers and photodetectors, any changes may require repeating the entire qualification process. We typically have not entered into long-term agreements with our suppliers and, therefore, our suppliers could stop supplying materials and equipment at any time or fail to supply adequate quantities of component parts on a timely basis. It is difficult, costly, time consuming and, on short notice, sometimes impossible for us to identify and qualify new component suppliers. The reliance on a sole supplier, single qualified vendor or limited number of suppliers could result in delivery and quality problems, reduced control over product pricing, reliability and performance and an inability to identify and qualify another supplier in a timely manner. We have in the past had to change suppliers, which has, in some instances, resulted in delays in product development and manufacturing and loss of revenue. Any such delays in the future may limit our ability to respond to changes in customer and market demands. Any supply deficiencies relating to the quality or quantities of components that we use to manufacture our products could adversely affect our ability to fulfill our customer orders and our results of operations.

Rapidly changing standards and regulations could make our products obsolete, which would cause our revenue and results of operations to suffer.

We design our products to conform to regulations established by governments and to standards set by industry standards bodies worldwide, such as The American National Standards Institute, the European Telecommunications Standards Institute, the International Telecommunications Union and the Institute of Electrical and Electronics Engineers, Inc. Various industry organizations are currently considering whether and to what extent to create standards for elements used in 100Gbps systems. Because certain of our products are designed to conform to current specific industry standards, if competing or new standards emerge that are preferred by our customers, we would have to make significant expenditures to develop new products. If our customers adopt new or competing industry standards with which our products are not compatible, or the industry groups adopt standards or governments issue regulations with which our products are not compatible, our existing products would become less desirable to our customers and our revenue and results of operations would suffer.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our success and ability to implement our business strategy depends upon the continued contributions of our senior management team and others, including our technical employees. Our future success depends, in part, on our ability to attract and retain key personnel, including our senior management and others, and on the continued contributions of members of our senior management team and key technical personnel, each of whom would be difficult to replace. The loss of services of members of our senior management team or key personnel or the inability to continue to attract and retain qualified personnel could have a material adverse effect on our business. Competition for highly skilled technical people, both in the United States and China, is extremely intense, and we continue to face challenges identifying, hiring and retaining qualified personnel in many areas of our business. If we fail to retain our senior management and other key personnel or if we fail to attract additional qualified personnel, our business could suffer.

If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, our business and results of operations could be materially harmed.

Our success depends to a significant degree on our ability to protect our intellectual property and other proprietary rights. We rely on a combination of patent, trademark, copyright, trade secret and unfair competition laws, as well as license agreements and other contractual provisions, to establish and protect our intellectual property and other proprietary rights. We have applied for patent registrations in the United States and in other foreign countries, some of which have been issued. In addition, we have registered the trademark “NeoPhotonics” in the United States. We cannot guarantee that our pending applications will be approved by the applicable governmental authorities. Moreover, our existing and future patents and trademarks may not be sufficiently broad to protect our proprietary rights or may be held invalid or unenforceable in court. A failure to obtain patents or trademark registrations or a successful challenge to our registrations in the United States or other foreign countries may limit our ability to protect the intellectual property rights that these applications and registrations intended to cover.

Policing unauthorized use of our technology is difficult and we cannot be certain that the steps we have taken will prevent the misappropriation, unauthorized use or other infringement of our intellectual property rights. Further, we may not be able to effectively protect our intellectual property rights from misappropriation or other infringement in foreign countries where we have not applied for patent protections, and where effective patent, trademark, trade secret and other intellectual property laws may be unavailable, or may not protect our proprietary rights as fully as U.S. law. Particularly, our U.S. patents do not afford any intellectual property protection in China, where we have substantial operations. We seek to secure, to the extent possible, comparable intellectual property protections in China. However, while we have issued patents and pending patent applications in China, portions of our intellectual property portfolio are not yet protected by patents in China. Moreover, the level of protection afforded by patent and other laws in China may not be comparable to that afforded in the United States.

We attempt to protect our intellectual property, including our trade secrets and know-how, through the use of trade secret and other intellectual property laws, and contractual provisions. We enter into confidentiality and invention assignment agreements with our employees and independent consultants. We also use non-disclosure agreements with other third parties who may have access to our proprietary technologies and information. Such measures, however, provide only limited protection, and there can be no assurance that our confidentiality and non-disclosure agreements will not be breached, especially after our employees or those of our third-party contract manufacturers end their employment or engagement, and that our trade secrets will not otherwise become known by competitors or that we will have adequate remedies in the event of unauthorized use or disclosure of proprietary information. Unauthorized third parties may try to copy or reverse engineer our products or portions of our products, otherwise obtain and use our intellectual property, or may independently develop similar or equivalent trade secrets or know-how. If we fail to protect our intellectual property and other proprietary rights, or if such intellectual property and proprietary rights are infringed or misappropriated, our business, results of operations or financial condition could be materially harmed.

In the future, we may need to take legal actions to prevent third parties from infringing upon or misappropriating our intellectual property or from otherwise gaining access to our technology. Protecting and enforcing our intellectual property rights and determining their validity and scope could result in significant litigation costs and require significant time and attention from our technical and management personnel, which could significantly harm our business. In addition, we may not prevail in such proceedings. An adverse outcome of such proceedings may reduce our competitive advantage or otherwise harm our financial condition and our business.

We may be involved in intellectual property disputes in the future, which could divert management’s attention, cause us to incur significant costs and prevent us from selling or using the challenged technology.

Participants in the markets in which we sell our products have experienced frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including our competitors. In addition, from time to time, we have been notified that we may be infringing certain patents or other intellectual property rights of others. Regardless of their merit, responding to such claims can be time consuming, divert management’s attention and resources and may cause us to incur significant expenses. In addition, there can be no assurance that third parties will not assert infringement claims against us. While we believe that our products do not infringe in any material respect upon intellectual property rights of other parties and/or meritorious defense would exist with respect to any assertions to the contrary, we cannot be certain that our products would not be found infringing the intellectual property rights of others. Intellectual property claims against us could invalidate our proprietary rights and force us to do one or more of the following:

•	obtain from a third party claiming infringement a license to sell or use the relevant technology, which may not be available on reasonable terms, or at all;

•	stop manufacturing, selling, incorporating or using our products that use the challenged intellectual property;

•	pay substantial monetary damages; or

•	expend significant resources to redesign the products that use the technology and to develop non-infringing technology.

Any of these actions could result in a substantial reduction in our revenue and could result in losses over an extended period of time.

On January 5, 2010, Finisar Corporation, or Finisar, filed a complaint in the United States District Court for the Northern District of California against Source Photonics, Inc., MRV Communications, Inc., Oplink Communications, Inc. and us, or collectively, the co-defendants. In the complaint, Finisar alleged infringement of certain of its U.S. patents arising from the co-defendants’ respective manufacture, importation, use, sale of or offer to sell certain optical transceiver products in the United States. Finisar sought to recover unspecified damages, up to treble the amount of actual damages, together with attorneys’ fees, interest and costs. Finisar alleged that at least some of the patents asserted are a part of certain digital diagnostic standards for optoelectronics transceivers and, therefore, are being utilized in such digital diagnostic standards. On March 23, 2010, we filed an answer to the complaint and counterclaims, asserting two claims of patent infringement and additional claims asserting that Finisar has violated state and federal competition laws and violated its obligations to license on reasonable and non-discriminatory terms. On May 5, 2010, the court dismissed without prejudice all co-defendants (including us) except Source Photonics, Inc., on grounds that such claims should have been asserted in four separate lawsuits, one against each co-defendant. This dismissal without prejudice does not prevent Finisar from bringing a new similar lawsuit against us. We and Finisar had agreed to a 90 day tolling of our respective claims and not to refile any claims against each other until one or more specified events occur resulting in the partial or complete resolution of the litigation between Source Photonics and Finisar. On September 10, 2010, Source Photonics and Finisar settled their lawsuit, commencing the tolling period.

At the end of the tolling period, Finisar may bring a new similar lawsuit against us, and if we are unsuccessful in our defense of the Finisar patent infringement claims, a license to use the allegedly infringing technology may not be available to us at all, and if it is, it may not be available on commercially reasonable terms and therefore may limit or preclude us from competing in the market for optical transceivers in the United States, which may have a material adverse effect on our results of operations and financial condition, and otherwise materially harm our business.

Although we believe that we would have meritorious defenses to the infringement allegations and intend to defend any new similar lawsuit vigorously, there can be no assurance that we will be successful in our defense. Even if we are successful, we may incur substantial legal fees and other costs in defending the lawsuit. Further, a new lawsuit, if brought, would be likely to divert the efforts and attention of our management and technical personnel, which could harm our business.

If we fail to obtain the right to use the intellectual property rights of others which are necessary to operate our business, and to protect their intellectual property, our ability to succeed will be adversely affected.

From time to time we may choose to or be required to license technology or intellectual property from third parties in connection with the development of our products. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have a significant adverse impact on our results of operations. The inability to obtain a necessary third-party license required for our product offerings or to develop new products and product enhancements could require us to substitute technology of lower quality or performance standards, or of greater cost, either of which could adversely affect our business. If we are not able to obtain licenses from third parties, if necessary, then we may also be subject to litigation to defend against infringement claims from these third parties. Our competitors may be able to obtain licenses or cross-license their technology on better terms than we can, which could put us at a competitive disadvantage. Also, we typically enter into confidentiality agreements with such third parties in which we agree to protect and maintain their proprietary and confidential information, including requiring our employees to enter into agreements protecting such information. There can be no assurance that the confidentiality agreements will not be breached by any of our employees or that such third parties will not make claims that their proprietary information has been disclosed.

Any potential dispute involving our patents or other intellectual property could also include our customers using our products, which could trigger our indemnification obligations to them and result in substantial expenses to us.

In any potential dispute involving our patents or other intellectual property, our customers could also become the target of litigation. Because we often indemnify our customers for intellectual property claims made against them for products incorporating our technology, any claims against our customers could trigger indemnification obligations in some of our supply agreements, which could result in substantial expenses such as increased legal expenses, damages for past infringement or royalties for future use. While we have not incurred any indemnification expenses to date, any future indemnity claim could adversely affect our relationships with our customers and result in substantial costs to us. Our insurance does not cover intellectual property infringement.

It could be discovered that our products contain defects that may cause us to incur significant costs, divert our attention, result in a loss of customers and result in product liability claims.

Our products are complex and undergo quality testing as well as formal qualification by our customers and us. However, defects may occur from time to time. Our customers’ testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios and over varying amounts of time. For various reasons, such as the occurrence of performance problems that are unforeseeable in testing or that are detected only when products age or are operated under peak stress conditions, our products may fail to perform as expected long after customer acceptance. Failures could result from faulty components or design, problems in manufacturing or other unforeseen reasons. As a result, we could incur significant costs to repair or replace defective products under warranty, particularly when such failures occur in installed systems. We have experienced such failures in the past and will continue to face this risk going forward, as our products are widely deployed throughout the world in multiple demanding environments and applications. In addition, we may in certain circumstances honor warranty claims after the warranty has expired or for problems not covered by warranty in order to maintain customer relationships. Any significant product failure could result in lost future sales of the affected product and other products, as well as customer relations problems, litigation and damage to our reputation.

In addition, our products are typically embedded in, or deployed in conjunction with, our customers’ products, which incorporate a variety of components, modules and subsystems and may be expected to interoperate with modules produced by third parties. As a result, not all defects are immediately detectable and when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant damages or warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems or loss of customers, all of which would harm our business.

The occurrence of any defects in our products could give rise to liability for damages caused by such defects. They could, moreover, impair our customers’ acceptance of our products. Both could have a material adverse effect on our business and financial condition. Although we carry product liability insurance which covers this risk, this insurance may not adequately cover our costs arising from defects in our products or otherwise.

If we fail to adequately manage our long-term growth and expansion requirements, our business will suffer.

In recent years, we have experienced significant growth through, among other things, internal expansion programs, product development and acquisitions of other companies. We expect to continue to grow, which could require us to expand our manufacturing operations, including hiring new personnel, purchasing additional equipment, leasing or purchasing additional facilities, developing the management infrastructure and developing our suppliers to manage any such expansion. If we fail to secure these expansion requirements or manage our future growth effectively, our business could suffer.

Potential future acquisitions could be difficult to integrate, divert the attention of key personnel, disrupt our business, dilute stockholder value and impair our financial results.

As part of our business strategy, we have pursued and intend to continue to pursue acquisitions of complementary businesses, products, services or technologies that we believe could accelerate our ability to compete in our existing markets or allow us to enter new markets.

Acquisitions involve numerous risks, any of which could harm our business, including:

•

difficulties in integrating the operations, technologies, products, existing contracts, accounting and personnel of the target company and realizing the anticipated synergies of the combined businesses;

•	difficulties in supporting and transitioning customers, if any, of the target company;

•	diversion of financial and management resources from existing operations;

•

the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;

•	risks of entering new markets in which we have limited or no experience;

•	potential loss of key employees, customers and strategic alliances from either our current business or the target company’s business;

•	assumption of unanticipated problems or latent liabilities, such as problems with the quality of the target company’s products;

•	inability to generate sufficient revenue to offset acquisition costs;

•	dilutive effect on our stock as a result of any equity-based acquisitions;

•	inability to successfully complete transactions with a suitable acquisition candidate; and

•	in the event of international acquisitions, risks associated with accounting and business practices that are different from applicable U.S. practices and requirements.

Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments which have occurred in the past and which, were they to occur in the future, could harm our financial results. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

Covenants in our credit facilities may limit our flexibility in responding to business opportunities and competitive developments and increase our vulnerability to adverse economic or industry conditions.

We have lending arrangements with several financial institutions, including a loan and security agreement with Comerica Bank in the United States, and our subsidiaries in China have several line of credit arrangements. Our U.S. loan and security agreement requires us to maintain certain financial covenants, including a liquidity ratio, and restricts our ability to take certain actions such as incurring additional debt, paying dividends, or engaging in certain transactions like mergers and acquisitions, investments and asset sales. These restrictions may limit our flexibility in responding to business opportunities, competitive developments and adverse economic or industry conditions. In addition, our obligations under our U.S. loan and security agreement with Comerica Bank are secured by substantially all of our U.S. assets other than intellectual property assets, which limits our ability to provide collateral for additional financing. A breach of any of these covenants, or a failure to pay interest or indebtedness when due under any of our credit facilities, could result in a variety of adverse consequences, including the acceleration of our indebtedness.

Our future results of operations may be subject to volatility as a result of exposure to fluctuations in foreign exchange rates, primarily the RMB/U.S. dollar exchange rate.

We are exposed to foreign exchange risks. Foreign currency fluctuations may adversely affect our revenue and our costs and expenses, and hence our results of operations. A substantial portion of our business is conducted through our subsidiaries based in China, whose functional currency is the RMB. The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Since July 21, 2005, the RMB has no longer been pegged solely to the value of the U.S. dollar. Instead, the RMB is now pegged against a basket of currencies, determined by the People’s Bank of China, against which it can rise or fall by as much as 0.5% each day. This change in policy has resulted in approximately 19% appreciation of the RMB against the U.S. dollar between July 21, 2005 and September 30, 2010. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the Chinese government to adopt an even more flexible currency policy, which may result in a further and more significant appreciation of the RMB against the U.S. dollar. In the long term, the RMB may appreciate or depreciate significantly in value against the U.S. dollar, depending upon the fluctuation of the basket of currencies against which it is currently valued, or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the RMB against the U.S. dollar.

Foreign currency exchange rates are subject to fluctuation and may cause us to recognize transaction gains and losses in our statements of operations. To the extent that transactions by our subsidiaries in China are denominated in currencies other than the RMB, we bear the risk that fluctuations in the exchange rates of the RMB in relation to other currencies could decrease our revenue or increase our costs and expenses, therefore having an adverse effect on our future results of operations.

While we generate the majority of our revenue in RMB, conversely, a majority of our operating expenses are in U.S. dollars. Therefore, depreciation in the RMB against the U.S. dollar would adversely impact our revenue upon translation to U.S. dollars, but the positive impact on operating expenses would be less. This would result in an overall adverse effect on our results of operations and financial position.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure. In addition, our currency exchange variations may be magnified by Chinese exchange control regulations that restrict our ability to convert RMB into foreign currency.

We face a variety of risks associated with international sales and operations.

We currently derive, and expect to continue to derive, a significant portion of our revenue from international sales in various markets. In addition, a major portion of our operations is based in Shenzhen, China. Our international revenue and operations are subject to a number of material risks, including, but not limited to:

•	difficulties in staffing, managing and supporting operations in more than one country;

•	difficulties in enforcing agreements and collecting receivables through foreign legal systems;

•	fewer legal protections for intellectual property in foreign jurisdictions;

•	foreign and U.S. taxation issues and international trade barriers;

•	general economic and political conditions in the markets in which we operate;

•	difficulties in obtaining any necessary governmental authorizations for the export of our products to certain foreign jurisdictions;

•	fluctuations in foreign economies;

•	fluctuations in the value of foreign currencies and interest rates;

•	trade and travel restrictions;

•	outbreaks of avian flu, Severe Acute Respiratory Syndrome, or SARS, H1N1 swine flu or other contagious diseases;

•	domestic and international economic or political changes, hostilities and other disruptions in regions where we currently operate or may operate in the future;

•	difficulties and increased expenses in complying with a variety of U.S. and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act; and

•	different and changing legal and regulatory requirements in the jurisdictions in which we currently operate or may operate in the future.

Negative developments in any of these areas in China or other countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, difficulties in producing and delivering our products, threats to our intellectual property, difficulty in collecting receivables, and a higher cost of doing business. In addition, although we maintain an anti-corruption compliance program throughout the company, violations of our compliance program may result in criminal or civil sanctions, including material monetary fines, penalties and other costs against us or our employees, and may have a material adverse effect on our business.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

We are subject to export control laws, regulations and requirements that limit which products we sell and where and to whom we sell our products, especially laser-dependent products. In some cases, it is possible that export licenses would be required from U.S. government agencies for some of our products in accordance with various statutory authorities, including but not limited to the International Traffic in Arms Regulations, the Export Administration Act of 1979, the International Emergency Economic Powers Act of 1977, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976 and various country-specific trade sanctions legislation. In addition, various countries regulate the import of certain technologies and have enacted laws that could limit our ability to distribute our products. We may not be successful in obtaining the necessary export and import licenses. Failure to comply with these and similar laws on a timely basis, or at all, or any limitation on our ability to export or sell our products would adversely affect our business, financial condition and results of operations.

Changes in our products or changes in export and import laws and implementing regulations may create delays in the introduction of new products in international markets, prevent our customers from deploying our products internationally or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. In such event, our business and results of operations could be adversely affected.

We are subject to government regulations that could adversely impact our business.

The Federal Communications Commission, or FCC, has jurisdiction over the entire U.S. telecommunications industry and, as a result, our products and our U.S. customers are subject to FCC rules and regulations. Current and future FCC regulations affecting communications services, our products or our customers’ businesses could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international customers in the future. Delays caused by our compliance with regulatory requirements could result in postponements or cancellations of product orders. Further, we may not be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate our business. Any failure to obtain such approvals could harm our business and results of operations.

If we fail to maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected.

Preparing our consolidated financial statements involves a number of complex manual and automated processes, which are dependent upon individual data input or review and require significant management judgment. One or more of these elements may result in errors that may not be detected and could result in a material misstatement of our consolidated financial statements. In 2007, we implemented Oracle eBusiness suite software to automate certain business operations and internal reporting activities. While automation is intended to decrease the likelihood for error and enhance our ability to detect errors that could arise, we expect that for the foreseeable future we will have procedures that are manually intensive.

The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, requires, among other things, that as a publicly traded company we maintain effective internal control over financial reporting and disclosure controls and procedures. During 2009, we determined we had a significant deficiency related to policies, procedures and controls over maintaining adequate third party evidence of product shipment or delivery to support revenue recognition. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting. For certain quarters, our subsidiaries in China did not retain shipping documentation adequate under U.S. GAAP to enable us to determine whether to recognize revenue for certain shipments at the end of such periods. Specifically, we noted that in certain instances shipping documentation was not retained or did not clearly indicate the date on which shipment or delivery had occurred. In the fourth quarter of 2009, we developed and implemented a remediation plan designed to address this deficiency. The remediation plan includes training of our logistics personnel with a focus on adequate documentation and procedures necessary for satisfying revenue recognition criteria under U.S. GAAP, additional training of our employees with regard to our code of business conduct and ethics and revenue recognition criteria, and other policies and procedures. Although we have not noted any additional exceptions in the fourth quarter of 2009 or the first nine months of 2010, until we have further experience with the results of the remediation plan, we will not know if it will be successful in helping us avoid such errors in the future.

If a material misstatement occurs in the future, we may fail to meet our future reporting obligations, we may need to restate our financial results and the price of our common stock may decline. Any failure of our internal controls could also adversely affect the results of the periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that will be required when the rules of the Securities and Exchange Commission, or the SEC, under Section 404 of the Sarbanes-Oxley Act, become applicable to us beginning with the filing of our Annual Report on Form 10-K for the year ending December 31, 2011. Effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Potential changes in our effective tax rate could harm our future results.

We are subject to income taxes in the United States and various foreign jurisdictions, and our domestic and international tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our tax rate is affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses arising from the requirement to expense stock options and the valuation of deferred tax assets and liabilities, including our ability to utilize our net operating losses. Increases in our effective tax rate could harm our results of operations.

We may be unable to utilize our net operating loss carryforwards to reduce our income taxes.

As of December 31, 2009, we had net operating loss, or NOL, carryforwards for U.S. federal and state tax purposes of $130.8 million and $85.4 million, respectively, which are subject to valuation allowance. If not utilized, these NOL carryforwards expire, beginning in 2010. The utilization of the NOL and tax credit carryfowards are subject to a substantial limitation imposed by Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and similar state provisions. We recorded deferred tax assets net of valuation allowance for the NOL carryforwards currently available after considering the existing Section 382 limitation. If we incur an additional limitation under Section 382, then the NOL carryforwards, as disclosed, could be reduced by the impact of any future limitation that would result in existing NOL carryforwards and tax credit carryforwards expiring unutilized.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, imposes additional requirements on public companies, including specific corporate governance practices. For example, the listing requirements of the New York Stock Exchange require that we satisfy certain corporate governance requirements relating to independent directors, audit and compensation committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of conduct. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial additional costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We may not be able to obtain capital when desired on favorable terms, if at all, or without dilution to our stockholders.

We believe that our existing cash and cash equivalents, and cash flows from our operating activities, will be sufficient to meet our anticipated cash needs for at least the next 12 months. We operate in an industry, however, that makes our prospects difficult to evaluate. It is possible that we may not generate sufficient cash flow from operations or otherwise have the capital resources to meet our future capital needs. If this occurs, we may need additional financing to execute on our current or future business strategies, including to:

•	invest in our research and development efforts by hiring additional technical and other personnel;

•	expand our operating or manufacturing infrastructure;

•	acquire complementary businesses, products, services or technologies; or

•	otherwise pursue our strategic plans and respond to competitive pressures.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, if and when needed, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products, or otherwise respond to competitive pressures could be significantly limited.

In some instances, we rely on third-party sales representatives and distributors to assist in selling our products, and the failure of these representatives and distributors to perform as expected could reduce our future revenue.

Although we primarily sell our products through direct sales to systems vendors, we also sell our products to some of our customers through third-party sales representatives and distributors. Many of our third-party sales representatives and distributors also market and sell competing products from our competitors. Our third-party sales representatives and distributors may terminate their relationships with us at any time, or with short notice. Our future performance will also depend, in part, on our ability to attract additional third-party sales representatives and distributors that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. If our current third-party sales representatives and distributors fail to perform as expected, our revenue and results of operations could be harmed.

Natural disasters, terrorist attacks or other catastrophic events could harm our operations.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses. For example, our corporate headquarters and wafer fabrication facility in Silicon Valley, California are located near major earthquake fault lines. In addition, our manufacturing facilities are located in Shenzhen, China, an area that is susceptible to typhoons. Further, a terrorist attack, including one aimed at energy or communications infrastructure suppliers, could hinder or delay the development and sale of our products. In the event that an earthquake, typhoon, terrorist attack or other natural or manmade catastrophe were to destroy any part of our facilities, destroy or disrupt vital infrastructure systems or interrupt our operations for any extended period of time, our business, financial condition and results of operations would be materially adversely affected.

We are subject to environmental, health and safety laws and regulations, which could subject us to liabilities, increase our costs, or restrict our business or operations in the future.

Our manufacturing operations and our products are subject to a variety of federal, state, local and international environmental, health and safety laws and regulations in each of the jurisdictions in which we operate or sell our products. These laws and regulations govern, among other things, air emissions, wastewater discharges, the handling and disposal of hazardous substances and wastes, soil and groundwater contamination, employee health and safety, and the use of hazardous materials in, and the recycling of, our products. Our failure to comply with present and future environmental, health or safety requirements, or the identification of contamination, could cause us to incur substantial costs, including cleanup costs, monetary fines, civil or criminal penalties, or curtailment of operations. In addition, these laws and regulations have increasingly become more stringent over time. The identification of presently unidentified environmental conditions, more vigorous enforcement of current environmental, health and safety requirements by regulatory agencies, the enactment of more stringent laws and regulations, or other unanticipated events could restrict our ability to expand our facilities, require us to install costly pollution control equipment or incur other additional expenses, or require us to modify our manufacturing processes or the contents of our products, which could have a material adverse effect on our business, financial condition and results of operations.

Our manufacturing facilities use, store and dispose of hazardous substances in connection with their processes. In addition, our operations have grown through acquisitions, and it is possible that businesses that we have acquired may expose us to environmental liabilities that have not yet been discovered associated with historical site conditions or offsite locations. Some environmental laws impose liability for contamination on current and former owners and operators of affected sites, or on parties that generated wastes disposed of at off-site locations, regardless of fault. In the event we are found liable for any such contamination in the future, there can be no assurance that remediation costs, or potential claims for personal injury or property or natural resource damages resulting from contamination, will not be material.

Additionally, increasing efforts to control emissions of greenhouse gases, or GHG, may also impact us. For example California’s recently enacted Global Warming Solutions Act will require us to design and install additional pollution control equipment at our San Jose, California, manufacturing plant. Additional climate change or GHG control requirements are under consideration at the federal level in the United States and in China. Additional restrictions, limits, taxes, or other controls on GHG emissions could increase our operating costs and, while it is not possible to estimate the specific impact any final GHG regulations will have on our operations, there can be no assurance that these measures will not have significant additional impact on us.

Risks related to our operations in China

Our business operations conducted in China are critical to our success. $105.6 million, or 68.1%, of our revenue in 2009 was recognized from customers located in China. Additionally, a substantial portion of our property, plant and equipment, 78.0% as of December 31, 2009, is located in China. We expect to make further investments in China in the foreseeable future. Therefore, our business, financial condition, results of operations and prospects are to a significant degree subject to economic, political, legal, and social events and developments in China.

Adverse changes in economic and political policies in China, or Chinese laws or regulations could have a material adverse effect on business conditions and the overall economic growth of China, which could adversely affect our business.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Despite reforms, the government continues to exercise significant control over China’s economic growth by way of the allocation of resources, control over foreign currency-denominated obligations and monetary policy and provision of preferential treatment to particular industries or companies. Moreover, the laws, regulations and legal requirements in China, including the laws that apply to foreign-invested enterprises are relatively new and are subject to frequent changes. The interpretation and enforcement of such laws is uncertain. Any adverse changes to these laws, regulations and legal requirements or their interpretation or enforcement could have a material adverse effect on our business.

Furthermore, while China’s economy has experienced rapid growth in the past 20 years, growth has been uneven across different regions, among various economic sectors and over time. China has also in the past and may in the future experience economic downturns due to, for example, government austerity measures, changes in government policies relating to capital spending, limitations placed on the ability of commercial banks to make loans, reduced levels of exports and international trade, inflation, lack of financial liquidity, stock market volatility and global economic conditions. Any of these developments could contribute to a decline in business and consumer spending in addition to other adverse market conditions, which could adversely affect our business.

The termination and expiration or unavailability of our preferential tax treatments in China may have a material adverse effect on our operating results.

Prior to January 1, 2008, entities established in China were generally subject to a 30% state and 3% local enterprise income tax rate. In accordance with the China Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, effective through December 31, 2007, our subsidiaries in China enjoyed preferential income tax rates. Effective January 1, 2008, the China Enterprise Income Tax Law, or the EIT law, imposes a single uniform income tax rate of 25% on all Chinese enterprises, including foreign-invested enterprises, and eliminates or modifies most of the tax exemptions, reductions and preferential treatment available under the previous tax laws and regulations. As a result, our subsidiaries in China may be subject to the uniform income tax rate of

25% unless we are able to qualify for preferential status. Currently, we have qualified for a preferential 15% tax rate that is available for new and high technology enterprises. The preferential rate applies to 2008, 2009 and 2010. We realized benefits from this 10% reduction in tax rate of $0.2 million, $1.0 million and $1.3 million for 2008, 2009, and the nine months ended September 30, 2010, respectively, or $0.08, $0.51 and $0.00 per basic and diluted share for 2008, 2009 and the nine months ended September 30, 2010, respectively. We intend to reapply for the preferential rate for 2011. If approved, the income tax rate will remain at 15%, otherwise, the income tax rate will be 24% for 2011 and 25% thereafter.

Our subsidiaries in China are subject to restrictions on dividend payments, on making other payments to us or any other affiliated company, and on borrowing or allocating tax losses among our subsidiaries.

Current Chinese regulations permit our subsidiaries in China to pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations, which are different than U.S. accounting standards and regulations. In addition, our subsidiaries in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund their statutory common reserves until such reserves have reached at least 50% of their respective registered capital. As of September 30, 2010, our Chinese subsidiaries’ common reserves had not reached this threshold and, accordingly, these entities are required to continue funding such reserves with accumulated net profits. The statutory common reserves are not distributable as cash dividends except in the event of liquidation. In addition, current Chinese regulations prohibit inter-company borrowings or allocation of tax losses among subsidiaries in China. Further, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Accordingly, we may not be able to move our capital easily, which could harm our business.

Restrictions on currency exchange may limit our ability to receive and use our revenue and cash effectively.

Because a substantial portion of our revenue is denominated in RMB, any restrictions on currency exchange may limit our ability to use revenue generated in RMB to fund any business activities we may have outside China or to make dividend payments in U.S. dollars. Under relevant Chinese rules and regulations, the RMB is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, without the prior approval of the State Administration of Foreign Exchange, or SAFE. Currently, our subsidiaries in China may purchase foreign exchange for settlement of “current account transactions,” including the payment of dividends to us, without the approval of SAFE. Although Chinese government regulations now allow greater convertibility of the RMB for current account transactions, significant restrictions remain. For example, foreign exchange transactions under our primary Chinese subsidiary’s capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval of SAFE. These limitations could affect the ability of our subsidiaries in China to obtain foreign exchange for capital expenditures through debt or equity financing, including by means of loans or capital contributions from us. We cannot be certain that Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions. If such restrictions are imposed, our ability to adjust our capital structure or engage in foreign exchange transactions may be limited.

In August 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, a notice regulating the conversion by foreign-invested enterprises of foreign currency into RMB by restricting how the converted RMB may be used. Circular 142 requires that RMB converted from the foreign currency-dominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within China unless specifically provided for otherwise. In addition, SAFE strengthened its oversight over the flow and use of RMB funds converted from the foreign currency-dominated capital of a FIE. The use of such RMB may not be changed without approval from SAFE. As a result of Circular 142, our subsidiaries in China that are considered foreign-invested enterprises may not be able to convert our capital contributions to them into RMB for equity investments or acquisitions in China.

Uncertainties with respect to China’s legal system could adversely affect the legal protection available to us.

Our operations in China are governed by Chinese laws and regulations. Our subsidiaries in China are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. China’s legal system is a civil law system based on written statutes. Unlike common law systems, it is a legal system where decided legal cases have limited value as precedents. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully-integrated legal system, and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection under contracts or law. However, since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory and contract terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we would receive compared to more developed legal systems. In addition, protections of intellectual property rights and confidentiality in China may not be as effective as in the United States or other countries or regions with more developed legal systems. Furthermore, the legal system in China is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. All the uncertainties described above could limit the legal protections available to us.

Chinese regulations relating to offshore investment activities by Chinese residents and employee stock options granted by overseas-listed companies may increase our administrative burden, restrict our overseas and cross-border investment activity or otherwise adversely affect the implementation of our acquisition strategy. If our stockholders who are Chinese residents, or our Chinese employees who are granted or exercise stock options, fail to make any required registrations or filings under such regulations, we may be unable to distribute profits and may become subject to liability under Chinese laws.

Chinese foreign exchange regulations require Chinese residents and corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our stockholders who are Chinese residents and may apply to any offshore acquisitions that we make in the future. Pursuant to these foreign exchange regulations, Chinese residents who make, or have previously made, direct or indirect investments in offshore companies, will be required to register those investments. In addition, any Chinese resident who is a direct or indirect stockholder of an offshore company is required to file or update the registration with the local branch of SAFE, with respect to that offshore company, any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long-term equity or debt investment or creation of any security interest. If any Chinese stockholder fails to make the required SAFE registration or file or update the registration, subsidiaries in China of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their subsidiaries in China. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under Chinese laws for evasion of applicable foreign exchange restrictions. We cannot provide any assurances that all of our stockholders who are Chinese residents have made or obtained, or will make or obtain, any applicable registrations or approvals required by these foreign exchange regulations. The failure or inability of our stockholders in China to comply with the required registration procedures may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our Chinese subsidiaries’ ability to distribute dividends or obtain foreign-exchange-dominated loans. Moreover, because of the uncertainties in the interpretation and implementation of these foreign exchange regulations, we cannot predict how they will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a domestic company in China, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by these foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, Chinese residents who are granted stock options by an overseas publicly-listed company are required, through a Chinese agent or Chinese subsidiary of such overseas publicly-listed company, to register with SAFE and complete certain other procedures. We and our Chinese employees who have been granted stock options will be subject to the Stock Option Rule when we become an overseas publicly-listed company. If we or our optionees in China fail to comply with these regulations, we or our optionees in China may be subject to fines and legal sanctions. Several of our employees in China have exercised their stock options prior to our becoming an overseas publicly-listed company. Since there is not yet a clear regulation on how and whether Chinese employees can exercise their stock options granted by overseas private companies, it is unclear whether such exercises are permissible by Chinese laws and it is uncertain how SAFE or other government authorities will interpret or administer such regulations. Therefore, we cannot predict how such exercises will affect our business or operations. For example, we may be subject to more stringent review and approval processes with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may affect our results of operations and financial condition.

We may be obligated to withhold and pay individual income tax in China on behalf of our employees who are subject to individual income tax in China arising from the exercise of stock options. If we fail to withhold or pay such individual income tax in accordance with applicable Chinese regulations, we may be subject to certain sanctions and other penalties and may become subject to liability under Chinese laws.

The State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, our Chinese employees (which could include both employees in China and expatriate employees subject to individual income tax in China) who exercise stock options will be subject to individual income tax in China. Our subsidiaries in China have obligations to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. However, since there is not yet a clear regulation on how and whether Chinese employees can exercise stock options granted by overseas private companies and how Chinese employers shall withhold and pay individual taxes, the relevant tax authority has verbally advised us that due to the difficulty in determining the fair market value of our shares as a private company, we need not withhold and pay the individual income tax for the exercises until after the completion of this offering. Thus, we have not withheld and paid the individual income tax for the option exercises. However, we cannot assure you that the Chinese tax authorities will not act otherwise and request us to withhold and pay the individual income tax immediately and impose sanctions on us.

If the Chinese government determines that we failed to obtain approvals of, or registrations with, the requisite Chinese government with respect to our current and past import and export of technologies, we could be subject to sanctions.

China imposes controls on technology import and export. The term “technology import and export” is broadly defined to include, without limitation, the transfer or license of patents, software and know-how, and the provision of services in relation to technology. Depending on the nature of the relevant technology, the import and export of technology to or from China requires either approval by, or registration with, the relevant Chinese governmental authorities.

If we are found to be, or to have been, in violation of Chinese laws or regulations, the relevant regulatory authorities have broad discretion in dealing with such violation, including, but not limited to, issuing a warning, levying fines, restricting us from benefiting from these technologies inside or outside of China, confiscating our earnings generated from the import or export of such technology or even restricting our future export and import of any technology. If the Chinese government determines that our past import and export of technology were inconsistent with, or insufficient for, the proper operation of our business, we could be subject to similar sanctions. Any of these or similar sanctions could cause significant disruption to our business operations or render us unable to conduct a substantial portion of our business operations and may adversely affect our business and result of operations.

China regulation of loans and direct investment by offshore holding companies to China entities may delay or prevent us from using the proceeds we receive from this offering to make loans or additional capital contributions to our China subsidiaries.

In utilizing the proceeds we receive from this offering, we may make loans or additional capital contributions to our China subsidiaries. Any loans to our China subsidiaries are subject to China regulations and approvals. For example, any loans to our China subsidiaries to finance their activities cannot exceed statutory limits, must be registered with SAFE, or its local counterpart, and must be approved by the relevant government authorities. Any capital contributions to our China subsidiaries must be approved by the Ministry of Commerce or its local counterpart. In addition, under Circular 142, our China subsidiaries, as foreign-invested enterprises, may not be able to convert our capital contributions to them into RMB for equity investments or acquisitions in China.

We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future loans or capital contributions to our China subsidiaries. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our China subsidiaries may be negatively affected, which could materially and adversely affect our liquidity and ability to fund and expand our business.

Dividends paid to us by our Chinese subsidiaries may be subject to Chinese withholding tax.

The EIT Law and the implementation regulations provide that a 10% withholding tax may apply to dividends payable to investors that are “non-resident enterprises,” to the extent such dividends are derived from sources within China. The comprehensive Double Taxation Arrangement between China and Hong Kong generally reduces the withholding tax on dividends paid from a Chinese company to a Hong Kong company to 5%. Dividends paid to us by our Chinese subsidiaries will be subject to Chinese withholding tax if, as expected, we are considered a “non-resident enterprise” under the EIT Law. If dividends from our Chinese subsidiaries are subject to Chinese withholding tax, our financial condition may be adversely impacted to the extent of such tax.

Our worldwide income may be subject to Chinese tax under the EIT Law.

The EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax on their worldwide income. Under the implementation regulations for the EIT Law issued by the State Council, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. If we are deemed to be a resident enterprise for Chinese tax purposes, we will be subject to Chinese tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income (loss), however, dividends paid to us by our Chinese subsidiaries may not be subject to withholding if we are deemed to be a resident enterprise.

Dividends payable by us to our investors and gains on the sale of our common stock by our foreign investors may be subject to tax under Chinese law.

Under the EIT Law and implementation regulations issued by the State Council, a 10% withholding tax is applicable to dividends payable to investors that are “non-resident enterprises.” Similarly, any gain realized on the transfer of common stock by such investors is also subject to a 10% withholding tax if such gain is regarded as income derived from sources within China. If we are determined to be a “resident enterprise,” dividends we pay on our common stock, or the gain you may realize from the transfer of our common stock, would be treated as income derived from sources within China. If we are required under the EIT Law to withhold tax from dividends payable to investors that are “non-resident enterprises,” or if a gain realized on the transfer of our common stock is subject to withholding, the value of your investment in our common stock may be materially and adversely affected.

Because a substantial portion of our business is located in China, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with Section 404 of the Sarbanes-Oxley Act and securities laws, and which could cause a material adverse impact on our consolidated financial statements, the trading price of our common stock and our business.

Chinese companies have historically not adopted a western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and computer, financial and other control systems. Most of our middle and top management staff in China are not educated and trained in the western system, and we may have difficulty hiring new employees in China with experience and expertise relating to accounting principles generally accepted in the United States and U.S. public-company reporting requirements. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. public-company reporting requirements. We may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act. This may result in material weaknesses in our internal controls which could impact the reliability of our consolidated financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act. Any such material weaknesses or lack of compliance with SEC rules and regulations could result in restatements of our historical consolidated financial statements, cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded. This could lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise, and have a material adverse effect on our reputation and business.

See also “Risk factors—Risks related to our business—If we fail to maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected.”

Our subsidiaries in China are subject to Chinese labor laws and regulations. Recently enacted Chinese labor laws may increase our operation costs in China.

China Labor Contract Law, effective January 1, 2008, together with its implementing rules, effective September 18, 2008, provides more protection to Chinese employees. Previously, an employer had discretionary power in deciding the probation period, not to exceed six months. Additionally, the employment contract could only be terminated for cause. Under the new rules, the probation period varies depending on contract terms and the employment contract can only be terminated during the probation period for cause upon three days notice. Additionally, an employer may not be able to terminate a contract during the probation period on the grounds of a material change of circumstances or a mass layoff. The new law also has specific provisions on conditions when an employer has to sign an employment contract with open-ended terms. If an employer fails to enter into an open-ended contract in certain circumstances, the employer must pay the employee twice their monthly wage beginning from the time the employer should have executed an open-ended contract. Additionally an employer must pay severance for nearly all terminations, including when an employer decides not to renew a fixed-term contract.

On January 1, 2008, the Regulations on Paid Annual Leaves of Staff and Workers also took effect, followed by its implementing measures effective September 18, 2008. These regulations provide that employees who have worked consecutively for one year or more are entitled to paid annual leave. An employer must guarantee that employees receive the same wage income during the annual leave period as that for the normal working period. Where an employer cannot arrange annual leave for an employee due to production needs, upon agreement with the employee, the employer must pay daily wages equal to 300% of the employee’s daily salary for each day of annual leave forfeited by such employee. These newly introduced laws and regulations may materially increase the costs of our operations in China.

The turnover of direct labor in manufacturing industries in China is high, which could adversely affect our production, shipments, and results of operations.

Employee turnover of direct labor in the manufacturing sector in China is high and retention of such personnel is a challenge to companies located in or with operations in China. Although direct labor cost does not represent a high proportion of our overall manufacturing costs, direct labor is required for the manufacture of our products. If our direct labor turnover rates are higher than we expect, or we otherwise fail to adequately manage our direct labor turnover rates, then our results of operations could be adversely affected.

Adoption of international labor standards may increase our direct labor costs.

International standards of corporate social responsibility include strict requirements on labor work practices and overtime. As global service providers and their network equipment vendors adopt these standards, we may be required to incur additional direct labor costs associated with our compliance with these standards.

If any of our subsidiaries in China becomes the subject of a bankruptcy or liquidation procedures, we may lose the ability to use its assets.

Because a substantial portion of our business and revenue are derived from China, if any of our subsidiaries in China goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our operations in China. Any delay, interruption or cessation of all or a part of our operations in China would negatively impact our ability to generate revenue and otherwise adversely affect our business.

We face risks related to health epidemics and outbreaks of contagious diseases.

Over the past several years, there have been recent reports of outbreaks of avian flu, SARS and H1N1 swine flu in Asia. Since a large portion of our operations and our customers’ and suppliers’ operations are currently based in Asia (mainly China), an outbreak of avian flu, SARS, H1N1 swine flu or other contagious diseases in Asia or elsewhere, or the perception that such outbreak could occur, and the measures taken by the governments of countries affected, including China, may result in material disruptions in our operations.

Risks related to this offering and our common stock

There is no existing market for our common stock and we do not know if one will develop to provide our stockholders adequate liquidity.

There has not been a public trading market for shares of our common stock prior to this offering. An active trading market may not develop or be sustained after this offering. The initial public offering price for the shares of common stock sold in this offering will be determined by negotiations between us and representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering.

Our financial results may vary significantly from quarter-to-quarter due to a number of factors, which may lead to volatility in our stock price.

Our quarterly revenue and results of operations have varied in the past and may continue to vary significantly from quarter to quarter. This variability may lead to volatility in our stock price as research analysts and investors respond to these quarterly fluctuations. These fluctuations are due to numerous factors, including:

•	fluctuations in demand for our products;

•	the timing, size and product mix of sales of our products;

•	changes in our pricing and sales policies or the pricing and sales policies of our competitors;

•	our ability to design, manufacture and deliver products to our customers in a timely and cost-effective manner and that meet customer requirements;

•	quality control or yield problems in our manufacturing operations;

•	our ability to timely obtain adequate quantities of the components used in our products;

•	length and variability of the sales cycles of our products;

•	new product introductions and enhancements by our competitors and ourselves;

•	unanticipated increases in costs or expenses; and

•	fluctuations in foreign currency exchange rates.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly and annual results of operations. In addition, a significant amount of our operating expenses is relatively fixed in nature due to our internal manufacturing, research and development, sales and general administrative efforts. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of such revenue shortfall on our results of operations. Moreover, our results of operations may not meet our announced guidance or the expectations of research analysts or investors, in which case the price of our common stock could decrease significantly. There can be no assurance that we will be able to successfully address these risks.

Our stock price may be volatile and you may be unable to sell your shares at or above the offering price.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may become the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that research analysts publish about us and our business. The price of our common stock could decline if one or more research analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. If one or more of the research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.

Our principal stockholders, executive officers and directors own a significant percentage of our stock and will continue to have significant control of our management and affairs after the offering, and they can take actions that may be against your best interests.

Following the completion of this offering, our executive officers and directors, and entities that are affiliated with them, will beneficially own an aggregate of approximately     % of our outstanding common stock, on an as-converted basis, based on an assumed initial offering price of $             per share, the midpoint of the price range set forth on the front cover of this prospectus. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, as a result, these stockholders, acting together, may be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change in control would benefit our other stockholders.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Assuming completion of this offering, as of September 30, 2010, we would have had an aggregate of              shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option, no exercise of outstanding options and exercise of all outstanding warrants. The              shares sold pursuant to this offering will be immediately tradable without restriction. Of the remaining shares:

•	no shares will be eligible for sale immediately upon completion of this offering;

•

1,929,465 shares will be eligible for sale upon the expiration of lock-up agreements, subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act of 1933, as amended, or the Securities Act; and

•	6,665 shares will be eligible for sale in the public market from time to time thereafter upon the lapse of our right of repurchase with respect to any unvested shares.

The number of shares eligible for sale upon expiration of lock-up agreements assumes the conversion of all outstanding shares of our preferred stock (other than our Series X preferred stock) into an aggregate of 6,639,513 shares of common stock on a 1-for-1 basis and, in the case of our Series X preferred stock, into an aggregate of 7,398,976 shares of common stock on a 400-for-1 basis.

The lock-up agreements expire 180 days after the date of this prospectus, subject to potential extension in the event we release earning results or material news or a material event relating to us occurs near the end of the lock-up period. J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as representatives of the underwriters, may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. After the completion of this offering, we intend to register approximately 3,619,791 shares of our common stock that have been issued or reserved for future issuance under our stock incentive plans.

Because our initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution.

The initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock based on the expected total value of our total assets, less our goodwill and other intangible assets, less our total liabilities immediately following this offering. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $             per share in the price you pay for our common stock as compared to the pro forma as adjusted net tangible book value as of September 30, 2010. Furthermore, investors purchasing our common stock in this offering will own only     % of our shares outstanding even though they will have contributed     % of the total consideration received by us in connection with our sales of common stock. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution.”

Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

Our management will have broad discretion in the application of the net proceeds of this offering. We cannot specify with certainty the uses to which we will apply the net proceeds we will receive from this offering. The failure by our management to apply these funds effectively could adversely affect our ability to continue to maintain and expand our business.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. In addition, the terms of our loan and security agreement with Comerica restrict our ability to pay dividends. See “Dividend policy” for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	providing for a classified board of directors with staggered, three-year terms;

•	not providing for cumulative voting in the election of directors;

•	authorizing our board of directors to issue, without stockholder approval, preferred stock rights senior to those of common stock;

•	prohibiting stockholder action by written consent;

•	limiting the persons who may call special meetings of stockholders; and

•	requiring advance notification of stockholder nominations and proposals.

In addition, the provisions of Section 203 of the Delaware General Corporate Law will govern us upon completion of this offering. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding common stock, from engaging in certain business combinations without approval of substantially all of our stockholders for a certain period of time.

These and other provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions. See “Description of capital stock—Preferred stock” and “Description of capital stock— Anti-takeover effects of provisions of our amended and restated certificate of incorporation, our bylaws and Delaware law.”

Special note regarding forward-looking statements and industry data

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections entitled “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Business” and “Compensation discussion and analysis.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts, “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements appearing elsewhere in this prospectus. Some of the factors that we believe could affect our results include:

•	our history of losses which may continue in the future;

•	the overall condition of the highly cyclical communications networks industry, including the impact of any future downturn;

•	overall capital spending for global information networks and adverse economic conditions;

•	the loss of, or a significant reduction in orders from, our key customers, including Huawei Technologies;

•	our limited operating history on a global basis;

•	our ability to continually achieve new design wins and enhance our existing products;

•	our ability to anticipate and quickly respond to rapidly changing technologies and customer requirements;

•	our customers’ qualification of our products;

•	potential future price reductions for our products;

•	our ability to optimally match production with customer demand;

•	competition in the markets we serve;

•	long product development cycles in our industry;

•	manufacturing problems, including future potential product defects;

•	dependence on a limited number of suppliers of certain components used in our products;

•	rapidly changing standards and regulations in our industry;

•	our ability to retain key personnel and attract additional qualified personnel;

•	our ability to protect and defend our intellectual property, as well as our involvement in current or future intellectual property disputes;

•	our ability to manage our long-term growth and expansion requirements;

•	the impact of future potential acquisitions;

•	limitations resulting from covenants in our credit facilities;

•	currency fluctuations and foreign exchange risks;

•	risks associated with international sales and operations, including a number of specific risks related to our substantial operations in China; and

•	the other factors set forth under “Risk factors.”

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

This prospectus also contains estimates and other information concerning our industry and the communications networks industry, including market size and growth rates that we obtained from industry publications, surveys and forecasts, including the “Optical Network Hardware Quarterly Worldwide and Regional Market Share, Size, and Forecasts: 2Q10” generated by Infonetics Research, dated August 19, 2010, and the “Cisco Visual Networking Index: Forecast and Methodology, 2008-2013” generated by Cisco Systems, Inc. in June 2009. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information.

Use of proceeds

We estimate that the net proceeds from our sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $             million or $             million if the underwriters’ option to purchase additional shares is exercised in full. A $1.00 increase (decrease) in the assumed initial public offering price of $                 per share, the midpoint of the price range set forth on the cover page of the prospectus, would increase (decrease) the net proceeds to us from this offering by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions.

We intend to use the net proceeds to us from this offering for working capital, to continue to expand our existing business and general corporate purposes. Accordingly, our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. We may also use a portion of the net proceeds to us for repayment of a portion of our outstanding indebtedness, but we currently have no commitments or specific plans to repay any particular indebtedness in advance of its maturity date. As of September 30, 2010, our outstanding short-term loans and long-term debt totaled $15.1 million with interest rates ranging from 3.01% to 5.31% and maturity dates ranging from November 2010 through January 2013. The repayment of our outstanding indebtedness may depend on the availability of future credit and the returns of alternative uses of the net proceeds compared to the interest rate charged by our lenders. We may also use a portion of the net proceeds to us to acquire complementary businesses, products, services or technologies, but we currently have no agreements or commitments relating to any material acquisitions. We do not have any agreements or commitments which would require us to use the net proceeds from this offering in a specific manner.

Pending their use, we plan to invest the net proceeds to us from this offering in short term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend policy

To date, no dividends have been declared, accrued, paid or otherwise earned on our common stock or preferred stock and we do not expect to pay dividends on our common stock or preferred stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business. Any future determination to pay dividends on our common stock or preferred stock would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition, liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors. In addition, our loan and security agreement with Comerica Bank limits our ability to pay dividends.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2010 on:

•	an actual basis;

•

a pro forma basis to reflect the conversion of all outstanding shares of our preferred stock (other than our Series X preferred stock) into an aggregate of 6,639,513 shares of common stock on a 1-for-1 basis and, in the case of our Series X preferred stock, into an aggregate of 7,398,976 shares of common stock on a 400-for-1 basis, and to reflect the recognition of a liability and the impact to accumulated deficit for the vested portion of the 263,020 stock appreciation units that become exercisable on this offering, based on an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus; and

•

a pro forma as adjusted basis to reflect the pro forma adjustments described above and further reflect the exercise of 4,482 stock warrants with an exercise price of $29.00 per share into an equal number of shares of common stock and the sale by us of              shares of common stock in this offering, at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information in this table together with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

	September 30, 2010
(in thousands, except share and per share data)	Actual	Pro forma	Pro forma As adjusted

Cash and cash equivalents	$25,353	$	$

Long-term debt (including current portion)	$6,377	$	$

Series X redeemable convertible preferred stock, $0.0025 par value
Authorized 20,000 shares; Issued and outstanding 18,497.44 shares; Maximum liquidation preference $92,487; No shares outstanding pro forma and pro forma as adjusted	46,165
Series 1, 2 and 3 redeemable convertible preferred stock, $0.0025 par value
Authorized 7,400,000 shares; Issued and outstanding 6,639,513 shares; Liquidation preference $177,960; No shares outstanding pro forma and pro forma as adjusted	165,354

	211,519

Stockholders’ equity (deficit):
Common stock, $0.0025 par value
Authorized 14,000,000 shares; Issued and outstanding 1,936,130 shares; Issued and outstanding 15,974,619 shares pro forma; and issued and outstanding shares pro forma as adjusted	5
Additional paid-in capital	92,923
Accumulated other comprehensive income	7,588
Accumulated deficit	(216,149)

Total stockholders’ equity (deficit)	(115,633)

Total capitalization	$102,263	$	$

The number of shares of common stock shown as issued and outstanding in the above table excludes:

•	1,795,220 stock options with a weighted average exercise price of $5.61 per share outstanding as of September 30, 2010, exercisable into an equal number of shares of common stock; and

•

1,207,988 shares of common stock reserved for future issuance as of September 30, 2010 under our 2010 equity incentive plan and 2010 employee stock purchase plan, which will become effective in connection with this offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, would result in an approximately $             million increase (decrease) in pro forma as adjusted cash and cash equivalents, and an approximately $             million increase (decrease) in each of pro forma as adjusted total stockholders’ equity, and total capitalization. If the underwriters exercise their over-allotment option in full, there would be a $             increase in each of pro forma as adjusted cash and cash equivalents, total stockholders’ equity, and total capitalization.

Dilution

At September 30, 2010, we had net tangible book value of $89.0 million. Net tangible book value represents the amount of our total assets, less our goodwill and other intangible assets, less our total liabilities. At September 30, 2010, our pro forma net tangible book value was $         million, or $         per share of common stock. Pro forma net tangible book value per share represents the amount of our net tangible book value adjusted for the recognition of a liability for the vested portion of the 263,020 stock appreciation units that become exercisable on this offering, based on an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover of this prospectus, divided by the shares of common stock outstanding at September 30, 2010, assuming the conversion of all outstanding shares of our preferred stock (other than our Series X preferred stock) into an aggregate of 6,639,513 shares of common stock on a 1-for-1 basis and, in the case of our Series X preferred stock, into an aggregate of 7,398,976 shares of common stock on a 400-for-1 basis.

After giving effect to the exercise of 4,482 stock warrants with an exercise price of $29.00 per share into an equal number of shares of common stock, and our sale of              shares of common stock in this offering at an assumed initial public offering price of $            , the midpoint of the price range set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at September 30, 2010 would have been $             million, or $             per share of common stock. This represents an immediate increase in pro forma net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to new investors.

The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2010 before giving effect to this offering	$
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors in this offering		$

If all our outstanding options had been exercised, the pro forma net tangible book value as of September 30, 2010 would have been $             million, or $             per share, and the pro forma as adjusted net tangible book value after this offering would have been $             million, or $             per share, resulting in dilution to new investors of $             per share.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2010, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at the initial public offering price of $            , the midpoint of the price range set forth on the front cover of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares purchased		Total consideration			Average price per share
	Number	Percent	Amount		Percent

Existing stockholders	15,974,619	%		$223,470,327	%		$13.99
New investors

Total		100%	$		100%	$

A $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, total consideration paid to us by new investors and total consideration paid to us by all stockholders by approximately $             million, assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and without deducting the estimated underwriting discounts and commissions and estimated offering expenses that we must pay.

If the underwriters exercise their over-allotment option in full, the number of shares held by existing stockholders will be             , or     % of the total shares outstanding, and the number of shares held by new investors will be             , or     % of the total shares outstanding.

The foregoing dilution calculations exclude:

•	1,795,220 stock options with a weighted average exercise price of $5.61 per share outstanding as of September 30, 2010, exercisable into an equal number of shares of common stock; and

•

1,207,988 shares of common stock reserved for future issuance as of September 30, 2010 under our 2010 equity incentive plan and 2010 employee stock purchase plan, which will become effective in connection with this offering.

Selected consolidated financial data

The following selected consolidated financial data should be read together with our consolidated financial statements and the related notes and “Management’s discussion and analysis of financial condition and results of operations” appearing elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements and the related notes.

We derived the consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and the consolidated balance sheet data as of December 31, 2008 and 2009 from our consolidated financial statements appearing elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2005 and 2006 and the consolidated balance sheet data as of December 31, 2005, 2006 and 2007 are derived from our consolidated financial statements, which do not appear elsewhere in this prospectus and have been revised to reflect the adoption of revised authoritative guidance relating to accounting and reporting for the noncontrolling interest in a subsidiary. The consolidated statements of operations data for the nine months ended September 30, 2009 and 2010 and the consolidated balance sheet data as of September 30, 2010 are derived from our unaudited interim consolidated financial statements included in this prospectus. In the opinion of our management, the unaudited interim consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such data. Our historical results are not necessarily indicative of our future results.

(in thousands, except share and per share data)	Years ended December 31,					Nine months ended September 30,
	2005	2006	2007	2008	2009	2009	2010

Consolidated statement of operations data:
Revenue	$35,021	$83,357	$95,825	$133,989	$155,062	$112,014	$132,888
Cost of goods sold(1)(2)	33,552	71,453	83,475	109,439	114,572	86,142	91,079

Gross profit	1,469	11,904	12,350	24,550	40,490	25,872	41,809

Operating expenses:
Research and development(1)	12,475	20,315	23,076	21,480	17,266	12,431	16,049
Sales and marketing(1)	4,126	7,753	10,123	10,435	9,587	7,330	7,502
General and administrative(1)	5,078	10,995	13,142	14,581	15,448	11,230	12,397
Acquired in— process research and development(2)	1,341	8,736	—	—	—	—	—
Amortization of purchased intangible assets(2)	346	922	1,826	1,665	1,136	852	855
Asset impairment charges(3)	—	—	6,138	4,047	1,233	—	—
Restructuring charges	—	—	—	1,383	—	—	—

Total operating expenses	23,366	48,721	54,305	53,591	44,670	31,843	36,803

Income (loss) from operations	(21,897)	(36,817)	(41,955)	(29,041)	(4,180)	(5,971)	5,006

Interest and other income (expense), net
Interest income	285	1,755	1,496	448	345	295	163
Interest expense	(144)	(747)	(1,249)	(1,692)	(1,046)	(801)	(565)
Other income (expense), net	(1,230)	(157)	319	432	(64)	55	42

Total interest and other income (expense), net	(1,089)	851	566	(812)	(765)	(451)	(360)

Income (loss) before income taxes	(22,986)	(35,966)	(41,389)	(29,853)	(4,945)	(6,422)	4,646
Benefit from (provision for) income taxes	(71)	241	(86)	1,812	(1,902)	(1,211)	(1,725)

Net income (loss)	(23,057)	(35,725)	(41,475)	(28,041)	(6,847)	(7,633)	2,921
Net (income) loss attributable to noncontrolling interests(4)	132	22	8	(13)	(116)	(63)	(80)

Net income (loss) attributable to NeoPhotonics Corporation	(22,925)	(35,703)	(41,467)	(28,054)	(6,963)	(7,696)	2,841
Accretion of redeemable convertible preferred stock	—	—	—	(428)	(153)	(122)	(91)

Net income (loss) attributable to NeoPhotonics Corporation common stockholders	$(22,925)	$(35,703)	$(41,467)	$(28,482)	$(7,116)	$(7,818)	$2,750

Net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	$(31.09)	$(21.19)	$(22.34)	$(14.80)	$(3.72)	$(4.09)	$0.00

Diluted	$(31.09)	$(21.19)	$(22.34)	$(14.80)	$(3.72)	$(4.09)	$0.00

Weighted average shares used to compute net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	737,361	1,684,599	1,856,215	1,924,141	1,913,117	1,912,095	1,932,998

Diluted	737,361	1,684,599	1,856,215	1,924,141	1,913,117	1,912,095	3,036,756

Pro forma net income (loss) per share attributable to NeoPhotonics Corporation common stockholders(5):
Basic					$(0.51)		$0.18

Diluted					$(0.51)		$0.17

Weighted average shares used to compute pro forma net income (loss) per share attributable to NeoPhotonics Corporation common stockholders(5):
Basic					13,599,967		15,883,606

Diluted					13,599,967		16,987,364

(footnotes on following page)

	December 31,					September 30,
(in thousands)	2005	2006	2007	2008	2009	2010

Consolidated balance sheet data:
Cash and cash equivalents	$18,958	$50,629	$13,663	$28,741	$43,420	$25,353
Restricted cash	—	1,269	1,652	1,516	3,286	3,006
Short-term investments	—	6,006	4,112	—	—	—
Working capital(6)	14,855	51,417	26,012	30,583	44,167	43,833
Total assets	85,703	138,896	167,116	154,776	162,248	167,753
Long-term debt (including current portion)	—	2,724	13,970	17,470	8,147	6,377
Redeemable convertible preferred stock	65,226	164,789	164,789	196,430	205,450	211,519
Common stock and additional paid-in-capital	86,815	89,390	90,714	91,281	91,899	92,928
Total deficit	(15,264)	(50,756)	(88,285)	(113,023)	(119,582)	(115,633)

(1)	These expenses include stock-based compensation expense. Stock-based compensation expense for employee stock options granted on or before December 31, 2005 was accounted for as the difference, if any, between the exercise price and the fair value of the common stock on the date of grant. Stock-based compensation expense for employee stock options granted on or after January 1, 2006 is accounted for at fair value, using the Black-Scholes option pricing model. Stock-based compensation expense is recognized over the vesting period of the stock options and was included in cost of goods sold and operating expenses as follows:

	Years ended December 31,					Nine months ended September 30,
(in thousands)	2005	2006	2007	2008	2009	2009	2010

Cost of goods sold	$75	$128	$130	$125	$53	$53	$93
Research and development	215	409	435	314	228	174	283
Sales and marketing	94	200	226	177	180	131	292
General and administrative	216	371	545	512	520	381	572

Total	$600	$1,108	$1,336	$1,128	$981	$739	$1,240

(2)	In 2005, we acquired approximately 81.5% of Shenzhen Photon Technology Co., Ltd., in 2006 we acquired another 18.1% interest and in April 2010 we acquired the remaining 0.4% of outstanding shares. Also in 2005, we invested in 7.7% of the outstanding shares of BeamExpress, Inc. and, in 2006, we acquired BeamExpress, Inc. by purchasing the remaining shares. In 2006, we acquired Optun, Inc., Lightconnect, Inc. and the assets and liabilities of Paxera Corporation. These acquisitions were accounted for using the purchase method of accounting. Consideration was allocated to the assets acquired and liabilities assumed based on their fair values, including intangible assets and in-process research and development, and the residual was recorded to goodwill. In-process research and development was expensed at the date of acquisition and the intangible assets are being amortized in cost of goods sold and in operating expenses over their respective useful lives. The results of operations for these acquired businesses are included in our consolidated results of operations from the date of acquisition.

(3)	In 2007, we recorded asset impairment charges relating to goodwill of $5.9 million and intangible assets of $0.2 million, both relating to our acquisition of BeamExpress Inc. in 2006. In 2008, we recorded asset impairment charges relating to intangible assets of $3.3 million and property and equipment of $0.7 million, both triggered by our decision to discontinue development of a product relating to our acquisition of Paxera Corporation in 2006. In 2009, we entered into an agreement to sell our ownership interest in Shenzhen Archcom Technology Co., Ltd, or Archcom, for less than our share of the net assets of Archcom and, as a result, we recognized an impairment charge of $0.8 million. In 2009, we also recorded an asset impairment charge of $0.4 million resulting from the write-off of machinery and equipment no longer in use. For further information, see Note 5 to our consolidated financial statements appearing elsewhere in this prospectus.

(4)	Net income (loss) attributable to noncontrolling interests represents the noncontrolling shareholders’ proportionate share of the results of operations of our majority-owned subsidiaries. For further information, see Note 14 to our consolidated financial statements appearing elsewhere in this prospectus.

(5)	The pro forma basic and diluted net loss per share attributable to NeoPhotonics Corporation common stockholders calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as though the conversion had occurred at the beginning of the period presented, or the date of issuance, if later, and a 1-for-25 reverse stock split that we intend to effect prior to the completion of this offering. These calculations have not been adjusted for a potential charge upon completion of this offering which is triggered by the conversion of the Series X preferred stock, related to a beneficial conversion feature, which is described in Note 10 to our consolidated financial statements appearing elsewhere in this prospectus.

(6)	Working capital is defined as total current assets less total current liabilities.

Management’s discussion and analysis of

financial condition and results of operations

You should read the following discussion and analysis by our management of our financial condition and results of operations in conjunction with our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Risk factors.”

Business overview

We are a leading designer and manufacturer of PIC-based modules and subsystems for bandwidth-intensive, high-speed communications networks. Our products enable high-speed transmission rates and efficient allocation of bandwidth over optical networks with high quality and low costs. Our innovative PIC technology utilizes a set of proprietary design elements that provide optical functionality on a silicon chip. PIC devices integrate many more functional elements than discretely packaged components, enabling increased functionality in a small form factor while reducing packaging and interconnection costs. In addition, the cost advantages of PIC-based components are driven by the economics of semiconductor wafer mass manufacturing, where the marginal cost of producing an incremental chip is much less than that of a discrete component.

We have research and development and wafer fabrication facilities in Silicon Valley, California which are closely aligned with our research and development and manufacturing facilities in Shenzhen, China. We utilize proprietary design tools and design-for-manufacturing techniques to closely align our design process with our precision nanoscale, vertically integrated manufacturing and testing capabilities. Our technology and manufacturing expertise enables us to deliver repeatable, well-characterized products at high yields.

We sell our products to the leading network equipment vendors globally, including ADVA AG Optical Networking Ltd., Alcatel-Lucent SA, Ciena Corporation (including its recent acquisition of Nortel’s Metro Ethernet Networks business), Cisco Systems, Inc., FiberHome Technologies Group, ECI Telecom Ltd., Telefonaktiebolaget LM Ericsson, Fujitsu Limited, Harmonic, Inc., Huawei Technologies Co., Ltd., Mitsubishi Electric Corporation, NEC Corporation, Nokia Siemens Networks B.V. and ZTE Corporation. We refer to these companies as our Tier 1 customers.

We operate a sales model that focuses on direct alignment with our customers through close coordination of our sales, product engineering and manufacturing teams. Our sales and marketing organizations support our strategy of increasing product penetration with our Tier 1 customers while also serving our broader customer base. We employ a direct sales force in the United States, China, Israel and the European Union. These individuals work closely with our product engineers, and product marketing and sales operations teams, in an integrated approach to address our customers’ current and future needs. We also engage independent commissioned representatives and distributors worldwide to further extend our global reach.

We changed our name to NeoPhotonics Corporation in 2002 after having been incorporated as NanoGram Corporation in October 1996 in the State of Delaware. During 2002 and 2003, we spun out two new companies, NanoGram Devices Corporation, a medical device battery company, and

NanoGram Corporation, a nanomaterials applications company. NanoGram Devices was subsequently acquired by Greatbatch Inc. NanoGram Corporation was acquired by Teijin Limited in July 2010. In November 2003, we filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Northern District of California. Our plan of reorganization was substantially consummated in March 2004, at which point we emerged from bankruptcy. In addition, we have completed several acquisitions as follows:

•	In March 2003, we acquired Lightwave Microsystems Corporation, a developer and fabricator of photonic integrated circuits;

•	In March 2006, we completed the acquisition of Photon Technology Co., Ltd. (now named NeoPhotonics (China) Co., Ltd.), a manufacturer of active optoelectronics, transceivers and modules;

•	In June 2006, we acquired Lightconnect, Inc., which expanded our product portfolio by adding a line of micro-electromechanical systems based optical components and modules;

•	In June 2006, we acquired OpTun, Inc., a developer of ROADM technology;

•	In August 2006, we completed an acquisition of BeamExpress, Inc., an integrator of active indium phosphide telecommunications devices in parallel optics high-speed transceivers;

•	In November 2006, we acquired Paxera Corporation, a developer of tunable technology for dynamically reconfigurable networks; and

•	In February 2008, we acquired certain assets and intellectual property from Mitsubishi Electric Corporation relating to the manufacture of high-speed transceivers.

The amortization of intangible assets relative to these acquisitions is expected to be $3.3 million, $0.8 million and $0.3 million for the years ending December 31, 2010, 2011 and 2012, respectively, and will continue to decline until fully amortized.

Key components of operating results

Revenue

We sell substantially all of our products to original equipment manufacturers, or OEMs. Revenue is recognized upon delivery of our product to the OEM. We price our products based on market and competitive conditions and may periodically reduce the price of our products as market and competitive conditions change and as manufacturing costs are reduced. Our sales transactions to customers are denominated primarily in RMB or U.S. dollars. For the year ended December 31, 2009, approximately 83.5% of our sales were derived from our China-based subsidiaries, the majority of which were denominated in RMB. We expect a significant portion of our sales to be denominated in foreign currencies in the future. Revenue is driven by the volume of shipments and may be impacted by pricing pressures. We have generated most of our revenue from a limited number of customers. Given the high concentration of network equipment vendors in our industry, our top ten customers represented 82.9% and 86.2% of our total revenue in 2009 and the nine months ended September 30, 2010, respectively. We expect that a significant portion of our revenue will continue to be derived from a limited number of customers and we expect that revenue will increase as a result of a continued increase in demand for our products and our planned expansion into new geographies.

Cost of goods sold and gross margin

Our cost of goods sold consists primarily of the cost to produce wafers and to manufacture and test our products. We have a global set of suppliers to help balance considerations related to product availability, quality and cost. Although components of our cost of goods sold are denominated primarily in RMB or U.S. dollars, most are denominated in RMB. Our manufacturing process extends from wafer fabrication through final module and subsystem assembly and test. The cost of our manufacturing, assembly and test processes includes the cost of personnel and the cost of our manufacturing equipment and facilities. Our cost of goods sold is impacted by manufacturing variances such as assembly and test yields and production volume. We typically experience lower yields and higher associated costs on new products. In general, our cost of goods sold associated with a particular product declines over time as a result of decreases in wafer costs associated with the increase in the volume of wafers produced, as well as yield improvements and assembly and test enhancements. Additionally, our cost of goods sold includes reserves for excess and obsolete inventory, royalty payments, amortization of certain purchased intangible assets, warranty, shipping and allocated facilities costs.

Gross profit as a percentage of total revenue, or gross margin, has been and is expected to continue to be affected by a variety of factors, including the introduction of new products, production volume, the mix of products sold, changes in the cost and volumes of materials purchased from our suppliers, changes in labor costs, changes in overhead costs or requirements, any write-offs of excess and obsolete inventories and changes in the average selling prices of our products. Average selling prices by product typically decline as a result of periodic negotiations with our customers. We strive to increase our gross margin as we seek to manage the costs of our supply chain and increase productivity in our manufacturing processes.

Operating expenses

Our operating expenses consist of research and development, sales and marketing, general and administrative, amortization of purchased intangible assets, asset impairment charges and restructuring charges. Personnel costs are the most significant component of operating expenses and consist of costs such as salaries, benefits, bonuses, stock-based compensation and, with regard to sales and marketing expense, sales commissions. Although our operating expenses are denominated primarily in RMB and U.S. dollars, most are denominated in U.S. dollars.

Research and development.    Research and development expense consists of personnel costs, including stock-based compensation, for our research and development personnel, and product development costs, including engineering services, development software and hardware tools, depreciation of capital equipment and facility costs. We record all research and development expense as incurred. Research and development expense has declined over the past two years primarily due to the integration of acquired companies and the termination of certain projects in response to a general decline in the global economy. In the future, we expect research and development expense to increase as we enhance and expand our product offerings. As a percentage of revenue, our research and development expense may vary as our revenue changes over time.

Sales and marketing.    Sales and marketing expense consists primarily of personnel costs, including stock-based compensation and sales commissions, costs related to sales and marketing programs and services and facility costs. We expect sales and marketing expense to increase as we increase the number of sales and marketing professionals and expand our marketing activities. As a percentage of revenue, our sales and marketing expense may vary as our revenue changes over time.

General and administrative.    General and administrative expense consists primarily of personnel costs, including stock-based compensation, for our finance, human resources and information technology personnel and certain executive officers, as well as professional services costs related to accounting, tax, banking, legal and information technology services, depreciation of capital equipment and facility costs. We expect general and administrative expense to increase in the short term, as we develop infrastructure necessary to operate as a public company, including increased audit and legal fees, costs to comply with the Sarbanes-Oxley Act and the rules and regulations applicable to companies listed on a national stock exchange, as well as investor relations expense and higher insurance premiums. As a percentage of revenue, our general and administrative expense may vary as our revenue changes over time.

Amortization of purchased intangible assets.    We completed a series of business acquisitions in 2005 and 2006, which included the acquisition of intangible assets. These intangible assets are being amortized over their estimated useful lives.

Asset impairment charges.    We record asset impairment charges when it is determined that the carrying value of our assets is not recoverable.

In 2007, we discovered a defect in the main product acquired through a previous business acquisition, and we discontinued sales and production activities of this product. Given this event, we performed an impairment review of goodwill and the related long-lived intangible assets. The results of our review indicated that certain assets were impaired and an asset impairment charge of $6.1 million was recognized in the year ended December 31, 2007, of which $5.9 million was related to goodwill and $0.2 million was related to purchased intangible assets.

In 2008, we discontinued the development of a tunable laser product based on recognized operating losses and the projection of future losses relative to that product. As a result of the discontinuance, we concluded that certain asset groups associated with the product were impaired and an asset impairment charge of $4.0 million was recognized in the year ended December 31, 2008, of which $3.3 million was related to purchased intangible assets and $0.7 million was related to tangible fixed assets.

In 2009, we entered into an agreement to sell our 55% ownership interest in Shenzhen Archcom Technology Co., Ltd., or Archcom, for $1.1 million, which was less than our share of the value in the net assets of Archcom. This transaction was completed as of March 31, 2010. As a result, we recognized an impairment charge of $0.8 million in the year ended December 31, 2009, of which $0.2 million was related to tangible fixed assets and the remaining $0.6 million was recorded as an accrual for the expected loss on sale.

In addition, in 2009, we recorded an impairment charge of $0.4 million resulting from the write-off of machinery and equipment no longer in use.

Asset impairment charges are based on individual facts and circumstances and are not otherwise considered a recurring expense. Although we have recognized impairment charges in each of the three years presented, this is not necessarily indicative of future periods.

Restructuring charges.    During the third quarter of 2008, we initiated a restructuring plan as part of a companywide cost saving initiative aimed to reduce operating costs by moving manufacturing operations from the United States to our primary subsidiary in China. As a result, we recorded $1.4 million of restructuring expense in 2008, primarily related to severance costs resulting from the involuntary termination of employees located in the United States and China. We experienced cost savings of approximately $2.9 million in 2009 as a result of this plan. However, we do not anticipate any incremental cost savings in 2010 or thereafter.

Interest and other income (expense), net

Interest income consists of income earned on our cash, cash equivalents and short-term investments.

Interest expense consists of amounts paid for interest on our short-term and long-term debt borrowings.

Other income (expense), net is primarily made up of foreign currency transaction gains and losses. The functional currency of our subsidiaries in China is the RMB and the foreign currency transaction gains and losses of our subsidiaries in China primarily result from their transactions in U.S. dollars.

Income taxes

We conduct our business globally. However, our operating income is subject to varying rates of tax in the United States and China. Consequently, our effective tax rate is dependent upon the geographic distribution of our earnings or losses and the tax laws and regulations in each geographical region. We expect that our income taxes will vary in relation to our profitability and the geographic distribution of our profits. Historically, we have experienced net losses in the United States and in the short term, we expect this trend to continue. In China, one of our subsidiaries has qualified for a preferential 15% tax rate available for high technology enterprises. The preferential rate applies to 2008, 2009 and 2010. We realized benefits from this 10% reduction in tax rate of $0.2 million, $1.0 million, and $1.3 million for 2008, 2009, and the nine months ended September 30, 2010, respectively. We intend to reapply for the preferential rate for 2011. If approved, the rate will remain at 15%, otherwise, the rate will be 24% for 2011 and 25% thereafter. In 2009, our cash tax liability in China was partially offset by the utilization of NOL carryforwards. In future periods, we expect that our operations in China will not have sufficient NOL carryforwards to offset any future cash tax obligation in China.

Key metrics

We monitor key financial metrics on a quarterly basis, as set forth below, to help us evaluate future growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts and assess operational efficiencies. We discuss revenue, cost of goods sold and gross margin recognized in accordance with U.S. GAAP under “Key components of operating results.” Non-GAAP financial measures are discussed immediately below this table.

	Three months ended
(in thousands, except percentages)	Dec. 31, 2008	Mar. 31, 2009	Jun. 30, 2009	Sep. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	Jun. 30, 2010	Sep. 30, 2010

Revenue	$32,790	$32,085	$36,579	$43,350	$43,048	$40,208	$45,554	$47,126

Cost of goods sold	27,137	27,042	28,016	31,084	28,430	27,510	30,656	32,913
Gross margin	17.2%	15.7%	23.4%	28.3%	34.0%	31.6%	32.7%	30.2%

Income (loss) from operations	(7,966)	(4,824)	(1,684)	537	1,791	697	3,590	719
Non-GAAP income (loss) from operations	(4,001)	(3,176)	11	2,000	4,419	2,271	5,036	1,725

Net income (loss) attributable to NeoPhotonics Corporation	(8,224)	(5,001)	(2,525)	(170)	733	(19)	2,782	78
Non-GAAP net income (loss)	(4,259)	(3,424)	(906)	1,232	3,238	1,463	4,164	1,219
Adjusted EBITDA	(2,263)	(708)	1,681	4,052	6,403	4,323	7,103	4,047

Non-GAAP financial measures.    We believe that the use of non-GAAP income (loss) from operations, non-GAAP net income (loss) and adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor in determining whether to invest in our common stock. In computing our non-GAAP financial measures, we exclude certain items included under U.S. GAAP. Non-GAAP income (loss) from operations excludes the amortization of purchased intangible assets, stock-based compensation expense, asset impairment charges and restructuring charges. Non-GAAP net income (loss) excludes these same items and, additionally, it excludes our share of loss of unconsolidated investee. Adjusted EBITDA excludes these same items and, additionally, it excludes interest (income) expense, net, provision for (benefit from) income taxes and depreciation expense.

We believe that excluding amortization of purchased intangible assets, stock-based compensation expense, asset impairment charges, restructuring charges and share of loss of unconsolidated investee helps investors compare our operating performance with our results in prior periods. We believe that it is appropriate to exclude these items as they limit comparability between periods and between us and similar companies. We believe adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use these non-GAAP financial measures to evaluate the operating performance of our business and aid in the period-to-period comparability. We also use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases for performance-based cash bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to (1) assess our relative performance against our competitors and (2) ultimately monitor our capacity to generate returns for our stockholders. Further explanation of the excluded items is provided below:

•

Amortization of purchased intangible assets.    Included in our U.S. GAAP financial results is the amortization of purchased intangible assets associated with prior acquisitions and which is non-cash in nature. We exclude these expenses from our non-GAAP financial measures because we believe they are not indicative of our core operating performance.

•

Stock-based compensation expense.    Included in our U.S. GAAP financial results are non-cash charges for the fair value of stock options granted to employees. While this is a recurring item, we believe that excluding these charges from our non-GAAP financial measures provides for more accurate comparisons of our historical and current operating results to those of similar companies because various valuation methodologies with subjective assumptions may be used to calculate stock-based compensation expense.

•

Asset impairment charges.    Included in our U.S. GAAP financial results in 2008 are non-cash asset impairment charges related to the discontinuation of a product and in 2009 related to the pending sale of our interest in Archcom and fixed assets no longer in use. We exclude asset impairment charges from our non-GAAP financial measures because they are unique to the specific events and circumstances and we do not believe they are indicative of our core operating performance.

•

Restructuring charges.    Included in our U.S. GAAP financial results are restructuring charges related to severance and other costs associated with the move of our U.S. manufacturing operations to China. We exclude restructuring charges from our non-GAAP financial measures, because we believe they are not indicative of our core operating performance.

•

Share of loss of unconsolidated investee.    Included in our U.S. GAAP financial results is our share of loss of unconsolidated investee related to our investment in Ignis ASA. We exclude our share of loss of unconsolidated investee from our non-GAAP financial measures because we believe it is not indicative of our core operating performance.

•

Interest expense, net.    Included in our U.S. GAAP financial results is interest income and interest expense. Although our investing and borrowing activities are elements of our cost structure and provide us the ability to generate revenue and returns for our owners, we exclude interest income and interest expense from our adjusted EBITDA financial measure to provide period-to-period comparability of our core operating results unassociated with our investing and borrowing activities.

•

Provision for (benefit from) income taxes.    Included in our U.S. GAAP financial results is income tax expense (benefit). While we are subject to various state and foreign taxes and the payment of such taxes is a necessary element of our operations, we exclude income tax expense (benefit) from our adjusted EBITDA financial measure to provide period-to-period comparability of our core operating results unassociated with the varying effective tax rates to which we are subject.

•

Depreciation expense.    Included in our U.S. GAAP financial results is depreciation expense associated with our capital expenditures. While the use of the capital equipment enables us to generate revenue for our business, we exclude depreciation expense from our adjusted EBITDA financial measure as the depreciation expense enables us to compare our financial results with other companies in our industry.

•

Income tax effect of non-GAAP adjustments.    This amount adjusts the provision for (benefit from) income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income. The adjustments were calculated by applying the effective tax rate of the entity where each non-GAAP adjustment was recorded.

These non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate such financial results differently, particularly related to nonrecurring, unusual items. Our non-GAAP financial measures are not measurements of financial performance under U.S. GAAP, and should not be considered as alternatives to income (loss) from operations and net income (loss) attributable to NeoPhotonics Corporation or as indications of operating performance or any other measure of performance derived in accordance with U.S. GAAP. We do not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by U.S. GAAP financial results.

The following table reflects the reconciliation of U.S. GAAP financial measures to our non-GAAP financial measures.

	Three months ended
(in thousands)	Dec. 31, 2008	Mar. 31, 2009	Jun. 30, 2009	Sep. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	Jun. 30, 2010	Sep. 30, 2010

Income (loss) from operations	$(7,966)	$(4,824)	$(1,684)	$537	$1,791	$697	$3,590	$718

Non-GAAP adjustments:
Amortization of purchased intangibles(1)	1,607	1,413	1,414	1,240	1,153	1,154	1,023	608
Stock-based compensation expense	336	235	281	223	242	420	423	397
Asset impairment charges	869	—		—	1,233	—	—	—
Restructuring charges	1,153	—	—	—	—	—	—	—

Non-GAAP income (loss) from operations	$(4,001)	$(3,176)	$11	$2,000	$4,419	$2,271	$5,036	$1,723

Net income (loss) attributable to NeoPhotonics Corporation	$(8,224)	$(5,001)	$(2,525)	$(170)	$733	$(19)	$2,782	$77
Non-GAAP adjustments:
Amortization of purchased intangibles(1)	1,607	1,413	1,414	1,240	1,153	1,154	1,023	608
Stock-based compensation expense	336	235	281	223	242	420	423	397
Asset impairment charges	869	—	—	—	1,233	—	—	—
Restructuring charges	1,153	—	—	—	—	—	—	—
Share of loss of unconsolidated investee	—	—	—	—	—	—	—	176
Income tax effect of non-GAAP adjustments	—	(71)	(76)	(61)	(123)	(92)	(64)	(39)

Non-GAAP net income (loss)	$(4,259)	$(3,424)	$(906)	$1,232	$3,238	$1,463	$4,164	$1,219

Net income (loss) attributable to NeoPhotonics Corporation	$(8,224)	$(5,001)	$(2,525)	$(170)	$733	$(19)	$2,782	$77
Non-GAAP adjustments:
Amortization of purchased intangibles(1)	1,607	1,413	1,414	1,240	1,153	1,154	1,023	609
Stock-based compensation expense	336	235	281	223	242	420	423	397
Asset impairment charges	869	—	—	—	1,233	—	—	—
Restructuring charges	1,153	—	—	—	—	—	—	—
Share of loss of unconsolidated investee	—	—	—	—	—	—	—	176
Interest (income) expense, net	258	244	63	199	195	155	115	131
Provision for (benefit from) income taxes	(384)	267	405	539	691	610	710	405
Depreciation expense	2,122	2,134	2,043	2,021	2,156	2,003	2,050	2,252

Adjusted EBITDA	$(2,263)	$(708)	$1,681	$4,052	$6,403	$4,323	$7,103	$4,047

(1)	Reflects amortization of purchased intangible assets included in cost of goods sold and operating expenses.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. These principles require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and cash flow, and related disclosure of contingent assets and liabilities. Our estimates include those related to revenue recognition, stock-based compensation expense, impairment analysis of goodwill and long-lived assets, valuation of inventory, warranty liabilities and accounting for income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

We believe that of our significant accounting policies, which are described in Note 2 to our consolidated financial statements appearing elsewhere in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, we believe these are the most critical to fully understand and evaluate our financial condition and results of operations.

Revenue recognition

We recognize revenue from the sale of our products provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. Contracts and/or customer purchase orders are used to determine the existence of an arrangement. Shipping documents and customer acceptance, when applicable, are used to verify delivery. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We assess collectability based primarily on the creditworthiness of the customer as determined by credit checks and the customer’s payment history.

Revenue is recognized when the product is shipped and title has transferred to the buyer. We bear all costs and risks of loss or damage to the goods up to that point. On most orders, our terms of sale provide that title passes to the buyer upon shipment by us. In certain cases, our terms of sale may provide that title passes to the buyer upon delivery of the goods to the buyer. We determine payments made to third-party sales representatives are appropriately recorded to sales and marketing expense and not a reduction of revenue as the sales agent services they provide have an identifiable benefit and are made at similar rates of other sales agent service providers. Shipping and handling costs are included in the cost of goods sold. We present revenue net of sales taxes and any similar assessments.

We recognize revenue on sales to distributors, using the “sell in” method (i.e., when product is sold to the distributor) at the time of shipment or delivery, as our distributors do not have extended rights of return or subsequent price discounts or price protections.

Stock-based compensation expense

Our stock-based compensation expense was recorded as follows:

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2007	2008	2009	2009	2010

Cost of goods sold	$130	$125	$53	$53	$93
Research and development	435	314	228	174	283
Sales and marketing	226	177	180	131	292
General and administrative	545	512	520	381	572

	$1,336	$1,128	$981	$739	$1,240

For awards granted on or before December 31, 2005, we applied the intrinsic value method of accounting for our employee stock option awards. Under the intrinsic value method, compensation expense for employees was based on the difference, if any, between the fair value of our common stock and the exercise price of the option on the measurement date, the date of grant. As of December 31, 2005, we had $1.7 million of deferred stock-based compensation expense, which was amortized over the vesting period of the applicable options on a straight-line basis through December 31, 2009.

Effective January 1, 2006, we adopted new authoritative accounting guidance for stock-based compensation expense, which requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant date fair value of the award. We adopted the new guidance using the prospective transition method. Under this transition method, beginning January 1, 2006, employee stock-based compensation expense includes: (1) compensation cost for all stock-based awards granted prior to, but not yet vested as of December 31, 2005, based on the intrinsic value method and (2) compensation cost for all stock-based awards granted or modified subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the new guidance.

Our determination of the fair value of stock-based payment awards on the measurement date utilizes the Black-Scholes option pricing model, and is impacted by our common stock price as well as changes in assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, expected common stock price volatility over the term of the option awards, projected employee option exercise behaviors (expected period between stock option vesting date and stock option exercise date), risk-free interest rates and expected dividends.

The fair value is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period) on a straight-line basis. Stock-based compensation expense includes the impact of estimated forfeitures. We estimate future forfeitures at the date of grant and revise the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Black-Scholes pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our option grants. Existing valuation models, including the Black-Scholes model, may not provide reliable measures of the fair value of our stock-based awards. Consequently, there is a risk that our estimates of the fair value of our stock-based awards on the grant dates may bear little resemblance to the actual values realized upon exercise. Stock options may expire or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our consolidated financial statements. Alternatively, value may be realized from these instruments that are significantly higher than the fair values originally estimated on the grant date and reported in our consolidated financial statements.

For the years ended December 31, 2007, 2008 and 2009, and the nine months ended September 30, 2009 and 2010, we calculated the fair value of stock options granted to employees using the Black-Scholes pricing model with the following assumptions:

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

Weighted-average expected term (years)	5.45	5.84	6.00	6.00	6.56
Weighted-average volatility	97%	77%	79%	79%	75%
Risk-free interest rate	4.50%-4.67%	2.81%-3.45%	2.15%-3.12%	2.15%-3.12%	2.96%-3.19%
Expected dividends	0%	0%	0%	0%	0%

The table below summarizes all stock option grants from January 1, 2009 through September 30, 2010:

Grant Date	Options	Exercise price	Common stock fair value	Intrinsic value	Stock option fair value

February 26, 2009	22,000	$4.25	$4.25	$—	$2.79
May 28, 2009	258,316	$4.25	$4.25	$—	$2.96
August 13, 2009	4,160	$4.25	$4.25	$—	$2.93
January 27, 2010	288,019	$12.00	$13.75	$1.75	$9.91
March 30, 2010	22,120	$14.00	$14.50	$0.50	$10.09
April 8, 2010	2,200	$17.50	$14.50	$—	$9.60
April 14, 2010	8,264	$17.50	$14.50	$—	$9.59

	605,079

In order to determine the fair value of our common stock underlying all option grants, we engaged third party independent appraisers to assist us and have considered contemporaneous valuations of our common stock. The valuations of our common stock were based on a weighted average of various income and market valuation models, including the discounted cash flow method, the comparable company method, and the comparable transaction method. As part of the comparable company method, we analyzed a population of possible comparable companies and selected those technology companies that we considered to be the most comparable to us in terms of revenue, margins and growth. The comparable transaction method considers private company transactions over the past four years within the same industry and uses the earnings and revenue multiples from those transactions to determine the implied value of the subject company. Once the total equity value was computed under the various approaches, we calculated a weighted average of the methods. We then allocated the total equity value between preferred and common stock using a probability-weighted expected return method. We considered four exit events: (1) initial public offering, (2) sale or merger of the company, (3) continuing as a private company and (4) dissolution of the company. We calculated the common stock value under each scenario and based on our estimate of the probability of each event occurring, calculated an estimated common stock value.

We applied a 20% discount for the minority interest relative to the comparable transaction method. In all valuations, we applied a 24% discount for lack of marketability.

While the comparable transaction method uses historical data, we used several key assumptions in the other valuation models. The significant input assumptions used in the other valuation models are based on subjective future expectations combined with the judgment of management and our board of directors, including:

Assumptions utilized in the discounted cash flow method include:

•	our expected revenue, operating performance, cash flow and adjusted EBITDA for the current and future years, determined as of the valuation date based on our estimates;

•	a discount rate, which is applied to discretely forecasted future cash flows in order to calculate the present value of those cash flows; and

•	a terminal value multiple, which is applied to our last year of discretely forecasted adjusted EBITDA to calculate the residual value of our future cash flows.

Assumptions utilized in the comparable company method include:

•	our expected revenue, operating performance, cash flow and adjusted EBITDA for the current and future years, determined as of the valuation date based on our estimates;

•	multiples of market value to trailing twelve months revenue, determined as of the valuation date, based on a group of comparable public companies we identified; and

•	multiples of market value to expected future revenue, determined as of the valuation date, based on the same group of comparable public companies.

Our board of directors sets the exercise price of stock options based on a price per share no less than the fair market value of our common stock, as estimated on the date of grant, using the information available on the grant date. Our board of directors has taken into consideration numerous objective and subjective factors to determine the fair market value of our common stock on each grant date in order to be able to set exercise prices at or above the estimated fair market value. Such factors included, but were not limited to, (1) valuations using the methodologies described above, (2) our operating and financial performance, (3) the lack of liquidity of our capital stock, (4) the likelihood of achieving a liquidity event given then-current market conditions and trends in the broader communications markets and other similar technology stocks and (5) during the recent economic downturn, the benefits to us of preserving relative consistency of exercise prices during periods characterized by decreasing market values.

The assumptions around fair value that we have made represent our management’s best estimate, but they are highly subjective and inherently uncertain. If management had made different assumptions, our calculation of the options’ fair value and the resulting stock-based compensation expense could differ, perhaps materially, from the amounts recognized in our consolidated financial statements. For example, if we increased the assumption regarding our common stock’s volatility for options granted during the year ended December 31, 2009 and the nine months ended September 30, 2010 by 10%, our stock-based compensation expense would increase by $43,000 and $129,000, respectively, net of expected forfeitures. Likewise, if we increased our assumption of the expected lives of options granted during the year ended December 31, 2009 and the nine months ended September 30, 2010 by one year, our stock-based compensation expense would increase by $39,000 and $110,000, respectively, net of expected forfeitures. These increased expense amounts would be amortized over the options’ four year vesting period. In addition, future periods could result in a more significant difference if we were to grant additional stock options, the value of our common stock increases significantly and/or our estimated volatility is higher.

In addition to the assumptions used to calculate the fair value of our options, we are required to estimate the expected forfeiture rate of all stock-based awards and only recognize expense for those awards we expect to vest. Accordingly, the stock-based compensation expense recognized in our consolidated statement of operations for the year ended December 31, 2009 and the nine months ended September 30, 2010, has been reduced for estimated forfeitures. If we were to change our estimate of forfeiture rates, the amount of stock-based compensation expense could differ, materially under certain circumstances, from the amount recognized in our consolidated financial statements. For example, if we had decreased our estimate of expected forfeitures by 50%, our stock-based compensation expense for the year ended December 31, 2009 and the nine months ended September 30, 2010, net of expected forfeitures, would have increased by $67,000 and $195,000, respectively. This decrease in our estimate of expected forfeitures would increase the amount of expense for all unvested awards that have not yet been recognized by $92,000 and $289,000 as of December 31, 2009 and September 30, 2010, respectively, which would be amortized over a weighted-average period of 2.4 years and 3.2 years, respectively. In addition, if our stock-based compensation expense increases in the future, the impact of a change in the estimated forfeiture rate could be more significant.

As of December 31, 2009 and September 30, 2010, we had 197,000 and 263,020 stock appreciation units issued and outstanding, respectively. These stock appreciation units are not exercisable by any recipient until the earliest to occur of the following: (i) the expiration of the period of time agreed to between our underwriters and certain of our stockholders selected by the underwriters in connection with a public offering of the stock, or (ii) upon the consummation of a change in control, which means a sale of all or substantially all of our assets, or a merger, consolidation or other capital reorganization or business combination transaction with or into another corporation or entity. Because neither of these events has occurred and therefore recipients are not able to exercise their units, no compensation expense has been recognized to date relative to these awards. Upon the occurrence of either of the two events, we would recognize compensation expense and corresponding liability equal to the number of vested and outstanding stock appreciation units multiplied by the fair value, calculated using the Black-Scholes option pricing model, on that date. In future periods, we will remeasure the fair value (based on the market price of our common stock at the relevant period end) of all vested and outstanding stock appreciation units and adjust our compensation expense and corresponding liability accordingly. We will also recognize compensation expense for additional vested stock appreciation units.

Goodwill and long-lived assets

Goodwill is evaluated, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Our annual goodwill impairment testing is performed on December 31 of each year. Goodwill is reviewed for impairment utilizing a two-step process. First, impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair value of the reporting unit is estimated using a discounted cash flow approach. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment loss, if any. In step two, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss. During the year ended December 31, 2007, we recorded $5.9 million of goodwill impairment charges. We did not recognize any goodwill impairment charges during the years ended December 31, 2008 or 2009 and the nine months ended September 30, 2010.

Depreciation and amortization of the intangible assets and other long-lived assets is provided using the straight-line method over their respective estimated useful lives, reflecting the pattern of economic benefits associated with these assets. Changes in circumstances such as technological advances, changes to our business model, or changes in our capital strategy could cause the actual useful lives of intangible assets or other long-lived assets to differ from initial estimates. In those cases where we determine that the useful life of an asset should be revised, we depreciate the remaining net book value over the new estimated useful life. During the year ended December 31, 2008, we changed the estimated remaining useful life of acquired technology and patents related to ROADM products from 57 months to 28 months, which increased our amortization expense included within cost of goods sold by $0.2 million and $0.5 million for the years ended December 31, 2008 and 2009, respectively, and $0.4 million for each of the nine months ended September 30, 2009 and 2010.

These assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable based on their future cash flows. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance and may differ from actual cash flows. The assets evaluated for impairment are grouped, based on our judgment, with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value. During the years ended December 31, 2007, 2008 and 2009, we recorded asset impairment charges of $0.2 million, $4.0 million and $1.2 million, respectively, related to finite-lived assets. We did not record any asset impairment charges during each of the nine months ended September 30, 2009 and 2010.

Valuation of inventories

Inventories are recorded at the lower of cost (using the first-in, first-out method) or market, after we give appropriate consideration to obsolescence and inventories in excess of anticipated future demand. In assessing the ultimate recoverability of inventories, we are required to make estimates regarding future customer demand, the timing of new product introductions, economic trends and market conditions. If the actual product demand is significantly lower than forecasted, we could be required to record additional inventory write-downs which would be charged to cost of goods sold. Any write-downs would have an adverse impact on our gross margin. During the years ended December 31, 2007, 2008 and 2009, we recorded excess and obsolete inventory charges of $2.6 million, $0.0 million, and $1.1 million, respectively. During the nine months ended September 30, 2009 and 2010, we recorded excess and obsolete inventory charges of $0.9 million and $0.5 million, respectively.

Warranty liabilities

We provide warranties to cover defects in workmanship, materials and manufacturing of our products for a period of one to two years to meet stated functionality specifications. From time to time, we have agreed, and may agree, to warranty provisions providing for extended terms or with a greater scope. Products are tested against specified functionality requirements prior to delivery, but we nevertheless from time to time experience claims under our warranty guarantees. We accrue for estimated warranty costs under those guarantees based upon historical experience, and for specific items at the time their existence is known and the amounts are determinable. A provision for estimated future costs related to warranty activities is charged to cost of goods sold based upon historical product failure rates and historical costs incurred in correcting product failures. If we experience an increase in warranty claims compared with our historical experience, or if the cost of servicing warranty claims is greater than expected, our gross margin and profitability would be adversely affected.

Accounting for income taxes

We record income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. In estimating future tax consequences, generally all expected future events, other than enactments or changes in tax law or rates, are considered. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

We operate in various tax jurisdictions and are subject to audit by various tax authorities. We provide for tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, relevant tax law and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

On January 1, 2007, we adopted revised authoritative guidance which clarified the accounting for uncertainty in tax positions. The guidance defines the confidence level that a tax position must meet in order to be recognized in the financial statements and requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

With the adoption of this new guidance, companies are required to adjust their financial statements to reflect only those tax positions that are more likely than not to be sustained. Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle as of the date of adoption. The new guidance also prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The adoption of this statement did not have a material impact on our consolidated financial position, results of operations or disclosures.

As part of the process of preparing our consolidated financial statements, we are required to estimate our taxes in each of the jurisdictions in which we operate. We estimate actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as accruals and allowances not currently deductible for tax purposes. These differences result in deferred tax assets.

At December 31, 2009, we had total net deferred tax assets of $57.1 million, primarily comprised of U.S. federal and state NOL carryforwards, and a related valuation allowance of $56.6 million, primarily against our U.S. net deferred tax assets, as we believe that sufficient uncertainty exists regarding the realizability of these deferred tax assets. Our net deferred tax assets consist primarily of NOL carryforwards generated in the United States. Realizability of deferred tax assets is deemed appropriate when realization of such assets is more likely than not. Based upon the weight of available evidence, which includes our historical operating performance and the recorded U.S. cumulative net losses, we have provided a full valuation allowance against our U.S. deferred tax assets. We intend to maintain valuation allowances until sufficient evidence exists to support the reversal of the valuation allowances. Under certain conditions related to our future profitability and other business factors, we believe it is possible our results will yield sufficient positive evidence to support the conclusion that it is more likely than not that we will realize the tax benefit of our NOL carryforwards. If that is the case, subject to review of other qualitative factors and uncertainties, we would reverse the remaining deferred tax asset valuation allowance as a reduction of tax expense. For the periods following the recognition of this tax benefit and to the extent we are profitable, we will record a tax provision for which the actual payment may be offset against our accumulated NOL carryforwards. However, our tax rate may significantly increase in future periods.

We make estimates and judgments about our future taxable income that are based on assumptions that are consistent with our plans and estimates. Should the actual amounts differ from our estimates, the amount of our valuation allowance could be materially impacted. Any adjustment to the deferred tax asset valuation allowance would be recorded in the consolidated statement of operations in the period that the adjustment is determined to be required.

Our income tax expense in 2009 includes $0.8 million of withholding taxes on royalty income from foreign sources. During the nine months ended September 30, 2010, our tax expense included a tax benefit of $0.1 million as a result of lower royalty income from foreign sources and a refund from a favorable tax ruling in China. Although there is a U.S. foreign tax credit for foreign income taxes paid, we do not record a benefit from these foreign tax credits, due to our full valuation allowance on our U.S. deferred tax assets.

Results of operations

The following tables set forth our results of operations for the periods presented and as a percentage of our revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

	Years ended December 31,						Nine months ended September 30,
	2007		2008		2009		2009		2010
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	% of revenue	Amount	% of revenue	Amount	% of revenue

Revenue	$95,825	100%	$133,989	100%	$155,062	100%	$112,014	100%	$132,888	100%
Cost of goods sold	83,475	87	109,439	82	114,572	74	86,142	77	91,079	69

Gross profit	12,350	13	24,550	18	40,490	26	25,872	23	41,809	31

Operating expenses:
Research and development	23,076	24	21,480	16	17,266	11	12,431	11	16,049	12
Sales and marketing	10,123	11	10,435	8	9,587	6	7,330	7	7,502	6
General and administrative	13,142	14	14,581	11	15,448	10	11,230	10	12,397	9
Amortization of purchased intangible assets	1,826	2	1,665	1	1,136	1	852	1	855	1
Asset impairment charges	6,138	6	4,047	3	1,233	1	—	—	—	—
Restructuring charges	—	—	1,383	1	—	—	—	—	—	—

Total operating expenses	54,305	57	53,591	40	44,670	29	31,843	29	36,803	28

Income (loss) from operations	(41,955)	(44)	(29,041)	(22)	(4,180)	(3)	(5,971)	(6)	5,006	3

Other income (expense), net	566	1	(812)	—	(765)	—	(451)	—	(360)	—
Benefit from (provision for) income taxes	(86)	—	1,812	1	(1,902)	(1)	(1,211)	(1)	(1,725)	(1)

Net income (loss)	(41,475)	(43)	(28,041)	(21)	(6,847)	(4)	(7,633)	(7)	2,921	2
Net (income) loss attributable to noncontrolling interests	8	—	(13)	—	(116)	—	(63)	—	(80)	—

Net income (loss) attributable to NeoPhotonics Corporation	$(41,467)	(43%)	$(28,054)	(21%)	$(6,963)	(5%)	$(7,696)	(7%)	$2,841	2%

Nine months ended September 30, 2009 and 2010

Revenue

	Nine months ended September 30,
	2009		2010		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Total revenue	$112,014	100%	$132,888	100%	$20,874	19%

Total revenue increased by $20.9 million from the nine months ended September 30, 2009 to the nine months ended September 30, 2010, representing a 19% increase. The increase in revenue was primarily attributable to an increase in demand for our agility products, as customers began to deploy more sophisticated product offerings, plus additional design wins and overall market expansion. Although sales increased on a global basis, the increase was primarily realized in China and the United States.

Cost of goods sold and gross margin

	Nine months ended September 30,
	2009		2010		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Cost of goods sold	$86,142	77%	$91,079	69%	$4,937	6%

	Nine months ended September 30,
		2009		2010

Gross margin		23%		31%		62%

Cost of goods sold increased by $4.9 million from the nine months ended September 30, 2009 to the nine months ended September 30, 2010, representing a 6% increase. Cost of goods sold increased primarily from higher sales volumes and additional direct labor costs, offset by lower material costs and improved manufacturing utilization in the nine months ended September 30, 2010. Gross margin was 31% for the nine months ended September 30, 2010, compared to 23% for the nine months ended September 30, 2009. The improvement in gross margin primarily resulted from the increase in sales of our higher-margin agility products in the nine months ended September 30, 2010, combined with lower production overhead and lower material costs resulting from manufacturing cost reductions.

Operating expenses

	Nine months ended September 30,
	2009		2010		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Research and development	$12,431	11%	$16,049	12%	$3,618	29%
Sales and marketing	7,330	7	7,502	6	172	2
General and administrative	11,230	10	12,397	9	1,167	10
Amortization of purchased intangible assets	852	1	855	1	3	—

Total operating expenses	$31,843	29%	$36,803	28%	$4,960	16

Research and development expense

Research and development expense increased by $3.6 million from the nine months ended September 30, 2009 to the nine months ended September 30, 2010, representing a 29% increase. This increase was primarily due to a $1.9 million increase in project management and design services and prototype expenses and incurred additional personnel costs during the nine months ended September 30, 2010 as we invested in additional resources to support future anticipated demand.

Sales and marketing expense

Sales and marketing expense increased by $0.2 million from the nine months ended September 30, 2009 to the nine months ended September 30, 2010, representing a 2% increase. The increase was primarily due to a $0.7 million increase in employee-related costs and sales commissions, partially offset by a $0.5 million decrease in bad debt expense as a result of improved collections.

General and administrative expense

General and administrative expense increased by $1.2 million from the nine months ended September 30, 2009 to the nine months ended September 30, 2010, representing a 10% increase. This increase was primarily due to increases in legal costs of $0.3 million, increases in audit and tax related costs of $0.4 million, and increases in personnel costs, partially offset by lower facilities-related costs.

Amortization of purchased intangible assets

Amortization of purchased intangible assets remained flat from the nine months ended September 30, 2009 to the nine months ended September 30, 2010, as we continue to amortize intangible assets associated with business acquisitions made prior to 2007.

Interest and other expense, net

	Nine months ended September 30,
	2009		2010		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Interest income	$295	0.3%	$163	0.1%	$(132)	(45%)
Interest expense	(801)	(0.7)	(565)	(0.4)	236	(29)
Other income (expense), net	55	0.0	42	0.0	(13)	(24)

Total	$(451)	(0.4%)	$(360)	(0.3%)	$91	(20)

Total interest and other expense, net decreased by $0.1 million from the nine months ended September 30, 2009 to the nine months ended September 30, 2010, representing a 20% decrease. The decrease was primarily related to a reduction in interest expense associated with lower outstanding debt during the nine months ended September 30, 2010 and lower foreign exchange loss. The decrease was partially offset by a reduction in interest income, primarily due to lower investment yields.

Benefit from (provision for) income taxes

	Nine months ended September 30,			Change
(in thousands, except percentages)	2009		2010	Amount	%

Provision for income taxes	$(1,211)		$(1,725)	$(514)	(43%)
Effective tax rate	(18.9%	)	35.8%

Our effective tax rate was negative 18.9% for the nine months ended September 30, 2009, compared with an effective tax rate of 35.8% for the nine months ended September 30, 2010. Our operating income is subject to varying rates of tax in the United States and foreign subsidiaries. Consequently, our effective tax rate is dependent upon the geographic distribution of our earnings or losses and the tax laws and regulations in each geographical region. During the nine months ended September 30, 2009, our tax expense incurred was primarily related to the net profits recognized in our foreign subsidiaries and withholding taxes on royalties received from our foreign subsidiaries. During the nine months ended September 30, 2010, our tax expense incurred was primarily related to the net profits recognized in our foreign subsidiaries partially offset by a refund from a favorable tax ruling related to withholding taxes on royalties received from our foreign subsidiaries.

Years Ended December 31, 2008 and 2009

Revenue

	Years ended December 31,		Change
(in thousands, except percentages)	2008	2009	Amount	%

Revenue	$133,989	$155,062	$21,073	16%

Total revenue increased by $21.1 million from 2008 to 2009, representing a 16% increase. The increase in revenue was primarily attributable to a $33.5 million increase in revenue from our customers in China. The increase in revenue from customers in China was primarily due to increased demand for our speed, agility and access products resulting from the 3G wireless buildout, partially relating to the economic stimulus program in China, as well as our launch of new products in 2009. The increase in revenue from customers in China was partially offset by lower revenue from other regions of the world, primarily due to a decrease in revenue in the United States and Japan of $7.9 million from 2008 to 2009. The lower demand in the United States and Japan was primarily driven by lower capital spending by service providers given recessionary economic conditions in 2009.

Cost of goods sold and gross margin

	Years ended December 31,
	2008		2009		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Cost of goods sold	$109,439	82%	$114,572	74%	$5,133	5%

	Years ended December 31,
		2008		2009		Change

Gross margin		18%		26%		8%

Cost of goods sold increased by $5.1 million, primarily due to an increase in sales volumes and higher sales of our higher cost PIC products, offset by efficiencies obtained in the manufacturing process, including higher wafer yields due to design improvements, reduced testing needed for more mature product offerings and improved manufacturing utilization. In addition, expense related to excess and obsolete inventories increased by $1.1 million from 2008 to 2009, primarily as a result of integrating our cable product portfolio during 2009. Similarly, the improvement in gross margin is primarily attributable to these impacts.

Operating expenses

	Years ended December 31,
	2008		2009		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Research and development	$21,480	16%	$17,266	11%	$(4,214)	(20%)
Sales and marketing	10,435	8	9,587	6	(848)	(8)
General and administrative	14,581	11	15,448	10	867	6
Amortization of purchased intangible assets	1,665	1	1,136	1	(529)	(32)
Asset impairment charges	4,047	3	1,233	1	(2,814)	(70)
Restructuring charges	1,383	1	—	—	(1,383)	(100)

Total operating expenses	$53,591	40%	$44,670	29%	$(8,921)	(17)

Research and development expense

Research and development expense decreased by $4.2 million from 2008 to 2009, representing a 20% decrease. This was primarily due to several factors, such as strategic reductions in spending, including a $2.0 million reduction in employee costs. This reduction in employee costs resulted from our reduction in workforce implemented at the end of 2008. In addition, the decrease was due to a reduction in development and prototype expenses of $1.3 million, redeployment of resources from research and development to manufacturing of $0.5 million and lower depreciation charges of $0.4 million during 2009.

Sales and marketing expense

Sales and marketing expense decreased by $0.8 million from 2008 to 2009, representing an 8% decrease. This decrease was primarily due to $0.6 million in lower external sales commissions expense and a $0.3 million reduction in employee costs resulting from our reduction in workforce implemented at the end of 2008, partially offset by an increase in bad debt expense of $0.2 million due to higher defaults of regional foreign cable TV customers in 2009.

General and administrative expense

General and administrative expense increased by $0.9 million from 2008 to 2009, representing a 6% increase. This was primarily due to an increase in accounting, consulting and advisory costs of $0.4 million and an increase in employee expenses of $0.3 million, due to an increase in incentive-based compensation expense, partially offset by reduced salary-related expense resulting from our reduction in workforce implemented at the end of 2008.

Amortization of purchased intangible assets

Amortization of purchased intangible assets decreased by $0.5 million from 2008 to 2009 due to the impairment of intangible assets recognized in 2008 as a result of our decision to discontinue development of a product relating to our acquisition of Paxera Corporation. The impairment resulted in lower amortization of purchased intangible assets in 2009.

Asset impairment charges

In 2008, we recognized $4.0 million of asset impairment charges as a result of the discontinuation of the production of a tunable laser product and in 2009, we recognized $1.2 million of asset impairment charges, primarily related to the agreement to sell our ownership interest in Archcom.

Restructuring charges

During the third quarter of 2008, we initiated a restructuring plan as part of a companywide cost saving initiative aimed to reduce operating costs by moving manufacturing operations from the United States to our primary subsidiary in China. We recorded $1.3 million of expense for severance costs resulting from involuntary termination of employees located in the United States and China and $0.1 million of expense related to a facility closure. We did not incur any restructuring charges in 2009.

Other income (expense), net

	Years ended December 31,
	2008		2009		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Interest income	$448	— %	$345	—%	$(103)	(23%)
Interest expense	(1,692)	(1)	(1,046)	(1)	646	38
Other income (expense), net	432	—	(64)	—	(496)	(115)

Total	$(812)	(1%)	$(765)	(1%)	$47	6

Interest income decreased by $0.1 million from 2008 to 2009. While we maintained higher cash balances in 2009, our cash was invested in money market funds with lower interest rates in 2009, but was invested in higher yielding short-term investments for part of 2008.

Interest expense decreased by $0.6 million from 2008 to 2009 primarily as a result of paying off one of our term loans in 2008, amortization of debt issuance costs on our U.S. term loans and a lower average balance outstanding under our lines of credit in China in 2009, as compared to 2008.

Other income (expense), net changed by $0.5 million from 2008 to 2009 primarily due to our subsidiaries in China realizing more foreign currency transaction gains on transactions denominated in U.S. dollars in 2008 when the RMB appreciated against the U.S. dollar.

Benefit from (provision for) income taxes

	Years ended December 31,
(in thousands, except percentages)	2008	2009		Change

Benefit from (provision for) income taxes	$1,812	$(1,902)		$(3,714)
Effective tax rate	6.1%	(38.5%	)

The effective tax rate was 6.1% for 2008, compared with an effective tax rate of negative 38.5% for 2009. The income tax benefit for 2008 primarily resulted from amortization of a deferred tax liability of $1.3 million relating to intangible assets in a foreign subsidiary and the recognition of refundable U.S. research and development credits of $0.2 million. In 2009, we incurred tax expense despite a consolidated loss before income taxes, primarily due to foreign income taxes paid based on profits realized by our foreign subsidiaries of $1.2 million and withholding taxes on royalties received from our foreign subsidiaries of $0.8 million.

Years Ended December 31, 2007 and 2008

Revenue

	Years ended December 31,		Change
(in thousands, except percentages)	2007	2008	Amount	%

Revenue	$95,825	$133,989	$38,164	40%

Revenue increased by $38.2 million from 2007 to 2008, representing a 40% increase. The increase was primarily attributable to an increase in sales of our access and agility products, specifically our PIC products. As our customers begin transitioning to systems for higher speed networks, our PIC products are designed to provide a cost-effective integrated solution. The demand for our access and agility products was stronger in China. Revenue from customers in China accounted for $26.7 million, or 70%, of the increase in revenue from 2007 to 2008, with the balance of the growth primarily due to higher demand in the United States, Europe and other countries in Asia.

Cost of goods sold and gross margin

	Years ended December 31,
	2007		2008		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Cost of goods sold	$83,475	87%	$109,439	82%	$25,964	31%

	Years ended December 31,
		2007		2008		Change

Gross margin		13%		18%		5%

Cost of goods sold increased by $26.0 million from 2007 to 2008, representing a 31% increase. The increase was primarily due to higher sales volumes. The improvement in gross margin primarily resulted from higher production capacity utilization due to higher production volumes and improvements to our manufacturing processes.

Operating expenses

	Years ended December 31,
	2007		2008		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Research and development	$23,076	24%	$21,480	16%	$(1,596)	(7%)
Sales and marketing	10,123	11	10,435	8	312	3
General and administrative	13,142	14	14,581	11	1,439	11
Amortization of purchased intangible assets	1,826	2	1,665	1	(161)	(9)
Asset impairment charges	6,138	6	4,047	3	(2,091)	(34)
Restructuring charges	—	—	1,383	1	1,383	n/a

Total operating expenses	$54,305	57%	$53,591	40%	$(714)	(1)

Research and development expense

Research and development expense decreased by $1.6 million from 2007 to 2008, representing a 7% decrease. This decrease was primarily the result of a redeployment of resources from research and development to manufacturing during 2008, representing a reduction in research and development expense of $1.6 million and reduced spending on prototypes of $0.5 million. This was offset by an increase in employee-related costs of $0.7 million in the first half of 2008 as additional resources were added in research and development.

Sales and marketing expense

Sales and marketing expense increased by $0.3 million from 2007 to 2008, representing a 3% increase. The increase was primarily attributable to bad debt expense of $0.6 million in 2008, associated with a customer that filed for bankruptcy protection during that year. Employee-related costs were relatively flat year over year.

General and administrative expense

General and administrative expense increased by $1.4 million from 2007 to 2008, representing an 11% increase. The increase was due primarily to additional employee costs resulting from increased staffing levels early in 2008.

Amortization of purchased intangible assets

Amortization of purchased intangible assets decreased by $0.2 million from 2007 to 2008 due to the impairment of intangible assets recognized in 2008.

Asset impairment charges

In 2007, we recognized $6.1 million of asset impairment charges relating to a defect in one of the products acquired through a business acquisition, as compared to the $4.0 million recognized in 2008 related to the discontinuation of a tunable laser product, also acquired through an acquisition.

Restructuring charges

In 2008, we recognized $1.4 million of restructuring charges associated with moving our manufacturing operations from the United States to our primary subsidiary in China. We did not incur any restructuring charges in 2007.

Other income (expense), net

	Years ended December 31,
	2007		2008		Change
(in thousands, except percentages)	Amount	% of revenue	Amount	% of revenue	Amount	%

Interest income	$1,496	2%	$448	—%	$(1,048)	(70%)
Interest expense	(1,249)	(1)	(1,692)	(1)	(443)	(36)
Other income, net	319	—	432	—	113	35

Total	$566	1%	$(812)	(1%)	$(1,378)	(243)

Interest income decreased by $1.0 million from 2007 to 2008, due primarily to the lower yields on investments we held and lower average cash balances in 2008. In 2007, we invested in short-term investments, primarily U.S. government notes, and in 2008, we sold these investments and held our cash in money market funds, which yielded comparatively lower interest rates.

The increase in interest expense of $0.4 million from 2007 to 2008 was due to additional debt in 2008 related to the U.S. loan and security agreement we entered into in December 2007.

Other income, net increased by $0.1 million from 2007 to 2008 primarily related to additional foreign exchange gains recognized by our subsidiaries in China resulting from more transactions denominated in U.S. dollars.

Benefit from (provision for) income taxes

	Years ended December 31,
(in thousands, except percentages)	2007		2008	Change

Benefit from (provision for) income taxes	$(86)		$1,812	$1,898
Effective tax rate	(0.2%	)	6.1%

The effective tax rate was negative 0.2% for 2007, and we recorded a benefit for 2008. The change in the effective tax rate from 2007 to 2008 was primarily attributable to amortization of a deferred tax liability of $1.3 million in 2008, relating to intangible assets in a foreign subsidiary, and the recognition of refundable U.S. research and development credits of $0.2 million in 2008.

Quarterly results of operations

The following tables set forth selected unaudited quarterly statements of operations data for our last eight completed fiscal quarters. The information for each of these quarters has been prepared on the same basis as the consolidated financial statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments necessary for the fair presentation of the results of operations for these periods. These data should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three months ended
(in thousands, except percentages)	Dec. 31, 2008	Mar. 31, 2009	Jun. 30, 2009	Sep. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	Jun. 30, 2010	Sep. 30, 2010

Revenue	$32,790	$32,085	$36,579	$43,350	$43,048	$40,208	$45,554	$47,126
Cost of goods sold	27,137	27,042	28,016	31,084	28,430	27,510	30,656	32,913

Gross profit	5,653	5,043	8,563	12,266	14,618	12,698	14,898	14,213
Gross margin	17.3%	15.8%	23.4%	28.3%	34.0%	31.6%	32.7%	30.2%

Operating expenses:
Research and development	4,916	3,779	4,088	4,564	4,835	4,718	5,240	6,091
Sales and marketing	2,708	2,023	2,173	3,134	2,257	2,429	2,396	2,677
General and administrative	3,681	3,781	3,702	3,747	4,218	4,570	3,387	4,440
Amortization of purchased intangible assets	292	284	284	284	284	284	285	286
Asset impairment charges	869	—	—	—	1,233	—	—	—
Restructuring charges	1,153	—	—	—	—	—	—	—

Total operating expenses	13,619	9,867	10,247	11,729	12,827	12,001	11,308	13,494

Income (loss) from operations	(7,966)	(4,824)	(1,684)	537	1,791	697	3,590	719
Other income (expense), net	(633)	119	(439)	(131)	(314)	(26)	(98)	(236)
Benefit from (provision for) income taxes	384	(267)	(405)	(539)	(691)	(610)	(710)	(405)

Net income (loss)	(8,215)	(4,972)	(2,528)	(133)	786	61	2,782	78
Net (income) loss attributable to noncontrolling interests	(9)	(29)	3	(37)	(53)	(80)	—	—

Net income (loss) attributable to NeoPhotonics Corporation	$(8,224)	$(5,001)	$(2,525)	$(170)	$733	$(19)	$2,782	$78

Quarterly revenue trends and seasonality

Our quarterly results reflect seasonality in the sale of our products. Historically, our product revenue in the second and third quarters is seasonally higher than the first and fourth quarters of the calendar year. The first quarter of the year has historically been negatively affected by reduced economic activity due to Chinese New Year holidays. In the fourth quarter of the year, we have experienced reduced economic activity due to the China National Holiday and year-end holidays in the United States and Europe. In addition, in the second half of 2009, we experienced greater than anticipated demand for our products, primarily due to the economic stimulus program in China that partially offset the seasonality effects of our revenue in 2009. These historical patterns should not be considered a reliable indicator of our future revenue or performance.

Quarterly gross margin trends

Our gross margin has improved since the end of 2008 due primarily to several factors: as the volume of our products that we produce increases, we have been able to achieve greater cost efficiencies, which lower the cost of production; we continue to focus on the sale of higher margin products; we are proactive in managing cost reductions through negotiations with our supply chain and continuous improvement in product design; and we pursue initiatives to increase productivity in our manufacturing process. In addition, in the fourth quarter of 2009, we experienced a significantly higher gross margin as compared to prior quarters primarily due to unusually favorable pricing from certain suppliers and greater demand for higher margin products. The gross margin achieved in the fourth quarter of 2009 was considered atypical due to the factors described above and declined in the first quarter of 2010. Our historical performance should not be considered a reliable indicator of our future performance, particularly in the short-term.

Quarterly operating expense trends

Our operating expenses include research and development expense, sales and marketing expense and general and administrative expense. In the third quarter of 2008, we implemented a restructuring plan and recorded restructuring charges in the third and fourth quarters of 2008. This restructuring plan reduced our operating expenses beginning in the first quarter of 2009. In the third quarter of 2009, we recorded a bad debt expense associated with certain accounts with our smaller customers being deemed uncollectible given the global economic environment, which was reflected in sales and marketing expense. Additionally, in the fourth quarter of 2009, we recorded an impairment charge relating to the sale of Archcom. For the first three quarters of 2010, we have increased operating expenses as we enhance our product offerings, increase our sales and marketing activities, and as we develop infrastructure necessary to operate as a public company. In the future, we expect this trend to continue.

Liquidity and capital resources

Since inception, we have financed our operations through private sales of equity securities and cash generated from operations and from various lending arrangements. At December 31, 2009 and September 30, 2010, our cash and cash equivalents totaled $43.4 million and $25.4 million, respectively. Cash and cash equivalents were held for working capital purposes and were invested primarily in money market funds. We do not enter into investments for trading or speculative purposes. We believe that our existing cash and cash equivalents, and cash flows from our operating activities, will be sufficient to meet our anticipated cash needs for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced products, the costs to increase our manufacturing capacity and the continuing market acceptance of our products. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition would be adversely affected.

A customary business practice in China is for customers to exchange our accounts receivable with notes receivable issued by their bank. From time to time we accept notes receivable from certain of our customers in China. These notes receivable are non-interest bearing and are generally due within six months, and such notes receivable may be redeemed with the issuing bank prior to maturity at a discount. Historically, we have collected on the notes receivable in full at the time of maturity.

Frequently, we also direct our banking partners to issue notes payable to our suppliers in China in exchange for accounts payable. Our Chinese subsidiaries’ banks issue the notes to vendors and issue payment to the vendors upon redemption. We owe the payable balance to the issuing bank. The notes payable are non-interest bearing and are generally due within six months of issuance. As a condition of the notes payable lending arrangements, we are required to keep a compensating balance at the issuing banks that is a percentage of the total notes payable balance until the notes payable are paid by our subsidiaries in China. These balances are classified as restricted cash on our consolidated balance sheets. As of December 31, 2009 and September 30, 2010, our restricted cash totaled $3.3 million and $3.0 million, respectively.

We have lending arrangements with several financial institutions, including a loan and security agreement with Comerica Bank in the United States, which was amended in December 2009, and several line of credit arrangements for our subsidiaries in China.

As of December 31, 2009 and September 30, 2010, our loan and security agreement in the United States included the following:

•

An $8.0 million revolving line of credit. Amounts available under the revolving line of credit are reduced by any commercial or stand-by letters of credit issued under the facility. As of December 31, 2009, we had outstanding $1.5 million under the revolving line of credit and a $5.0 million letter of credit issued under the facility to support a line of credit facility for our primary subsidiary in China. As of September 30, 2010, we had outstanding $3.0 million under the revolving line of credit and a $5.0 million letter of credit supporting our China line of credit facility. The $3.0 million outstanding under the line of credit is due in December 2011. As of December 31, 2009 and September 30, 2010, $1.5 million and $0.0 million, respectively, was available under the revolving line of credit.

•

A $9.5 million facility under which we can draw down amounts in multiple six month tranches based on our capital expenditures in the United States. Each drawdown is due and payable in up to 30 equal monthly payments such that all amounts are repaid by June 2013. As of December 31, 2009 and September 30, 2010, $1.6 million and $3.4 million was outstanding, respectively and is due and payable in equal monthly payments of principal and interest through January 2013. The capacity for future borrowing is limited by specified maximum amounts. As of December 31, 2009 and September 30, 2010, $4.0 million and $3.5 million, respectively, was available under this facility.

Our loan and security agreement requires us to maintain certain financial covenants, including a liquidity ratio, and restricts our ability to incur additional debt or to engage in certain transactions and is secured by substantially all of our U.S. assets, other than intellectual property assets. As of December 31, 2009 and September 30, 2010, we were in compliance with all covenants contained in this agreement.

Our primary subsidiary in China has a $5.0 million line of credit facility with a Hong Kong bank. This line of credit agreement is supported by letters of credit issued pursuant to our U.S. loan and security agreement, as referenced above. As of December 31, 2009, $5.0 million was outstanding under this facility, and the balance was due in February 2010. Of the $5.0 million line of credit, $4.0 million was denominated in U.S. dollars with an interest rate of 3.38% and $1.0 million was denominated in RMB with an interest rate of 5.31%. As of September 30, 2010, we had repaid the $5.0 million line of credit in full and reborrowed $2.0 million, denominated in U.S. dollars with an interest rate of 3.89%, which is due in December 2010. As of December 31, 2009 and September 30, 2010, $0.0 million and $3.0 million, respectively, was available under the line of credit.

In addition to the $5.0 million line of credit facility for our primary subsidiary in China referenced above, our subsidiaries in China also have short-term line of credit facilities with several banking institutions. These short-term loans have an original maturity date of one year or less as of December 31, 2009 and bear the same interest rate of 5.31%. Amounts requested by us are not guaranteed and are subject to the banks’ funds and currency availability. The short-term loan agreements do not contain financial covenants and one such loan agreement is secured by our main manufacturing facility in China. As of December 31, 2009 and September 30, 2010, we had an aggregate of $14.6 million and $8.7 million, respectively, of short-term loans outstanding.

The table below sets forth selected cash flow data for the periods presented:

	Years ended December 31,			Nine months ended September 30,
(in thousands)	2007	2008	2009	2010

Net cash provided by (used in) operating activities	$(29,394)	$(15,260)	$11,762	$2,963
Net cash used in investing activities	(10,980)	(6,674)	(6,037)	(19,134)
Net cash provided by (used in) financing activities	3,807	36,648	9,010	(3,475)
Effect of exchange rates on cash and cash equivalents	(399)	364	(56)	1,579

Net increase (decrease) in cash and cash equivalents	$(36,966)	$15,078	$14,679	$(18,067)

Operating activities

In 2007, net cash used in operating activities was $29.4 million. Cash used in operating activities primarily related to payments to suppliers and employees in excess of cash received from our customers from the sale of our products. During the year ended December 31, 2007, we recognized a net loss of $41.5 million. However, that net loss incorporated non-cash charges, including depreciation and amortization of $12.5 million, asset impairment charges of $6.1 million, stock-based compensation expense of $1.3 million and we recorded non-cash increases to our asset reserve accounts of $2.9 million. In addition, we spent an additional $8.3 million in cash in 2007 to increase our inventories in anticipation of expected increases in sales volumes.

In 2008, net cash used in operating activities was $15.3 million. Cash used in operating activities primarily related to payments to suppliers and employees in excess of cash received from our customers from the sale of our products. Although we experienced a 39.8% increase in revenue from 2007 to 2008, our accounts receivables increased by 50.9%, or $15.3 million, primarily due to growth in our international receivables, which typically have longer payment terms. During the year ended December 31, 2008, we recognized a net loss of $28.0 million. However, that net loss incorporated non-cash charges, including depreciation and amortization of $13.5 million, asset impairment charges of $4.0 million and stock-based compensation expense of $1.1 million. Our uses of cash were partially offset by reduced inventories resulting from improved inventory turns and extended payment terms to suppliers, as evidenced by an increase in our accounts payable and accrued and other liabilities.

In 2009, net cash provided by operating activities was $11.8 million. Cash provided by operating activities primarily related to cash receipts from customers in excess of cash payments to our employees and suppliers. During the year ended December 31, 2009, we recognized a net loss of $6.8 million. However, that net loss incorporated non-cash charges, including depreciation and amortization of $13.6 million, asset impairment charges of $1.2 million and stock-based compensation expense of $1.0 million and we recorded non-cash increases to our asset reserve accounts of $1.9 million. We experienced a 15.7% increase in revenue from 2008 to 2009, primarily relating to international customers, whose receivables typically have longer payment terms and therefore our accounts receivables increased by 9.8% or $5.4 million. Our uses of cash were partially offset by reduced inventories resulting from continued improvement in our inventory turns and extended payment terms to suppliers as evidenced by an increase in our accounts payable and accrued and other liabilities.

During the nine months ended September 30, 2010, net cash provided by operating activities was $3.0 million. Cash provided by operating activities was primarily related to cash receipts from customers in excess of cash payments to our employees and suppliers. During the nine months ended September 30, 2010, we recognized net income of $2.9 million. However, that net income incorporated non-cash charges, including depreciation and amortization of $9.3 million, stock-based compensation expenses of $1.2 million and non-cash increases to our asset reserve accounts of $0.9 million. These amounts were partially offset as we spent an additional $12.2 million to increase our inventories to meet customer demands of seasonally higher sales volumes in the second and third quarter of the year and for future sales. However, not all of the inventory purchases were paid for during the nine months ended September 30, 2010, due to extended payment terms with certain suppliers, as evidenced by our net increase in accounts payable and accrued liabilities of $2.0 million during the period.

Investing activities

Our investing activities consisted primarily of capital expenditures and purchases and sales of short-term investments associated with our investment balances.

In 2007, we used $11.0 million of cash for investing activities. We used $12.9 million of cash for the purchase of additional machinery and equipment to support our research and development efforts and manufacturing activities and costs related to the implementation of new enterprise resource planning software, partially offset by $1.9 million of cash provided by the maturities of short-term investments, net of purchases.

In 2008, we used $6.7 million of cash for investing activities. We used $11.1 million of cash for the purchase of property and equipment, primarily associated with expansion of our manufacturing operations in China, partially offset by $4.1 million of cash provided by the sales and maturities of short-term investments.

In 2009, we used $6.0 million of cash for investing activities, comprised of $4.6 million of capital expenditures associated with the purchase of machinery and equipment and software to enhance and support our manufacturing operations, an increase of $1.8 million in restricted cash associated with our notes payable in China, partially offset by $1.0 million of cash provided by the sale of property, plant and equipment and the expected sale of Archcom. In 2010, we expect our cash payments for capital expenditures to be approximately $15 million, primarily to expand capacity in our wafer fabrication facility and other manufacturing operations.

During the nine months ended September 30, 2010, net cash used for investing activities was $19.1 million. We invested $8.0 million in shares of a non-U.S. publicly listed company, purchased $10.3 million of capital equipment and increased our restricted cash associated with our notes payable in China by $0.2 million. In addition, we completed our sale of Archcom and, as a result, received the remaining $0.6 million in cash proceeds, offset by the transfer of the cash of Archcom of $1.7 million to the buyer.

Financing activities

Our financing activities consisted primarily of proceeds from the issuance of preferred stock and activity associated with our various lending arrangements.

In 2007, our financing activities provided $3.8 million in cash. We received $5.5 million in cash from net borrowings associated with our bank loans, offset in part by $2.1 million of net payments of our notes payable.

In 2008, our financing activities provided $36.6 million in cash, primarily resulting from $31.1 million of cash from the issuance of preferred stock and $5.8 million in cash from net borrowings associated with our bank loans.

In 2009, our financing activities provided $9.0 million in cash, primarily resulting from $8.9 million of cash proceeds from the issuance of preferred stock and $5.2 million of net proceeds from notes payable. Our proceeds were offset by $5.1 million of net payments on our outstanding bank loans.

During the nine months ended September 30, 2010, net cash used for financing activities was $3.5 million. We repaid $8.8 million, net of our bank loans, repaid $0.7 million, net of our notes payable, and received $6.0 million in cash from the issuance of preferred stock.

Contractual obligations and commitments

The following summarizes our contractual obligations as of December 31, 2009:

	Payments due by period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Short-term loans and notes payable(1)	$28,341	$28,341	$—	$—	$—
Debt obligations(2)	8,147	6,035	2,112	—	—
Operating leases(3)	4,330	1,748	2,574	8	—
Purchase commitments(4)	13,410	13,410	—	—	—
Asset retirement obligation(5)	1,000	—	1,000	—	—

	55,228	49,534	5,686	8	—

Expected interest payments(6)	1,170	1,066	104	—	—

Total commitments	$56,398	$50,600	$5,790	$8	$—

(1)	In China, we have several lending arrangements that provide short-term loans with a maturity date of one year or less and frequently we issue notes payable to our suppliers. The notes payable are generally due within six months of issuance. The amount presented in the table represents the principal portion of the obligations. The short-term loans outstanding as of December 31, 2009 bear interest at 5.31%, which interest rate was fixed at the time of drawdown. The notes payable are non-interest bearing.

(2)	We have several loan and security agreements in China and the United States that provide various credit facilities, including lines of credit and term loans. The amount presented in the table represents the principal portion of the obligations. The debt obligations outstanding as of December 31, 2009 bear interest at rates ranging from 2.73% to 5.31% of which $3.2 million of the outstanding debt was subject to fluctuations in interest rates, while the interest rate relating to the remaining $4.9 million was fixed at the time of the drawdown. Interest is paid monthly over the term of the debt arrangement.

(3)	We have entered into various non-cancellable operating lease agreements for our offices in China and the United States.

(4)	We are obligated to make payments under various arrangements with suppliers for the procurement of goods and services.

(5)	We have an asset retirement obligation of $1.0 million associated with our facility lease in California, which expires in December 2012. This obligation is included in other noncurrent liabilities in the consolidated balance sheet as of December 31, 2009.

(6)	We calculate the expected interest payments based on our outstanding short-term loans and debt obligations at prevailing interest rates as of December 31, 2009.

Subsequent to December 31, 2009, we made payments against our outstanding loans and debt obligations and entered into additional purchase obligations, which have changed our contractual obligations since December 31, 2009. The following table summarizes our contractual obligations as of September 30, 2010:

	Payments due by period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Short-term loans and notes payable(1)	$20,973	$20,973	$—	$—	$—
Debt obligations(2)	6,377	1,966	4,411	—	—
Operating leases(3)	7,960	1,992	2,421	1,457	2,090
Purchase commitments(4)	30,400	30,400	—	—	—
Asset retirement obligations(5)	1,000	—	1,000	—	—

	66,710	55,331	7,832	1,457	2,090

Expected interest payments(6)	513	342	171	—	—

Total commitments	$67,223	$55,673	$8,003	$1,457	$2,090

(footnotes on following page)

(1)	In China, we have several lending arrangements that provide short-term loans with a maturity date of one year or less and frequently we issue notes payable to our suppliers. The notes payable are generally due within six months of issuance. The amount presented in the table represents the principal portion of the obligations. The short-term loans outstanding as of September 30, 2010 bear interest at 5.31%, which interest rate was fixed at the time of drawdown. The notes payable are non-interest bearing.

(2)	We have several loan and security agreements in the United States that provide various credit facilities, including lines of credit and term loans. The amount presented in the table represents the principal portion of the obligations. The debt obligations outstanding as of September 30, 2010 bear interest at rates ranging from 3.01% to 4.50%. All of the outstanding debt was subject to fluctuations in interest rates. Interest is paid monthly over the term of the debt arrangement.

(3)	We have entered into various non-cancelable operating lease agreements for our offices in China and the United States.

(4)	We are obligated to make payments under various arrangements with suppliers for the procurement of goods and services.

(5)	We have an asset retirement obligation of $1.0 million associated with our facility lease in California, which expires in December 2012. This obligation is included in other noncurrent liabilities in the consolidated balance sheet as of September 30, 2010.

(6)	We calculate the expected interest payments based on our outstanding short-term loans and debt obligations at prevailing interest rates as of September 30, 2010.

Off-balance sheet arrangements

During the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and qualitative disclosures about market risk

Interest rate fluctuation risk

Our cash equivalents consisted primarily of money market funds and interest and non-interest bearing bank deposits. The main objective of these instruments was safety of principal and liquidity while maximizing return, without significantly increasing risk. Given the short-term nature of our cash equivalents, we do not anticipate any material effect on our portfolio due to fluctuations in interest rates.

We are exposed to market risk due to the possibility of changing interest rates associated with certain outstanding balances under our debt instruments. As of December 31, 2009, and September 30, 2010, the interest rates on all of our outstanding debt in China were fixed at the time of drawdown, and were not subject to fluctuations. As of December 31, 2009, and September 30, 2010, a portion of our U.S. debt was based on floating rates of interest and is subject to fluctuations in interest rates. As of December 31, 2009, and September 30, 2010, we had not hedged our interest rate risk.

As of December 31, 2009, we had $3.2 million outstanding under our U.S. credit facilities, which was subject to fluctuations in interest rates. As of December 31, 2009, the weighted average interest rate on the $3.2 million of outstanding principal subject to interest rate fluctuations was 3.05%. A hypothetical 10% increase in the interest rate could result in approximately $10,000 of additional annual interest expense. As of September 30, 2010, we had $6.4 million outstanding under our U.S. credit facilities, which was subject to fluctuations in interest rates. As of September 30, 2010, the weighted average interest rate on the $6.4 million of outstanding principal subject to interest rate fluctuations was 4.23%. A hypothetical 10% increase in the interest rate could result in approximately $27,000 of additional annual interest expense. The hypothetical changes and assumptions made above will be different from what actually occurs in the future. Furthermore, the computations do not anticipate actions that may be taken by our management should the hypothetical market changes actually occur over time. As a result, actual impacts on our results of operations in the future will differ from those quantified above.

Foreign currency exchange risk

Foreign currency exchange rates are subject to fluctuation and may cause us to recognize transaction gains and losses in our statement of operations. A substantial portion of our business is conducted through our subsidiaries in China whose functional currency is the RMB. To the extent that transactions by our subsidiaries in China are denominated in currencies other than RMB, we bear the risk that fluctuations in the exchange rates of the RMB in relation to other currencies could decrease our revenue and increase our costs and expenses. During the years ended December 31, 2007 and 2008, we recognized foreign currency transaction gains of $0.5 million and $0.8 million, respectively, and during the year ended December 31, 2009, we recognized foreign transaction losses of $0.1 million. During the nine months ended September 30, 2009 and 2010, we recognized foreign currency transaction losses of $50,000 and $2,000, respectively.

We use the U.S. dollar as the reporting currency for our consolidated financial statements. Any significant revaluation of the RMB may materially and adversely affect our results of operations upon translation of our Chinese subsidiaries’ financial statements into U.S. dollars. While we generate a majority of our revenue in RMB, a majority of our operating expenses are in U.S. dollars. Therefore a depreciation in RMB against the U.S. dollar would negatively impact our revenue upon translation to the U.S. dollars but the impact on operating expenses would be less. For example, for the year ended December 31, 2009, a 10% depreciation in RMB against the U.S. dollar would have resulted in an $11.8 million decrease in our revenue and a $1.2 million increase in our net loss in 2009. For the nine months ended September 30, 2010, a 10% depreciation in RMB against the U.S. dollar would have resulted in a $7.9 million decrease in our revenue and a $1.1 million decrease in our net income for the period.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure. In addition, our currency exchange variations may be magnified by any Chinese exchange control regulations that restrict our ability to convert RMB into foreign currency.

Inflation risk

Inflationary factors, such as increases in our cost of goods sold and operating expenses, may adversely affect our results of operations. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, an increase in the rate of inflation in the future, particularly in China, may have an adverse affect on our levels of gross profit and operating expenses as a percentage of revenue if the sales prices for our products do not proportionately increase with these increased expenses.

Recent accounting pronouncements

In September 2006, the FASB issued accounting guidance on fair value measurements. This standard clarifies the definition of fair value, establishes a framework for measuring fair value within U.S. GAAP, and expands the disclosures regarding fair value measurements. In February 2008, the FASB deferred the effective date of the guidance to fiscal years beginning after

November 15, 2008 and interim periods within those fiscal years for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We adopted the fair value measurement guidance January 1, 2008, except for those items specifically deferred by the FASB, which were adopted January 1, 2009. The adoption did not have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB revised the authoritative guidance for business combinations, which establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance applies prospectively to business combinations, if any, for which the acquisition date was on or after January 1, 2009. The adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB revised the authoritative guidance to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The guidance was effective for our fiscal year beginning January 1, 2009. The adoption of this guidance resulted in classification changes which have been reflected in our consolidated balance sheets, statements of operations and statements of redeemable convertible preferred stock, deficit and comprehensive income (loss).

In May 2009, the FASB issued accounting guidance on subsequent events. This accounting guidance is effective for interim or annual periods ending after June 15, 2009. The guidance establishes the accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, it sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of the guidance did not have an impact on our financial position, results of operations or cash flows.

In June 2009, the FASB revised the authoritative guidance for variable interest entities, which changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The new accounting guidance will require a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. The new accounting guidance is effective for us beginning with our first interim period beginning January 1, 2010. The adoption of the guidance did not have a material impact on our financial position, results of operations or cash flows.

In September 2009, the FASB reached final consensus on new revenue recognition guidance regarding revenue arrangements with multiple deliverables. The new accounting guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. The new accounting guidance is effective for us beginning January 1, 2011 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. We do not expect that the adoption of the guidance will have a material impact on our financial position, results of operations or cash flows.

In January 2010, the FASB issued amended guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, we adopted this amendment for the nine month period ended September 30, 2010, except for the additional Level 3 requirements which will be adopted in 2011. Level 3 assets and liabilities are those whose fair market value inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Business

Overview

We are a leading designer and manufacturer of PIC-based modules and subsystems for bandwidth-intensive, high-speed communications networks. The rapid growth of bandwidth-intensive content, including HD and 3D video, music, social networking, video conferencing and other multimedia, is driving the demand for high-bandwidth products. The demand for bandwidth capacity is further intensified by the proliferation of network-attached devices, such as smartphones, laptops, netbooks, tablet computers, PCs, e-readers, televisions and gaming devices, that are enabling consumers to access bandwidth-intensive content anytime and anywhere over fixed and wireless networks, including 3G, and increasingly, LTE networks.

Our products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. We have a broad portfolio of over 300 products, including high-speed products that enable data transmission at 10Gbps, 40Gbps and 100Gbps, agility products such as ROADMs that dynamically allocate bandwidth to adjust for volatile traffic patterns, and access products that provide high-bandwidth connections to more devices and people over fixed and wireless networks.

Our innovative PIC technology utilizes proprietary design elements that provide optical functionality on a silicon chip. PIC devices integrate many more functional elements than discretely packaged components, enabling increased functionality in a small form factor while reducing packaging and interconnection costs. In addition, the cost advantages of PIC-based components are driven by the economics of semiconductor wafer mass manufacturing, where the marginal cost of producing an incremental chip is much less than that of a discrete component.

We have research and development and wafer fabrication facilities in Silicon Valley, California which are closely aligned with our research and development and manufacturing facilities in Shenzhen, China. We utilize proprietary design tools and design-for-manufacturing techniques to closely align our design process with our precision nanoscale, vertically integrated manufacturing and testing capabilities. Our technology and manufacturing expertise enables us to deliver repeatable, well-characterized products at high yields. We believe our combination of component integration technology expertise, global sales channels, broad product offerings and cost advantages from our PIC-based, vertically integrated and China-based manufacturing model provides us with key competitive advantages.

We sell our products to the leading network equipment vendors globally, including ADVA AG Optical Networking Ltd., Alcatel-Lucent SA, Ciena Corporation (including its recent acquisition of Nortel’s Metro Ethernet Networks business), Cisco Systems, Inc., FiberHome Technologies Group, ECI Telecom Ltd., Telefonaktiebolaget LM Ericsson, Fujitsu Limited, Harmonic, Inc., Huawei Technologies Co., Ltd., Mitsubishi Electric Corporation, NEC Corporation, Nokia Siemens Networks B.V. and ZTE Corporation. We refer to these companies as our Tier 1 customers. According to Infonetics, the top 12 optical network hardware vendors supplied over 90% of the worldwide market for optical network hardware in 2009. Each of these vendors is one of our Tier 1 customers. In 2009, we had revenue of $155.1 million and a net loss of $6.8 million. In the nine months ended September 30, 2010, we had revenue of $132.9 million and a net income of $3.1 million. We have grown our revenue at a 45.1% compounding annual growth rate, or CAGR, from 2005 to 2009 due to organic growth and acquisitions.

Industry background

Network traffic is continuing to experience rapid growth driven primarily by bandwidth-intensive content, such as HD and 3D video, music, social networking, video conferencing and other multimedia. This growth is intensified by the proliferation of fixed and wireless network-attached devices, including smartphones, laptops, netbooks, tablet computers, PCs, e-readers, televisions and gaming devices, that are enabling consumers to access content at increasing data rates anytime and anywhere. The growing widespread use of Cloud-based services, IP-based video, including user-generated video, IPTV, streaming web video, video conferencing and mobile video, enabled by 3G and increasingly by LTE networks, has accelerated and is expected to continue to accelerate growth in network traffic and place significant strains on existing communications networks. According to Cisco’s Visual Networking Index, global IP-based traffic is expected to grow from 14.7 petabytes per month in 2009 to 55.6 petabytes per month in 2013, representing a 39.3% CAGR over such period.

Competition among service providers has intensified due to the increasing overlap of service offerings, including voice, video, broadband and mobile offerings among service providers, as well as continued consolidation in the industry. The role of service providers has evolved from delivering simple, discrete communications services to delivering full suites of services. This increased level of convergence, coupled with the growing demand for bandwidth capacity, has resulted in complex communications networks strained by multiple bottlenecks. As a result, service providers have become larger, with increasingly complex requirements that their supply chain must address. These service providers require fewer and larger network equipment vendors who provide systems with technologies that support interoperability of multiple communications protocols, have the capacity to meet the demands of service providers in each geography where they operate and meet their ongoing total cost of ownership requirements.

Despite the increasing number and quality of services being delivered, competition and consolidation among services providers continues to pressure average revenue per user. Service providers have been seeking to improve profitability by increasingly utilizing and investing in scalable, low-cost, high-bandwidth solutions. Additionally, service providers are utilizing new architectures that deploy and enable more bandwidth capacity closer to the rapidly expanding base of fixed and mobile end users. Optical fiber is increasingly becoming the technology of choice across these networks due to its low cost-per-bit advantage.

Optical networking has emerged as a key technology to support the increasing demand for bandwidth capacity due to its ability to provide the speed, agility and access required by service providers. We believe the growth in bandwidth-intensive traffic, the proliferation of network-attached devices and the continued deployment of optical technologies deeper and closer to the edge of communications networks has created a multi-billion dollar market opportunity for high-performance optical systems. For example, optical fiber is currently used across communications networks, such as wireless backhaul, fiber-to-the-home, cable and transport. According to Infonetics, global optical network hardware revenue is projected to increase from $13.4 billion in 2009 to $15.3 billion in 2014.

As service providers consolidate, they increasingly demand fewer and larger suppliers, which requires network equipment vendors to increase their scale and manufacturing capabilities. As a result, the optical network hardware vendor landscape has continued to evolve and consolidate to meet this demand and continues to provide increasingly cost-effective solutions to their service provider customers. According to Infonetics, the top 12 of these vendors supplied over 90% of the worldwide market for optical network hardware in 2009.

China has become an increasingly important geography in the telecommunications equipment industry and local suppliers have emerged as market share leaders over the last several years. For example, Huawei Technologies has become a leading global competitor to North American and European incumbents. According to Infonetics, Huawei Technologies was the leader in the optical network hardware market with a 22.0% market share in 2009, compared with a 14.2% market share in 2007. In addition, given the availability of cost-efficient manufacturing and support infrastructures and qualified engineering talent that the Chinese market provides, North American and European network equipment vendors have increasingly shifted their operations to China.

Challenges faced in communications networks

Existing communications networks face many challenges, including:

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Delivering high-bandwidth, high-speed communications networks at low costs.    Traditional service provider networks were not designed for the current and anticipated levels of network traffic. To address rapidly growing traffic demands, service providers have been forced to augment their existing networks with additional network elements to deliver increasing levels of bandwidth capacity. Most currently available bandwidth solutions from network equipment vendors are unable to efficiently leverage existing infrastructure and instead require new network deployments or wholesale replacement of existing optical fiber infrastructure, thereby increasing network complexity and cost and potentially degrading network performance.

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Achieving high levels of integration.    Network equipment vendors need to address multiple inter-related customer requirements including power consumption, operating temperature and physical size, while also meeting stringent demands for product performance, spectral efficiency, reliability and cost. These have traditionally been addressed through interconnecting multiple discrete components which results in a high degree of complexity within optical systems. Additionally, solutions that interconnect discrete components are challenged to efficiently deliver bandwidth at high data rates, such as 40Gbps and 100Gbps, because they are less reliable and have difficulty mitigating signal distortion that arises when operating at higher data rates. Given the fragmented nature of these discrete systems and the challenges they have transmitting at high speed, we believe they are unable to reliably and cost-effectively address the escalating requirements of network equipment vendors and, in turn, their service provider customers.

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Ensuring compatibility with existing networks.    Approaches to increasing bandwidth capacity that are not backward compatible with existing infrastructure are not attractive to service providers. Certain PIC structures are not compatible with existing networks, creating, what we believe to be, high cost barriers to adoption.

Given these challenges, we believe that existing discrete optical solutions and alternative PIC-based solutions are sub-optimal and do not allow service providers to cost-effectively deliver scalable bandwidth to their customers. We believe this provides multiple opportunities for vendors that provide PIC-based modules and subsystems that address these challenges.

Our solutions

We are a leading designer and manufacturer of PIC-based modules and subsystems for bandwidth-intensive, high-speed communications networks. We offer a broad portfolio of products that are critical in enabling speed, agility and access across communications networks.

The key benefits of our solutions include:

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Enabling service providers to cost-effectively deploy and rapidly scale high-bandwidth capacity networks.    Our solutions are compatible with existing network architectures and enable incremental system upgrades, allowing service providers to rapidly scale network capacity and cost-effectively deploy enhanced services to their customers over existing optical fiber infrastructure. We believe our broad product portfolio enables our customers to cost-effectively deliver high-performance systems across the various segments of communications networks.

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Simplifying communications networks implementation through large scale integration.    We are able to simplify communications networks deployments by delivering high levels of functional integration through our PIC solutions, which combine multiple discrete elements, in some cases over 100 elements on a single silicon chip. Our PIC-based approach enables us to deliver the increased performance, reliability and power efficiency in our modules and subsystems necessary for 100Gbps, while also reducing cost and physical size to allow complex ROADM modules. We have developed PIC-based products that achieve the increased performance required to migrate networks from 10Gbps to 100Gbps, that provide network agility through cost-effective ROADM modules and that enable network access in outside plant PON installations and wireless backhaul deployments.

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Enabling acceleration of time-to-market for network equipment vendors.    We believe our technology is attractive to leading service providers and network equipment vendors because it enables them to implement new features and scale network capacity rapidly, cost-effectively and predictably to meet demanding time-to-market requirements. Our products are developed using proprietary PIC-based design elements, which are similar in concept to standard cells used in the semiconductor industry, have standardized interfaces, provide well-characterized performance and are designed and tested for manufacturability. These elements can be used as fundamental building blocks to construct complex modules and subsystems. Since these elements are well-characterized, our design process can be accomplished efficiently and with fewer cycles, often by utilizing software similar to electronic design automation tools used in the semiconductor industry. This enables us to meet our customers’ demanding time-to-market requirements with predictable performance.

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Satisfying our customers’ quality and volume requirements.     We believe we are one of the highest volume PIC manufacturers in the world and have the ability to grow our capacity to meet increasing customer demand. Our Silicon Valley and China-based manufacturing facilities utilize proven semiconductor manufacturing techniques, such as statistical processing control and wafer scale fabrication, which enable us to provide repeatable, well-characterized performance at nanoscale tolerances with high yields. We innovate and design for performance, reliability and manufacturability by closely integrating our design processes with our precision manufacturing and testing capabilities.

Our strengths

Our key competitive strengths include the following:

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Leading provider of PIC technology.    We believe we are one of the highest volume PIC manufacturers in the world, and our differentiated PIC technology is a key enabler for delivering the speed, agility and access necessary to meet the increasing performance requirements of high-speed communications networks, including 100Gbps, at low costs. We are able to perform large scale integration of multiple functions at nanoscale tolerances through our design expertise and semiconductor manufacturing process capabilities. By using monolithic and hybrid integration techniques, we are able to combine the materials necessary to perform several functions on a single chip. We believe this differentiated approach to PIC technology is critical for the deployment of cost-effective, high-speed communications networks. Certain of our PIC-based products are designed to provide the performance necessary for transmission of data at 100 Gbps and beyond; others integrate many different functional elements to provide network agility through cost-effective ROADM modules and still others are used to provide high-bandwidth connections in access networks, including outside plant PON installations and wireless backhaul deployments.

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Tier 1 global customer base and leading supplier to fast growing Asian markets.    We are focused on serving our global Tier 1 customer base of network equipment vendors. According to Infonetics Research, the top 12 optical network hardware vendors supplied over 90% of the worldwide market for optical network hardware in 2009. Each of these vendors is one of our Tier 1 customers. From 2003 to September 30, 2010, we increased our aggregate number of design wins by product family with our Tier 1 customers from 3 to 92. For example, we are a leading supplier of high-performance optical modules and subsystems to Huawei Technologies. According to Infonetics, Huawei Technologies had the leading market share with 22.0% of the optical network hardware market in 2009. We also believe we are a leading supplier to optical network equipment vendors in Asia. According to Infonetics, the market in Asia has experienced a CAGR of 13.2% from 2006 to 2009 and is anticipated to reach $4.7 billion by 2014. We believe the rapid growth in Asia is driven by infrastructure investment in China and the success of Chinese companies worldwide.

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Broad portfolio of products that address bandwidth bottlenecks across various network segments.    Our products range from single function devices to modules and subsystems that enable speed, agility and access across communications networks, such as wireless backhaul, fiber-to-the-home, cable and transport. We believe our extensive product portfolio will help us to expand our preferred status within our Tier 1 customer base.

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Global, vertically integrated volume manufacturing platform.    Our vertically integrated design and manufacturing process in the United States and China encompasses all steps from wafer design and fabrication to module and subsystem assembly and test, and allows for rapid iterations in the development cycle and shorter time-to-market for our products. We believe this gives us the ability to innovate throughout the design and manufacturing process, which enhances our ability to meet changing customer requirements, refine production processes and shorten product development cycles. We strive to optimize production output for high yield based on established semiconductor industry techniques, including the use of online production data systems and statistical analysis tools, to meet customer specifications, minimize cost and maximize throughput. Our operations in Shenzhen, China and Silicon Valley, California complement one another to consistently provide high-quality PIC design and precision manufacturing, as well as continuous product improvement through cross-border research and development. In addition, our presence in Shenzhen aligns with the migration of manufacturing by network equipment vendors to Asia. We believe we are one of the highest volume PIC manufacturers in the world and will have the ability to grow our capacity to meet increasing customer demand.

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Strong knowledge base and extensive intellectual property portfolio.     We have a significant intellectual property portfolio relating to PIC design and fabrication, methods for assembly and packaging and other product designs and technologies. In addition, currently we employ over 300 people in our research and development departments, with over 100 additional technically qualified engineering staff in manufacturing, process and product support functions, including over 45 professionals with Ph.D. degrees. Our research and development programs allow us to enhance our intellectual property portfolio and continuously improve our products, designs and manufacturing processes. We work closely with our customers, as well as industry groups and service providers, to develop products and technologies to meet customers’ long-term product roadmaps.

Our strategy

Our goal is to become the leading global supplier of high-performance optical technologies that enable the speed, agility and access required to support the rapid growth in traffic over communications networks. Key elements of our strategy include:

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Extending our leadership in photonic integration technologies.    We plan to strengthen our technology leadership and leading product performance to accelerate design wins with our customers. Our comprehensive research and development program and our precision manufacturing capabilities enable us to enhance and extend our PIC capabilities across multiple product lines, including 40Gbps, 100Gbps, ROADM and PON products. We intend to continue providing innovative solutions in optical modules and subsystems, with an increasing emphasis on solutions with higher levels of functionality.

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Strengthening our relationships with our Tier 1 customers and penetrating new customers and geographies.    We intend to deepen our relationships with our Tier 1 customers by increasing design wins in their systems, and by further collaborating to create new solutions with superior features and capabilities. From 2003 to September 30, 2010, we increased our aggregate number of design wins by product family with our Tier 1 customers from 3 to 92. Additionally, we intend to penetrate new high-growth network equipment vendors. We also plan to continue focusing on emerging markets with rapidly growing economies, such as India, where there is increasing need for investment in communications infrastructure to satisfy bandwidth demands.

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Expanding our product development and vertically integrated volume manufacturing capabilities.    We plan to continually leverage our vertically integrated manufacturing model to further enhance our design-for-manufacturing capabilities and ensure we provide high quality products at low costs. We intend to continue innovating in our design and manufacturing process to shorten our product development cycles and enhance our ability to provide highly integrated PIC-based and other communications solutions. We plan to pursue further cost reduction initiatives by collaborating with our supply chain partners and continuing our internal productivity initiatives to deliver sustainable volume manufacturing performance. We intend to continue to develop our comprehensive quality control processes through the use of our statistical and automated information systems.

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Extending our product portfolio into additional segments of the network.     Given the demonstrated performance and reliability of our PIC-based products, we intend to leverage our technology to take advantage of new opportunities within communications networks. In extending our product portfolio, we seek to develop products that leverage our technology and process capabilities, support our customers’ long term investments and enable them to fulfill service provider roadmaps for speed, agility and access in their networks.

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Pursuing opportunistic acquisitions.    Historically, we have used acquisitions to expand our technology capabilities and grow our customer base. We regularly evaluate potential acquisition opportunities and intend to opportunistically pursue acquisitions that we believe provide complementary technology and can help accelerate our growth and strengthen our market position.

Technology

We have developed extensive expertise in the design, large-scale fabrication, high-volume module manufacturing and commercial deployment of our PIC products and technologies. The process of designing and manufacturing PICs in high volume with predictable, well-characterized performance and low manufacturing costs is complex and multi-faceted. We believe we have been able to develop the technologies that address and solve a range of interrelated problems that enable the efficient design and manufacture of complex, high-performance components, modules and subsystems for fiber optic networks. The basic elements of our technology are as follows:

Photonic integrated circuits (PICs).    We have developed a set of proprietary design elements that provide optical functionality on a silicon chip. We utilize micron and sub-micron scale structures of multiple precision-doped silica planar waveguides to fabricate functional elements such as integrated optical filters, switches and variable attenuators. By increasing the level of material doping in our planar waveguides, we decrease the size of our functional elements, thereby creating a path for larger scale integration of multiple elements in the same chip area. Depending on the customer engagement, we manufacture individual elements into products and, more often, we integrate these functional design elements into optical circuits to achieve a desired functionality and specification that is incorporated in our products. In addition, we fabricate optical micro electro-mechanical mirrors by precision etching of silicon-based wafers for use singly or in arrays to provide optical functions, such as attenuation and switching, for applications where high performance is required.

Hybrid PIC integration.    Through precise fabrication and positioning of physical features, we can integrate PIC devices fabricated on separate wafers out of different materials, matching the material to the function to improve performance attributes and reduce production costs. Our hybrid integration allows us to integrate active devices, such as photodiodes, with high-performance passive devices, such as switches, routers and filters, to provide the desired network functions on a single PIC.

Hardware and firmware integration.    We also sell our products as modules and subsystems which contain electronic hardware and firmware control that can be interfaced directly with customer systems. We design the electronic hardware and develop the firmware to integrate these with our optical products to meet customer specifications.

Fabrication and manufacturing processes.    We have developed extensive expertise in the technology domains important for high-volume fabrication and manufacturing of our PIC products with wafer-scale processes, including the complex interaction of electro-optic, thermal-optic and mechanical micro-thermal features. These products consist of precision-doped materials, with dimensions controlled to nanoscale tolerances, which we continue to optimize to achieve consistent high manufacturing yields and high performance. To achieve this optimization, we have developed and characterized all of our complex manufacturing steps. These processing steps are analogous to the semiconductor industry and include repeated deposition, lithography and etch, precision materials doping, metrology and inspection, with feedback methodologies for continuous process control. Each PIC element is tested and characterized using our proprietary equipment before incorporation into our products.

Circuit design and design-for-manufacturing tools.    We utilize a comprehensive set of proprietary as well as industry standard software design tools, which permit us to model relevant geometries, dimensions and thermal management for a broad range of photonic devices, which then allows us to develop products with minimal design iterations and to manufacture to a wide range of specifications. The effects of small performance variations for an individual photonic device are critical in integrated photonics, because performance variations accumulate over the full array of a PIC, which can contain multiple elements. These issues necessitated our development of a full suite of sophisticated software tools for device design and characterization, coupled with repeatable, narrowly-defined manufacturing processes across multiple process steps.

Products

We have a broad portfolio of over 300 products, including high-speed products that enable data transmission at 10Gbps, 40Gbps and 100Gbps, agility products such as ROADMs that dynamically allocate bandwidth to adjust for volatile traffic patterns, and access products that provide high-bandwidth connections to more devices and people over fixed and wireless networks. Our products are categorized in 35 product families.

Speed

Speed refers to the ability to transmit data at high data rates. A key limitation of network capacity is the amount of data that can be transmitted through a single fiber from one point to another. Therefore, high speed transmission networks carry a larger amount of data from point to point in less time. To address this limitation, we have a portfolio of products enabling data transmission at speeds of 2.5Gbps, 10Gbps, 40Gbps and 100Gbps, shown below.

Product category	Product description and key attributes	Representative product

Transceivers	Transmits data into or receives data from optical fiber •Transmission speeds from 2.5Gbps to 10Gbps •SFP, XFP, XFP-E and SFP+ form factors •2 to 80 kilometer transmission distances

Arrayed waveguide multiplexers	Combines or separates from 4 to 88 different optical wavelength channels on a single optical fiber •33GHz to 100GHz channel spacing •Manages wavelength differences for channel separation

Coherent mixers

Decodes multiple signals transmitted on the same optical wavelength by comparison to an external laser

•Used to prepare coherent optical signals for detection

•For use in coherent 40Gbps and 100Gbps systems

DQPSK demodulators

Decodes multiple signals transmitted on the same optical wavelength by comparison to a time-delayed version of the incoming signal

•Used to prepare optical signals for detection

•For use primarily in 40Gbps systems

•Integrates devices that manage light signal combination and separation without conversion to electrical signals

Integrated coherent receivers	Decodes multiple phase-modulated optical signals and converts them to electrical form •For use in 40Gbps and 100Gbps systems •Integrates a coherent mixer with photodiode detectors and amplifiers

Agility

Agility refers to the tunability and re-configurability of products to support efficient bandwidth allocation for the rapidly growing and dynamically changing traffic patterns over communications networks. We provide a portfolio of products that enable network agility, shown below.

Product category	Product description and key attributes	Representative product

ROADMs and OADMs

Optical add and drop multiplexers that dynamically or statically remove or add individual optical wavelengths from a single optical fiber

•ROADM, VMUX and other OADM configurations

•30 to 48 wavelengths

•Optional features include monitoring, power management, and switching

Arrayed waveguide gratings (AWG)

Combines or separates multiple different optical wavelengths on a single optical fiber

•Thermal and athermal configurations for stabilization against ambient temperature variations

•50GHz to 100GHz channel spacing

•32 to 88 wavelengths

Variable optical attenuators	Adjusts the power of a signal in an optical fiber •Utilizes MEMS for attenuator control •Low optical signal loss, polarization and wavelength dependence •Per channel power control

Shelf-level modules and subsystems

Chassis level modules and subsystems integrating multiple optical devices

•Includes integration of software and electronic control circuitry

•Optional configurations include other OADMs, AWGs and other modules and functionality

Access

Access refers to the ability to provide high-bandwidth connections to more devices and people over fixed and wireless networks. We offer a portfolio of products for wireless backhaul applications, fiber-to-the-home network standards and point to point networks, shown below.

Product category	Product description and key attributes	Representative product

Optical line terminals	Central office equipment connecting up to 64 users to the fiber optic network •10GEPON, GEPON and GPON compatible •Includes a burst mode receiver •Transmission speeds up to 10Gbps

Optical network units

Customer premise equipment providing voice, data and internet access over optical fiber- to-the-home or business

•10GEPON, GEPON and GPON compatible

•Converts and reconverts optical signals to electrical signals

•2 wavelengths with bandwidth up to 10Gbps upstream and 10Gbps downstream

Triplexers

Customer premise equipment providing voice, data, internet and analog video access over optical fiber to the home or business

•GEPON and GPON compatible

•3 wavelengths with digital bandwidth up to 1.25Gbps upstream and 2.5Gbps downstream and analog bandwidth of 800MHz downstream

Transceivers

Transmits data into or receives data from optical fiber for wireless backhaul and point to point applications

•3G and LTE backhaul compatible

•Transmission speeds up to 10Gbps

•SFP, XFP and SFP+ form factors

•2 to 80 kilometer transmission distances

AWGs and splitters

Products for outdoor use connecting up to 64 end users to a single optical fiber

•Athermal configuration for stabilization against ambient temperature variations

•AWGs for use with WDM-PON systems

•Splitters with split ratios ranging from 1x4 to 2x64

Product category	Product description and key attributes	Representative product

Cable television subsystems

Hybrid fiber coaxial subsystems for cable television transmission

•Transmitters, receivers, amplifiers and compact optical receiver nodes for outdoor and indoor use

•Regular and high definition video delivery

•Digital data and internet over cable, or DOCSIS 3.0, transmission

Customers

We focus on a global customer base of network equipment vendors who we refer to as our Tier 1 customers. These customers include:

•ADVA AG Optical Networking Ltd. •Alcatel-Lucent SA •Ciena Corporation •Cisco Systems, Inc. •ECI Telecom Ltd.	•Telefonaktiebolaget LM Ericsson •FiberHome Technologies Group •Fujitsu Limited •Harmonic, Inc.	•Huawei Technologies Co., Ltd. •Mitsubishi Electric Corporation •NEC Corporation •Nokia Siemens Networks B.V. •ZTE Corporation

According to Infonetics, the top 12 optical network hardware vendors supplied over 90% of the worldwide market for optical network hardware in 2009. We sell our products to all of these vendors, as well as numerous other customers worldwide.

We calculate the percentage of our total revenue attributable to specific customers based on direct sales to such customer. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our ten largest customers accounted for 61.3%, 70.7%, 82.9% and 86.2%, respectively, of our total revenue. In 2007, 2008, 2009 and the nine months ended September 30, 2010, sales to Huawei Technologies accounted for 16.1%, 33.9%, 52.9% and 48.2%, respectively, of our total revenue, while sales to Mitsubishi accounted for 12.5% of our total revenue in 2007 and 12.4% of our total revenue in 2008. Sales to Mitsubishi accounted for less than ten percent of our total revenue in 2009 and for the nine months ended September 30, 2010. For the three months ended September 30, 2010, sales to Huawei Technologies and Alcatel-Lucent accounted for 45.8% and 10.4%, respectively, of our total revenue.

We focus on increasing our penetration of our Tier 1 customers by adding design wins across our product families. From 2003 to September 30, 2010, we increased our aggregate number of design wins by product family with these customers from 3 to 92. Additionally, we plan to continue to develop relationships and achieve design wins with new and existing high-growth customers.

Sales and marketing

We operate a sales model that focuses on direct alignment with our customers through close coordination of our sales, product engineering and manufacturing teams. Our sales and marketing organizations support our strategy of increasing product penetration with our Tier 1 customers while also serving our broader customer base. Our sales cycles typically require a significant amount of time and a substantial expenditure of resources before we can realize revenue from the sale of products. The length of our sales cycle, from initial request to design win, is typically 6 to 12 months for an existing product and 18 months or longer for a new product.

Our sales process involves collaboration and regular discussion with our customers early in their design cycles to implement new product development programs. Our sales organization facilitates these activities by working closely with our product engineering managers and design teams to conduct periodic engineering reviews and program reviews with counterparts at our customers. We believe that these extensive collaborative engineering activities provide us valuable insight into our customers’ broader and longer term needs.

We employ a direct sales force in the United States, China, India, Israel, Japan, Russia and the European Union. These individuals work closely with our product engineers, and product marketing and sales operations teams, in an integrated approach to address our customers’ current and future needs. We believe we are well positioned to capitalize on the migration of our customers’ operations to China, where our large Shenzhen-based sales and engineering staff is able to closely and effectively support our customers. We also engage independent commissioned representatives and distributors worldwide to further extend our global reach. We expect to continue to add sales and related support personnel as we grow our business.

Our marketing team focuses on product strategy, product development, roadmap development, new product introduction processes, program management, product demand stimulation and assessment, and competitive analysis. Our marketing team also seeks to educate the market about our products by communicating the value proposition and product differentiation in direct customer interactions and presentations and at industry tradeshows and at technical conferences.

Research and development

We believe our future success depends on our ability to develop new products that address the rapidly changing technology needs of our industry and which can be manufactured at high volume and low cost. Our product development strategy is to expand the performance and reliability of our products by increasing functionality, notably through higher PIC content, in an expanding set of modules and subsystems, thus displacing alternative solutions that are more expensive, larger and less reliable.

Our research and development team comprises engineers with expertise in the areas of photonics, optical design, electronics, software, subsystem and module design, systems engineering and high-volume manufacturing. We have a rigorous product development process, with such steps as sampling and engineering verification, design verification testing and volume production verification. In order for a product to move to the next step in the process, it must pass through a “gate,” or a series of checks to verify both technical and commercial performance. For example, our research and development activities incorporate manufacturing considerations to help ensure the high-volume and cost-effective manufacturability of our products, which are verified at each “gate.”

We have dedicated new product development and product sustaining engineering teams in Silicon Valley, California and Shenzhen, China. In our Silicon Valley facilities, we conduct PIC research, development and product roadmap definitions. In our Shenzhen facilities, we conduct new product development, manufacturing and process engineering, quality control and continuous improvement and cost reduction relating to product manufacturing, assembly and test. We believe our ability to leverage lower cost engineering in China with our research and development capability in Silicon Valley provides us with a global technical competitive advantage.

We have invested and expect to continue to invest significant time and capital into our research and development operations. Research and development expenses were $23.1 million, $21.5 million and $17.3 million in 2007, 2008 and 2009, respectively, and $16.0 million for the nine months ended September 30, 2010.

Intellectual property

We believe our intellectual property portfolio is one of our key competitive advantages. We have built an extensive intellectual property portfolio both as a core part of our internal research and development and technical strategies and through our strategic acquisitions, which were driven in part by the acquisition of intellectual property assets. Our intellectual property portfolio extends throughout our vertically integrated operations, from materials, design, integration and wafer fabrication to module and subsystem assembly and test. Our success as a company depends in part upon our ability to obtain and maintain proprietary protections for our technology and intellectual property and prevent others from infringing these proprietary rights. To accomplish this objective, we rely on a combination of intellectual property rights, including patent, trademark, copyright, trade secret, and unfair competition laws, as well as license agreements and other contractual protections.

We have and will file patent applications to protect our proprietary information, and will pursue such applications, as well as applications for registrations for other intellectual property rights, as applicable. We have filed patent applications in the United States and in other countries, including Australia, Japan, Korea, China, Taiwan and certain countries in the European Union. Our patents will expire between 2013 and 2028.

Because our U.S. patents do not afford any intellectual property protection in China, where we have substantial operations, we also seek to secure, to the extent possible, comparable intellectual property protections in China. While we have issued patents and pending patent applications in China, portions of our intellectual property portfolio are not yet protected by patents in China. Moreover, the level of protection afforded by patent and other laws in China may not be comparable to that afforded in the United States. See “Risk factors—Risks related to our business —If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, our business and results of operation could be materially harmed.”

Our portfolio of patents and patent applications covers a broad range of intellectual property that encompasses over 100 different families. Our designation of families represents what we believe are distinct technological or method developments, or in some cases, a collection of distinct technological or method developments, that are protected by one or more patents or patent applications and which we believe are sufficiently related to warrant being grouped. Significant technology areas protected by one or more families of our patented intellectual property include:

•	PIC fabrication and design;

•	hybrid PIC integration;

•	athermal and enhanced AWG designs;

•	large scale integration for optical circuit designs;

•	optimized methods and apparatus for assembly and packaging;

•	optical MEMS;

•	advanced-modulation-format optoelectronics;

•	PON transceivers; and

•	telecom transceivers.

We seek to protect our intellectual property rights by having our employees and independent consultants enter into a confidentiality and inventions assignment agreements when they join us. Additionally, we enter into non-disclosure agreements with other third parties who may have access to our proprietary technologies and information.

In addition, we have registered the trademark “NeoPhotonics” in the United States.

Manufacturing, assembly and test

We believe that our vertically integrated manufacturing strategy, which extends from wafer fabrication through module and subsystem assembly and test, provides a sustainable competitive advantage in our industry. Manufacturing of our modules and subsystems is highly complex, utilizing extensive know-how in multiple disciplines and accumulated knowledge of manufacturing processes and equipment. For example, we employ design-for-manufacturing, advanced computer-aided simulation methods, and disciplined statistical process monitoring and controls. We believe this knowledge and experience base allows us to achieve high manufacturing yields with high product consistency and reliability at a low overall cost.

Our vertically integrated manufacturing model uses proprietary manufacturing processes and technologies and is based on established methods used in the semiconductor industry. Our products are constructed using hierarchical building blocks, or PIC-based elements, which are similar to standard cells used in the semiconductor industry. These PIC-based elements are designed and tested for manufacturability and use repeated deposition, lithography and etch, precision materials doping, metrology and inspection, with feedback methodologies for continuous process control. As a result, these elements have a well-characterized performance and standardized interfaces. These elements can be used as fundamental building blocks to construct complex modules and subsystems. Since these elements are well-characterized, the design process can be accomplished relatively quickly and easily and with fewer cycles. We developed these proprietary processes and technologies over many years in an effort to address the major issues that had been inhibiting the development of PICs and to provide products that differentiate us from our competitors.

Using our technology platform, we often work closely with customers during the design and manufacturing stages. Co-location of our research and development and manufacturing teams allows our design-for-manufacturing practices to operate seamlessly. Through our vertically integrated manufacturing operations, we believe we can develop, test and produce new products and configurations with higher performance, consistency and reliability and in less time than it would take by working with external vendors. We have developed proprietary testing methodologies that we believe allow us to develop products in short periods of time, which enable us to introduce products to the market more quickly and capitalize on new opportunities.

We have manufacturing operations in the United States and China. Our wafer fabrication operations are located in our Silicon Valley, California facilities and include chip design, clean room fabrication, integration and related facilities for PICs. Our manufacturing, assembly and test operations are located in our Shenzhen, China facilities, and include clean room fabrication, general manufacturing and assembly and test operations utilizing production expertise and cost-effective volume capabilities. Our operations in Shenzhen have primary responsibility for dicing, testing, volume packaging and assembly of PIC-based products. Our Shenzhen facilities also manufacture certain electrical, optical and mechanical parts, such as printed circuit board assemblies and photodiodes, which are incorporated into our products.

We have in-house tooling design, automation and testing platform development to enable process control, maximize output, help ensure consistency of output and optimize product development while maximizing capital efficiency. We operate automated testing and process control systems in both Silicon Valley and Shenzhen to ensure consistent quality and specifications as well as to enforce standard process control parameters. Each facility also includes comprehensive ongoing reliability and product test verification laboratories.

We have quality control processes and quality management methods in our internal manufacturing operations. Certain of our products are designed and qualified to meet applicable Telcordia Technologies, Inc., TÜV SÜD America Inc. and Underwriters Laboratories Inc. standards. Our manufacturing facilities in Shenzhen are third-party certified to TL 9000, ISO 9001, ISO 14001 and OHSAS 18000 standards and our facilities in Silicon Valley are certified to ISO 9001 standards.

We use suppliers from the United States, China and Japan to optimize product availability, quality and cost. We use comprehensive resource planning systems and methods to coordinate procurement and manufacturing. Although there are multiple sources for most of the component parts of our products, some components are sourced from single or, in some cases, limited sources. For example, various types of adhesives are sourced from various manufacturers which presently are sole sources for these particular adhesives. We typically do not have written agreements with any of these component manufacturers to guarantee the supply of the key components used in our products. We regularly monitor the supply of components and the availability of alternative sources. In order to manage a disruption in our supply chain, we provide forecasts to our manufacturers so they have adequate lead time to source the key components in advance of their anticipated use, with the objective of maintaining an adequate supply of these key components. In addition, we maintain an inventory of key components that we believe are most critical to the manufacturing process.

Backlog

Sales of our products generally are made pursuant to purchase orders, often with short lead times. These purchase orders are typically made without deposits and are often subject to revision or cancellation. The quantities actually purchased by our customers, as well as the shipment schedules, are frequently revised to reflect changes in our customers’ needs and in our supply of products. Because of the possibility of changes in delivery or acceptance schedules, cancellations, modifications or price reductions with limited or no penalties, we do not believe that backlog is a reliable indicator of our future revenue and do not rely on backlog to manage our business or evaluate our performance. Changes in the amount of our backlog do not necessarily reflect a corresponding change in the level of actual or potential sales.

Competition

The market for optical communications systems is highly competitive. While no company competes against us in all of our product areas, our competitors range from large international companies offering a wide range of products to smaller companies specializing in narrow markets. We believe the principal competitive factors in this market are:

•	ability to design and manufacture high quality, reliable products critical to the network;

•	breadth of product solutions;

•	price to performance characteristics;

•	financial stability;

•	ability to quickly and consistently produce in high volume and high quality;

•	ability to meet customers’ specific requirements;

•	ability to meet customer lead time demands; and

•	depth of relationships with and proximity to key customers globally.

We believe we compete favorably with respect to these factors. We believe our principal competitors include Finisar Corporation, JDS Uniphase Corporation, NTT Electronics Corporation, Source Photonics, Inc. and Sumitomo Electric Device Innovations, Inc. We also compete with various other companies.

Our competitors may have substantially greater name recognition and technical, financial and marketing resources than we do. Many of our competitors have greater resources to develop products or pursue acquisitions, and more experience in developing or acquiring new products and technologies and in creating market awareness for these products and technologies than we do. In addition, a number of our competitors have the financial resources to offer competitive products at below market pricing levels that could prevent us from competing effectively and which could adversely affect our financial performance.

We also face competition from some of our customers who evaluate our capabilities against the merits of manufacturing products internally. These customers may have the ability to manufacture competitive products at a lower cost than we would charge as a result of their higher levels of integration. As a result, these customers may purchase less of our products and there would be additional pressure to lower our selling prices which, accordingly, would negatively impact our revenue and gross margin.

Employees

As of September 30, 2010, we had 2,990 employees, of which 167 employees were based in our corporate headquarters in Silicon Valley, California and 2,823 were based in Shenzhen, China. As of that date, we had 100 employees in sales and marketing, 312 employees in research and development, 2,427 employees in manufacturing and operations and 151 employees in general and administrative functions.

None of our employees are covered by a collective bargaining agreement. Chinese law requires that all employees be members of a union that is overseen by the People’s Republic of China. Our labor union places emphasis on the recreational welfare of our direct labor force. We have never experienced employment-related work stoppages and we consider our employee relations to be good.

Facilities

Our headquarters are located in Silicon Valley, California where we lease approximately 63,000 square feet of office, laboratory and manufacturing space in two facilities under a lease that expires in 2012 with an option to renew for three additional years. In Shenzhen, China, we own approximately 237,000 square feet of manufacturing and office space in two facilities, and we are using an additional approximately 33,000 square feet of basement space located at these facilities. In addition, we lease approximately 40,000 square feet of office, laboratory and manufacturing space under a lease that expires in December 2012. We believe that our facilities are adequate to meet our current needs.

Environmental, health and safety matters

Our research and development and manufacturing operations and our products are subject to a variety of environmental, health and safety laws and regulations in the jurisdictions in which we operate. These regulations govern, among other things, the discharge of pollutants to air, water, and soil; the remediation of soil and groundwater contamination; the use, handling and disposal of hazardous materials; employee health and safety; and the hazardous material content and recycling of our products. We use, store and dispose of hazardous materials in our manufacturing operations and as components in our products. We incur costs to comply with existing environmental, health and safety requirements, and any failure to comply, or the identification of contamination for which we are found liable, could cause us to incur additional costs, including cleanup costs, monetary fines, or civil or criminal penalties, or result in the curtailment of our operations. In addition, environmental, health and safety requirements have become more stringent over time, and changes to existing requirements could restrict our ability to expand our facilities, require us to acquire costly pollution control equipment, or cause us to incur other significant expenses or to modify our manufacturing processes or the contents of our products. Some jurisdictions in which we operate or sell our products have enacted requirements regarding the recycling of waste electronic equipment, and/or the packaging and hazardous material content of certain products. For example, jurisdictions including China and the European Union, among a growing number of jurisdictions, have placed restrictions on the use of lead, among other chemicals, in electronic products, which affects the composition and packaging of our products. The passage of such requirements in additional jurisdictions, or the tightening of standards or elimination of certain exemptions in jurisdictions where our products are already subject to such requirements, could cause us to incur significant expenditures to make our products compliant with new requirements, or could limit the markets into which we may sell our products.

Additionally, increasing efforts to control emissions of greenhouse gases, or GHG, may also impact us. For example, our semiconductor manufacturing operations in California use perfluorocarbons, which are classified as a high global warming potential greenhouse gas. California’s recently enacted Global Warming Solutions Act will require us to design and install additional pollution control equipment at our San Jose, California, manufacturing plant to reduce our perfluorocarbon emissions beginning in 2012. In the United States, the Environmental

Protection Agency has announced a finding relating to GHG emissions that may result in promulgation of federal GHG air quality standards. The U.S. Congress is also considering various options, including a cap and trade system which would impose a limit and a price on GHG emissions and establish a market for trading GHG credits. China has recently agreed to join the Copenhagen Climate Accord, a voluntary (and non-binding) GHG agreement. Globally, negotiations for a treaty to succeed the 1997 Kyoto Protocol Treaty are ongoing, and it is not yet known whether (or on what terms) agreement will be reached on a successor treaty. Additional restrictions, limits, taxes, or other controls on GHG emissions could significantly increase our operating costs and, while it is not possible to estimate the specific impact any final GHG regulations will have on our operations, there can be no assurance that these measures will not have significant additional impact on us. In addition, some of our operations might be affected by the physical impacts of climate change. For example, some of our facilities are located in coastal areas that might be vulnerable to changes in sea level.

Legal proceedings

From time to time, we are involved in litigation that we believe is of the type common to companies engaged in our line of business, including commercial disputes and employment issues. As of the date of this prospectus, other than as described below, we are not involved in any pending legal proceedings that we believe could have a material adverse effect on our financial condition, results of operations or cash flows. However, as described below, a certain pending dispute involves a claim by a third party that our activities infringe their intellectual property rights. This and other types of intellectual property rights claims generally involve the demand by a third party that we cease the manufacture, use or sale of the allegedly infringing products, processes or technologies and/or pay substantial damages or royalties for past, present and future use of the allegedly infringing intellectual property. Claims that our products or processes infringe or misappropriate any third-party intellectual property rights (including claims arising through our contractual indemnification of our customers) often involve highly complex, technical issues, the outcome of which is inherently uncertain. Moreover, from time to time, we pursue litigation to assert our intellectual property rights. Regardless of the merit or resolution of any such litigation, complex intellectual property litigation is generally costly and diverts the efforts and attention of our management and technical personnel which could adversely affect our business.

Finisar Corporation v. Source Photonics, Inc., et al.

On January 5, 2010, Finisar Corporation, or Finisar, filed a complaint in the United States District Court for the Northern District of California against Source Photonics, Inc., MRV Communications, Inc., Oplink Communications, Inc. and us, or collectively, the co-defendants. In the complaint, Finisar alleged infringement of certain of its U.S. patents arising from the co-defendants’ respective manufacture, importation, use, sale or offer to sell certain optical transceiver products in the United States. Finisar sought to recover unspecified damages, up to treble the amount of actual damages, together with attorneys’ fees, interest and costs. Finisar alleged that at least some of the patents asserted are a part of certain digital diagnostic standards for optoelectronics transceivers, and, therefore, are being utilized in such digital diagnostic standards. On March 23, 2010, we filed an answer to the complaint and counterclaims, asserting two claims of patent infringement and additional claims asserting that Finisar has violated state and federal competition laws and violated its obligations to license on reasonable and non-discriminatory terms. On May 5, 2010, the court dismissed without prejudice all co-defendants (including us)

except Source Photonics, Inc., on grounds that such claims should have been asserted in four separate lawsuits, one against each co-defendant. This dismissal without prejudice does not prevent Finisar from bringing a new similar lawsuit against us. We and Finisar had agreed to a 90 day tolling of our respective claims and not to refile any claims against each other until one or more specified events occur resulting in the partial or complete resolution of the litigation between Source Photonics and Finisar. On September 10, 2010, Source Photonics and Finisar settled their lawsuit, commencing the tolling period.

At the end of the tolling period, Finisar may bring a new similar lawsuit against us, and if we are unsuccessful in our defense of the Finisar patent infringement claims, a license to use the allegedly infringing technology may not be available to us at all, and if it is, it may not be available on commercially reasonable terms and therefore may limit or preclude us from competing in the market for optical transceivers in the United States, which may have a material adverse effect on our results of operations and financial condition, or otherwise materially harm our business.

Although we believe that we would have meritorious defenses to the infringement allegations and intend to defend any new similar lawsuit vigorously, there can be no assurance that we will be successful in our defense. Even if we are successful, we may incur substantial legal fees and other costs in defending the lawsuit. Further, a new lawsuit, if brought, would be likely to divert the efforts and attention of our management and technical personnel, which could harm our business.

Management

Executive officers and directors

The following table sets forth the names, ages and positions of our executive officers and directors as of September 30, 2010:

Name	Age	Position

Timothy S. Jenks	55	President, Chief Executive Officer, Director and Chairman of the Board

James D. Fay	37	Vice President and Chief Financial Officer

Benjamin L. Sitler	55	Vice President of Global Sales

Dr. Chi Yue (“Raymond”) Cheung	43	Vice President and Chief Operating Officer

Dr. G. Ferris Lipscomb	58	Vice President of Marketing

Dr. Wupen Yuen	41	Vice President of Product Development and Engineering

Bandel L. Carano(1)	49	Director

Stephen T. Jurvetson(1)	43	Director

Allan Kwan(2)	52	Director

Björn Olsson(1)	54	Director

Yat Bun (“Robert”) Peng(3)	48	Director

Michael J. Sophie(2)	53	Director

T. Peter Thomas(1)(3)	64	Director

Lee Sen Ting(2)(3)	68	Director

(1)	Member of the nominating and corporate governance committee.

(2)	Member of the audit committee.

(3)	Member of the compensation committee.

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no familial relationships among our directors and executive officers. Set forth below is biographical information, including the experiences, qualifications, attributes or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this prospectus.

Executive officers

Timothy S. Jenks has served as our President and Chief Executive Officer and as a member of our board of directors since April 1998. From November 2002 until August 2005, Mr. Jenks also served as Chief Executive Officer of NanoGram Corporation, a nanomaterials applications company that we spun out, and served on its board of directors until July 2010. From November 2002 until March 2003, Mr. Jenks served as Chief Executive Officer and on the board of directors of NanoGram Devices Corporation, a medical device battery company that we spun out and that was acquired by Greatbatch, Inc. in 2004. Mr. Jenks served as our Chief Executive Officer and as a director at the time we filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to address certain liabilities, including real estate lease obligations in November

2003. From 1985 until 1998, Mr. Jenks served in several positions of increasing responsibility at Raychem Corporation, a California-based materials engineering company, acquired by Tyco International Ltd. in 1998, including General Manager of its Wire & Cable Division serving the Pacific Rim countries; its Wire & Cable Division in Swindon, United Kingdom serving the Europe and the Middle East, and Vice President and General Manager of its electrical products division, based in Munich, Germany and having operations in locations including the United States, Germany, Russia, Singapore, Saudi Arabia and the United Kingdom. Since March 2010, Mr. Jenks has served as a director of Ignis ASA, an optical technology company based in Norway in which, as of September 30, 2010, we have a minority equity investment of approximately 22.7% of the outstanding equity. Mr. Jenks is a former naval officer, and holds a master of business administration degree from the Stanford Graduate School of Business, a master of science degree in nuclear engineering from the Massachusetts Institute of Technology and a bachelor of science degree in mechanical engineering and marine engineering from the U.S. Naval Academy. Mr. Jenks brings to our board of directors demonstrated leadership and management ability at senior levels. In addition, his years of experience in engineered components industries, as well as his leadership in engineering and manufacturing business operations in several countries around the world, provide a valuable perspective for our board. He also brings continuity to our board and deep historic knowledge of our company through his tenure as Chief Executive Officer.

James D. Fay has served as our Vice President and Chief Financial Officer since January 2009 and previously served as our Vice President of Legal Affairs and General Counsel from May 2007 to January 2009. From March 2007 to May 2007, Mr. Fay was in private practice representing start-up companies. From January 2000 until March 2007, Mr. Fay served as Senior Vice President, Corporate Affairs and General Counsel for @Road, Inc., a mobile resource management service provider acquired by Trimble Navigation Limited in March 2007. From October 1998 until January 2000, Mr. Fay was an attorney for Venture Law Group. Mr. Fay holds a juris doctor degree from Harvard Law School and bachelor of arts degrees in international business and French from North Central College.

Benjamin L. Sitler has served as our Vice President of Worldwide Sales since July 2007 and previously served as our Vice President of Tunable Products from November 2006 to July 2007. From June 2003 until November 2006, Mr. Sitler served as President and Chief Executive Officer of Paxera Corporation, a provider of tunable lasers, which was acquired by us in November 2006. From December 2002 until May 2003, Mr. Sitler served as Vice President of Business Development of JCP Photonics, Inc., a tunable fiber laser company. From November 1999 until September 2002, Mr. Sitler served as Vice President of Worldwide Sales of Lightwave Microsystems Corporation, a communications equipment company that was acquired by us in 2003. From 1984 until 1999, Mr. Sitler served in a variety of positions for Raychem Corporation. Mr. Sitler is a former naval officer, and holds a master of business administration degree from the Anderson School of Business at the University of California, Los Angeles and a bachelor of science degree in mechanical engineering from the U.S. Naval Academy.

Raymond Cheung, Ph.D. has served as our Vice President and Chief Operating Officer since November 2008 and is an employee of NeoPhotonics (China) Co., Ltd. Previously, he served as our Vice President of Research and Development from September 2007 to October 2008 and Vice President of Product Engineering from June 2007 to August 2007. From April 2004 until May 2007, Dr. Cheung served as Director of SAE Magnetics (HK) Ltd., a hard disc drive design and manufacturing company, and was responsible for manufacturing operations in Dongguan, China. Dr. Cheung has also held various senior technical, operations and management positions with

Hong Kong Applied Science & Technology Research Institute and Philips Semiconductor. Dr. Cheung holds a doctorate degree in materials and mechanics from Cambridge University (UK) and a bachelor of science degree in mechanical engineering from King’s College London (UK).

G. Ferris Lipscomb, Ph.D. has served as our Vice President of Marketing since November 2002. Mr. Lipscomb served as our Vice President of Marketing at the time we filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to address certain liabilities, including real estate lease obligations in November 2003. From January 1999 until October 2002, Dr. Lipscomb served as Vice President of Marketing of Lightwave Microsystems Corporation, which was acquired by us in 2003. From January 1993 until December 1998, Dr. Lipscomb served in various positions including as General Manager and Executive Vice President at Akzo Nobel Electronic Products, Inc., a division of a multinational materials company. From September 1983 until December 1993, Dr. Lipscomb served in various positions including Chief Scientist for Photonics and Lightwave Technology in the Research and Development Division of Lockheed Missiles & Space Company. From September 1981 until August 1983, Dr. Lipscomb served on the Technical Staff of the TRW Technology Research Center. Dr. Lipscomb holds a doctorate degree in solid state physics from the University of Pennsylvania and a bachelor of science degree from the University of North Carolina, Chapel Hill.

Wupen Yuen, Ph.D. has served as our Vice President of Product Development and Engineering since September 2006 and previously served as our Director of Business Development since joining us in January 2005. From August 2002 until December 2004, Dr. Yuen served as Chief Technology Officer of Bandwidth9, Inc., a telecommunications tunable laser company. Dr. Yuen was Chief Technology Officer of Bandwidth9 when it filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in August 2004. Dr. Yuen holds a doctorate degree in electrical engineering, a master of science in electrical engineering from Stanford University and a bachelor of science in electrical engineering from National Taiwan University.

Board of directors

Bandel L. Carano has served as a member of our board of directors since March 2004. Since 1987, Mr. Carano has been a General Partner of Oak Investment Partners, a venture capital firm he joined in 1985. Mr. Carano is a director of Airspan Networks Inc., Kratos Defense and Security Solutions, Inc. and several privately-held companies. In addition, Mr. Carano has previously invested in and served on the board of directors of public companies including Tele Atlas BV, Synopsys, Inc. and Polycom, Inc. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano holds both a master of science degree and a bachelor of science degree in electrical engineering from Stanford University. As a venture capitalist, Mr. Carano has been involved with numerous technology companies in the telecommunications, wireless, rich media and semiconductor industries including 2Wire, Inc., Avici Systems, Qtera Corporation, Sentient Networks, Inc. and FiberTower Corporation, among others. Mr. Carano’s years of venture capital investing, his experience as a director of various public companies and his insights in building these businesses provide valuable perspective to the board of directors.

Stephen T. Jurvetson has served as a member of our board of directors since March 2004. Since 1997, Mr. Jurvetson has been a Managing Director of Draper Fisher Jurvetson, a venture capital firm. Mr. Jurvetson is a director of Tesla Motors, Inc., Synthetic Genomics, Inc., Space Exploration Technologies and several private companies. From June 1990 until September 1993, Mr. Jurvetson served as a Consultant at Bain & Company, Inc. From 1987 to September 1989, Mr. Jurvetson served as a part-time research and development engineer at Hewlett-Packard Company, where he worked on communications chip designs. His prior technical experience also includes programming, materials science research (such as electron microscope imaging of semiconductors), and computer design at Hewlett-Packard’s PC Division, the Center for Materials Research, and Mostek Corporation. Mr. Jurvetson holds a master of business administration degree from the Stanford Graduate School of Business, a master of science degree in electrical engineering and a bachelor of science degree in electrical engineering from Stanford University. Mr. Jurvetson has extensive experience in technology development and in assessing technology trends and their impact on markets. His years of venture capital investing, knowledge of semiconductor devices and electronic design, and his creative insights for new technology strategies provide a valuable perspective for our board of directors.

Allan Kwan has served as a member of our board of directors since November 2008. Since April 2007, Mr. Kwan has been a Venture Partner of Oak Investment Partners, a venture capital firm. From May 2007 to May 2008, Mr. Kwan served on the board of directors of Linktone Ltd., a China-based wireless content and applications provider. From July 2001 until April 2007, Mr. Kwan served first as Managing Director of North Asia, then as Vice President International of Yahoo! Inc. Mr. Kwan previously served as Chairman and Chief Executive Officer of Asia.com, a provider of web services, and in various senior executive positions at Motorola and Nortel. Mr. Kwan holds a bachelor of applied science degree in mechanical engineering from the University of British Columbia in Canada, a master of business administration degree from the Wharton School, University of Pennsylvania, and a master of arts degree in international studies from the University of Pennsylvania. Mr. Kwan’s leadership experience in senior management and corporate development positions in North America and China, as well as his operating experience in wireline and wireless telecommunications businesses, brings significant industry expertise, cross border expertise and an important global perspective to the board of directors.

Björn Olsson has served as a member of our board of directors since February 2009. Since July 2009, Mr. Olsson has been a Founding Partner and board member of EMA Technology AB, a Swedish investment company. In the first half of 2009, Mr. Olsson was engaged in market and business research related to founding EMA Technology AB. Previously, Mr. Olsson was Executive Vice President and a member of the Ericsson Group Management Team from January 2004 until December 2008. He joined Telefonaktiebolaget LM Ericsson in 1981 and held several senior management positions, including head of the Broadband, Cellular Systems (North American Standards), Transmission Networks and Systems business units, and as Chief Information Officer. Mr. Olsson holds a master of science in industrial management and engineering from the Linköping Institute of Technology in Sweden. Mr. Olsson has more than 25 years of experience in telecommunications, information technology, general management and leadership experience in the telecommunications industry and wireless systems development and architecture globally. With his extensive knowledge of our industry and locally in Europe, Mr. Olsson brings a deep understanding of our customers’ end markets, providing valuable guidance and direction to our management team and board of directors.

Robert Peng has served as a member of our board of directors since July 2005. Since January 2000, Mr. Peng has served as the Managing Director of China Investments of CEF Holdings Ltd., an investment holding company. Mr. Peng is the Managing Director of Concord Investments Company Ltd., an investment holding company and a director of Changyuan Group Ltd., a heat-shrinkable products manufacturer listed on the Shanghai Stock Exchange. Mr. Peng holds a master of business administration degree from the Chinese University of Hong Kong and a bachelor of arts degree in business administration from the University of Washington. As a China-based venture capitalist working with manufacturing and infrastructure companies, Mr. Peng provides our management and board of directors with important guidance as we grow our operations in China.

Michael J. Sophie has been a member of our board of directors since November 2006. Mr. Sophie has served as a director of Pericom Semiconductor Corporation since August 2008. Mr. Sophie has also served as interim President and Chief Executive Officer of Proxim Wireless Corporation, a provider of wireless broadband technologies, since October 2010. Since May 2006, Mr. Sophie has served on the boards of several private companies and provided advisory services. From October 2007 to December 2007, Mr. Sophie served on the board of directors of Marvell Technology Group, a provider of storage, communications and consumer silicon solutions. From March 2003 to January 2007, Mr. Sophie served on the board of directors of McDATA Corporation Ltd., a provider of storage networking solutions. He was previously employed at UTStarcom Inc., a global seller of telecommunications hardware and software products, serving as its Chief Financial Officer from August 1999 through August 2005, and as Chief Operating Officer from June 2005 through May 2006. Previously, Mr. Sophie held executive positions at P-Com, Inc., a developer of network access systems, from August 1993 to August 1999, including Vice President of Finance, Chief Financial Officer and Group President. From 1989 through 1993, Mr. Sophie was Vice President of Finance at Loral Fairchild Corp., a unit of Loral, a defense electronics and communications company. He holds a bachelor of science degree from California State University, Chico and a master of business administration degree from the University of Santa Clara. On May 1, 2008, the SEC issued an order in which UTStarcom, its then Chief Executive Officer, and Mr. Sophie, its former Chief Financial Officer, were ordered to cease and desist from causing or committing violations of federal securities laws described in the order. These laws require filing accurate periodic reports with the SEC, making and keeping accurate books and records, devising and maintaining adequate internal accounting controls, and accurately providing the officer’s certification that must accompany a publicly traded company’s periodic reports. The order stated that the two individuals failed to implement and maintain adequate internal controls and falsely certified that UTStarcom’s financial statements and books and records were accurate, as more fully set forth in the order. Mr. Sophie agreed to pay a civil fine of $75,000 and consented to the order without admitting or denying the findings (other than SEC jurisdiction). The order did not prevent Mr. Sophie from serving as an officer or director of a publicly traded company. Mr. Sophie brings to our board of directors valuable capabilities in financial understanding, business perspective and U.S.-China cross border experience. Mr. Sophie provides an important role in keeping our board of directors current with audit issues, collaborating with our independent registered public accounting firm and management team and providing guidance and advice on our financial position.

T. Peter Thomas has served as a member of our board of directors since 1996. Since April 2004, Mr. Thomas has been a Founder and Managing Director of ATA Ventures, a venture capital firm. He was previously a General Partner at Institutional Venture Partners, a venture capital firm, from 1985 to 2000. Prior to his venture experience, Mr. Thomas worked in a variety of engineering and management positions in high tech companies. His last role from 1975 to 1982 was with Intel Corporation. In the past five years, he has previously been a board member of public companies, including Transmeta Corporation, Atmel Corporation and @Road, Inc. He is presently a director of several privately-held companies. Mr. Thomas holds a master of science degree in computer science from Santa Clara University and a bachelor of science degree in electrical engineering from Utah State University. Mr. Thomas’ years of experience investing in and serving on the board of directors of multiple successful semiconductor and communications-

related companies brings significant industry expertise and appropriate perspective to the board of directors. His long-standing experience on our board of directors since our founding, as well as his experience on numerous other boards of directors, enables him to provide key insight, historical knowledge and guidance to our management team and board of directors.

Lee Sen Ting has served as a member of our board of directors since October 2007. Since April 2003, Mr. Ting has served as a Managing Director at W.R. Hambrecht + Co., LLC, a financial services firm, and since July 2002, Mr. Ting has served as an Advisor to WK Technology Fund, a venture capital firm. From October 2000 to March 2002, Mr. Ting served as an Advisory Director to W.R. Hambrecht + Co. LLC. From July 1965 to August 2000, Mr. Ting served in various roles at Hewlett-Packard Company, most recently as Corporate Vice President and a Managing Director. Mr. Ting is a director of the Lenovo Group, a Chinese hardware manufacturer and Microelectronics Technology Inc. Mr. Ting holds a bachelor of science degree in electrical engineering from Oregon State University and is a graduate of the Stanford Executive Program. Mr. Ting has more than 40 years experience in management and banking positions in China and internationally. His lengthy operating experience at Hewlett Packard provided him with extensive knowledge about operating in multiple Asian countries as well as dealing with cross-border management issues. This extensive background and international perspective provides valuable insights to our board of directors.

Director independence

Upon the completion of this offering, our common stock is expected to be listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors within a specified period following that company’s listing date in conjunction with its initial public offering. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

On March 30, 2010, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that each of Messrs. Carano, Jurvetson, Kwan, Olsson, Peng, Sophie, Thomas and Ting are “independent directors” as defined under the rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Board composition

Our board of directors is currently composed of nine members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and nine directors are currently authorized. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Following the completion of this offering, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during 2011 for the Class I directors, 2012 for the Class II directors and 2013 for the Class III directors.

•	Our Class I directors will be Robert Peng, Stephen T. Jurvetson and Timothy S. Jenks;

•	Our Class II directors will be T. Peter Thomas, Bandel Carano and Michael J. Sophie; and

•	Our Class III directors will be Lee Ting, Allan Kwan and Björn Olsson.

Our certificate of incorporation and our bylaws will provide that the number of our directors will be fixed from time to time by a resolution of our board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

Voting arrangements

Pursuant to our 2008 voting agreement that we entered into with certain holders of our common stock and certain holders of our preferred stock:

•	funds affiliated with Oak Investment Partners have the right to designate a director to our board of directors, which is currently Mr. Carano;

•	ATA Ventures has the right to designate a director to our board of directors, which is currently Mr. Thomas;

•	funds affiliated with Draper Fisher Jurvetson have the right to designate a director to our board of directors, which is currently Mr. Jurvetson;

•	one member of our board of directors will be our then-current Chief Executive Officer;

•

certain parties affiliated with Concord Investments Co. Ltd. have the right to designate two directors to our board of directors, one of which is currently Mr. Peng, and the other is required to be the currently serving General Manager of NeoPhotonics (China) Co., Ltd., which board of directors position is currently vacant;

•

holders of our Series 3 preferred stock have the right to designate a director to our board of directors, subject to the reasonable approval of us and International Finance Corporation, which is currently Mr. Sophie; and

•	the majority of the then-serving members of our board of directors have the right to nominate one director to our board of directors, which is currently Mr. Ting.

The provisions of this voting agreement will terminate upon the completion of this offering and there will be no further contractual arrangements regarding the election of our directors.

Board committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

Audit committee.    Our audit committee oversees our corporate accounting and financial reporting processes. For that purpose, our audit committee, among other things:

•	evaluates the qualifications and performance of our independent registered public accounting firm;

•	determines and approves the scope of engagement and compensation of our independent registered public accounting firm;

•	confers with management and our independent registered public accounting firm regarding the effectiveness of our internal control over financial reporting; and

•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

Our audit committee also has certain responsibilities, including without limitation, the following:

•	selecting and hiring the independent registered public accounting firm;

•	supervising and evaluating the independent registered public accounting firm;

•	approving audit and non-audit services and fees;

•

reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls; and

•	reviewing reports and communications from the independent registered public accounting firm.

The members of our audit committee are Messrs. Sophie, Kwan and Ting. Our board of directors has determined that Mr. Sophie is an “audit committee financial expert” as defined under applicable SEC rules. Mr. Sophie has also been appointed to serve as the chairman of our audit committee. Our board of directors has considered the independence and other characteristics of each member of our audit committee. In determining Mr. Kwan’s independence, our board of directors considered Mr. Kwan’s position as a venture partner of Oak Investment Partners, including his lack of voting and dispositive power over any of our shares held by Oak Investment Partners.

Compensation committee.    Our compensation committee oversees our corporate compensation policies, plans and benefits programs. The functions of the committee include:

•

reviewing and approving the compensation and other terms of employment of our executive officers and senior members of management and reviewing and approving corporate performance goals and objectives relevant to such compensation; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

The members of our compensation committee are Messrs. Peng, Thomas and Ting. Mr. Thomas has been appointed to serve as the chairman of our compensation committee. We believe that each member of our compensation committee meets the requirements for independence under the current requirements of the New York Stock Exchange, is a non-employee director as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director as defined pursuant to Section 162(m) of the Code.

Nominating and corporate governance committee.    Our nominating and corporate governance committee consists of Messrs. Carano, Jurvetson, Olsson and Thomas, each of whom is a non-employee member of our board of directors. Mr. Carano is the chairman of our nominating and corporate governance committee. Our board of directors has determined that each of the directors serving on our nominating and corporate governance committee is independent within the meaning of the listing standards of the New York Stock Exchange. The functions of this committee include:

•	assessing the performance of our management and our board of directors;

•	identifying, reviewing, and evaluating candidates to serve on our board of directors, including nominations by stockholders of candidates for election to our board of directors;

•	reviewing and evaluating incumbent directors;

•	making recommendations to our board of directors regarding the membership of the committees of the board of directors; and

•	developing a set of corporate governance principles.

Compensation committee interlocks and insider participation

Our compensation committee currently consists of Messrs. Peng, Thomas and Ting. None of the members of our compensation committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee. Beginning in May 2008, Nison Limited and certain entities affiliated with ATA Ventures purchased shares of our Series X preferred stock. Mr. Peng is a director of Nison Limited and Mr. Thomas is a Managing Director of ATA Ventures. For more information, see “Certain relationships and related party transactions” appearing elsewhere in this prospectus.

Code of business conduct and ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon the completion of this offering, the code of business conduct and ethics will be available on our website at www.neophotonics.com. We intend to disclose future amendments to the code, or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Director compensation

We currently have in place the following compensation package for our non-employee directors who are not affiliated with our significant stockholders.

Annual retainer	$20,000
Additional retainer audit committee chair	12,000
Additional retainer audit committee member	6,000
Additional retainer compensation committee chair	6,000
Additional retainer compensation committee member	3,000
Additional retainer nominating and governance committee chair	6,000
Additional retainer nominating and governance committee member	3,000
Additional retainer technical advisory board chair	6,000

Mr. Olsson’s annual retainer for 2009 was $24,000, which was effected prior to the approval of a written policy that provides for each non-employee director to receive an annual retainer of $20,000.

Under our current non-employee director compensation policy, upon election to our board of directors, each non-employee director who is not affiliated with one of our significant stockholders receives an initial option grant to purchase 4,000 shares of our common stock, with an exercise price equal to the fair market value of our common stock on the date of grant. Each of these non-employee directors also receives an additional option grant to purchase 2,000 shares of our common stock, with an exercise price equal to the fair market value of our common stock on the date of the grant, for each committee (up to three) for which such director is appointed as a member. After each initial option grant has fully vested, each such non-employee director also receives an annual grant of an option to purchase 1,000 shares of our common stock, with an exercise price equal to the fair market value of our common stock on the date of the grant. Options granted as compensation for service on our board of directors vest ratably over 48 months, unless otherwise approved by our board of directors.

Certain non-employee directors and their affiliated entities have been granted warrants to purchase our common stock in the past in connection with our financing activities. However, such grants were not intended as compensation for service on our board of directors. Employee directors and directors affiliated with our significant stockholders are not compensated for their service as directors.

Director compensation table

The following table sets forth information regarding fees paid to our non-employee directors for their service on our board of directors during the year ended December 31, 2009.

Name	Fees earned or paid in cash		Option awards(1)	Total

Bandel L. Carano	$—		$—	$—
Stephen T. Jurvetson	—		—	—
Allan Kwan	28,000		—	28,000
Björn Olsson	29,500	(2)	17,700	47,200
Robert Peng	—		—	—
Michael J. Sophie	32,000		—	32,000
T. Peter Thomas	—		—	—
Lee Sen Ting	28,000		—	28,000

(1)	Amounts reflect the grant date fair value of stock options granted in 2009 calculated in accordance with applicable accounting guidance for share-based payment transactions and exclude the impact of estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in Note 11 to our consolidated financial statements appearing elsewhere in this prospectus.

(2)	Mr. Olsson’s retainer for 2009 was $24,000, which was effected prior to the approval of a written policy which allows for each non-employee director to receive a retainer of $20,000. Includes $1,500 paid to Mr. Olsson for serving as the chairman of our technical advisory board. Mr. Olsson’s payments are made to Cilindri AB, an entity solely controlled by him.

As of December 31, 2009, our non-employee directors held outstanding stock options as follows:

Name	Stock options

Bandel L. Carano	—
Stephen T. Jurvetson	—
Allan Kwan	—
Björn Olsson	6,000	(1)
Robert Peng	—
Michael J. Sophie	9,000	(2)
T. Peter Thomas	—
Lee Sen Ting	7,000	(3)

(1)	Option grant has an exercise price of $4.25 per share and vests as to 25% of options after one year and 1/48 of options monthly thereafter. This grant is not exercisable prior to vesting.

(2)	Includes a grant of 4,000 options with an exercise price of $4.25 with 25% vesting after the first year and 1/48 of the options vesting on a monthly basis thereafter. Also includes grant of 1,000 options with an exercise price of $4.25 with 1/48 of the options vesting on a monthly basis. Also includes an grant of 4,000 options with an exercise price of $4.25 per share which vested monthly over two years and is fully vested. Each of these grants is exercisable prior to vesting, subject to our right to repurchase unvested shares in the event the director’s service with us terminates.

(3)

Includes three option grants to purchase 1,000, 4,000 and 2,000 shares, respectively, each with an exercise price of $4.25 per share with  1/48 of the options vesting on a monthly basis. The initial grant of 1,000 options is early exercisable and the subsequent grants of 4,000 and 2,000 options are not exercisable prior to vesting.

In January 2010, we granted options to purchase shares of our common stock to each non-employee director affiliated with our significant stockholders who had not previously received an equity grant. The following options were granted under our 2004 stock option plan, effective as of January 27, 2010:

Director	Options	Exercise price per share

Bandel L. Carano	4,000	$12.00
Stephen T. Jurvetson	4,000	12.00
Robert Peng	4,000	12.00
T. Peter Thomas	4,000	12.00

The exercise price of each option granted represented the fair market value of our common stock at that date as determined by our board of directors. The options are not early exercisable and vest as to half of the options on December 8, 2010 and 1/24th of the options monthly thereafter.

On January 27, 2010, we also granted options to purchase shares of our common stock to our non-employee directors who are not affiliated with our significant stockholders as part of their director compensation packages. Accordingly, the following options were granted under our 2004 stock option plan effective as of January 27, 2010.

Director	Options	Exercise price per share

Allan Kwan	2,000	$12.00
Björn Olsson	2,000	12.00
Michael J. Sophie	2,000	12.00
Lee San Ting	2,000	12.00

These options were granted for service on board committees and vest as to half of the options on December 8, 2010 and 1/24th of the options monthly thereafter. In addition, Mr. Kwan received a grant of 6,000 options on January 27, 2010, 4,000 of which was granted based upon Mr. Kwan’s election to our board of directors and 2,000 of which was granted for Mr. Kwan’s committee service in 2009. This grant vests as to 25% of the options after one year and 1/48th of the options monthly thereafter. The options are not early exercisable.

On November 2, 2010, our board of directors approved the amount of several options to purchase shares of our common stock to be granted to our non-employee directors. These options are expected to be granted in December 2010 at the fair market value of our common stock on the grant date.

Director Options

Director	Options

Bandel L. Carano	1,000
Allan Kwan	1,000
Robert Peng	1,000
Björn Olsson	1,000
Michael J. Sophie	1,000
T. Peter Thomas	1,000
Lee San Ting	1,000
Stephen T. Jurvetson	1,000

New director compensation program

In anticipation of this offering, in April 2010, our compensation committee approved the following compensation package for our non-employee directors, effective upon completion of this offering.

Annual retainer	$36,000
Additional retainer audit committee chair	24,000
Additional retainer audit committee member	12,000
Additional retainer compensation committee chair	9,000
Additional retainer compensation committee member	6,000
Additional retainer nominating and corporate governance committee chair	9,000
Additional retainer nominating and corporate governance committee	6,000
Additional payment for lead director per regular meeting	1,000
Additional payment for technical advisory board per regular meeting	2,500	(1)

(1)	If meeting requires one day or more of travel, then amount paid will be $5,000.

Upon election to our board of directors, each non-employee director will receive an initial option grant to purchase that number of shares of our common stock equal to (1) $100,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which shall vest ratably over 48 months. Each year following the initial option grant on the date of each annual stockholder meeting, each such non-employee director will receive a grant of an option to purchase that number of shares of our common stock equal to (1) $50,000 divided by (2) the fair market value of a share of our common stock on the date of such grant, which shall vest ratably over 24 months. Each of the option grants described above shall have an exercise price equal to the fair market value of our common stock on the date of grant.

Compensation discussion and analysis

The following discussion describes and analyzes our executive compensation programs and policies as they apply to Timothy S. Jenks, James D. Fay, Benjamin L. Sitler, Dr. Raymond Cheung and Dr. Wupen Yuen, who we also refer to as our named executive officers.

Compensation philosophy and objectives

Our executive compensation program has four primary components—base salary, performance-based cash bonuses, long-term equity incentive awards and severance/change in control benefits. We also provide our executive officers with health and welfare benefits that are available to all salaried employees.

General.    The various elements comprising our executive officer compensation program are designed to achieve the following objectives:

•	provide total compensation packages that attract, motivate, reward and retain exceptional executive-level talent;

•	establish a direct and meaningful link between corporate, individual and team performance and the compensation payable in respect of such performance;

•	provide strong incentives for our named executive officers to promote our growth and create stockholder value; and

•	align the financial interests of the named executive officers with those of our stockholders.

While our compensation committee (or our board of directors, as applicable) reviews the total compensation package for each of our named executive officers in connection with the decisions it makes each year regarding each individual element of compensation, the amount of any one element of compensation awarded is generally determined independent of the amount of any other element awarded. Our compensation committee (or board of directors, as applicable) determines the appropriate level for each compensation component in a given year based on a number of factors, the importance of any one of which may vary in any given year, including:

•	corporate and/or individual performance, as we believe this encourages our named executive officers to focus on achieving our business objectives;

•	the need to motivate executives to address particular business challenges that are unique within any given year;

•

the experiences and individual knowledge of the members of our board of directors regarding compensation of similarly situated executives at other companies (without reliance on third party surveys of compensation paid to such executives at any specific companies or benchmarking to any specified level of compensation paid by any specific companies), as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•	internal pay equity of the compensation paid to one named executive officer as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executives;

•	the potential dilutive effect on our stockholders generally from equity awards granted to named executive officers;

•	common pay practices and local economic conditions in foreign countries where a named executive officer may work;

•

broader economic conditions, in order to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

•

individual negotiations with executives, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employer in order to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

Our intent is to perform at least an annual review of our named executive officers’ overall compensation packages to determine whether they meet our compensation objectives.

Benchmarking.    In setting compensation levels for our named executive officers for 2009, we did not create a peer group of companies, rely on any third party survey data or otherwise engage in benchmarking. Like the boards of many private companies, our compensation committee (or our board of directors, as applicable) discussed compensation levels in the context of the experiences and individual knowledge of each board member. This approach called for our board members to use their reasonable business judgment in determining compensation levels that would allow us to compete in hiring and retaining the best possible talent, without the cost of engaging a compensation consultant or otherwise obtaining third party survey data (data which, in the private company context, is not as readily available as it is for public companies). As described below under “2010 peer group of companies,” starting in 2010, we have developed a peer group of companies, and we anticipate reviewing third party survey data for this peer group of companies in setting compensation after this offering.

Role of our compensation committee.    Our compensation committee is generally responsible for:

•

reviewing and approving the compensation and other terms of employment of our named executive officers and senior members of management and reviewing and approving corporate performance goals and objectives relevant to such compensation; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

For 2009, our compensation committee approved base salary and bonus payouts for our named executive officers. Our compensation committee may, at its discretion and in accordance with the philosophy of making all information available to our board of directors, present executive compensation matters to the entire board of directors for their review and approval. At various board meetings in 2009 (as further described below in the discussions of each element of compensation), our compensation committee presented its recommendations on target bonus levels and equity awards for our named executive officers to our board of directors for approval. In each instance, our board of directors (including the non-employee directors) approved these recommendations as presented without material modification.

As part of its deliberations, in any given year, our compensation committee may review and consider materials such as our financial reports and projections, operational data, tax and accounting information regarding potential compensation, executive and director stock ownership information, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our Chief Executive Officer.

Role of our management.    For executives other than the Chief Executive Officer, our compensation committee (or the non-employee members of our board of directors, as applicable) solicits and considers the performance evaluations and compensation recommendations submitted by the Chief Executive Officer. In the case of the Chief Executive Officer, our compensation committee (or our board of directors, as applicable) evaluates his performance and determines whether to make any adjustments to his compensation.

Our human resources and finance departments work with our Chief Executive Officer to propose for approval the design of compensation programs applicable to our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials and ultimately, to implement the decisions of our compensation committee (or our board of directors, as applicable).

No named executive officer was present or participated directly in the final determinations or deliberations of our compensation committee (or our board of directors, as applicable) regarding the amount of any component of his own 2009 compensation package.

Role of our compensation consultant.    As described above, no compensation consultant was retained in 2009 to provide guidance on compensation payable in 2009. In March 2010, our compensation committee retained Compensia, an independent compensation consultant, to assist the compensation committee in its deliberations on compensation payable to our named executive officers. Other than providing limited advice to our management team regarding the design of our newly adopted broad-based equity compensation plans (the cost of which has not, in 2010 to the date of this prospectus, exceeded $40,000), Compensia does not provide any other services to us. We pay the cost for the consultant’s services.

The nature and scope of services of Compensia’s services in 2010 may include, but are not necessarily limited to:

•	working with management to provide recommendations to our compensation committee regarding the composition of our peer group of companies;

•	providing compensation data for similarly situated executive officers at our peer group of companies;

•	providing advice to our compensation committee regarding the compensation levels for similarly situated executive officers at our peer group companies;

•	providing advice regarding best practices and market trends in executive compensation;

•	assisting with the design of our broad based equity compensation program, and any other executive compensation arrangements, as needed;

•	preparing for and attending compensation committee meetings, as requested by our compensation committee; and

•	working with our named executive officers and human resource personnel to obtain any information Compensia needs about us in order to provide its services.

2010 peer group of companies.    As stated above, our compensation committee did not create a peer group of companies or engage in benchmarking with respect to compensation decisions made in 2009. However, in April 2010, our Chief Executive Officer, human resources and finance teams worked with Compensia and the chair of our compensation committee to determine a set of peer companies for purposes of making compensation decisions in 2010. The companies selected were comparable to us with respect to industry segment (that is, telecommunications equipment companies), revenue level (that is, between $75 million and $400 million), and market conditions (that is, generally with revenue growth despite the challenging global economic environment). In April 2010, based on consultations with Compensia and the recommendations of our management, our compensation committee approved the following companies as our peer group of companies for purposes of determining 2010 compensation:

Aruba Networks Inc.	IPG Photonics Corporation	Oplink Communications, Inc.

BigBand Networks, Inc.	Ixia	Opnext, Inc.

Emcore Corporation	Mindspeed Technologies, Inc.	Vitesse Semiconductor Corporation

Harmonic Inc.	Occam Networks, Inc.

Infinera Corporation	Oclaro, Inc.

Compensation of our named executive officers in 2009

Elements of compensation.    As noted above, our executive compensation program has four primary components—base salary, performance-based cash bonuses, long-term equity incentive awards and severance/change in control benefits. We also provide our named executive officers with health and welfare benefits that are available to all salaried employees. The table below outlines which factors were material to the decisions of our compensation committee and our board of directors in 2009 and the reasons such element of compensation is provided.

Compensation element	Material factors considered in 2009	Objective

Base salary	•Board members’ experience and knowledge •Historical negotiations and salary levels •Broader market conditions	•Attract and retain experienced executives

Performance-based cash bonuses

•Board members’ experience and knowledge

•Exceptional achievement of corporate objectives, particularly in light of broader market conditions

•Subjective review of each executive’s overall individual performance

•Internal pay equity

•Broader market conditions

•Balance sheet and expected future cash flows

•Retain exceptional talent

•Motivate executives to achieve company objectives

•Link corporate and individual performance with compensation paid

•Provide incentives to promote our growth and create stockholder value

•Align the financial interests of the executive officers with those of our stockholders

Long-term equity incentive awards

•Board members’ experience and knowledge

•Exceptional achievement of corporate objectives, particularly in light of broader market conditions

•Internal pay equity

•The potential dilutive effect on our stockholders

•Retain exceptional talent

•Motivate executives to achieve company objectives

•Link corporate and individual performance with compensation paid

•Provide incentives to promote our growth and create stockholder value

•Align the financial interests of the executive officers with those of our stockholders

Compensation element	Material factors considered in 2009	Objective

Severance/Change in control benefits	•Board members’ experience and knowledge •Internal pay equity •Historical individual negotiations with executives

•Retain exceptional talent

•Motivate executives to achieve company objectives, which may in any given year include completion of a strategic transaction

•Align the financial interests of the executive officers with those of our stockholders—that is, the completion of a desired transaction without regard to executive’s own compensation/job security

Base salary.    Historically, our board of directors has reviewed and adjusted the annual salaries for each of our named executive officers on an as-needed basis (that is, not at a specific time each year). In 2009, our compensation committee reviewed base salaries in the first quarter of 2009, taking into account our board members’ collective knowledge and experiences on compensating individuals in positions held by our named executive officers at other companies (without reference to any specific peer group or any specific benchmark level of compensation) and prior salary negotiations with executives (particularly at the time of their hiring). In addition, in 2009, our compensation committee considered the overall state of our industry and the local economies in which we operate. Based on these factors, and at the recommendation of the Chief Executive Officer, our compensation committee decided that no changes would be made to base salaries from the 2008 levels, other than with respect to Mr. Fay, who had a base salary of $250,000 as of the end of 2008. In 2009, in light of his appointment as Chief Financial Officer (in addition to his responsibility for legal matters for us) the board of directors approved a $5,000 supplemental payment for the first and second quarters, then increased Mr. Fay’s base salary to $275,000, effective July 1, 2009.

In July 2010, our compensation committee reviewed base salaries for our named executive officers. As part of this review, the committee reviewed and considered a report prepared by Compensia , which included an assessment of our executives’ base salaries relative to those of comparable executives at our peer group of companies and a broad group of high technology companies (both public and private). After considering input from Compensia (but without benchmarking to any specific level), as well as the compensation committee members’ collective knowledge and experience on compensating individuals in positions held by our named executive officers at other companies, the improved state of our industry and changes in the local economies in which we operate, our compensation committee approved increases to the base salaries of each of our named executive officers, effective July 1, 2010, as follows:

Named executive officer	New base salary

Timothy S. Jenks	$330,000
James D. Fay	285,000
Benjamin L. Sitler	226,000
Dr. Raymond Cheung	246,849
Dr. Wupen Yuen	215,000

Performance-based cash bonuses.    Historically, including in 2009, our board of directors has approved an annual discretionary cash bonus program for executives, including target bonus amounts, in the first quarter of each year. In January 2009, our board of directors approved the terms of the annual discretionary cash bonus opportunity for each of our named executive officers.

Our board of directors determined each named executive officer’s target bonus opportunity, expressed as a percentage of base salary, as follows: 30% for Mr. Jenks and 25% for each of Messrs. Fay and Sitler and Drs. Cheung and Yuen. These percentages were determined based on our board members’ collective knowledge and experiences, the recommendations of our Chief Executive Officer, other than in connection with himself, and considerations for internal pay equity—that is, while our board of directors generally believes compensation for our named executive officers should increase with responsibility, our board of directors also recognized that achievement of the corporate goals underlying the 2009 bonus program would require a team effort among management, and therefore the target bonus percentages should fall within a narrow range, with the largest percentage awarded to our Chief Executive Officer in light of his responsibilities.

Our board of directors structured the bonus program so that payouts would be determined based in part on achievement against corporate objectives, including:

•	U.S. GAAP revenue for the year ended December 31, 2009;

•	U.S. GAAP gross margin for the year ended December 31, 2009;

•	Adjusted EBITDA for the year ended December 31, 2009; and

•	Confidential metrics related to customer satisfaction for the year ended December 31, 2009.

Our board of directors picked these goals because they are the best indicators of the achievement of the execution of our operating plan and are the factors that are most critical to increasing the value of our common stock. The board of directors believed these goals therefore best aligned the financial interests of the executive officers with those of the stockholders.

Our board of directors established threshold, target and stretch levels of performance for each of the metrics, other than the customer satisfaction metric, for which only target and threshold levels were established. While these various levels of performance were selected, these levels were merely non-binding guidelines to be used as one factor in determining the actual bonuses earned. In establishing the bonus program for 2009, our board of directors did not ascribe a specific dollar value in bonus payout to any one of the corporate goals or to any individual performance achievements. Instead, at the close of 2009, our compensation committee, acting in lieu of our board of directors, considered our corporate performance against these metrics and other aspects of corporate performance such as our balance sheet and cash flows. Specifically, the compensation committee reviewed our corporate performance against each of the corporate goals, and determined (as further disclosed in the table below) that we had exceeded the stretch goal for each metric (other than customer satisfaction and GAAP gross margin for 2009, as to each of which we exceeded the target goal). Our compensation committee determined that awarding bonuses based strictly on the achievement of each goal at target or stretch, as applicable, would not be financially responsible. Instead, our compensation committee awarded actual bonuses based upon a general, subjective conclusion as to the appropriate bonus amount in light of (1) corporate performance against each of the corporate goals, (2) whether each named executive officer had performed his duties in a satisfactory manner (as further discussed below), and (3) our overall budget (that is, the appropriate level of bonuses to pay in light of broader economic conditions and our balance sheet and expected cash flows).

Corporate objective(1) (all dollar figures in millions)	Threshold	Target	Stretch	Actual 2009 achievement

U.S. GAAP revenue for 2009	$121	$134.5	$141	$155.1
U.S. GAAP gross margin for 2009	22%	24.2%	27%	26.1%
Adjusted EBITDA for 2009	$0	$4.5	$6.75	$11.4

(1)	We are not disclosing the confidential internal threshold, target or maximum performance levels or the actual achievement of the metrics related to customer satisfaction as we believe doing so could cause material competitive harm to us. Specifically, we believe doing so could enable competitors and customers to determine our key strategic and financial goals and pricing strategies, thereby potentially placing us at a significant strategic and competitive disadvantage. When our board of directors established these goals in early 2009, it believed these goals were difficult to achieve even in positive economic conditions, which was not the case in 2009. More importantly, we are not disclosing these goals or actual achievement levels because given the overall subjective nature of the determination of the actual bonus amounts awarded in 2009, we believe that disclosure of these threshold, target or maximum performance levels and the actual results is not material to our stockholders’ understanding of our compensation policies and decisions for 2009.

In making the final decision in the first quarter of 2010 on the amount of bonuses earned by the named executive officers, our compensation committee considered these corporate results as well as (1) the performance reviews for each named executive officers (other than for himself) given by the Chief Executive Officer, (2) our compensation committee’s evaluation of the Chief Executive Officer’s performance and (3) internal pay equity and (4) our compensation committee’s evaluation of the appropriateness of the amount of the bonuses in light of our balance sheet, expected cash flows and broader economic considerations, notwithstanding our exceptional performance against corporate goals and the material role each named executive officer played in achieving those goals. Our compensation committee did not apply any specific weighting or formula for these factors, but considered them as a whole. In considering each named executive officer’s individual performance, our compensation committee made note of the following:

•	With respect to Mr. Jenks, his leadership and his vision for our company, which our compensation committee believes played a vital part in our success to date.

•	With respect to Mr. Fay, his development of our finance organization and preparation of our company for this offering.

•	With respect to Mr. Sitler, his performance generating revenue and development of our sales organization.

•	With respect to Dr. Cheung, his performance in managing production and development of our quality organization, as well as his key role in our achievement of the gross margin results for 2009.

•	With respect to Dr. Yuen, his performance in delivering new products and product designs.

As a result of these deliberations, our compensation committee awarded actual 2009 bonuses in the first quarter of 2010 as follows:

Named executive officer	Target bonus award	Actual bonus award

Timothy S. Jenks	$96,000	$130,000
James D. Fay	68,750	135,000
Benjamin L. Sitler	55,000	128,000
Dr. Raymond Cheung	58,422	136,772
Dr. Wupen Yuen	50,000	110,000

In sum, the amount of bonus that was actually earned by the named executive officers in 2009 was a subjective, entirely discretionary, determination made by our compensation committee without the use of pre-determined formulas. Our compensation committee believes that maintaining discretion to evaluate each named executive officer’s performance at the close of the year based on the totality of the circumstances, and to award or fail to award bonus compensation without reliance on rote calculations under set formulas, is currently appropriate in responsibly discharging its duties.

We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Long-term equity incentive awards.    We utilize long-term equity incentive awards in the form of options to purchase our common stock to ensure that our named executive officers have a continuing stake in our long-term success. We award equity compensation because we believe that if our named executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. We also believe that equity compensation is an integral component of our efforts to attract exceptional executives, senior management and employees.

We believe that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. Specifically, because we grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant (which in the past has been determined by our board of directors), these options will have value to our named executive officers only if the fair market value of our common stock increases after the date of grant and through the date of vesting. Typically, stock options granted to our named executive officers vest over 48 months with 25% of the options vesting on the first anniversary of the date of grant, and the remainder vesting monthly over the next 36 months. This vesting schedule provides a retention incentive to our named executive officers. In addition, under the terms of our stock plans, the vesting of options is partially accelerated in the event of certain material corporate transactions, as well as in the event of certain involuntary terminations of employment following certain material corporate transactions. We believe these accelerated vesting provisions are appropriate in light of the collective knowledge and experiences of our board members on compensating individuals in the positions held by our named executive officers at other companies (without reference to any specific peer group or any specific benchmark level of compensation), and therefore allow us to attract and retain high quality executives, and, in the case of accelerated vesting upon a change in control, the accelerated vesting allows our named executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards.

While our board of directors has delegated authority to our compensation committee to make stock option grants to executive officers, all stock option grants previously awarded to our executive officers have been granted by our full board of directors. These grants have been made as and when necessary, as determined by our board of directors, rather than at a specific time each year.

In determining the size of stock option grants made in 2009 to our named executive officers, our compensation committee made its recommendations based primarily on the members’ experience and knowledge, internal pay equity (that is, generally similar award sizes as among the named executive officers, with larger awards to our Chief Executive Officer in light of his responsibilities), our performance (that is, the significant achievement as of the date of grant toward the achievement of the financial metrics described above under the 2009 bonus program), and the potential dilutive effect on our stockholders. These factors were considered as a whole, without any specific weighting or formula. In February 2009, in recognition of Mr. Fay’s appointment as Chief Financial Officer, and in an effort to provide greater internal pay equity among our named executive officers, our board of directors awarded Mr. Fay a stock option grant under our 2004 stock option plan, as amended, or 2004 Plan, for 16,000 shares. In May 2009, our compensation committee recommended, and our board of directors approved, the following stock option grants under our 2004 Plan:

Named executive officer	Number of options

Timothy S. Jenks	31,999
James D. Fay	23,999
Benjamin L. Sitler	23,999
Dr. Raymond Cheung	24,000
Dr. Wupen Yuen	23,999

In January 2010, our compensation committee recommended, and our board of directors approved, the following stock option grants under our 2004 Plan:

Named executive officer	Number of options

Timothy S. Jenks	16,799
James D. Fay	14,000
Benjamin L. Sitler	8,400
Dr. Raymond Cheung	12,000
Dr. Wupen Yuen	11,200

In determining the size of the stock option grants made in January 2010 to our named executive officers, our compensation committee made its recommendations based primarily on the members’

experience and knowledge, an assessment of each individual’s existing equity ownership and vesting status, our performance (that is, the achievement of certain financial metrics described above under the 2009 bonus program), the potential dilutive effect on our stockholders, and the expected potential dilutive effect of this offering on our named executive officers. These factors were considered as a whole, without any specific weighting or formula.

On November 2, 2010, our board of directors approved the amount of several options to purchase shares of our common stock to be granted under our 2004 Plan to our named executive officers. These options are expected to be granted in December 2010 at the fair market value of our common stock on the grant date.

Named executive officer	Number of options

Timothy S. Jenks	18,000
James D. Fay	16,000
Benjamin L. Sitler	12,000
Dr. Raymond Cheung	12,000
Dr. Wupen Yuen	12,000

In determining the amount of stock options to be granted to our named executive officers, our compensation committee made its recommendations based primarily on the members’ experience and knowledge, an assessment of each individual’s existing equity ownership and vesting status, our performance through September 30, 2010, the potential dilutive effect on our stockholders, and the expected potential dilutive effect of this offering on our named executive officers. These factors were considered as a whole, without any specific weighting or formula.

Equity compensation policies.     We encourage our named executive officers to hold a significant equity interest in our company, but have not set specific ownership guidelines. In April 2010, we adopted a grant timing policy with respect to stock options awarded by our Chief Executive Officer to newly hired non-officer employees. Those grants will be made effective as of the 15th day of the month (or first market trading day thereafter if the 15th is not a market trading day) following the month in which the employee starts work for us. We have not adopted any other grant timing policy at this time.

Severance and change in control benefits.    The employment of Messrs. Jenks, Fay, Sitler and Yuen is “at will.” Dr. Cheung’s employment is for a fixed term through June 30, 2012 as a result of local labor laws in China. Each of Messrs. Jenks, Fay and Sitler, and Dr. Yuen is eligible to receive severance benefits upon certain involuntary terminations of employment under the terms of their respective severance agreements. These agreements (and the amount of benefits offered under each such agreement) reflect the negotiations of each of the applicable named executive officers as well as a desire to have internal parity among our named executive officers with respect to their potential severance benefits. We consider these severance benefits critical to attracting and retaining high caliber executives.

In addition, we believe that change in control severance benefits and partially accelerated vesting (primarily under our stock plans, but also under our 2008 acquisition bonus plan that will expire upon the consummation of this offering), if structured appropriately, serve to minimize the distractions to an executive and reduce the risk that a named executive officer terminates his employment with us before an acquisition is consummated. We believe that our existing arrangements allow our named executive officers to focus on continuing normal business operations and, in the case of change in control benefits, on the success of a potential business combination, rather than being distracted by how business decisions that may be in the best interest of our stockholders will impact each named executive officer’s own financial security. That is, these existing arrangements help ensure stability among our named executive officers, and we believe will help enable our named executive officers to maintain a balanced perspective in making overall business decisions during periods of uncertainty. In February 2009, we adopted an acquisition bonus plan (called the 2008 acquisition bonus plan) for the reasons stated above. In particular, this bonus plan was structured to provide our named executive officers and certain of our other employees with a financial gain upon a change in control in light of the possibility that the stock options held by these individuals could have little to no value in such a transaction due to the substantial liquidation preferences held by our preferred stockholders. As our preferred stock will convert into common stock in connection with this offering (thereby terminating these liquidation preferences), this acquisition bonus plan will also terminate in connection with this offering.

A more detailed description of these provisions is set forth below under “Management—Potential payments upon termination or change in control.”

Broad based employee benefits.    We provide the following benefits to the named executive officers, on the same terms and conditions as provided to all other eligible employees:

•	health, dental insurance and vision;

•	basic life insurance;

•	medical and dependent care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment; and

•	401(k) plan.

We believe these benefits are consistent with benefits provided by other companies based on the experiences and individual knowledge of the members of our board of directors regarding compensation of similarly situated executives at other companies (without reliance on third party surveys of compensation paid to such executives at any specific companies or benchmarking to any specified level of compensation paid by any specific companies) and help us to attract and retain high quality executives. In addition, Dr. Cheung’s annual salary includes RMB 20,000 ($2,929 based on an average exchange rate of RMB 6.82768 per U.S. dollar in 2009) to cover the cost of family health insurance premiums in China.

Personal benefits.    We provide only limited perquisites to our named executive officers. In considering potential perquisites, our compensation committee reviews the cost to us as compared to the perceived value of providing such perquisites. In 2010, we purchased life insurance policies providing supplemental life insurance for Messrs. Jenks, Fay and Sitler and Drs. Cheung and Yuen. The face value of these policies is $1,500,000 for Mr. Jenks, $400,000 for Mr. Fay and $250,000 for each of Dr. Yuen, Mr. Sitler and Dr. Cheung, based on negotiations with them. Our compensation committee decided that rather than pay our executives these amounts as severance upon death out of our general assets, it is more cost effective to provide for these payments through insurance. Our compensation committee believes that this limited perquisite is important for attracting and retaining key talent.

Accounting and tax implications

We account for equity compensation paid to our employees under applicable accounting guidance for stock-based compensation arrangements, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is incurred.

After completion of this offering, and subject to certain rules that exempt pre-existing arrangements approved prior to this offering, as a publicly-traded company we will not be permitted a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not performance based. Non-performance based compensation paid to our executive officers for 2009 did not exceed the $1.0 million limit per officer and our compensation committee does not anticipate that the non-performance based compensation to be paid to executive officers for 2010 will be in excess of the deductible limit.

Our compensation committee believes that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, our compensation committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to our financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. Our compensation committee believes it is important to maintain this flexibility in determining cash and equity incentive compensation in order to attract and retain high caliber executive officer candidates, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Also, our compensation committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Executive compensation

Summary compensation table

The following table provides information for the year ended December 31, 2009 regarding the compensation of our principal executive officer, principal financial officer, and each of our three other most highly compensated persons serving as executive officers, or our named executive officers.

Name and principal position	Year	Salary		Bonus		Option awards(1)	All Other Compensation		Total

Timothy S. Jenks President, Chief Executive Officer	2009	$320,000		$130,000		$94,405	$—		$544,405

James D. Fay Vice President and Chief Financial Officer	2009	272,500	(2)	135,000		114,450	—		521,950

Benjamin L. Sitler Vice President of Global Sales	2009	220,667	(3)	128,000		70,623	—		419,290

Dr. Raymond Cheung Vice President and Chief Operating Officer	2009	233,686	(4)	136,772	(4)	71,206	2,929	(5)	444,593

Dr. Wupen Yuen Vice President of Product Development and Engineering	2009	200,000		110,000		70,826	—		380,826

(1)	Amount reflects the aggregate grant date fair value of stock options granted in 2009, calculated in accordance with applicable accounting guidance for share based payment transactions and excludes the impact of estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in Note 11 of our consolidated financial statements appearing elsewhere in this prospectus.
(2)	Includes a supplemental payment of $5,000 made in each of the first quarter and second quarter of 2009 in connection with Mr. Fay’s appointment as Chief Financial Officer. Mr. Fay’s base salary was also increased to $275,000 effective July 1, 2009 (from $250,000 as of December 31, 2008).
(3)	Includes $667 paid to Mr. Sitler in lieu of health insurance premiums.
(4)	Dr. Cheung’s salary and bonus in 2009 was RMB 1,595,533 and RMB 933,831, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.82768 per U.S. dollar in 2009.
(5)	Represents family health insurance premiums. The premiums were RMB 20,000 in 2009. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.82768 per U.S. dollar in 2009.

Grants of plan-based awards

The following table provides information regarding grants of plan-based awards to each of our named executive officers during 2009. During 2009, none of our named executive officers were awarded or held any equity incentive plan awards, non-equity incentive plan awards or stock awards. We do not consider our bonus opportunities, which are purely discretionary, to be non-equity plan compensation.

Name	Grant date	All other option awards: number of securities underlying options	Exercise or base price of option awards (per share)(1)	Grant date fair value of stock and option awards(2)

Timothy S. Jenks	5/28/2009	31,999	$4.25	$94,405

James D. Fay	2/26/2009	16,000	4.25	43,678
	5/28/2009	23,999	4.25	70,772

Benjamin L. Sitler	5/28/2009	23,999	4.25	70,623

Dr. Raymond Cheung	5/28/2009	24,000	4.25	71,206

Dr. Wupen Yuen	5/28/2009	23,999	4.25	70,826

(1)	Our common stock was not publicly traded during 2009, and the exercise price of the options was determined by our board of directors on the grant date based on its determination of the fair market value of our common stock on such grant date. For more information on our methodology for determining the exercise price of the options, see “Management’s discussion and analysis of financial condition and results of operations – Critical accounting policies and estimates – Stock-based compensation expense” appearing elsewhere in this prospectus.

(2)	In accordance with SEC rules, this column represents the aggregate grant date fair value of each equity award, calculated in accordance with applicable accounting guidance for stock-based payment transactions. For additional information on the valuation assumptions underlying the value of these awards, see Note 11 to our consolidated financial statements appearing elsewhere in this prospectus. These amounts do not reflect the actual economic value realized by the named executive officers.

The material terms of the named executive officers’ annual compensation, including base salaries, bonus opportunities, equity awards and potential severance benefits are described in greater detail below under the section titled “Employment agreements.” The explanations of the amounts of compensation awarded in 2009, including how each individual element of compensation was determined, are set forth in the section titled “Compensation discussion and analysis.” As discussed in greater detail in “Compensation discussion and analysis,” the number of stock option awards granted is determined by our board of directors based on a number of subjective factors. Generally, these options vest over 48 months with 25% of the options vesting on the first anniversary of the grant date, and the remainder vesting monthly over the next 36 months, in each case subject to continued employment (except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment). The stock option grants were made under our 2004 Plan. We did not pay dividends on our common stock during 2009.

Outstanding equity awards at December 31, 2009

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2009. All vesting is generally contingent upon continued employment with us, except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment.

	Option awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable(1)		Number of securities underlying unexercised options unexercisable(1)		Option exercise price(2) ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)

Timothy S. Jenks	31,999	(3)	—		$4.25	5/27/2019	—		—
	51,286	(4)	—		4.25	11/03/2018	—		—
	1,286		—		4.25	5/14/2018	—		—
	193,019	(5)	—		4.25	5/15/2017	—		—
	20,146		—		4.65	7/06/2015	—		—
	79,999		—		3.75	5/10/2014	—		—

James D. Fay	23,999	(3)	—		4.25	5/27/2019	—		—
	16,000	(6)	—		4.25	2/25/2019	—		—
	14,000	(4)	—		4.25	11/03/2018	—		—
	—		—		—	—	8,499	(13)	—
	—		—		—	—	5,666	(13)	—

Benjamin L. Sitler	23,999	(3)	—		4.25	5/27/2019	—		—
	16,594	(4)	—		4.25	11/03/2018	—		—
	595		—		4.25	5/14/2018	—		—
	1,916	(7)	2,084	(7)	4.25	10/23/2017	—		—
	2,000		—		4.25	7/29/2017	—		—
	1,400		—		4.25	7/29/2017	—		—
	—		6,000	(8)	4.25	7/29/2017	—		—
	14,500	(9)	9,500	(9)	4.25	7/29/2017	—		—

Dr. Raymond Cheung	24,000	(3)	—		4.25	5/27/2019	—		—
	10,000	(4)	—		4.25	11/03/2018	—		—
	2,708	(10)	7,292	(10)	4.25	11/03/2018	—		—
	12,500	(11)	7,500	(11)	4.25	7/23/2017	—		—

Dr. Wupen Yuen	23,999	(3)	—		4.25	5/27/2019	—		—
	16,403	(4)	—		4.25	11/03/2018	—		—
	403		—		4.25	5/14/2018	—		—
	3,833	(12)	4,167	(12)	4.25	10/23/2017	—		—
	22,000	(5)	—		4.25	5/15/2017	—		—
	3,400		—		4.65	7/06/2015	—		—
	600		—		3.75	5/16/2015	—		—
	5,000		—		3.75	1/18/2015	—		—

(1)	Unless otherwise noted, shares subject to the stock option are vested in full.

(2)	Represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors. For more information on our methodology for determining the exercise price of the options, see “Management’s discussion and analysis of financial condition and results of operations—Critical accounting policies and estimates—Stock-based compensation expense” appearing elsewhere in this prospectus.

(footnotes continued on following page)

(3)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vested on May 1, 2010, and the remainder vesting in 36 equal monthly installments thereafter. This option may be exercised prior to vesting, subject to our right to repurchase any shares that fail to vest prior to a termination of service in accordance with this vesting schedule.

(4)	The shares subject to the stock option vest over a four year period commencing on August 1, 2008, with 1/48th of the shares subject to the stock option vesting on a monthly basis. This option may be exercised prior to vesting, subject to our right to repurchase any shares that fail to vest prior to a termination of service in accordance with this vesting schedule.

(5)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vested on September 1, 2007, and the remainder vesting in 36 equal monthly installments thereafter. This option may be exercised prior to vesting, subject to our right to repurchase any shares that fail to vest prior to a termination of service in accordance with this vesting schedule.

(6)	The shares subject to the stock option vest over a one year period commencing on January 1, 2009, with 1/12th of the shares subject to the stock option vesting on a monthly basis. This option may be exercised prior to vesting, subject to our right to repurchase any shares that fail to vest prior to a termination of service in accordance with this vesting schedule.

(7)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vested on January 1, 2009, and the remainder vesting in 36 equal monthly installments thereafter.

(8)	100% of the shares subject to the stock option vest on the four year anniversary of July 30, 2007.

(9)	The shares subject to the stock option vest over a four year period commencing on July 30, 2007, with 1/48th of the shares subject to the stock option vesting on a monthly basis.

(10)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vested on November 1, 2009, and the remainder vesting in 36 equal monthly installments thereafter.

(11)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vested on June 4, 2008, and the remainder vesting in 36 equal monthly installments thereafter.

(12)	The shares subject to the stock option vest over a four year period, with 1/4th of the shares subject to the stock option vested on January 1, 2009, and the remainder vesting in 36 equal monthly installments thereafter.

(13)	On December 31, 2009, Mr. Fay held 39,999 shares of our common stock pursuant to the early exercise of stock options granted on May 16, 2007 and June 28, 2007. Amounts in this column represent the number of shares of common stock subject to a repurchase right in our favor.

Option exercises and stock vested during fiscal 2009

The following table shows information regarding the exercise of stock options held by our named executive officers during 2009.

	Stock Awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)

James D. Fay	10,000

(1)	On December 31, 2009, Mr. Fay held 39,999 shares of our common stock pursuant to the early exercise of stock options granted on May 16, 2007 and June 28, 2007. The shares of common stock are subject to a right of repurchase that lapsed as to 10,000 shares in 2009.

(2)	The value realized upon vesting was calculated by multiplying the number of shares of common stock that vested during 2009 by an assumed initial public offering price of $ , the midpoint of the price range set forth on the cover page of this prospectus.

Employment agreements

Definitions. Except as otherwise expressly set forth below, for purposes of the amended and restated severance rights agreements entered into with our named executive officers on April 13, 2010, the following definitions apply:

“Cause” means the occurrence of any of the following events: (i) any act of personal dishonesty taken by the named executive officer in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the named executive officer; (ii) the conviction of a felony; (iii) a willful act by the named executive officer that constitutes gross misconduct and which materially injures us; and (iv) following delivery to the named executive officer of a written demand for performance from us, which describes the basis for our belief that the named executive officer has not substantially performed his duties, continued violations by him of his obligations to us that are demonstrably willful and deliberate on the named executive officer’s part.

“Change in Control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition of all or substantially all of our assets; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) certain changes affecting the majority of the directors of our board of directors.

“Disability” means that the named executive officer has been unable to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to the named executive officer or his legal representative.

“Good Reason” means the named executive officer’s voluntary resignation from all positions he holds with us, effective within 90 days after the occurrence of: (i) a material reduction or other material adverse change in the named executive officer’s job duties, responsibilities, authority or requirements, including the removal of such job duties, responsibilities, authority or requirements; (ii) any material reduction of the named executive officer’s annual base compensation; (iii) our requiring the named executive officer to move his primary work location to a location that increases his one-way commute by more than 50 miles from our then-current location; or (iv) our failure to obtain the assumption, in all material respects, of the severance rights agreement by any of our successors; provided that the named executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no Good Reason will exist.

“Involuntary Termination” means (i) any termination of the named executive officer’s employment by us without Cause (other than by reason of death or Disability) or (ii) the named executive officer’s resignation for Good Reason.

Timothy S. Jenks.    On March 30, 2010, we entered into an employment letter agreement with Mr. Jenks. Prior to the execution of this letter agreement, we had not entered into a binding offer letter with Mr. Jenks. Pursuant to this letter agreement, Mr. Jenks will continue to serve, on an at-will basis, as our Chairman, Chief Executive Officer and President. This employment letter agreement provides for an annual base salary of $320,000 per year, subject to periodic review and adjustment. The letter also indicates Mr. Jenks’ general eligibility for annual variable pay based on our performance, our stock awards and long-term incentives. The letter also refers to the fact that we would enter into an amended severance rights agreement with Mr. Jenks.

Effective as of April 13, 2010, we entered into the amended and restated severance rights agreement with Mr. Jenks, which amends and restates the prior severance rights agreement with

Mr. Jenks dated as of December 31, 2008. The amended and restated severance rights agreement provides for the payment of certain Change in Control benefits and severance benefits. The April 13, 2010 agreement is similar in all material respects to the prior agreement, except that the April 13, 2010 agreement provides for the payment of additional benefits as follows: (i) a severance payment based on Mr. Jenks’ target bonus for the year of termination upon an involuntary termination; (ii) the payment of continued health insurance coverage upon an involuntary termination absent and upon a Change in Control; and (iii) full accelerated vesting of Mr. Jenks’ outstanding equity awards upon a Change in Control. The terms of the December 31, 2008 agreement are described below under “Executive Compensation - Potential payments upon termination or change in control.”

Involuntary termination generally.    Under the amended and restated severance rights agreement, if Mr. Jenks’ employment terminates as a result of Involuntary Termination and provided that Mr. Jenks provides a valid and effective release of all employment related claims, Mr. Jenks will receive the following severance benefits: (i) a lump sum severance payment equal to (A) six months of his base salary and (B) 50% of his target bonus for the year of termination; and (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment.

Involuntary termination following a change in control.    Under the amended and restated severance rights agreement, if Mr. Jenks’ employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Jenks provides a valid and effective release of all employment related claims, Mr. Jenks will receive the following severance benefits: (i) a lump sum severance payment equal to (A) 12 months of his base salary and (B) 100% of his target bonus for the year of termination; and (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment. If Mr. Jenks’ employment terminates as a result of Involuntary Termination prior to the closing of a Change in Control, and Mr. Jenks reasonably demonstrates to the satisfaction of our board of directors that such termination was at the request of a third party in connection with a Change in Control, Mr. Jenks will be eligible for the severance described in this paragraph.

Change in control.    Under the amended and restated severance rights agreement, upon a Change in Control, and provided that Mr. Jenks provides a valid and effective release of all employment related claims, the vesting of Mr. Jenks’ outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate in full.

James D. Fay.    In April 2007, we entered into an offer letter with Mr. Fay to serve as our Vice President of Legal Affairs and General Counsel, on an at-will basis. The offer letter provides for an initial annual base salary of $240,000 per year, subject to periodic review and adjustment. The letter also indicates Mr. Fay’s general eligibility for annual variable pay based on our performance, our stock awards and long term incentives. The letter also refers to the fact that we would enter into a severance rights agreement with Mr. Fay. Effective as of April 13, 2010, we entered into the amended and restated severance rights agreement with Mr. Fay, which amends and restates the prior severance rights agreement with Mr. Fay dated as of December 18, 2008. The amended and restated severance rights agreement provides for the payment of severance benefits to Mr. Fay in the event of the termination of his employment, as described below. The amended and restated agreement is similar in all material respects to the prior agreement. The terms of the December 18, 2008 agreement are described below under “Executive compensation - Potential payments upon termination or change in control.”

Involuntary termination generally.    Under the amended and restated severance rights agreement, if Mr. Fay’s employment terminates as a result of Involuntary Termination, and provided that Mr. Fay provides a valid and effective release of all employment related claims, Mr. Fay will receive the following severance benefits: (i) a lump sum severance payment equal to (A) six months of his base salary and (B) 50% of his target bonus for the year of termination; and (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment.

Involuntary termination following a change in control.    Under the amended and restated severance rights agreement, if Mr. Fay’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Fay provides a valid and effective release of all employment related claims, Mr. Fay will receive the following severance benefits: (i) a lump sum severance payment equal to (A) 12 months of his base salary and (B) 100% of his target bonus for the year of termination; (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment; and (iii) the vesting of Mr. Fay’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would vest in the 24 months following termination. If Mr. Fay’s employment terminates as a result of Involuntary Termination prior to the closing of a Change in Control, and Mr. Fay reasonably demonstrates to the satisfaction of our board of directors that such termination was at the request of a third party in connection with a Change in Control, Mr. Fay will be eligible for the severance described in this paragraph.

Benjamin L. Sitler.    We currently have not entered into a binding offer letter with Mr. Sitler. Mr. Sitler’s original offer letter with us expired at the end of 2007. Mr. Sitler’s employment with us is on an at-will basis.

We entered into a severance rights agreement with Mr. Sitler on April 14, 2010. The severance rights agreement provides for the payment of severance benefits to Mr. Sitler in the event of the termination of his employment in the scenarios described below. Prior to April 14, 2010, we had not entered into a severance rights agreement with Mr. Sitler.

Involuntary termination generally.    Under the severance rights agreement, if Mr. Sitler’s employment terminates as a result of termination without Cause, and provided that Mr. Sitler provides a valid and effective release of all employment related claims, Mr. Sitler will receive the following severance benefits: (i) continuation of his base salary for up to six months (or until such earlier date as he commences new employment) and (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment.

Involuntary termination following a change in control.    Under the severance rights agreement, if Mr. Sitler’s employment terminates as a result of termination without Cause or the failure of a successor to materially assume our obligations under this agreement, in either case on or within 12 months following a Change in Control, and provided that Mr. Sitler provides a valid and effective release of all employment related claims, Mr. Sitler will receive the following severance benefits: (i) Mr. Sitler’s base salary at the time of termination on our normal payroll schedule until the earlier of (A) 12 months following termination and (B) the date Mr. Sitler commences new employment; (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment; (iii) a lump sum payment equal to 100% of Mr. Sitler’s target bonus amount for the year of termination; and (iv) the vesting of Mr. Sitler’s outstanding equity awards in accordance with the terms of the applicable stock plan under which they were granted.

Dr. Raymond Cheung.     On August 14, 2007, consistent with local labor laws in China, we entered into a fixed-term labor contract with Dr. Cheung to serve as our Vice President and Chief Operating Officer, which expires on June 30, 2012, unless terminated prior to such date upon any of the following: (i) Dr. Cheung reaches retirement; (ii) Dr. Cheung dies or has been pronounced dead or missing by a Chinese court; (iii) our bankruptcy; (iv) the revocation of our business license, termination of our business, or our dissolution; or (v) as required by law. Upon the ordinary course expiration of the term of employment, if Dr. Cheung is still employed by us, the labor contract will remain valid until the labor contract is renewed or until either party rescinds the employment relationship.

We may rescind the labor contract without making any payment of damages to Dr. Cheung only in the following circumstances: (i) Dr. Cheung demonstrates his inability to meet the criteria for employment; (ii) Dr. Cheung commits a material breach of our rules or regulations; (iii) Dr. Cheung causes significant losses to us due to his dereliction of duties or malpractice; (iv) Dr. Cheung simultaneously enters into an employment relationship with another employer, which seriously affects his completion of tasks assigned by us or refuses to rectify the situation; (v) Dr. Cheung deceptively or coercively forces us to change the terms of the labor contract against our will; or (vi) Dr. Cheung is under investigation for criminal liability.

The labor contract provides for an initial base salary of RMB 100,000 per month, subject to increase based on our normal procedures for salary increase. Additionally, Dr. Cheung is prohibited from engaging in any secondary occupation or activity that conflicts with our interests without our written consent. If either Dr. Cheung or we breach the labor contract and cause the other to suffer damages, the defaulting party will be responsible for damages.

Dr. Wupen Yuen.    In January 2005, we entered into an offer letter with Dr. Yuen to serve as our Director of Business Development on an at-will basis. The offer letter provides for an initial annual base salary of $165,000 per year, subject to periodic review and adjustment. Effective as of April 13, 2010, we entered into the amended and restated severance rights agreement with Dr. Yuen, which amends and restates the prior severance rights agreement with Dr. Yuen dated as of December 24, 2008. The amended and restated severance rights agreement provides for the payment of severance benefits to Dr. Yuen in the event of the termination of his employment, as described below. The amended and restated agreement is similar in all material respects to the prior agreement except that the amended and restated agreement provides for the payment of continued health insurance coverage upon an involuntary termination. The terms of the December 24, 2008 agreement are described below under “Executive compensation - Potential payments upon termination or change in control.”

Involuntary termination generally. Under the amended and restated severance rights agreement, if Dr. Yuen’s employment terminates as a result of termination without Cause, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen will receive the following severance benefits: (i) continuation of his base salary for up to six months (or such earlier date as he commences new employment) and (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment.

Involuntary termination following a change in control. Under the amended and restated severance rights agreement, if Dr. Yuen’s employment terminates as a result of termination without Cause or the failure of a successor to materially assume our obligations under this agreement, in either case on or within 12 months following a Change in Control, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen will receive the following severance benefits: (i) Dr. Yuen’s base salary at the time of termination on our normal payroll schedule until the earlier of (A) 12 months following termination and (B) the date Dr. Yuen commences new employment; (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment; (iii) a lump sum payment equal to 100% of Dr. Yuen’s target bonus amount for the year of termination; and (iv) the vesting of Dr. Yuen’s outstanding equity awards in accordance with the terms of the applicable stock plan under which they were granted.

Potential payments upon termination or change in control

The section below describes the payments that we would have made to our named executive officers in connection with certain terminations of employment and/or certain corporate transactions like a Change in Control, if such events had occurred on December 31, 2009. For further information, see the section entitled “Executive compensation—Employment agreements.”

Potential payments upon involuntary termination, not in connection with a change in control.

Timothy S. Jenks.    Under the severance rights agreement that was in effect on December 31, 2009, upon a termination of Mr. Jenks’ employment without Cause (as defined in a manner that is materially consistent with the definition set forth above), subject to his execution of a binding release of claims, Mr. Jenks would have received severance benefits in an amount equal to six months of his base salary at the time of termination, payable over such six month period.

James D. Fay.    Under the severance rights agreement that was in effect on December 31, 2009, upon an Involuntary Termination (as defined in a manner that is materially consistent with the definition set forth above), and subject to his execution of a binding release of claims, Mr. Fay would have received the following severance benefits: (i) a lump sum severance payment equal to (A) six months of his base salary and (B) 50% of his target bonus for the year of termination; and (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first six months following termination of employment.

Benjamin L. Sitler.    Mr. Sitler had no severance rights as of December 31, 2009. We entered into a severance rights agreement with Mr. Sitler on April 14, 2010, as described above.

Dr. Raymond Cheung.    Under the terms of our August 14, 2007 fixed-term labor contract with Dr. Cheung, if we had terminated his service on December 31, 2009 other than upon the natural expiration of the contract or for cause (as described above under the description of this agreement under “Executive compensation – Employment agreements”), we would have owed statutory severance to Dr. Cheung as calculated in accordance with employment law in China.

Dr. Wupen Yuen.    Under the severance rights agreement that was in effect on December 31, 2009, upon a termination of Dr. Yuen’s employment without Cause (as defined in a manner that’s materially consistent with the definition set forth above), subject to his execution of a binding release of claims, Dr. Yuen would have received severance benefits in an amount equal to six months of his base salary (paid over time for six months or, if earlier, until he commences new employment).

Potential payments upon a change in control, regardless of treatment of stock awards.

Pursuant to our 2008 acquisition bonus plan, each of Messrs. Jenks, Fay and Sitler and Drs. Cheung and Yuen, and certain other members of our management team, were eligible to receive a cash amount based on the net proceeds available in connection with an acquisition. The amount that each named executive officer would be entitled to receive upon a qualifying transaction would have been equal to the product of (i) the total bonus pool (determined by reference to the value of the proceeds available for payment to stockholders in the transaction) and (ii) an amount equal to the number of vested shares of common stock and vested shares of common stock subject to stock options held by participant as of the closing of any such acquisition, divided by the sum of all vested shares of common stock and vested shares of common stock subject to stock options held by all participants in the pool as of the closing of any such acquisition (including any shares of common stock that vest in connection with any such acquisition under the terms of our stock plan or any contractual arrangements with each participant). This bonus amount would have been reduced by any consideration in the transaction payable to the participant in respect of their shares or stock options. Subject to certain exceptions for certain involuntary terminations (including termination without cause, resignation for good reason, death or disability, in each case within a limited period of time prior to the closing of the transaction), the payment of the bonus would have been subject to the participant’s continued employment through the closing of the transaction. Payments under the plan would also have been subject to the execution of a release of claims. Amounts would be paid generally at the same time, and under the same conditions (including the same form of payment), as the consideration in the deal would be paid to stockholders. The 2008 acquisition bonus plan will terminate upon the completion of this offering.

Potential payments upon a change in control, stock awards not assumed.

Pursuant to our 2004 Plan, in the event that there had been a change in control (as defined in the 2004 Plan in a manner that’s generally consistent with the definition set forth above) on December 31, 2009, and if the surviving or acquiring corporation had elected not assume or substitute for outstanding options (or assume the repurchase rights held in respect of shares purchased under such options, as applicable), the vesting of outstanding options held by each of our named executive officers on such date would have accelerated (and the repurchase rights with respect to the shares issued upon exercise of such options would have lapsed) as to that number of shares that would otherwise have vested and become exercisable as of December 31, 2010, that is, the date that is 12 months after the date of the change in control.

Potential payments upon a change in control concurrent with an involuntary termination of employment.

Pursuant to our 2004 Plan, in the event that there had been a change in control (as defined in the 2004 Plan in a manner that’s generally consistent with the definition set forth above) on December 31, 2009, and if the surviving or acquiring corporation had elected to assume or substitute for outstanding options (and assume the repurchase rights held in respect of shares purchased under such options, as applicable), and if the employment of any of our named executive officers would have terminated on such date as a result of an Involuntary Termination (as defined in a manner that’s generally consistent with the definition set forth above), the vesting of outstanding options would have accelerated (and the repurchase rights with respect to the shares issued upon exercise of such options would have lapsed) as to an additional number of shares equal to the number of shares that would otherwise have vested and become exercisable as of December 31, 2010, that is, the date that is 12 months after the date of the change in control.

Timothy S. Jenks.    Under the severance rights agreement that was in effect on December 31, 2009, upon a termination of Mr. Jenks’ employment either without Cause or as a result of a successor failing to assume our obligations under the severance rights agreement, in either case within 12 months following our merger or sale, and subject to his execution of a binding release of claims, Mr. Jenks would receive severance benefits equal to 12 months of his base salary (paid over time) and payment of the bonus to which he would have been entitled during the 12 months in which he would have received continued base salary as severance.

James D. Fay.    Under the severance rights agreement that was in effect on December 31, 2009, if Mr. Fay’s employment had terminated as a result of Involuntary Termination (as defined in a manner that’s materially consistent with the definition set forth above) within 12 months following a Change in Control, and provided that Mr. Fay executed a valid and effective release of all employment related claims, Mr. Fay would have received the following severance benefits: (i) a lump sum severance payment equal to (A) 12 months of his base salary and (B) 100% of his target bonus for the year of termination; (ii) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment; and (iii) the vesting of Mr. Fay’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) would have accelerated as to the number of shares that would have vested in the 24 months’ following termination. If Mr. Fay’s employment has terminated as a result of such an Involuntary Termination prior to the closing of a Change in Control, and Mr. Fay reasonably demonstrated to the satisfaction of our board of directors that such termination was at the request of a third party in connection with a Change in Control, Mr. Fay would have been eligible for the severance described in this paragraph.

Benjamin L. Sitler.    Mr. Sitler had no severance rights as of December 31, 2009 other than as provided in the 2004 Plan, as described above. We entered into a severance rights agreement with Mr. Sitler on April 14, 2010, as described above.

Dr. Raymond Cheung.    Under the terms of our August 14, 2007 fixed-term labor contract with Dr. Cheung, if we had terminated his service on December 31, 2009 in connection with a change in control, and other than upon the natural expiration of the contract or for cause (as described above under the description of this agreement under “Executive Compensation—Employment agreements”), we would have owed statutory severance to Dr. Cheung as calculated in accordance with employment law in China.

Dr. Wupen Yuen.    Under the severance rights agreement that was in effect on December 31, 2009, upon a termination of Dr. Yuen’s employment either without Cause (as defined in a manner that is materially consistent with the definition set forth above) or as a result of a successor failing to assume our obligations under the severance rights agreement, in either case within 12 months following our merger or sale, and subject to his execution of a binding release of claims, Dr. Yuen would receive severance benefits equal to 12 months of his base salary (paid over time over 12 months, or, if earlier, or until he commences new employment), payment of the bonus to which he would be entitled during the 12 months in which he would have receive continued base salary as severance, and, pursuant to the terms of our 2004 Plan, 12 months of accelerated vesting of his outstanding equity awards.

2009 potential payments upon termination or change in control

The following table shows the amounts each of our named executive officers would receive in the event of his or her termination and/or upon a change in control, assuming the event took place on December 31, 2009, the last business day of our most recently completed fiscal year. All severance benefits are contingent upon the individual’s execution of a general release of all claims.

Named executive officer	Termination or change in control event(1)	Salary ($)		Bonus ($)		Bonus pursuant to 2008 acquisition bonus plan ($)(2)	Benefits ($)		Equity acceleration(3)	All other compensation ($)	Total ($)

Timothy S. Jenks	•Termination without cause	160,000	(4)			—	—		—	—
	•Change in control — awards assumed plus involuntary termination(5)	320,000	(6)	130,000	(7)		—			—
	•Change in control — awards not assumed plus involuntary termination(8)	320,000	(6)	130,000	(7)		—			—
	•Change in control — awards not assumed plus employment continues(9)	—		—			—

James D. Fay	•Involuntary Termination, as defined in the section “Employment Agreements”	137,500	(4)	34,375	(10)	—	3,110	(11)	—	—
	•Change in control — awards assumed plus involuntary termination(5)	275,000	(6)	68,750	(12)		6,220	(13)		—
	•Change in control — awards not assumed plus involuntary termination(8)	275,000	(6)	68,750	(12)		6,220	(13)		—
	•Change in control — awards not assumed plus employment continues(9)	—		—

Benjamin L. Sitler(14)	•Termination for any reason	—		—		—	—		—	—	—
	•Change in control — awards assumed plus involuntary termination(5)	—		—			—		—	—
	•Change in control — awards not assumed plus involuntary termination(8)	—		—			—		—	—
	•Change in control — awards not assumed plus employment continues(9)	—		—					—

(footnotes on following pages)

Named executive officer	Termination or change in control event(1)	Salary ($)		Bonus ($)		Bonus pursuant to 2008 acquisition bonus plan ($)(2)	Benefits ($)	Equity acceleration(3)	All other compensation ($)		Total ($)

Dr. Raymond Cheung	• Termination without cause	—		—		—	—	—	53,928	(15)
	• Change in control — awards assumed plus involuntary termination(5)	—		—			—		53,928	(15)
	• Change in control — awards not assumed plus involuntary termination(8)	—		—			—		53,928	(15)
	• Change in control — awards not assumed plus employment continues(9)	—		—			—		—

Dr. Wupen Yuen	• Termination without cause	100,000	(4)			—	—	—	—
	• Change in control — awards assumed plus involuntary termination(5)	200,000	(6)	110,000	(7)		—		—
	• Change in control — awards not assumed plus involuntary termination(8)	200,000	(6)	110,000	(7)		—		—
	• Change in control — awards not assumed plus employment continues(9)	—		—			—		—

(1)	No compensation is payable where there is a change in control, awards are assumed and employment continues.

(2)	The bonus that our named executive officers would receive, calculated assuming an acquisition price per share equal to $ per share, the midpoint of the price range set forth on the cover page of this prospectus, and the exercise price of the named executive officers’ unvested options or awards, subject to acceleration upon a qualifying event.

(3)	The value realized is the gain that our named executive officers would receive, calculated as the difference between our assumed initial offering price $ , the midpoint of the price range set forth on the cover page of this prospectus, and the exercise price of the named executive officers’ unvested options or awards, subject to acceleration upon a qualifying event.

(4)	Represents six months base salary calculated at the rate in effect on December 31, 2009.

(5)	Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring entity elects to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.

(6)	Represents 12 months base salary calculated at the rate in effect on December 31, 2009.

(7)	Represents such named executive officer’s actual 2009 bonus.

(8)	Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.

(9)	Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards and such named executive officer’s employment continues.

(10)	Represents 50% of such named executive officer’s 2009 target bonus.

(footnotes continued on following page)

(11)	Represents six months of COBRA health benefits for such named executive officer at the applicable benefit rate for 2009.

(12)	Represents 100% of such named executive officer’s 2009 target bonus.

(13)	Represents 12 months of COBRA health benefits for such named executive officer at the applicable benefit rate for 2009.

(14)	As of December 31, 2009, Mr. Sitler did not have any severance rights, however, he entered in to a severance rights agreement with us on April 14, 2010. See “Employment Agreements.”

(15)

Represents statutory entitlement pursuant to employment law in China based on a formula equal to one month of base salary plus one additional month of base salary per full year of service completed. Dr. Cheung was employed in June 2007 and as of December 31, 2009, had completed more than two but less than three years of service. Typically, employees in China are paid their annual base salary on a schedule of 1/13th per month plus 1/13th subsequent to the end of the calendar year. Dr. Chueng’s base salary per month for 2009 was RMB 122,733. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.82768 per U.S. dollar in 2009.

Employee benefit plans

2004 stock option plan

Our board of directors adopted, and our stockholders approved, the 2004 stock option plan, as amended, or 2004 Plan, in March 2004. The 2004 Plan provides for the grant of incentive stock options and nonstatutory stock options. Upon the execution and delivery of the underwriting agreement for this offering, no additional options will be granted under the 2004 Plan. All outstanding options previously granted under the 2004 Plan will remain subject to the terms of the 2004 Plan.

Share reserve.    There are 3,010,769 shares of common stock reserved for issuance under the 2004 Plan. As of September 30, 2010, 598,964 shares of common stock had been issued upon the exercise of options granted under the 2004 Plan, options to purchase 1,784,863 shares of common stock were outstanding at a weighted average exercise price of $5.62 per share and 626,940 shares remained available for future grant under the 2004 Plan.

Administration.    Our board of directors, or a duly authorized committee thereof, administers our 2004 Plan. Our board of directors has delegated such authority to our compensation committee under the terms of the compensation committee’s charter. Our board of directors or the authorized committee, referred to as the plan administrator, has the authority to construe, interpret, amend and suspend the 2004 Plan, as well as to determine the terms of an option or amend the terms of an option. However, no amendment may materially and adversely affect the rights under any outstanding option unless the holder consents to that amendment.

Eligibility.    The 2004 Plan provides for the grant of stock options to our employees, directors and consultants. Incentive stock options may be granted only to employees. Nonstatutory stock options may be granted to employees, directors and consultants.

Stock option provisions generally.    In general, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant and the exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of our common stock on the date of grant. However, an incentive stock option granted to a person who on the date of grant owns more than 10% of the voting power of all classes of our outstanding stock or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of the fair market value on the date of grant.

Generally, an optionee may not transfer his or her stock option other than by will or by the laws of descent and distribution. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death. Shares subject to options under the 2004 Plan generally vest and become exercisable in periodic installments. In general, the term of stock options granted under the 2004 Plan cannot exceed ten years.

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit generally will be treated as nonstatutory stock options. Subject to capitalization adjustments, no more than 3,010,769 shares of common stock may be issued under the 2004 Plan pursuant to the exercise of incentive stock options.

Unless otherwise provided by an optionee’s stock option agreement, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee generally may exercise the vested portion of any options for 60 days following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within 30 days following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of six months in the event of disability and 12 months in the event of death. In no event may an option be exercised beyond the expiration of its term.

Changes to capital structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to the number of shares subject to the 2004 Plan and to the number of shares and price per share of all outstanding options.

Corporate transactions.    Unless otherwise determined by the plan administrator, if we dissolve or liquidate, then outstanding stock options under the 2004 Plan will terminate immediately prior to such dissolution or liquidation, even though the optionee may still be providing services to the us.

In the event that there is a certain specified significant corporate transaction, such as an acquisition of, or a merger of NeoPhotonics with or into another entity, or a material change in the ownership of our common stock, the surviving or acquiring corporation may assume or substitute equivalent options for the outstanding options granted under the 2004 Plan, and the successor entity will succeed to any repurchase rights applicable to shares purchased upon the exercise of options. If the surviving or acquiring corporation elects not to assume or substitute for outstanding stock options (or the repurchase rights held in respect of such options, as applicable) granted under the 2004 Plan, then outstanding options under the 2004 Plan will terminate upon consummation of the corporate transaction.

In the event that there is a certain specified significant corporate transaction that also constitutes a change in control of NeoPhotonics, if the surviving or acquiring corporation elects not to assume or substitute for outstanding options (or the repurchase rights held in respect of such options, as applicable), the vesting of outstanding options held by our officers, certain of our senior employees and our non-employee directors will accelerate and the options will become exercisable (and the repurchase rights with respect to the shares issued upon exercise of the options will lapse) as to that number of shares that would otherwise have vested and become exercisable as of the date that is 12 months after the date of the change in control, and such outstanding options will terminate upon consummation of the change in control. In the event of a significant corporate transaction that also constitutes a change in control of NeoPhotonics in which the surviving or acquiring corporation assumes or substitutes for outstanding options (or the repurchase rights held in respect of such options, as applicable) and a participant who is one of our officers, one of our certain senior employees or one of our non-employee directors is terminated by us without cause or such participant voluntarily terminates his or her service within 60 days following a specified reduction in such participant’s job responsibilities, a material relocation of such participant’s work site, or a material reduction in such participant’s salary, in any such case within 12 months after such change in control, the vesting of outstanding options held by such participant will accelerate and the options will become exercisable (and our repurchase rights with respect to the shares issued upon exercise of the option will lapse) as to that number of shares that would otherwise have vested and become exercisable as of the date that is 12 months after the date of such participant’s termination of service.

2007 stock appreciation grants plan

Our board of directors adopted the 2007 stock appreciation grants plan, or SAG Plan, in October 2007. The SAG Plan provides for the grant of cash-settled stock appreciation units. All outstanding awards previously granted under the SAG Plan will remain subject to the terms of the SAG Plan.

Units granted.    As of September 30, 2010, 355,300 units had been issued under the SAG Plan and 263,020 units were outstanding at a weighted average base value of $6.14 per unit. The base value per share represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors.

Administration.    Our board of directors, or a duly authorized committee thereof, administers our SAG Plan. Our board of directors has delegated such authority to our compensation committee under the terms of the compensation committee’s charter. Our board of directors or the authorized committee, referred to as the plan administrator, has the authority to interpret, amend and terminate the SAG Plan, as well as to determine the terms and conditions of an award or amend the terms of a stock award. However, the plan administrator may not take any action that would adversely affect the rights under any award unless the holder consents to that amendment.

Eligibility.    The SAG Plan provides for the grant of cash-settled stock appreciation units to any employee or consultant that is in a position to make a significant contribution to our success or to the success of our affiliates. Awards granted under the SAG Plan have been, to date, exclusively granted to employees or consultants of our affiliates in China.

Stock appreciation units.    Stock appreciation units are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. Upon the exercise of stock appreciation units, we will pay the participant an amount in cash generally equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the base value per share, multiplied by (b) the number of units with respect to which the award is exercised. The plan administrator may, in its discretion, grant awards where the amount paid to the participant is calculated from a price of the stock that is higher or lower than the fair market value on the date of grant, which we call the attributed value, in which case we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the attributed value, multiplied by (b) the number of units with respect to which the award is exercised. Generally, a participant may not transfer his or her award other than by will or by the laws of descent and distribution.

An award granted under the SAG Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator. An award granted under the SAG Plan is not exercisable until the earlier of (i) the expiration of the period of time agreed to between our underwriters and certain of our stockholders in connection with an initial public offering of our common stock, or the lock-up period, or (ii) the consummation of a change in control, such as an acquisition of, or a merger of NeoPhotonics with or into another entity or a material change in the ownership of our common stock. If a participant’s service relationship with us or any of our affiliates ceases for any reason prior to the effective date of an initial public offering or the consummation of a change in control, the participant will have no right to exercise any stock appreciation units held by the participant, regardless of the number of units that have vested at the time of the termination of service, and the units held by the participant will be cancelled as of the date that the participant’s service relationship is terminated. If a participant’s service relationship with us or any of our affiliates ceases for any reason during the lock-up period and the participant exercises his or her stock appreciation units during the lock-up period, the per share fair market value of our common stock on the date of exercise will equal the average closing price for our common stock on the first three business days following the expiration of the lock-up period.

The plan administrator determines the term of stock appreciation units granted under the SAG Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation grant agreement provides otherwise, if a participant’s service relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the participant may generally exercise any vested stock appreciation unit that is otherwise exercisable under the SAG Plan for a period of 90 days following the participant’s cessation of service. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, the participant or a beneficiary may generally exercise any vested stock appreciation unit that is otherwise exercisable under the SAG Plan for a period of one year following the participant’s cessation of service. In no event may a stock appreciation unit be exercised beyond the expiration of its term.

Changes to capital structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to the number of stock appreciation units subject to each outstanding award and any other award provisions affected by the change.

Change in control.    In the event of a change in control, with respect to outstanding stock appreciation units under the SAG Plan that remain unexercised, the plan administrator may waive any exercise limitations of the award, so that all outstanding awards from and after a date prior to the effective date of such a change in control, as specified by the plan administrator, may be exercisable in full or the plan administrator may cancel all outstanding awards as of the effective date of any change in control, provided that the plan administrator provides advanced written notice of such cancellation to each holder of an outstanding award, and each such holder of an outstanding award will have the right to exercise the award in full during a 10-day period after delivery of such notice of cancellation.

2010 equity incentive plan

Our board of directors adopted the 2010 equity incentive plan, or 2010 Incentive Plan, in April 2010, and our stockholders approved this plan in July 2010. We expect the 2010 Incentive Plan will become effective immediately upon the execution and delivery of the underwriting agreement for this offering. The 2010 Incentive Plan will terminate on April 13, 2020, unless sooner terminated by our board of directors. We may amend or suspend the 2010 Incentive Plan at any time, although no such action may impair the rights under any then-outstanding award without the holder’s consent.

Stock awards.    The 2010 Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, and to non-employee directors and consultants. Additionally, the 2010 Incentive Plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share reserve.    Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2010 Incentive Plan after the 2010 Incentive Plan becomes effective is 865,420 shares. Then, the number of shares of our common stock reserved for issuance under the 2010 Incentive Plan will automatically increase on January 1st each year, starting on January 1, 2011 and continuing through January 1, 2020, by 3.5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares of common stock as determined by our board of directors. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2010 Incentive Plan is 8,000,000 shares.

No person may be granted stock awards covering more than 800,000 shares of our common stock under our 2010 Incentive Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than 400,000 shares or a performance cash award having a maximum value in excess of $10,000,000. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

If a stock award granted under the 2010 Incentive Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2010 Incentive Plan. In addition, the following types of shares under the 2010 Incentive Plan may become available for the grant of new stock awards under the 2010 Incentive Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise price of an option. Shares issued under the 2010 Incentive Plan may be previously unissued shares or reacquired shares bought by us on the open market. As of the date hereof, no awards have been granted and no shares of our common stock have been issued under the 2010 Incentive Plan.

Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the 2010 Incentive Plan. Our board of directors has delegated its authority to administer the 2010 Incentive Plan to our compensation committee under the terms of the compensation committee’s charter. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Our board of directors has delegated such authority to our Chief Executive Officer. Subject to the terms of the 2010 Incentive Plan, our board of directors or the authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the authority to reprice any outstanding stock award, cancel and re-grant any outstanding stock award or take any other action that is treated as a repricing under U.S. GAAP, with the consent of any adversely affected participant.

Stock options.    Incentive and nonstatutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2010 Incentive Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2010 Incentive Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2010 Incentive Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the occurrence of the event giving rise to the right to terminate the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionee, (4) a net exercise of the option if it is a nonstatutory option, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Tax limitations on incentive stock options.    The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as nonstatutory stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the incentive stock option does not exceed five years from the date of grant.

Restricted stock awards.    Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) past services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted stock unit awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock appreciation units.    Stock appreciation units are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation unit, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation unit, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation unit is exercised. A stock appreciation unit granted under the 2010 Incentive Plan vests at the rate specified in the stock appreciation grant agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation units granted under the 2010 Incentive Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation grant agreement provides otherwise, if a participant’s service relationship with us, or any of our affiliates, ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation unit for a period of three months following the cessation of service. The stock appreciation unit term may be further extended in the event that exercise of the stock appreciation unit following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation unit for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation units generally terminate immediately upon the occurrence of the event giving rise to the right to terminate the individual for cause. In no event may a stock appreciation unit be exercised beyond the expiration of its term.

Performance awards.    The 2010 Incentive Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our board of directors.

The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated goals; (3) to exclude the effects of changes to U.S. GAAP; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under U.S. GAAP; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and/or the award of bonuses under our bonus plans; and (10) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other stock awards.    The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to capital structure.    In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved for issuance under the 2010 Incentive Plan, (b) the class and maximum number of shares by which the share reserve may increase automatically each year, (c) the class and maximum number of shares that may be issued upon the exercise of incentive stock options, (d) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2010 Incentive Plan pursuant to Section 162(m) of the Code) and (e) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate transactions.    In the event of certain specified significant corporate transactions, the administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or

•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our board of directors is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Change in control.    In the event of a change in control of NeoPhotonics, if the surviving or acquiring corporation elects not to assume, continue or substitute for outstanding stock awards (or the reacquisition or repurchase rights held in respect of such stock awards, as applicable), the vesting of such outstanding stock awards (and, with respect to options and stock appreciation rights, the time when such stock awards may be exercised) held by our officers, certain of our senior employees and our non-employee directors whose service has not terminated prior to the change in control will accelerate as to that number of shares that would otherwise have vested as of the date that is 12 months after the effective date of the change in control and such stock awards will terminate if not exercised (if applicable) at or prior to the time of the effective time of the change in control, and any reacquisition or repurchase rights held by us with respect to such stock awards will similarly lapse. Additionally, in the event of change in control in which the surviving or acquiring corporation assumes, continues or substitutes for outstanding stock awards, with respect to stock awards that have been assumed, continued or substituted that are held by such participants due to an involuntary termination (not including death or disability) of the participant without cause or due to a voluntary termination by the participant that is a resignation for good reason (as specified in the 2010 Incentive Plan) in connection with or within 12 months of the change in control, then, as of the date of termination of service, the vesting of such stock award (and, with respect to options and stock appreciation rights, the time when such stock awards may be exercised) shall be accelerated as to that number of shares that would otherwise have vested as of the 12 months after the effective date of the change in control.

If any payment or benefit a participant would receive pursuant to a change in control would constitute a “parachute payment” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, then such payment will be reduced to such amount that would result in no portion of the payment being subject to the excise tax or the largest portion of the payment, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax, that results in the participant’s receipt (on an after-tax basis) of the greater amount of the payment notwithstanding that all or a portion of the payment may be subject to the excise tax.

2010 employee stock purchase plan

Our board of directors adopted the 2010 employee stock purchase plan, or ESPP, in April 2010, and our stockholders approved this plan in July 2010. We expect the ESPP will become effective immediately upon the execution and delivery of the underwriting agreement for this offering.

Share Reserve.    The ESPP initially authorizes the issuance of 342,568 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1st each year, starting January 1, 2011 and continuing through January 1, 2020, in an amount equal to the lesser of (1) 3.5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (2) 600,000 shares of our common stock or (3) such lesser number of shares of common stock as determined by our board of directors. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of the date hereof, no rights have been granted and no shares of our common stock have been purchased under our ESPP.

Administration.    Our board of directors, or a duly authorized committee thereof, has the authority to administer the ESPP. Our board of directors has delegated its authority to administer the ESPP to our compensation committee.

Purchase rights.    The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Purchase rights are generally not transferable. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. An offering may be terminated early under certain circumstances such as a material change in control of NeoPhotonics.

Payroll deductions.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings toward the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for participating employees at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering, or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations.    Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors: (a) customarily employed for more than 20 hours per week (b) customarily employed for more than five months per calendar year, or (c) continuous employment with us or one of our affiliates for a period of time not to exceed two years. No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock, based on the fair market value per share of our common stock at the beginning of an offering, for each calendar year in which such purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if, immediately after such rights are granted, such employee owns our stock possessing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock.

Changes to capital structure.    In the event that there is a specified type of change in our capital structure such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved under the ESPP, (b) the class and maximum number of shares by which the share reserve may increase automatically each year, (c) the class and number of shares and purchase price of all outstanding purchase rights, and (d) any limits on the class and number of shares that may be purchased in an offering or purchase period (if applicable).

Corporate transactions.    In the event of certain significant corporate transactions, such as an acquisition of the NeoPhotonics that results in a material change in the ownership of NeoPhotonics, any then-outstanding purchase rights under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity or its parent company, provided that the rights of any participant under any such assumption, continuation or substitution will not be impaired. If the surviving or acquiring entity or its parent company elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately thereafter.

Plan amendments.    Our board of directors has the authority to amend, suspend or terminate the ESPP, provided any such action will not be taken without the consent of an adversely affected participant. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law.

401(k) plan

We offer a 401(k) plan to all employees who meet specified eligibility requirements. Eligible employees may contribute up to 90% of their respective compensation subject to limitations established by the Code.

Indemnification of directors and officers and limitation of liability

Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.

Our bylaws, as in effect upon completion of this offering, provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;

•

we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We have also obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Certain relationships and related party transactions

The following is a summary of transactions since January 1, 2007 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive compensation” and “Management—Director compensation” sections of this prospectus.

Sales of our Series X preferred stock

In the period from May 2008 through January 2010, we sold an aggregate of 18,497.4400 shares of our Series X preferred stock at $2,500.00 per share for aggregate consideration of $46.2 million. Pursuant to the terms of our current amended and restated certificate of incorporation, upon completion of this offering, shares of Series X preferred stock will convert to shares of common stock on a 400-for-1 basis. The table below sets forth the number of shares of Series X preferred stock purchased by our directors, executive officers and 5% stockholders and their affiliates. The terms of these purchases were the same as those provided to unaffiliated purchasers.

Investor	Aggregate purchase price	Shares of Series X preferred stock purchased	Percentage of total issued

Timothy S. Jenks(1)	$34,000	13.6	*
Stephen T. Jurvetson(2)	27,000	10.8	*
Entities affiliated with Oak Investment Partners(3)	21,973,800	8,789.52	47.5%
Entities affiliated with Draper Fisher Jurvetson(4)	3,091,000	1,236.4	6.7
International Finance Corporation	7,000,000	2,800	15.1
Nison Limited(5)	1,292,900	517.16	2.8
Entities affiliated with ATA Ventures(6)	100,000	40	*
Entities affiliated with Institutional Venture Partners(7)	371,000	148.4	*

*	Represents ownership of less than one percent (1%) of the outstanding shares of Series X preferred stock.

(1)	Includes 1.2 shares held by Mr. Jenks, 4.4 shares held by the The Timothy S. Jenks and Atsuko K. Jenks Declaration of Trust dated 7 January 1996 and 8 shares purchased by Mr. Jenks’ parents.

(2)	The Steve and Karla Jurvetson Living Trust dated August 27, 2002 purchased shares. Stephen T. Jurvetson, one of our directors, is a trustee of The Steve and Karla Jurvetson Living Trust and a Managing Director of Draper Fisher Jurvetson Fund VII, L.P. and Draper Fisher Jurvetson Partners VII, LLC. Additionally, Draper Fisher Partners, LLC, Draper Associates, L.P., Draper GC Partners, LLC, Tim Draper, The Timothy C. Draper Living Trust, The Steve and Karla Jurvetson Living Trust dated August 27, 2002, The Fonstad Living Trust, Dated March 26, 1999, Mark Greenstein and Warren Packard purchased shares and are affiliated with Draper Fisher Jurvetson. Mr. Jurvetson disclaims ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(3)	Oak Investment Partners X, Limited Partnership and Oak X Affiliates Fund, Limited Partnership purchased these shares. Bandel L. Carano, one of our directors, is a Managing Member of Oak Associates X, LLC, the General Partner of Oak Investment Partners X, Limited Partnership and Oak X Affiliates Fund, Limited Partnership. Mr. Carano disclaims ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(4)	Draper Fisher Jurvetson Fund VII, L.P. and Draper Fisher Jurvetson Partners VII, LLC purchased shares. Stephen T. Jurvetson, one of our directors, is a Managing Director of Draper Fisher Jurvetson Fund VII, L.P. and Draper Fisher Jurvetson Partners VII, LLC. Additionally, Draper Fisher Partners, LLC, Draper Associates, L.P., Draper GC Partners, LLC, Tim Draper, The Timothy C. Draper Living Trust, The Steve and Karla Jurvetson Living Trust dated August 27, 2002, The Fonstad Living Trust, Dated March 26, 1999, Mark Greenstein and Warren Packard purchased shares and are affiliated with Draper Fisher Jurvetson.

(footnotes continued on following page)

(5)	Concord Investments Co. Ltd., or Concord, owns 100% of the shares of Nison Limited. Robert Peng, one of our directors, is a director of Nison Limited. Concord collectively beneficially owns more than 5% of our outstanding capital stock through affiliated entities. See “Principal stockholders” for additional information about other entities affiliated with Concord. Mr. Peng disclaims ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(6)	ATA Ventures I, L.P., ATA Affiliates Fund I, L.P. and ATA Investment Fund I, L.P. purchased these shares. T. Peter Thomas, one of our directors, is a Managing Director of ATA Management I, LLC, the General Partner of ATA Ventures I, L.P., ATA Affiliates Fund I, L.P. and ATA Investment Fund I, L.P. Mr. Thomas disclaims ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(7)	Institutional Venture Partners VII, L.P. and Institutional Venture Management VII, L.P. purchased these shares. T. Peter Thomas, one of our directors, is a General Partner of Institutional Venture Management VII, L.P., the General Partner of Institutional Venture Partners VII, L.P. Institutional Venture Partners is referred to herein as IVP. Mr. Thomas disclaims ownership of these shares except to the extent of his proportionate pecuniary interest therein.

See “Principal stockholders” for additional information about the entities described above and elsewhere in this section.

Description of Series X preferred stock

Please see Note 9 to our consolidated financial statements appearing elsewhere in this prospectus for a summary description of the terms of the Series X preferred stock.

Investors’ rights agreement

In connection with our Series X preferred stock financing, the first closing of which occurred in May 2008, we entered into a 2008 investors’ rights agreement with certain holders of our common stock and preferred stock, including our principal stockholders with whom certain of our directors are affiliated. Pursuant to this agreement, we granted such stockholders certain registration rights with respect to certain shares of our common stock held or issuable upon conversion of the shares of preferred stock held by them. For a description of these registration rights, see “Description of capital stock—Registration rights.” In addition to the registration rights, the investors’ rights agreement provides for certain information rights and rights of first refusal. The provisions of the investors’ rights agreement, other than those relating to registration rights and certain other covenants, will terminate upon the completion of this offering.

Voting agreement

We have entered into a 2008 voting agreement with certain holders of our common stock and certain holders of our preferred stock. The provisions of this voting agreement will terminate upon the completion of this offering and there will be no further contractual arrangements regarding the election of our directors. For a description of the 2008 voting agreement, see the section titled “Management—Voting arrangements.”

Stock repurchases

In December 2009, we repurchased 70 shares of our common stock from Oak Investment Partners VI, L.P. and Oak VI Affiliates Fund, L.P. for $4.65 per share for purposes of assisting these funds to close out older de minimus investments. Mr. Carano, one of our directors, is a General Partner of Oak Investment Partners.

Indemnification of officers and directors

Our amended and restated certificate of incorporation and bylaws provide that we shall indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers. For further information, see the section entitled “Executive compensation—Indemnification of directors and officers and limitation of liability.”

Policies and procedures for related party transactions

We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Following this offering, all future related party transactions will be reviewed and approved by our audit committee. Pursuant to our code of business conduct and ethics, the audit committee is responsible for approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest.

In reviewing and approving these transactions, our audit committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors, if deemed to be necessary by the committee, prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. No related party transaction will be entered into prior to the completion of these procedures.

Our audit committee will approve only those related party transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, taking into account all available facts and circumstances as the committee or the chairman determines in good faith to be necessary. No member of our audit committee will participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party.

Principal stockholders

The following table sets forth information regarding beneficial ownership of our common stock as of November 17, 2010 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

The percentage ownership information shown in the table below is based upon              shares of common stock outstanding as of November 17, 2010, assuming the conversion of all outstanding preferred stock (other than our Series X preferred stock) on a 1-for-1 basis into common stock and, in the case of our Series X preferred stock, into an aggregate of 7,398,976 shares of common stock on a 400-for-1 basis. The percentage ownership information indicated in the following table reflects the sale by us of                  shares of common stock in this offering.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after November 17, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134, USA.

	Beneficial ownership prior to the offering		Beneficial ownership after the offering
Name and address of beneficial owner	Total shares of common stock(1)	Percent	Percent (assuming no exercise of over- allotment option)	Percent (assuming full exercise of over- allotment option)

5% Stockholders:
Funds affiliated with Oak Investment Partners(2) 525 University Avenue Palo Alto, CA 94301	5,295,473	33%
Funds affiliated with Draper Fisher Jurvetson(3) 2882 Sand Hill Road, Suite 150 Menlo Park, CA 94025	1,714,042	11%
Funds affiliated with Concord Investments Co., Ltd.(4) Suite 2001, 20/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong	850,644	5%
International Finance Corporation 2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433	1,520,000	10%
Funds affiliated with ATA Ventures(5) 203 Redwood Shores Parkway, Suite 550 Redwood City, CA 94065	552,209	3%

Named executive officers and directors:
Timothy S. Jenks(6)	402,897	3%
James D. Fay(7)	92,918	1%
Benjamin L. Sitler(8)	43,741	*
Dr. Raymond Cheung(9)	57,332	*
Dr. Wupen Yuen(10)	77,805	*
Bandel L. Carano(11)	5,297,639	33%
Stephen T. Jurvetson(12)	1,716,208	11%
Allan Kwan(13)	2,708	*
Björn Olsson(14)	3,833	*
Robert Peng(15)	852,810	5%
Michael J. Sophie(16)	10,083	*
T. Peter Thomas(17)	215,282	1%
Lee Sen Ting(18)	6,958	*
All executive officers and directors as a group (13 people)(19)	8,780,214

*	Represents less than 1%.

(footnotes on following pages)

(1)	Includes all outstanding shares of common stock and conversion of all outstanding shares of our preferred stock.

(2)	Includes 1,622,872 shares of common stock held by Oak Investment Partners IX, LP, 38,947 shares of common stock held by Oak IX Affiliates Fund A, LP, 17,291 shares of common stock held by Oak IX Affiliates Fund, LP and 100,555 shares of common stock held by Oak Investment Partners XI, LP. Also includes 3,460,256 shares of common stock issuable upon conversion of Series X preferred stock held by Oak Investment Partners X, LP, 55,552 shares of common stock issuable upon conversion of Series X preferred stock held by Oak X Affiliates Fund, LP. The names of the parties who share power to vote and dispose of the shares held by Oak Investment Partners IX, L.P. are Bandel L. Carano (a member of our board of directors as designee of Oak Investment Partners), Edward F. Glassmeyer, Gerald R. Gallagher, Fredric W. Harman and Ann H. Lamont, each of whom is a Managing Member of Oak Associates IX, LLC, the General Partner of Oak Investment Partners IX, L.P. The names of the parties who share power to vote and dispose of the shares held by Oak IX Affiliates Fund, L.P. and Oak IX Affiliates Fund-A, L.P. are Bandel L. Carano, Fredric W. Harman, Edward F. Glassmeyer, Gerald R. Gallagher and Ann H. Lamont, each of whom is a Managing Member of Oak IX Affiliates, LLC, the General Partner of both Oak IX Affiliates Fund, L.P. and Oak IX Affiliates Fund-A, L.P. The names of the parties who share power to vote and dispose of the shares held by Oak Investment Partners X, L.P. are Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont, each of whom is a Managing Member of Oak Associates X, LLC, the General Partner of Oak Investment Partners X, L.P. The names of the parties who share power to vote and dispose of the shares held by Oak X Affiliates Fund, L.P. are Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont, each of whom is a Managing Member of Oak X Affiliates, LLC, the General Partner of Oak X Affiliates Fund, L.P. The names of the parties who share power to vote and dispose of the shares held by Oak Investment Partners XI, L.P. are Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric W. Harman and Ann H. Lamont, each of whom is a Managing Member of Oak Associates XI, LLC, the General Partner of Oak Investment Partners XI, L.P. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein.

(3)	Includes 1,099,449 shares of common stock held by Draper Fisher Jurvetson Fund VII, L.P., 56,796 shares of common stock held by Draper Fisher Associates III Annex Fund, L.P., 29,682 shares of common stock held by Draper Associates, L.P., 16,031 shares of common stock held by Draper Fisher Jurvetson Partners VII, LLC, 3,687 shares of common stock held by Draper Fisher Partners, LLC and 128 shares of common stock held by Draper GC Partners, LLC. Also includes 467,856 shares of common stock issuable upon conversion of Series X preferred stock held by Draper Fisher Jurvetson Fund VII, L.P., 12,640 shares of common stock issuable upon conversion of Series X preferred stock held by Draper Associates, L.P., 6,816 shares of common stock issuable upon conversion of Series X preferred stock held by Draper Fisher Jurvetson Partners VII, LLC, and 1,376 shares of common stock issuable upon conversion of Series X preferred stock held by Draper Fisher Partners, LLC. Timothy C. Draper, John H.N. Fisher and Steven T. Jurvetson (a member of our board of directors as designee of Draper Fisher Jurvetson) are Managing Directors of the general partner entities of Draper Fisher Jurvetson Fund VII, L.P. and also Managing Members of Draper Fisher Jurvetson Partners VII, LLC, that directly hold shares and as such, they may be deemed to have voting and investment power with respect to such shares. Timothy C. Draper, John H.N. Fisher and Steven T. Jurvetson are Managing Directors of the general partner entities of Draper Fisher Associates III Annex Fund, L.P., that directly holds shares and as such, they may be deemed to have voting and investment power with respect to such shares. The investing and voting power of the shares held by Draper Associates, L.P. is controlled by its General Partner, Draper Associates, Inc. which is controlled by its President and majority shareholder, Timothy C. Draper. Timothy C. Draper and John H.N. Fisher are Managing Members of Draper Fisher Partners, LLC, that directly holds shares and as such, they may be deemed to have voting and investment power with respect to such shares. Timothy C. Draper is the Managing Member of Draper GC Partners LLC, that directly holds shares and as such, they may be deemed to have voting and investment power with respect to such shares. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. In addition, 13,709 shares of common stock and 5,872 shares of common stock issuable upon conversion of Series X preferred stock are held by individuals and trusts affiliated with Draper Fisher Jurvetson.

(4)	Includes 439,777 shares of common stock held by Nison Limited, 100,277 shares of common stock held by Wellway International Limited and 103,726 shares of common stock held by Creative China Investment Limited. Also includes 206,864 shares of common stock issuable upon conversion of Series X preferred stock held by Nison Limited. Concord Investments Co. Ltd. owns 100% of the shares of Nison Limited and Wellway International Limited and 55% of the shares of Creative China Investment Limited. Robert Peng (a member of our board of directors as designee of Concord Investments Co., Ltd. and its affiliates) is a director of each of Nison Limited, Wellway International Limited and Creative China Investment Limited and may be deemed to have voting and investment power with respect to these shares. Mr. Peng disclaims ownership of these shares except to the extent of his proportionate pecuniary interest therein.

(5)	Includes 511,957 shares of common stock held by ATA Ventures I, L.P., 19,381 shares of common stock held by ATA Affiliates Fund I, L.P. and 4,871 shares of common stock held by ATA Investment Fund I, L.P. Also includes 15,280 shares of common stock issuable upon conversion of Series X preferred stock held by ATA Ventures I, L.P., 576 shares of common stock issuable upon conversion of Series X preferred stock held by ATA Affiliates Fund I, L.P. and 144 shares of common stock issuable upon conversion of Series X preferred stock held by ATA Investment Fund I, L.P. Michio Fujimura, Hatch Graham and T. Peter Thomas (a member of our board of directors as designee of ATA Ventures) are Managing Directors of the general partner entities of ATA Management 1 LLC, the General Partner of each of ATA Ventures 1, L.P., ATA Affiliates Fund 1, L.P. and ATA Investment Fund 1, L.P., and as such, they may be deemed to have voting and investment power with respect to such shares. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein.

(6)	Includes 21,884 shares of common stock, 480 shares of common stock issuable upon conversion of Series X preferred stock and 377,735 shares of common stock subject to options that are exercisable within 60 days of November 17, 2010. Also includes 1,038 shares of common stock and 1,760 shares of common stock issuable upon conversion of Series X preferred stock held by the Timothy S. Jenks and Atsuko K. Jenks Declaration of Trust dated January 7, 1996.

(footnotes continued on following page)

(7)	Includes 53,999 shares of common stock subject to options that are exercisable within 60 days of November 17, 2010 and 38,919 shares of common stock, of which 3,333 are unvested within 60 days of November 17, 2010 and subject to a lapsing right of repurchase in our favor.

(8)	Includes 19,900 shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010 and 23,841 shares of common stock.

(9)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010.

(10)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010.

(11)	Includes the shares of common stock and preferred stock detailed in Note (4) above held by entities affiliated with Oak Investment Partners. Also includes 2,166 shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010.

(12)	Includes the shares of common stock, and preferred stock detailed in Note (5) above held by entities affiliated with Draper Fisher Jurvetson Funds.

(13)	Includes 2,708 shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010. Although Mr. Kwan is a venture partner of Oak Investment Partners, he has no voting or dispositive power over any of our shares held by Oak Investment Partners.

(14)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010.

(15)	Includes the shares of common stock and preferred stock detailed in Note (6) above held by entities affiliated with Concord Investments Co. Ltd. Also includes 2,166 shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010.

(16)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010.

(17)	Includes the shares of common stock and preferred stock outstanding detailed in Note (7) above held by entities affiliated with ATA Ventures. Includes 150,677 shares of common stock held by Institutional Venture Partners VII, L.P., 3,066 shares of common stock held by Institutional Venture Management VII, L.P. and 13 shares of common stock held by IVP Founders Fund I, L.P. Also includes 58,176 shares of common stock issuable upon conversion of Series X preferred stock held by Institutional Venture Partners VII, L.P. and 1,184 shares of common stock issuable upon conversion of Series X preferred stock held by Institutional Venture Management VII, L.P. Institutional Venture Management is the General Partner of Institutional Venture Partners VII, L.P and the General Partners of Institutional Venture Management VII, L.P. are Reid W. Dennis, Mary Jane Elmore, Samuel D. Colella, T. Peter Thomas, Norman A. Fogelsong, L. James Strand, Geoffrey Y. Yang, Ruthann Quindlen and William P. Tai. The General Partner of IVP Founders Fund I, L.P. Institutional Venture Management VI, L.P. and the General Partners of Institutional Venture Management VI, L.P. are Reid W. Dennis, Mary Jane Elmore, Samuel D. Colella, T. Peter Thomas, Norman A. Fogelsong, L. James Strand, Geoffrey Y. Yang and Ruthann Quindlen. These individuals disclaim beneficial ownership of the shares except to the extent of their proportionate pecuniary interests therein. Also includes 2,166 shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010.

(18)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of November 17, 2010.

(19)	Includes 619,017 shares of our common stock issuable upon exercise of options exercisable within 60 days after November 17, 2010.

Description of capital stock

Upon consummation of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.0025 par value per share, and 10,000,000 shares of preferred stock, $0.0025 par value per share. A description of the material terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our amended and restated certificate of incorporation and the form of our amended and restated bylaws to be effective upon to the completion of this offering and filed with the registration statement of which this prospectus is a part.

As of September 30, 2010, and after giving effect to the automatic conversion of all outstanding shares of our preferred stock (other than our Series X preferred stock) into an aggregate of 6,639,513 shares of common stock on a 1-for-1 basis and, in the case of our Series X preferred stock, into an aggregate of 7,398,976 shares of common stock on a 400-for-1 basis, upon completion of this offering, there were outstanding:

•	15,974,619 shares of common stock; these were held by 347 stockholders;

•	1,795,220 shares of common stock issuable upon exercise of outstanding stock options; and

•	4,482 shares of common stock issuable upon exercise of outstanding warrants.

Common stock

Dividend rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting rights.    Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our certificate of incorporation effective upon completion of this offering establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights.    Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions.    Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully paid and nonassessable.    All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred stock

Upon the completion of this offering, each outstanding share of preferred stock will be converted into common stock.

Following this offering, we will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Warrants

As of September 30, 2010, we had warrants outstanding to purchase an aggregate of 4,482 shares of our common stock at exercise price of $29.00 per share with an expiration date of December 20, 2014, and in some cases expiring upon a change in control, the closing of our initial public offering or after a certain period of time after the closing of our initial public offering, all of which are exercisable immediately prior to the completion of this offering. The exercise price of some warrants may be paid either in cash or by surrendering the right to receive shares of common stock having a value equal to the exercise price.

Registration rights

Following the closing of this offering, the holders of an aggregate of 14,038,489 shares of our common stock will be entitled to the registration rights set forth below with respect to registration of the resale of such shares under the Securities Act pursuant to an investors’ rights agreement by and among us and certain of our stockholders. These registration rights have been waived with respect to this offering. As applicable, we refer to these shares collectively as registrable securities.

Demand registration rights.    At any time, the holders of at least 20% of the shares having registration rights have the right to demand that we file up to two registration statements. We may postpone the filing of a registration statement for up to 180 days if we determine that the filing would be seriously detrimental to us and our stockholders, and the underwriters of an underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders on a pro rata basis subject to certain restrictions.

Piggyback registration rights.    If we register any of our securities for public sale, the stockholders with registration rights will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans or a corporate reorganization. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 20% of the total number of shares included in the registration statement.

Form S-3 registration rights.    Following completion of this offering, upon the written request of holders of at least 20% of the shares having registration rights may request in writing that we effect a registration on Form S-3 if the proposed aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $2,000,000. We may postpone the filing of a registration statement on Form S-3 for up to 120 days if we determine that the filing would be seriously detrimental to us and our stockholders. The underwriters of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders on a pro rata basis subject to certain restrictions.

Registration expenses.    We will pay all expenses incurred in connection with up to two demand registrations and all piggyback registrations and Form S-3 registrations, all as described above and, in each case, except for fees and expenses of legal counsel for the holders of registrable securities, underwriting discounts, selling commissions and transfer taxes. However, subject to limited exceptions, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders or if the net proceeds requirement of a demand registration is not met.

Expiration of registration rights.    The registration rights described above will expire five years after this offering is completed. The registration rights will terminate earlier with respect to a particular stockholder to the extent the shares held by and issuable to such holder may be sold under Rule 144 of the Securities Act in any 90 day period.

Holders of substantially all of our shares with these registration rights have signed agreements with the underwriters or us prohibiting the exercise of their registration rights for 180 days, subject to possible extension of up to 34 additional days beyond the end of such 180-day period, following the date of this prospectus. These agreements are described below under the section entitled “Underwriting.”

Anti-takeover effects of provisions of our amended and restated certificate of incorporation, our bylaws and Delaware law

Certificate of incorporation and bylaws to be in effect upon the completion of this offering

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering will provide for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights in the election of directors, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our board of directors will be able to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the completion of this offering will also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our chairman of the board, Chief Executive Officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders. In addition, our amended and restated bylaws to be effective upon the completion of this offering will also include a requirement for the advance notice of nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting. Our amended and restated certificate of incorporation to be in effect upon the completion of this offering will provide for the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of our common stock. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the completion of this offering will also provide that approval of at least 66 2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our amended and restated bylaws, or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors and the inability of stockholders to take action by written consent in lieu of a meeting.

The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors, as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Listing

We have applied to list our common stock on the New York Stock Exchange under the trading symbol “NPTN.”

Transfer agent and registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

Shares eligible for future sale

Prior to this offering, there has not been any public market for our common stock, and we make no prediction as to the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities.

Based on the number of shares of common stock outstanding as of September 30, 2010, upon completion of this offering we will have an aggregate of              shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options. Of the outstanding shares, all of the              shares sold in this offering, plus any additional shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable, except that any shares purchased by “affiliates” (as that term is defined in Rule 144 under the Securities Act), may only be sold in compliance with the limitations described below. The remaining 15,974,619 shares of common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if the sale is registered or if the sale qualifies for an exemption from registration under Rule 144 or Rule 701, promulgated under the Securities Act, which rules are summarized below.

As a result of the contractual lock-up restrictions described below and the provisions of Rules 144 and 701, the restricted shares will be available for sale in the public market as follows:

•	no shares will be eligible for sale immediately upon completion of this offering;

•	1,929,465 shares will be eligible for sale upon the expiration of lock-up agreements, subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act; and

•	6,665 shares will be eligible for sale in the public market from time to time thereafter upon the lapse of our right of repurchase with respect to any unvested shares.

The number of shares eligible for sale upon expiration of lock-up agreements assume, as of September 30, 2010, the conversion of all outstanding shares of our preferred stock (other than our Series X preferred stock) into an aggregate of 6,639,513 shares of common stock on a 1-for-1 basis and, in the case of our Series X preferred stock, into an aggregate of 7,398,976 shares of common stock on a 400-for-1 basis.

Lock-up agreements and obligations

All of our directors and executive officers and substantially all of our stockholders have entered into lock-up agreements that generally provide that we and they will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exchangeable for shares of common stock, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock or such other securities, without the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. for a period of 180-days from the date of this prospectus, subject to certain exceptions described under the heading “Underwriting.”

The 180-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material new or material event.

In addition, each grant agreement under our 2004 stock option plan contains restrictions similar to those set forth in the lock-up agreements described above limiting the disposition of securities issuable pursuant to those plans for a period of at least 180 days following the date of this prospectus.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

1% of the number of shares of common stock then outstanding, which will equal approximately              shares immediately after this offering, based on shares of common stock outstanding on September 30, 2010 and the other assumptions set forth above; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701. However, substantially all Rule 701 shares are subject to lock-up agreements as described above and under the section “Underwriting” and will become eligible for sale at the expiration of those agreements.

As of September 30, 2010, 248,543 shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and stock awards. These shares will be eligible for resale in reliance on this rule upon the expiration of the lock-up agreements described above.

Stock plans

We intend to file registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock plans, including our 2010 employee stock purchase plan. We expect to file this registration statement as soon as practicable after this offering. Accordingly, shares registered under the registration statement on Form S-8 will be available for sale in the open market following its effective date, subject to the lock-up agreements described above and the Rule 144 limitations applicable to affiliates.

Registration rights

Upon completion of this offering, the holders of an aggregate of 14,038,489 shares of our common stock, based on shares of common stock outstanding on September 30, 2010 and the other assumptions set forth above, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. For a further description of these rights, see the section entitled “Description of capital stock—Registration rights.”

Material U.S. federal income and estate tax

consequences to non-U.S. holders

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of common stock acquired in this offering by certain Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a capital asset. The following discussion is for general information only and is not tax advice. Persons considering the purchase of common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly-executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that you maintain in the United States) if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected, is filed with us (or, if stock is held through a financial institution or other agent, with such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will constitute a non-taxable return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on disposition of common stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States (and if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States), (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised at least half of our business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (i) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (i) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (ii) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Information reporting requirements and backup withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly-executed IRS Form W-8BEN or otherwise establishes an exemption. The current backup withholding rate is 28%, but is scheduled to increase to 31% after 2010.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that backup withholding may be avoided if the holder provides a properly-executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Backup withholding may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS.

Recently enacted legislation affecting taxation of our common stock held by or through foreign entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31,

2012 to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Federal estate tax

An individual who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of his or her death.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Piper Jaffray & Co.
Stifel, Nicolaus & Company, Incorporated
Morgan Keegan & Company, Inc.
ThinkEquity LLC

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered in this offering.

The underwriters have an option to buy up to             additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per share		Total
	Without exercise of option to purchase additional shares	With exercise of option to purchase additional shares	Without exercise of option to purchase additional shares	With exercise of option to purchase additional shares

Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) before the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers and substantially all of our stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. (i) offer, pledge, announce the intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) before the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to list our common stock on the New York Stock Exchange under the symbol “NPTN.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

We and the underwriters cannot assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities by distributed or published in any jurisdiction, except under circumstances that would result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Cooley LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Palo Alto, California.

As of the date of this prospectus, a partner of Cooley LLP beneficially owns an aggregate of 131 shares of our common stock, 624 shares of our common stock to be issued upon conversion of our Series 1, Series 2 and Series 3 preferred stock and 2 shares of our Series X preferred stock, and an associate of Cooley LLP beneficially owns an aggregate of 816 shares of our common stock. VLG Investments 1996, VLG Investments 1997, VLG Investments LLC, VLG Investments 2006 LLC, VLG Investments 2008 LLC and HEWM/VLG Investments LLC, each of which are entities in which certain partners of Cooley LLP are investors, beneficially own an aggregate of 665 shares of our common stock, 3,382 shares of our common stock to be issued upon conversion of our Series 1, Series 2 and Series 3 preferred stock and 28 shares of our Series X preferred stock.

Experts

The consolidated financial statements as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

For further information about us and our common stock, you may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

Upon completion of this offering, we will become subject to the reporting and information requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

Index to Consolidated Financial Statements

Page(s)
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2008 and 2009 and September 30, 2010 (unaudited)	F-3

Consolidated Statements of Operations for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2009 and 2010 (unaudited)	F-4

Consolidated Statements of Redeemable Convertible Preferred Stock, Deficit and Comprehensive Income (Loss) for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010 (unaudited)

F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2009 and 2010 (unaudited)	F-9

Notes to Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

NeoPhotonics Corporation

The reverse stock split and amendment and restatement to the certificate of incorporation described in Note 17 to the financial statements have not been consummated at November 19, 2010. When they have been consummated, we will be in a position to furnish the following report:

“In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, consolidated statements of redeemable convertible preferred stock, deficit and comprehensive income (loss) and consolidated statements of cash flows present fairly, in all material respects, the financial position of NeoPhotonics Corporation and its subsidiaries (the “Company”) at December 31, 2008 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 of Notes to Consolidated Financial Statements, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009.”

/s/ PricewaterhouseCoopers LLP

San Jose, California

April 15, 2010, except for Note 18, as to which the date is June 7, 2010

NeoPhotonics Corporation

Consolidated Balance Sheets

	December 31,		September 30, 2010	Pro forma equity at September 30, 2010
(in thousands, except share and per share data)	2008	2009

			(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,741	$43,420	$25,353
Restricted cash	1,516	3,286	3,006
Accounts receivable, net of allowance for doubtful accounts of $2,188, $2,311 and $2,240 at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively	47,891	52,561	49,580
Inventories	18,544	14,155	25,594
Prepaid expenses and other current assets	2,228	2,867	5,693

Total current assets	98,920	116,289	109,226
Property, plant and equipment, net	39,637	35,301	42,563
Goodwill	4,323	4,323	4,324
Other intangible assets, net	10,694	5,475	2,723
Other long-term assets	1,202	860	8,917

Total assets	$154,776	$162,248	$167,753

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$21,561	$22,210	$32,956
Short-term loans and notes payable	18,895	28,341	20,973
Current portion of long-term debt	16,470	6,035	1,966
Accrued and other current liabilities	11,411	15,536	9,498

Total current liabilities	68,337	72,122	65,393
Long-term debt, net of current portion	1,000	2,112	4,411
Deferred income tax liabilities	749	768	737
Other noncurrent liabilities	1,283	1,378	1,326

Total liabilities	71,369	76,380	71,867

Commitments and contingencies (Note 9)
Redeemable convertible preferred stock:
Series X redeemable convertible preferred stock, $0.0025 par value
Authorized 20,000 shares at December 31, 2008 and 2009 and September 30, 2010 (unaudited); Issued and outstanding 12,540, 16,096 and 18,497 shares at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively; Maximum liquidation preference $62,701, $80,482 and $92,487 at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively ; No shares authorized, issued or outstanding pro forma (unaudited)	31,235	40,140	46,165
Series 1, 2 and 3 redeemable convertible preferred stock, $0.0025 par value
Authorized 7,400,000 shares at December 31, 2008 and 2009 and September 30, 2010 (unaudited); Issued and outstanding 6,639,513 shares at December 31, 2008 and 2009 and September 30, 2010 (unaudited); Liquidation preference $177,960 at December 31, 2008 and 2009 and September 30, 2010 (unaudited); No shares authorized, issued or outstanding pro forma (unaudited)	165,195	165,310	165,354

	196,430	205,450	211,519
Equity (deficit):
Common stock, $0.0025 par value
Authorized 14,000,000 shares at December 31, 2008 and 2009 and September 30, 2010 (unaudited); Issued and outstanding 1,915,347, 1,924,627 and 1,936,130 shares at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively; Issued and outstanding pro forma 15,974,619 shares at September 30, 2010 (unaudited)	5	5	5
Additional paid-in capital	91,276	91,894	92,923
Deferred stock-based compensation	(28)	—	—
Accumulated other comprehensive income	5,971	6,000	7,588
Accumulated deficit	(212,027)	(218,990)	(216,149)

Total NeoPhotonics Corporation stockholders’ equity (deficit)	(114,803)	(121,091)	(115,633)
Noncontrolling interests	1,780	1,509	—

Total equity (deficit)	(113,023)	(119,582)	(115,633)

Total liabilities, redeemable convertible preferred stock and deficit	$154,776	$162,248	$167,753

See accompanying Notes to Consolidated Financial Statements.

NeoPhotonics Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(unaudited)
Revenue	$95,825	$133,989	$155,062	$112,014	$132,888

Cost of goods sold	83,475	109,439	114,572	86,142	91,079

Gross profit	12,350	24,550	40,490	25,872	41,809

Operating expenses:
Research and development	23,076	21,480	17,266	12,431	16,049
Sales and marketing	10,123	10,435	9,587	7,330	7,502
General and administrative	13,142	14,581	15,448	11,230	12,397
Amortization of purchased intangible assets	1,826	1,665	1,136	852	855
Asset impairment charges	6,138	4,047	1,233	—	—
Restructuring charges	—	1,383	—	—	—

Total operating expenses	54,305	53,591	44,670	31,843	36,803

Income (loss) from operations	(41,955)	(29,041)	(4,180)	(5,971)	5,006

Interest income	1,496	448	345	295	163
Interest expense	(1,249)	(1,692)	(1,046)	(801)	(565)
Other income (expense), net	319	432	(64)	55	42

Total interest and other income (expense), net	566	(812)	(765)	(451)	(360)

Income (loss) before income taxes	(41,389)	(29,853)	(4,945)	(6,422)	4,646
Benefit from (provision for) income taxes	(86)	1,812	(1,902)	(1,211)	(1,725)

Net income (loss)	(41,475)	(28,041)	(6,847)	(7,633)	2,921
Net (income) loss attributable to noncontrolling interests	8	(13)	(116)	(63)	(80)

Net income (loss) attributable to NeoPhotonics Corporation	(41,467)	(28,054)	(6,963)	(7,696)	2,841
Accretion of redeemable convertible preferred stock	—	(428)	(153)	(122)	(91)

Net income (loss) attributable to NeoPhotonics Corporation stockholders	$(41,467)	$(28,482)	$(7,116)	$(7,818)	$2,750

Net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	$(22.34)	$(14.80)	$(3.72)	$(4.09)	$0.00

Diluted	$(22.34)	$(14.80)	$(3.72)	$(4.09)	$0.00

Weighted average shares used to compute net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	1,856,215	1,924,141	1,913,117	1,912,095	1,932,998

Diluted	1,856,215	1,924,141	1,913,117	1,912,095	3,036,756

Pro forma net income (loss) per share attributable to NeoPhotonics Corporation common stockholders (unaudited):
Basic			$(0.51)		$0.18

Diluted			$(0.51)		$0.17

Weighted average shares used to compute pro forma net income (loss) per share attributable to NeoPhotonics Corporation common stockholders (unaudited):
Basic			13,599,967		15,883,606

Diluted			13,599,967		16,987,364

See accompanying Notes to Consolidated Financial Statements.

NeoPhotonics Corporation

Consolidated Statements of Redeemable Convertible Preferred Stock,

Deficit and Comprehensive Income (Loss)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated other comprehensive income	Accumulated deficit	NeoPhotonics Corporation stockholders’ deficit	Noncontrolling interests	Total deficit
(in thousands, except share data)	Shares	Amount	Shares	Amount

Balances at January 1, 2007	6,639,513	$164,789	1,815,464	$5	$89,479	$(710)	$1,314	$(142,506)	$(52,418)	$1,662	$(50,756)

Comprehensive loss
Net loss attributable to NeoPhotonics Corporation	—	—	—	—	—	—	—	(41,467)	(41,467)	—	(41,467)
Net unrealized gain on investments	—	—	—	—	—	—	5	—	5	—	5
Foreign currency translation adjustment	—	—	—	—	—	—	2,097	—	2,097	11	2,108
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	(8)	(8)

Total comprehensive loss									(39,365)	3	(39,362)
Exercise of stock options	—	—	108,015	—	234	—	—	—	234	—	234
Repurchases of common stock	—	—	(1,422)	—	(7)	—	—	—	(7)	—	(7)
Vesting of early exercised stock options	—	—	—	—	270	—	—	—	270	—	270
Amortization of deferred stock-based compensation	—	—	—	—	—	498	—	—	498	—	498
Stock-based compensation expense	—	—	—	—	838	—	—	—	838	—	838
Forfeiture of stock options due to terminations	—	—	—	—	(11)	11	—	—	—	—	—

Balances at December 31, 2007	6,639,513	164,789	1,922,057	5	90,803	(201)	3,416	(183,973)	(89,950)	1,665	(88,285)

NeoPhotonics Corporation

Consolidated Statements of Redeemable Convertible Preferred Stock,

Deficit and Comprehensive Income (Loss)—(continued)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated other comprehensive income	Accumulated deficit	NeoPhotonics Corporation stockholders’ deficit	Noncontrolling interests	Total deficit
(in thousands, except share data)	Shares	Amount	Shares	Amount

Comprehensive loss
Net loss attributable to NeoPhotonics Corporation	—	—	—	—	—	—	—	(28,054)	(28,054)	—	(28,054)
Foreign currency translation adjustment	—	—	—	—	—	—	2,555	—	2,555	102	2,657
Net income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	13	13

Total comprehensive loss									(25,499)	115	(25,384)
Issuance of Series X preferred stock for cash, net of issuance costs of $137	12,491	31,090	—	—	—	—	—	—	—	—	—
Issuance of Series X preferred stock in exchange for shares of the Company’s common stock	49	123	(11,352)	—	(123)	—	—	—	(123)	—	(123)
Accretion of preferred stock to redemption value	—	428	—	—	(428)	—	—	—	(428)	—	(428)
Exercise of stock options	—	—	15,736	—	69	—	—	—	69	—	69
Repurchases of common stock	—	—	(11,094)	—	(98)	—	—	—	(98)	—	(98)
Vesting of early exercised stock options	—	—	—	—	98	—	—	—	98	—	98
Amortization of deferred stock-based compensation	—	—	—	—	—	146	—	—	146	—	146
Stock-based compensation expense	—	—	—	—	982	—	—	—	982	—	982
Forfeiture of stock options due to terminations	—	—	—	—	(27)	27	—	—	—	—	—

Balances at December 31, 2008	6,652,053	196,430	1,915,347	5	91,276	(28)	5,971	(212,027)	(114,803)	1,780	(113,023)

NeoPhotonics Corporation

Consolidated Statements of Redeemable Convertible Preferred Stock,

Deficit and Comprehensive Income (Loss)—(continued)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated other comprehensive income	Accumulated deficit	NeoPhotonics Corporation stockholders’ deficit	Noncontrolling interests	Total deficit
(in thousands, except share data)	Shares	Amount	Shares	Amount

Comprehensive loss
Net loss attributable to NeoPhotonics Corporation	—	—	—	—	—	—	—	(6,963)	(6,963)	—	(6,963)
Foreign currency translation adjustment	—	—	—	—	—	—	29	—	29	—	29
Net income attributable to noncontrolling interests	—	—	—	—	—	—	—	—	—	116	116

Total comprehensive loss									(6,934)	116	(6,818)
Issuance of Series X preferred stock for cash, net of issuance costs of $24	3,556	8,867	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	153	—	—	(153)	—	—	—	(153)	—	(153)
Acquisition of noncontrolling interest	—	—	—	—	(268)	—	—	—	(268)	(387)	(655)
Exercise of stock options	—	—	9,470	—	40	—	—	—	40	—	40
Exercise of warrants	—	—	10,009	—	40	—	—	—	40	—	40
Repurchases of common stock	—	—	(10,199)	—	(37)	—	—	—	(37)	—	(37)
Vesting of early exercised stock options	—	—	—	—	43	—	—	—	43	—	43
Amortization of deferred stock-based compensation	—	—	—	—	—	28	—	—	28	—	28
Stock-based compensation expense	—	—	—	—	953	—	—	—	953	—	953

Balances at December 31, 2009	6,655,609	205,450	1,924,627	5	91,894	—	6,000	(218,990)	(121,091)	1,509	(119,582)

NeoPhotonics Corporation

Consolidated Statements of Redeemable Convertible Preferred Stock,

Deficit and Comprehensive Income (Loss)—(continued)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated other comprehensive income	Accumulated deficit	NeoPhotonics Corporation stockholders’ deficit	Noncontrolling interests	Total deficit
(in thousands, except share data)	Shares	Amount	Shares	Amount

Comprehensive loss
Net income attributable to NeoPhotonics Corporation (unaudited)	—	—	—	—	—	—	—	2,841	2,841	—	2,841
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	1,588	—	1,588	—	1,588
Net income attributable to noncontrolling interests (unaudited)	—	—	—	—	—	—	—	—	—	80	80

Total comprehensive income (unaudited)									4,429	80	4,509
Issuance of Series X preferred stock for cash, net of issuance costs of $24 (unaudited)	2,401	5,978	—	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value (unaudited)	—	91	—	—	(91)	—	—	—	(91)	—	(91)
Acquisition of noncontrolling interest	—	—	—	—	(199)	—	—	—	(199)	95	(104)
Sale of majority-owned interest (unaudited)	—	—	—	—	—	—	—	—	—	(1,684)	(1,684)
Exercise of stock options (unaudited)	—	—	8,115	—	35	—	—	—	35	—	35
Exercise of warrants (unaudited)	—	—	3,508	—	13	—	—	—	13	—	13
Repurchase of common stock	—	—	(120)	—	(1)	—	—	—	(1)	—	(1)
Vesting of early exercised stock options (unaudited)	—	—	—	—	32	—	—	—	32	—	32
Stock-based compensation expense (unaudited)	—	—	—	—	1,240	—	—	—	1,240	—	1,240

Balances at September 30, 2010 (unaudited)	6,658,010	$211,519	1,936,130	$5	$92,923	$—	$7,588	$(216,149)	$(115,633)	$—	$(115,633)

See accompanying Notes to Consolidated Financial Statements.

NeoPhotonics Corporation

Consolidated Statements of Cash Flows

	Years ended December 31,			Nine months ended September 30,
(In thousands)	2007	2008	2009	2009	2010

				(unaudited)
Cash flows from operating activities
Net income (loss)	$(41,475)	$(28,041)	$(6,847)	$(7,633)	$2,921
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	12,518	13,543	13,574	10,265	9,089
Asset impairment charges	6,138	4,047	1,233	—	—
Stock-based compensation expense	1,336	1,128	981	739	1,240
Deferred taxes	26	(1,574)	(62)	(15)	(16)
Loss (gain) on disposal of fixed assets	265	177	(114)	(114)	156
Share of loss of unconsolidated investee	—	—	—	—	176
Allowance for doubtful accounts	332	573	726	846	364
Provision for inventories	2,585	15	1,145	870	497
Change in assets and liabilities:
Accounts receivable	(3,934)	(15,340)	(5,369)	(5,918)	2,030
Inventories	(8,311)	5,589	3,257	588	(12,175)
Prepaid expenses and other current assets	(456)	39	(491)	(1,101)	(3,325)
Accounts payable	4,733	(38)	832	2,567	8,611
Accrued and other liabilities	(3,151)	4,622	2,897	1,489	(6,605)

Net cash provided by (used in) operating activities	(29,394)	(15,260)	11,762	2,583	2,963

Cash flows from investing activities
Purchase of property, plant and equipment	(12,938)	(11,121)	(4,595)	(2,842)	(10,312)
Proceeds from sale of property, plant and equipment	381	122	433	375	15
Release of (increase in) restricted cash	(317)	213	(1,770)	(603)	235
Purchase of long-term investment	—	—	—	—	(7,954)
Acquisition of noncontrolling interest in subsidiary	—	—	(655)	(655)	—
Purchase of short-term investments	(7,683)	—	—	—	—
Proceeds from sale of short-term investments	—	998	—	—	—
Proceeds from maturity of short-term investments	9,577	3,114	—	—	—
Proceeds received (cash transferred) upon sale of Archcom	—	—	550	—	(1,118)

Net cash used in investing activities	(10,980)	(6,674)	(6,037)	(3,725)	(19,134)

Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs	—	31,090	8,867	—	5,978
Repurchases of common stock	—	(98)	(37)	(37)	(1)
Proceeds from exercise of stock options	453	69	40	—	35
Proceeds from exercise of warrants	—	—	40	—	13
Proceeds from bank loans	21,727	24,286	26,455	19,860	6,280
Repayment of bank loans	(16,253)	(18,510)	(31,539)	(27,214)	(15,036)
Proceeds from issuance of notes payable	6,989	15,128	24,343	16,957	20,052
Repayment of notes payable	(9,109)	(15,317)	(19,159)	(13,949)	(20,796)

Net cash provided by (used in) financing activities	3,807	36,648	9,010	(4,383)	(3,475)

Effect of exchange rates on cash and cash equivalents	(399)	364	(56)	9	1,579

Net increase (decrease) in cash and cash equivalents	(36,966)	15,078	14,679	(5,516)	(18,067)
Cash and cash equivalents at the beginning of the period	50,629	13,663	28,741	28,741	43,420

Cash and cash equivalents at the end of the period	$13,663	$28,741	$43,420	$23,225	$25,353

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,249	$1,610	$924	$681	$573
Cash paid for income taxes	17	73	179	14	2,437

Supplemental disclosure of noncash investing and financing activities:
Issuance of Series X preferred stock in exchange for shares of the Company’s common stock	$—	$123	$—	$—	$—
Decrease (increase) in accounts payable and accrued liabilities related to property and equipment purchases	(3,620)	2,304	268	17	(3,660)
Accretion of redeemable convertible preferred stock	—	428	153	122	91

See accompanying Notes to Consolidated Financial Statements.

NeoPhotonics Corporation

Notes to Consolidated Financial Statements

1. The company and basis of presentation

Business and organization

NeoPhotonics Corporation (“NeoPhotonics” or the “Company”) is a designer and manufacturer of PIC-based modules and subsystems for bandwidth-intensive, high-speed communications networks. NeoPhotonics, formerly known as NanoGram Corporation, was incorporated in Delaware on October 31, 1996 to develop nanoparticles for use in industrial applications. In November 2002, the Company spun out two companies, changed its name to NeoPhotonics Corporation, and focused on the design, development and manufacturing of planar lightwave circuits for optical communication platforms. During the period from January 2003 through March 2003, NeoPhotonics completed a series of reorganization transactions whereby the Company spun-off part of its business in the form of two subsidiaries, NanoGram Devices Corporation (“NDC”) and NanoGram Corporation (“NanoGram”). In March 2003, the Company acquired Lightwave Microsystems Corporation (“LMC”) and subsequently began to market standard and semi-custom planar lightwave circuits-based components and modules for metro access and other advanced optical communications platforms. In March 2004, NDC was acquired by a third party.

On November 17, 2003, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Northern District of California. Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief under the federal bankruptcy laws are stayed while the Company continues business operations as a debtor-in-possession. These claims were reflected as liabilities subject to compromise in the Company’s consolidated financial statements for the year ended December 31, 2003. On February 26, 2004, the Bankruptcy Court confirmed the Company’s plan of reorganization. The Company’s plan of reorganization was substantially consummated on March 26, 2004, at which point the Company emerged from bankruptcy and was recapitalized.

Reclassifications

Certain prior-year amounts in the consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the current presentation. These reclassifications did not affect the prior period deficit, net cash provided by (used in) operating activities or net loss.

Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the consolidated accounts of the Company and its majority owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Effective January 1, 2009, the Company adopted Financial Accounting Standards Board (“FASB”) authoritative guidance requiring that a noncontrolling interest held by others in a company’s majority-owned subsidiaries be part of the equity of the controlling group and reported on the balance sheet within the equity section as a distinct item separate from the company’s equity. In accordance with this guidance, minority interests have been re-captioned to noncontrolling interests and reported separately in deficit for

2009 and prior periods. In addition, net (income) loss attributable to noncontrolling interests has been presented below net loss in arriving at net loss attributable to NeoPhotonics Corporation for 2009 and prior periods.

Unaudited interim consolidated financial information

The interim consolidated balance sheet as of September 30, 2010, consolidated statements of operations and of cash flows for the nine months ended September 30, 2009 and 2010 and consolidated statements of redeemable convertible preferred stock, deficit and comprehensive income (loss) for the nine months ended September 30, 2010 and related interim information contained in the notes to these consolidated financial statements are unaudited. In the opinion of management, such unaudited interim consolidated information has been prepared on the same basis as the annual audited consolidated financial information and includes all adjustments consisting of normal recurring adjustments necessary for a fair presentation of this interim information when read in conjunction with the audited consolidated financial statements and notes thereto. Results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

Unaudited pro forma equity

The Company has filed a registration statement with the Securities and Exchange Commission (“SEC”) for the Company to sell shares of its common stock to the public. The shares of Series 1, Series 2 and Series 3 preferred stock outstanding as of December 31, 2009 and September 30, 2010, will automatically convert upon the Company’s planned initial public offering into 6,639,513 shares of common stock. Shares of Series X preferred stock will convert to shares of common stock on a 400-for-1 basis. See Note 10 for more details. Additionally, as of December 31, 2009 and September 30, 2010, there are 197,000 and 263,020 (unaudited) stock appreciation units outstanding, respectively, for which the vested portion becomes exercisable upon an initial public offering or change in control. The liability related to the vested portion, and the impact to accumulated deficit for the charge to be recorded upon an initial public offering, is estimated using the price per share at which the shares of common stock are sold to the public.

Condensed parent company financial data

The Company’s subsidiaries in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund their statutory common reserves until such reserves have reached at least 50% of their respective registered capital. As of December 31, 2009, the Company’s subsidiaries in China had restricted net assets of approximately $3.7 million as calculated pursuant to paragraph 4-08(e)(3) of Regulation S-X. The restricted net assets exceeded 25% of the consolidated net assets of the Company as of December 31, 2009 as a result of the Company’s redeemable convertible preferred stock being classified as mezzanine capital, rather than as a component of stockholders’ deficit. Mezzanine capital is treated as a liability when determining consolidated net assets, which results in consolidated liabilities in excess of consolidated assets as of December 31, 2009. See Note 18 for further details.

As outlined in Note 10, upon completion of a qualifying initial public offering, all of the outstanding shares of redeemable convertible preferred stock will convert into shares of common stock and would no longer be treated as liability when determining consolidated net assets. As a result, the restricted net assets of the Company’s China-based subsidiaries would no longer exceed 25% of the consolidated net assets of the Company.

2. Summary of significant accounting policies

Use of estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenue and expenses during the reporting period. Significant estimates made by management include: the useful lives of property, plant and equipment and intangible assets as well as future cash flows to be generated by those assets; allowances for doubtful accounts; valuation allowances for deferred tax assets; reserves for excess and obsolete inventories and fair value of the Company’s common stock, stock options and preferred stock, among others. Actual results could differ from these estimates.

Fair value of financial instruments

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to their short-term maturities.

Concentration of credit risk and significant customers

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and trade accounts receivable. The Company’s investment policy requires cash and cash equivalents to be placed with high-credit quality institutions and to limit the amount of credit risk from any one issuer. The Company performs ongoing credit evaluations of its customers’ financial condition whenever deemed necessary and generally does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness and current economic trends. For the years ended December 31, 2007, 2008 and 2009, the Company provided $0.3 million, $0.6 million and $0.7 million, respectively, for allowance for doubtful accounts. For the nine months ended September 30, 2009 and 2010, the Company provided (released) $0.8 million (unaudited) and $0.4 million (unaudited), respectively, for allowance for doubtful accounts.

The following table sets forth the Company’s significant customers:

	% of revenue					% of accounts receivable
	Years ended December 31,			Nine months ended September 30,		December 31,		September 30, 2010
	2007	2008	2009	2009	2010	2008	2009

				(unaudited)				(unaudited)
Customer A	16%	34%	53%	53%	48%	40%	56%	49%
Customer B	13%	12%	*	*	*	*	*	*

*	Less than 10% of total revenue or accounts receivable.

Cash and cash equivalents

Highly liquid investments with a maturity of 90 days or less at the date of purchase are considered cash equivalents. Cash equivalents consist principally of investments in money market funds.

Restricted cash

As a condition of the notes payable lending arrangements of the Company’s subsidiaries in China, these subsidiaries are required to keep a compensating balance at the issuing banks that is a percentage of the total notes payable balance until the notes payable are paid. These balances have been excluded from the Company’s cash and cash equivalents balance and are classified as restricted cash on the Company’s consolidated balance sheets. As of December 31, 2008 and 2009 and September 30, 2010, the amount of restricted cash was $1.5 million, $3.3 million and $3.0 million (unaudited), respectively.

Investments

Equity securities are classified as available-for-sale and are reported at fair market value and unrealized gains and losses are included in accumulated other comprehensive income (loss) as a separate component of stockholders’ deficit in the consolidated balance sheets. The Company’s investment in equity securities is classified as long-term based on the Company’s intent and ability to hold the investment for more than 12 months from the balance sheet date. The Company does not hold its securities for trading or speculative purposes.

Accounts receivable

Accounts receivable include trade receivables and notes receivables from customers. The Company receives notes receivable from certain customers in China that are secured by the customer’s affiliated financial institution. The notes are generally due within 6 months and may be redeemed early by the Company at a discount. Historically, the Company has collected on the notes receivable in full at the time of maturity. The notes receivable do not meet the true sales criteria as defined by the accounting guidance for accounting for transfers and servicing of financial assets.

An allowance for doubtful accounts is calculated based on the aging of the Company’s trade receivables, historical experience, and management judgment. The Company writes off trade receivables against the allowance when management determines a balance is uncollectible and no longer actively pursues collection of the receivable.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on the weighted average basis, or market value. The Company routinely evaluates quantities and values of inventories in light of current market conditions and market trends, and records a write-down for quantities in excess of demand and product obsolescence. The evaluation may take into consideration historic usage, expected demand, anticipated sales price, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, customer concentrations, product merchantability and other factors. Market conditions are subject to change and actual consumption of inventory could differ from forecasted demand. The Company also regularly reviews the cost of inventories against their estimated market value and records a lower of cost or market reserve for inventories that have a cost in excess of estimated market value. Once a reserve for inventories is recorded, this results in a new cost basis for the related inventories which is not reversed.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible assets, identifiable intangible assets and in-process research and development acquired in a business combination. Goodwill is not subject to amortization, but is subject to at least an annual assessment for impairment.

The Company evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. The Company performs its annual goodwill impairment testing as of December 31 of each year. Goodwill is reviewed for impairment utilizing a two-step process. First, impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair value of the reporting unit is estimated using a discounted cash flow approach. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment loss, if any. In step two, the implied fair value of goodwill is calculated as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the difference is recognized as an impairment loss. The Company considers that it has only one reporting unit for the purposes of testing goodwill for impairment. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. During the year ended December 31, 2007, the Company recognized a goodwill impairment charge of $5.9 million. The Company did not recognize any goodwill impairment charges during the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010 (unaudited).

Long-lived assets

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Buildings	20-30 years
Machinery and equipment	5 years
Furniture, fixtures and office equipment	5 years
Software	5-7 years
Leasehold improvements	5 years or lease term, if shorter

Repairs and maintenance costs are expensed as incurred.

Intangible assets acquired in a business combination are recorded at fair value. Identifiable finite-lived intangible assets are amortized over the period of estimated benefit using the straight-line method, reflecting the pattern of economic benefits associated with these assets. The estimated useful lives of the Company’s intangible assets generally range from five to seven years, except for acquired land use rights in China, which have an estimated useful life of 45 years.

The carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. Some factors which the Company considers to be triggering events for impairment review include a significant decrease in the market value of an asset, a significant change in the extent or manner in which an asset is used, a significant adverse change in the business climate that could affect the value of an asset, an accumulation of costs for an asset in excess of the amount originally expected, a current period operating loss or cash flow decline combined with a history of operating loss or cash flow uses or a projection that demonstrates continuing losses and a current expectation that, it is more likely than not, a long-lived asset will be disposed of at a loss before the end of its estimated useful life.

If one or more of such facts or circumstances exist, the Company will evaluate the carrying value of long-lived assets to determine if an impairment exists, by comparing it to estimated undiscounted future cash flows over the remaining useful life of the assets. If the carrying value of the assets is greater than the estimated future cash flow, the assets are written down to the estimated fair value. The Company’s cash flow estimates contain management’s best estimates, using appropriate and customary assumptions and projections at the time. Any write-down would be treated as a permanent reduction in the carrying amount of the asset and an operating loss would be recognized. During the years ended December 31, 2007, 2008 and 2009, impairment charges relating to finite lived assets of $0.2 million, $4.0 million and $1.2 million, respectively, were recognized. During the nine months ended September 30, 2009 and 2010, no (unaudited) impairment charges were recognized. See Note 5 for further details.

In those cases where the Company determines that the useful life of an asset should be revised, the Company depreciates the remaining net book value over the new estimated useful life.

Revenue recognition

Revenue is derived from the sale of the Company’s products. The Company recognizes revenue provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. Contracts and/or customer purchase orders are used to determine the existence of an arrangement. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. The price is equal to the amount invoiced to the customer and is not subject to adjustment and customers do not have the right of return. The Company evaluates the creditworthiness of its customers to determine that appropriate credit limits are established prior to the acceptance of an order.

Revenue is recognized when the product is shipped and title has transferred to the buyer. The Company bears all costs and risks of loss or damage to the goods up to that point. On most orders, the Company’s shipment terms provide that title passes to the buyer upon shipment by the Company. Other shipment terms may provide that title passes to the buyer upon delivery of the goods to the buyer. Shipping and handling costs are included in the cost of goods sold. The Company presents revenue net of sales taxes and any similar assessments.

The Company recognizes revenue on sales to distributors at the time of shipment or delivery to the distributors, as the distributors do not have extended rights of return, subsequent price discounts or price protection.

Product warranties

The Company provides warranties to cover defects in workmanship, materials and manufacturing for a period of one to two years to meet the stated functionality as agreed to in each sales arrangement. Products are tested against specified functionality requirements prior to delivery, but the Company nevertheless from time to time experiences claims under its warranty guarantees. The Company accrues for estimated warranty costs under those guarantees based upon historical experience, and for specific items, at the time their existence is known and the amounts are determinable.

The table below summarizes the movement in the warranty accrual (in thousands):

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(unaudited)
Beginning balance	$1,468	$370	$432	$432	$613
Warranty accruals	369	389	536	135	285
Settlements and adjustments	(1,467)	(327)	(355)	(215)	(346)

Ending balance	$370	$432	$613	$352	$552

Research and development

Research and development expense consists of personnel costs, including stock-based compensation expense, for the Company’s research and development personnel and product development costs, including engineering services, development software and hardware tools, depreciation of capital equipment and facility costs. Research and development costs are expensed as incurred.

Advertising costs

Advertising costs are expensed as incurred and, to date, have not been significant.

Stock-based compensation

For awards granted on or before December 31, 2005, the Company applied the intrinsic value method of accounting for its employee stock option awards. Under the intrinsic value method, compensation expense for employees was based on the difference, if any, between the fair value of the Company’s common stock and the exercise price of the option on the measurement date, the date of grant. As of December 31, 2005, the Company had $1.7 million of deferred stock-based compensation expense, which was amortized over the vesting period of the applicable options on a straight-line basis and was fully amortized as of December 31, 2009.

Effective January 1, 2006, the Company adopted new authoritative accounting guidance for stock-based compensation, which requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant date fair value of the award. The Company adopted the new guidance using the prospective transition method. Under this transition method, beginning January 1, 2006, employee stock-based compensation cost recognized includes: (a) compensation cost for all stock-based payments granted prior to, but not yet vested as of December 31, 2005, based on the intrinsic value method, and (b) compensation cost for all stock-based payments granted or modified subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the new guidance.

The Company’s determination of the fair value of stock options on the date of grant utilizes an option-pricing model, and is impacted by its common stock price as well as changes in assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, expected common stock price volatility over the term of the option awards, as well as the projected employee option exercise behaviors (expected period between stock option vesting date and stock option exercise date), risk-free interest rates and expected dividends.

The fair value is recognized over the period during which an employee is required to provide services in exchange for the option award, known as the requisite service period (usually the vesting period) on a straight-line basis. Stock-based compensation expense recognized at fair value includes the impact of estimated forfeitures. The Company estimates future forfeitures at the date of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Cash flows resulting from the tax benefits for tax deductions from the exercise of stock options in excess of the compensation expense recorded for those options (excess tax benefits) are classified as cash flows from financing activities. The Company had no excess tax benefits in the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010 (unaudited).

The Company grants stock appreciation rights to certain individuals, including employees, directors or consultants. Upon the exercise of a stock appreciation right, the Company will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of the Company’s common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. An award under the plan is not exercisable until the earlier of an initial public offering or a change in control in the Company. The Company has not recognized compensation expense relative to these awards as neither of these events have occurred and therefore the employees are not able to exercise their rights. Upon one of the above events occurring, an expense and an equal liability for the stock appreciation rights will be recorded, equal to the fair market value of the vested portion of the award on the date that the event occurs. The fair value of the award is measured as the excess, if any, of the fair market value of a share of common stock on that date over the fair market value of a share of common stock on the award’s grant date. Each reporting period thereafter, compensation expense will be recorded, based on the remaining service period and the then fair market value of the award until vesting of the award is completed. After vesting is completed, the Company will continue to remeasure the fair market value of the liability until the award is exercised, with changes in the fair value of the liability recorded in the consolidated statements of operations.

See Note 12 for further details of the Company’s stock-based compensation arrangements.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date.

The Company operates in various tax jurisdictions and is subject to audit by various tax authorities. In preparing the Company’s consolidated financial statements, the Company is required to estimate its taxes in each of the jurisdictions in which it operates. The Company estimates actual current tax exposure as well as assesses temporary differences resulting from different treatment of items, such as accruals and allowances not currently deductible for tax purposes. These differences result in deferred tax assets which represent future tax benefits to be received when certain expenses previously recognized in the financial statements become deductible expenses under applicable income tax laws, or loss credit carryforwards are utilized.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of a deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such deferred tax assets will not be realized.

On January 1, 2007, the Company adopted new authoritative guidance for the accounting for uncertainty in income taxes. It requires that tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. Upon estimating the Company’s tax positions and tax benefits, the Company considered and evaluated numerous factors, which may require periodic adjustments and which may not reflect the actual outcome. With the adoption of this new guidance, companies are required to adjust their financial statements to reflect only those tax positions that are more likely than not to be sustained under examination. Any adjustment necessary would be directly recorded to retained earnings and recorded as a change in accounting principle as of the date of adoption. The adoption did not have a material impact on the Company’s consolidated financial statements.

Foreign currency translations

Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates of exchange at the balance sheet date. Transactions in currencies other than the U.S. dollar during the year are converted into the U.S. dollar at the applicable rates of exchange prevailing on the day transactions occurred. Transaction gains and losses are recognized in other income (expense), net in the consolidated statements of operations. Exchange gains (losses) recognized were $0.5 million, $0.8 million and ($0.1) million for the years ended December 31, 2007, 2008 and 2009, respectively. Exchange losses recognized were $50,000 (unaudited) and $2,000 (unaudited) for the nine months ended September 30, 2009 and 2010, respectively.

The financial records of certain of the Company’s subsidiaries are maintained in local currencies other than the U.S. dollar, such as the Chinese Renminbi (“RMB”), which are their functional currencies. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenue, expenses, gains and losses are translated using the average exchange rate for the period. Translation adjustments are reported as foreign currency translation adjustments and are shown as a separate component of other comprehensive income (loss) in the consolidated statements of redeemable convertible preferred stock, deficit and comprehensive income (loss).

Net income (loss) per share attributable to NeoPhotonics Corporation common stockholders

The Company applies the two-class method for calculating and presenting net income (loss) per share attributable to NeoPhotonics Corporation common stockholders. Under the two-class method, net income is allocated between common shares and other participating securities based on their participating rights. Participating securities are defined as securities that participate in dividends with common shares according to a predetermined formula. Basic net income (loss) per share attributable to NeoPhotonics Corporation common stockholders is calculated by dividing net income (loss) attributable to NeoPhotonics Corporation common stockholders by the weighted average number of shares outstanding for the period.

Diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders is calculated by dividing net income (loss) attributable to NeoPhotonics Corporation common stockholders and income allocable to participating securities to the extent they are dilutive, by the weighted average number of common shares and potential dilutive common share equivalents outstanding during the period if the effect is dilutive. The Company’s potential dilutive common share equivalents consist of incremental common shares issuable upon the exercise of options and warrants to purchase common shares and upon conversion of its redeemable convertible preferred stock.

Effective January 1, 2009, the Company adopted the new accounting guidance for determining whether instruments granted in share-based payment transactions are participating securities. The guidance clarified that share-based payment awards that have not yet vested meet the definition of a participating security provided the right to receive the dividend is non-forfeitable and non-contingent. These participating securities are therefore included in the computation of basic net income (loss) per share under the two-class method. The Company has concluded that its non-vested early-exercised stock options meet the definition of a participating security and should be included in the Company’s computation of basic net income (loss) per share attributable to NeoPhotonics Corporation common stockholders. The Company also concluded that for the years ended December 31, 2007, 2008 and 2009, its redeemable convertible preferred stock does not meet the definition of a participating security as the stockholders of the redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses. For the purposes of calculating basic and diluted net income per share attributable to NeoPhotonics Corporation common stockholders for the nine months ended September 30, 2010, the Company concluded that its redeemable convertible preferred stock meets the definition of a participating security. As a result, all earnings for this period have been allocated to the preferred stockholders with no earnings remaining for the benefit of common stockholders. All prior period net income (loss) per share attributable to NeoPhotonics Corporation common stockholders data presented has been prepared to conform with the provisions of this accounting guidance.

Comprehensive income (loss)

Comprehensive income (loss) includes all changes in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments and unrealized gains or losses on available-for-sale marketable securities. Comprehensive income (loss) is disclosed in the consolidated statements of redeemable convertible preferred stock, deficit and comprehensive income (loss). The components of accumulated other comprehensive income as of December 31, 2008 and 2009 and September 30, 2010 include only foreign currency translation adjustments.

Recent accounting pronouncements

In September 2006, the FASB issued accounting guidance on fair value measurements. This standard clarifies the definition of fair value, establishes a framework for measuring fair value within U.S. GAAP, and expands the disclosures regarding fair value measurements. In February

2008, the FASB deferred the effective date of the guidance to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company adopted the fair value measurement guidance January 1, 2008, except for those items specifically deferred by the FASB, which were adopted January 1, 2009. The adoption did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB revised the authoritative guidance for business combinations, which establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance applies prospectively to the Company’s business combinations, if any, for which the acquisition date was on or after January 1, 2009. The adoption of this statement did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB revised the authoritative guidance to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of this guidance resulted in classification changes which have been reflected in the Company’s consolidated balance sheets, statements of operations and statements of redeemable convertible preferred stock, deficit and comprehensive income (loss).

In May 2009, the FASB issued accounting guidance on subsequent events. This accounting guidance is effective for interim or annual periods ending after June 15, 2009. The guidance establishes the accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, it sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of the guidance did not have an impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB revised the authoritative guidance for variable interest entities, which changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The new accounting guidance will require a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. The new accounting guidance is effective for the Company beginning with its first interim period beginning January 1, 2010. The adoption of the guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2009, the FASB reached final consensus on a new revenue recognition guidance regarding revenue arrangements with multiple deliverables. The new accounting guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. The new accounting guidance is effective for the Company beginning January 1, 2011 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Company does not expect that the adoption of the guidance will have a material impact on its financial position, results of operations or cash flows.

In January 2010, the FASB issued amended guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, the Company adopted this amendment for the nine month period ended September 30, 2010, except for the additional Level 3 requirements which will be adopted in 2011. See Note 3 for the Company’s fair value disclosures. Level 3 assets and liabilities are those whose fair market value inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

3. Fair value measurements

Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative accounting guidance describes a fair value hierarchy based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable and the last is considered unobservable. These levels of inputs are as follows:

Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3—Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Assets measured at fair value

The Company’s financial instruments are valued using quoted prices in active markets or based upon other observable inputs. The following table sets forth the fair value of the Company’s financial assets as of the date presented (in thousands):

	Money market funds(1)

	Level 1	Level 2	Level 3	Total

December 31, 2008	$22,633	$—	$—	$22,633
December 31, 2009	$13,105	$—	$—	$13,105
September 30, 2010 (unaudited)	$6,643	$—	$—	$6,643

(1)	Money market funds are included in cash and cash equivalents on the Company’s consolidated balance sheets.

During the nine months ended September 30, 2010, the Company purchased 23% of a foreign publicly traded company and adopted equity method of accounting. See Note 7 for further details. The following table sets forth the fair value of the Company’s equity investment as of the date presented (in thousands):

Equity Investment

	Level 1	Level 2	Level 3	Total

December 31, 2008	$—	$—	$—	$—
December 31, 2009	$—	$—	$—	$—
September 30, 2010 (unaudited)	$11,840	$—	$—	$11,840

4. Net loss per share attributable to NeoPhotonics Corporation common stockholders

The following table sets forth the computation of the basic and diluted loss per share attributable to NeoPhotonics Corporation common stockholders for the periods indicated (in thousands, except share and per share amounts):

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(unaudited)

Numerator:
Net income (loss) attributable to NeoPhotonics Corporation	$(41,467)	$(28,054)	$(6,963)	$(7,696)	$2,841
Accretion of redeemable convertible preferred stock	—	(428)	(153)	(122)	(91)
Less: net income attributable to redeemable convertible preferred stockholders	—	—	—	—	2,750

Net income (loss) attributable to NeoPhotonics Corporation common stockholders	$(41,467)	$(28,482)	$(7,116)	$(7,618)	$—

Denominator:
Weighted average shares used to compute basic net income (loss) per share attributable to NeoPhotonics Corporation common stockholders	1,856,215	1,924,141	1,913,117	1,912,095	1,932,998

Effect of dilutive securities:
Common stock options	—	—	—	—	1,103,758

Weighted average shares used to compute diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders	1,856,215	1,924,141	1,913,117	1,912,095	3,036,756

Net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	$(22.34)	$(14.80)	$(3.72)	$(4.09)	$0.00

Diluted	$(22.34)	$(14.80)	$(3.72)	$(4.09)	$0.00

Shares of common stock subject to repurchase resulting from the early exercise of employee stock options are considered participating securities and are therefore included in the basic weighted average common shares outstanding.

The following weighted-average potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to NeoPhotonics Corporation common stockholders, as their effect would have been antidilutive:

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(unaudited)
Employee stock options	1,480,427	1,637,379	1,532,041	1,570,764	1,795,220
Common stock warrants	17,999	17,999	7,990	18,013	4,482
Redeemable convertible preferred stock, on an if-converted basis(1)	6,639,624	9,683,789	11,686,850	11,655,672	13,950,608

	8,138,050	11,339,167	13,226,881	13,244,449	15,750,310

(1)	For the purposes of the table above, the Series 1, 2 and 3 preferred stock have been converted on a 1-for-1 basis and the Series X preferred stock has been converted on a 400-for-1 basis.

The following unaudited pro forma basic and diluted net loss per share attributable to NeoPhotonics Corporation common stockholders calculation assumes the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as though the conversion had occurred at the beginning of the period presented, or the date of issuance, if later. The preferred stock converts on a 1-for-1 basis with the exception of Series X, which converts on a 400-for-1 basis. See Note 10 for further details.

In addition, the unaudited pro forma basic and diluted net loss per share attributable to NeoPhotonics Corporation common stockholders calculation assumes a 1-for-25 reverse stock split that the Company intends to effect prior to the completion of the sale of its common stock to the public.

(in thousands, except share and per share data)	Year ended December 31, 2009	Nine months ended September 30, 2010

	(unaudited)	(unaudited)
Numerator:
Net income (loss) attributable to NeoPhotonics Corporation	$(6,963)	$2,841

Denominator:
Weighted average shares used to compute basic net income (loss) per share attributable to NeoPhotonics Corporation common stockholders

Pro forma adjustments to reflect the assumed conversion of the conversion of the preferred stock	13,599,967	15,883,606

Weighted average shares used to compute pro forma basic net income (loss) per share attributable to NeoPhotonics Corporation common stockholders

Effect of dilutive securities:
Common stock options	—	1,103,758

Weighted average shares used to compute pro forma diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders	13,599,967	16,987,364

Pro forma net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	$(0.51)	$0.18

Diluted	$(0.51)	$0.17

5. Impairment of assets

In May 2007, the Company discovered an engineering flaw in the main product acquired in connection with its acquisition of BeamExpress, Inc. in 2006. Although the Company was able to design and produce a replacement product that would fulfill the Company’s warranty requirements for products already sold, the time needed to implement the solution, coupled with entry of new competitors in the market rendered the acquired product nonviable and, accordingly, the Company stopped all future sales and production. This was a triggering event and therefore an impairment review of goodwill and the related long-lived intangible assets was performed. As a result of the impairment review, an impairment charge of $6.1 million was recorded in the year ended December 31, 2007 relating to goodwill of $5.9 million and other intangible assets of $0.2 million.

In 2008, the Company discontinued the production of a tunable laser product based on factors that included an accumulation of costs for the asset group in excess of the amount originally expected, a current period operating loss and continuing cash flow decline combined with a projection that demonstrated continuing losses and a current expectation that the long-lived asset group will be disposed of at a loss before the end of its estimated useful life. As a result of the discontinuance, the Company considered that a triggering event for impairment review had occurred, due to the current period operating loss and the projection of future losses.

The Company identified the asset group associated with the tunable laser product to include finite-lived intangible assets which consisted of acquired core technology, noncompete agreement and assembled workforce and fixed assets, consisting of machinery and equipment and leasehold improvements. Based on the review, the Company concluded that the asset group associated with tunable laser product was fully impaired and an impairment charge of $4.0 million was recognized in the year ended December 31, 2008. The following is a description of the asset group and impairment charge (in thousands):

	Gross assets	Accumulated amortization / depreciation	Impairment

Patents / core technology	$4,376	$(1,198)	$(3,178)
Assembled workforce	354	(177)	(177)
Noncompete agreements	37	(37)	—

Intangible assets	4,767	(1,412)	(3,355)

Machinery and equipment	941	(529)	(412)
Leasehold improvements	298	(18)	(280)

Fixed assets	1,239	(547)	(692)

	$6,006	$(1,959)	$(4,047)

In 2009, the Company entered into an agreement to sell its 55% ownership interest in Shenzhen Archcom Technology Co., Ltd. (Archcom) for $1.1 million, which was less than the Company’s share of the value in the net assets of Archcom. As a result, the Company recognized an impairment charge of $0.8 million in the year ended December 31, 2009, of which $0.2 million was related to tangible fixed assets and the remaining $0.6 million was recorded as an accrual for the expected loss on sale. As of December 31, 2009, the Company’s share of the current assets and current liabilities associated with Archcom, which were included in cash and cash equivalents, accounts receivable, inventories and accounts payable, was $0.9 million, $1.0 million, $0.2 million and $(0.4) million, respectively. As of March 31, 2010, the sale of Archcom was completed and all related assets and liabilities were eliminated from the consolidated balance sheet.

In addition, in 2009, the Company recorded an impairment charge of $0.4 million resulting from the write-off of machinery and equipment which were no longer in use.

6. Balance sheet components

Accounts receivable, net

Accounts receivable, net consist of the following (in thousands):

	December 31,		September 30, 2010
	2008	2009

			(unaudited)
Accounts receivable	$39,435	$48,146	$48,131
Trade notes receivable	10,644	6,726	3,689
Allowance for doubtful accounts	(2,188)	(2,311)	(2,240)

	$47,891	$52,561	$49,580

The table below summarizes the movement in the Company’s allowance for doubtful accounts (in thousands):

Balance as of January 1, 2007	$(1,329)
Provision for bad debt	(332)
Write-offs, net of recoveries	46

Balance as of December 31, 2007	(1,615)
Provision for bad debt	(573)

Balance as of December 31, 2008	(2,188)
Provision for bad debt	(726)
Write-offs, net of recoveries	603

Balance as of December 31, 2009	(2,311)
Provision for bad debt (unaudited)	(364)
Write-offs, net of recoveries (unaudited)	435

Balance as of September 30, 2010 (unaudited)	$(2,240)

Inventories

Inventories consist of the following (in thousands):

	December 31,		September 30, 2010
	2008	2009

			(unaudited)
Raw materials	$11,223	$7,595	$12,417
Work in process	2,590	2,451	4,259
Finished goods	4,731	4,109	8,918

	$18,544	$14,155	$25,594

Property, plant and equipment, net

Property, plant and equipment, net consist of the following (in thousands):

	December 31,		September 30, 2010
	2008	2009

			(unaudited)
Buildings	$15,055	$15,069	$15,356
Machinery and equipment	45,243	46,077	55,260
Furniture, fixtures, software and office equipment	8,494	8,372	9,874
Leasehold improvements	2,929	2,929	2,936

	71,721	72,447	83,426
Less: Accumulated depreciation	(32,084)	(37,146)	(40,863)

	$39,637	$35,301	$42,563

Depreciation expense was $7.0 million, $7.6 million and $8.4 million for the years ended December 31, 2007, 2008 and 2009, respectively and $6.2 million (unaudited) and $6.3 million (unaudited) for the nine months ended September 30, 2009 and 2010, respectively.

Purchased intangible assets

Purchased intangible assets consist of the following (in thousands):

	Weighted average amortization period (years)	December 31, 2008			December 31, 2009			September 30, 2010
		Gross assets	Accumulated amortization	Net assets	Gross assets	Accumulated amortization	Net assets	Gross assets	Accumulated amortization	Net assets

								(unaudited)
Technology and patents	5	$18,635	$(12,478)	$6,157	$18,643	$(16,541)	$2,102	$18,963	$(18,770)	$193
Customer relationships	6	6,319	(3,381)	2,938	6,323	(4,419)	1,904	6,450	(5,313)	1,137
Leasehold interest	45	1,246	(95)	1,151	1,247	(124)	1,123	1,271	(148)	1,123
Noncompete agreements	7	710	(262)	448	710	(364)	346	710	(440)	270

		$26,910	$(16,216)	$10,694	$26,923	$(21,448)	$5,475	$27,394	$(24,670)	$2,723

Amortization expense relating to technology and patents and the leasehold interest intangible assets is included within cost of goods sold, and customer relationships and the noncompete agreements within operating expenses. The following table presents details of the amortization expense of the Company’s purchased intangible assets as reported in the consolidated statements of operations (in thousands):

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(unaudited)
Cost of goods sold	$3,675	$4,271	$4,084	$3,215	$1,931
Operating expenses	1,826	1,665	1,136	852	855

Total	$5,501	$5,936	$5,220	$4,067	$2,786

In September 2008, the Company changed the estimated remaining useful life of acquired technology, and patents, related to ROADM products, which were associated with its acquisition of OpTun, Inc., from 57 months to 28 months. The change in estimated remaining useful life was made after review of factors such as adverse changes in the business climate that affected future projections and a current expectation that warranted the change in useful life. The effect of the change in the estimated remaining useful life increased amortization expense included within cost of goods sold for the years ended December 31, 2008 and 2009, and the nine months ended September 30, 2009 and 2010 by $0.2 million, $0.5 million, $0.4 million (unaudited) and $0.4 million (unaudited), respectively.

The estimated future amortization expense of purchased intangible assets as of December 31, 2009 and September 30, 2010, is as follows (in thousands):

	As of December 31, 2009	As of September 30, 2010

		(unaudited)
Years Ending December 31,
2010	$3,271	$592
2011	798	781
2012	319	324
2013	136	139
2014	26	28
Thereafter	925	859

	$5,475	$2,723

Goodwill

The changes in the carrying value of goodwill are as follows (in thousands):

	2007	2008	2009

Balance as of January 1	$10,207	$4,323	$4,323
Impairment (Note 5)	(5,884)	—	—

Balance as of December 31	$4,323	$4,323	$4,323

There were no changes in the carrying value of goodwill during the nine months ended September 30, 2010 (unaudited).

Accrued and other current liabilities

Accrued and other current liabilities consist of the following (in thousands):

	December 31,		September 30, 2010
	2008	2009

			(unaudited)
Employee-related	$6,229	$6,727	$6,410
Other	5,182	8,809	3,088

	$11,411	$15,536	$9,498

Other noncurrent liabilities

As of December 31, 2008 and 2009 and September 30, 2010 (unaudited), other noncurrent liabilities included an asset retirement obligation of $1.0 million associated with the Company’s facility lease in California, which expires in December 2012.

7. Investment and equity accounting

In March 2010 and June 2010, the Company purchased 5,333,333 and 4,518,540 shares, respectively, of Ignis ASA (“Ignis”). The Company’s ownership percentage in Ignis was 9.1% and 16.9% as of March 31, 2010 and June 30, 2010, respectively. The Company used the cost method of accounting to record its investment in Ignis during the three months ended March 31 and June 30, 2010 by recording unrealized gains or losses within accumulated other comprehensive income.

In September 2010, the Company purchased an additional 4,750,000 shares of Ignis, which increased the Company’s ownership percentage in Ignis to 22.7% as of September 30, 2010. As a result, the Company changed from the cost method to the equity method of accounting for the three months ended September 30, 2010 and retrospectively for the three months ended March 31, 2010 and June 30, 2010. The retrospective application of the equity method of accounting is similar to accounting for a “step acquisition.” The carrying amount of the investment in Ignis was $7.9 million at September 30, 2010, and is included in other long-term assets. The Company’s proportionate share of Ignis’ net loss was $0.2 million for the nine months ended September 30, 2010 and is included within other income (expense), net.

8. Debt

The components of debt obligations consist of the following (in thousands):

	December 31,		September 30, 2010
	2008	2009

			(unaudited)
Notes payable	$14,506	$13,696	$12,258
Short-term loans	4,389	14,645	8,715

Total short-term loans and notes payable	$18,895	$28,341	$20,973

Total long-term debt	$17,470	$8,147	$6,377
Less: current portion of long-term debt	(16,470)	(6,035)	(1,966)

Total long-term debt, net of current portion	$1,000	$2,112	$4,411

Notes payable

The Company frequently directs its banking partners to issue notes payable to its suppliers in China in exchange for accounts payable. The Company’s Chinese subsidiaries’ banks issue the notes to vendors and issue payment to the vendors upon redemption. The Company owes the payable balance to the issuing bank. The Company’s subsidiaries in China had trade notes payable of $14.5 million and $13.7 million as of December 31, 2008 and 2009, respectively, and $12.3 million (unaudited) as of September 30, 2010. These notes are unsecured, noninterest bearing and are due approximately six months after issuance.

Short-term loans

The Company’s subsidiaries in China have short-term line of credit facilities from various banking institutions totaling $4.4 million and $14.6 million as of December 31, 2008 and 2009, respectively, and $8.7 million (unaudited) as of September 30, 2010. These short-term line of credit facilities have an original maturity date of one year or less and one such facility agreement is secured by the Company’s main manufacturing facility in China. Amounts requested by the Company are not guaranteed and are subject to funds and currency availability. Interest due on the outstanding balance ranges from 5.31% to 7.47% and is charged based on the interest rate set by the People’s Bank of China. The rate charged is fixed on the borrowing date for the term of the loan. The short-term line of credit facilities do not require any specific covenants. The weighted average interest rate for short-term loans outstanding was 7.34% and 5.31% as of December 31, 2008 and 2009, respectively, and 4.98% (unaudited) as of September 30, 2010.

Long-term debt

In 2007, the Company entered into a series of three loan and security agreements with a bank for an available credit facility. The term of each of these agreements was two years. The loan and security agreements are secured by a building located in China owned by the Company’s primary subsidiary in China. Interest due on the outstanding balance ranges from 5% to 7% and is charged based on the interest rate set by the People’s Bank of China. The rate charged is fixed on the borrowing date for the term of the loan. In 2009, the Company repaid one of the three loan and security agreements. The remaining two loan and security agreements were renewed for a term of one year under the original terms and security conditions. These loan and security agreements do not require any specific covenants. As of December 31, 2008, $7.3 million was outstanding under the loan and security agreements and classified as short-term. The balance was paid in 2009.

In December 2007, the Company entered into a loan and security agreement with a bank for an available credit facility. The loan and security agreement is secured by substantially all of the Company’s U.S. assets, other than intellectual property assets. In December 2008 and December 2009, the loan and security agreement was amended, increasing the amount of credit available under the facility and extending the term of the lending arrangement through December 2011. The three components of the available credit facility are as follows:

•

The original loan and security agreement provided a term loan of $1.4 million payable in 12 equal principal installments plus accrued interest. The term loan bore interest at the LIBOR rate plus a margin ranging from 2.75% to 3.50%, depending on the Company’s liquidity ratio. The term loan was paid in full as of December 31, 2008.

•

The original loan and security agreement provided for a $6.5 million revolving line of credit, available through December 2009. The December 2009 amendment to the loan and security agreement increased the revolving line of credit to $8.0 million and extended the term through December 2011. Amounts available under the revolving line of credit are reduced by any commercial or stand-by letters of credit issued by the bank to guarantee a loan for the Company’s subsidiaries in China. The maximum amount for which a letter of credit may be issued is $5.0 million. As of December 31, 2008 and 2009 and September 30, 2010 (unaudited), letters of credit for $5.0 million were outstanding, respectively. As of December 31, 2008 and 2009 and September 30, 2010 (unaudited), $1.5 million, $1.5 million and $3.0 million were outstanding under the revolving line of credit. The total available borrowing capacity under this facility were $1.5 million and $0.0 million as of December 31, 2009 and September 30, 2010 (unaudited).

Amounts outstanding under the revolving line of credit prior to the December 2009 amendment bear interest at the LIBOR rate plus a margin ranging from 2.50% to 3.25%, depending on the Company’s liquidity ratio, as defined. The interest rate as of December 31, 2009 was 2.73%. Borrowings subsequent to the December 2009 amendment will bear interest at the prime referenced rate, which cannot be lower than the LIBOR rate plus 3.50%. The interest rate as of September 30, 2010 was 4.25% (unaudited).

•

The original loan and security agreement provided for an $8.5 million credit facility which could be drawn in tranches based on equipment and software purchases, with the software component not to exceed $3.0 million. Advances were due and payable in 30 equal monthly installments of principal and interest. Amounts outstanding under this facility prior to the December 2009 amendment bear interest at the LIBOR rate plus a margin ranging from 2.75% to 3.50%, depending on the Company’s liquidity ratio. The interest rates as of December 31, 2009 ranged from 2.98% to 4.25%. The interest rates as of September 30, 2010 ranged from 3.01% (unaudited) to 4.50% (unaudited). As of December 31, 2008 and 2009 and September 30, 2010, $3.7 million, $1.6 million and $3.4 million (unaudited) were outstanding, respectively, under the original loan and security agreement. No further amounts may be borrowed under the original loan and security agreement.

The December 2009 amendment to the loan and security agreement provided an additional $9.5 million in credit based on capital expenditures in the United States. In addition, the amendment provided that the outstanding balance of $1.6 million is payable in 24 equal monthly installments through December 2011. Advances may be drawn in four tranches and are due and payable in equal monthly installments of principal and interest for terms ranging from 30 to 18 months such that all amounts will be repaid by June 2013. Borrowings subsequent to the December 2009 amendment will bear interest at the prime referenced rate, which cannot be lower than the LIBOR rate plus 3.75%. The capacity for future borrowing is limited by specified maximum amounts. As of December 31, 2009 and September 30, 2010, $4.0 million and $3.5 million (unaudited) were available under this facility, respectively.

In connection with the original loan and security agreement, the Company issued a warrant to the lender to purchase 4,482 shares of common stock at an exercise price of $29.00 per share. The warrant was fully vested upon issuance and is exercisable for seven years from the date of issuance. The estimated fair value of the warrant was measured at issuance using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.7%, expected volatility of 77%, dividend yield of 0% and a term of seven years. The fair value of the warrant at issuance of $8,000 is being amortized over the term of the loan and security agreement. As of December 31, 2009 and September 30, 2010 (unaudited), the warrant had not been exercised.

The loan and security agreement and supplemental amendments requires the Company to maintain certain financial covenants, including a liquidity ratio, and restricts the Company’s ability to incur additional debt or to engage in certain transactions. At December 31, 2009 and September 30, 2010 (unaudited), the Company was in compliance with all of the financial covenants contained in this agreement.

In December 2007, the Company’s primary subsidiary in China entered into a term loan agreement with a Chinese bank under which the Company’s primary subsidiary in China borrowed $5.0 million, due in December 2008. This loan originally bore interest at the bank’s cost of funds plus 1.00% and interest is payable quarterly in arrears. The loan is secured by the standby letter of credit described above issued by a U.S. bank. In September 2008, the term loan agreement was amended to extend the due date of the loan to September 2009, and in 2009 was extended again through February 2010 and to set the interest rate equal to the rate charged by the People’s Bank of China. As of December 31, 2008 and 2009, $5.0 million was outstanding under the term loan. In February 2010, the Company repaid the $5.0 million line of credit in full and reborrowed $2.0 million (unaudited) with an interest rate of 3.89%, which is now classified as a short-term loan on the consolidated balance sheet as of September 30, 2010. The $2.0 million was denominated in U.S. dollars and is due December 2010. As of December 31, 2009 and September 30, 2010, $0.0 million and $3.0 million, respectively, was available under the line of credit.

At December 31, 2009 and September 30, 2010, maturities of long-term debt were as follows (in thousands):

	As of December 31, 2009	As of September 30, 2010

		(unaudited)
Less than 1 year	$6,035	$1,966
1-2 years	2,112	4,411

	$8,147	$6,377

The following table provides additional fair value information relating to the Company’s outstanding debt instruments (in thousands):

	December 31, 2008		December 31, 2009		September 30, 2010
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value

					(unaudited)
Notes payable	$14,506	$14,506	$13,696	$13,696	$12,258	$12,258
Short-term loans	4,389	4,224	14,645	14,227	8,715	8,639
Long-term debt, including current portion	17,470	17,088	8,147	7,971	6,377	6,031

Total	$36,365	$35,818	$36,488	$35,894	$27,350	$26,928

The fair value of the short-term loans, notes payable and debt have been calculated using an estimate of the interest rate the Company would have had to pay on the issuance of liabilities with a similar maturity and discounting the cash flows at that rate. The fair values do not necessarily give an indication of the amount that the Company would currently have to pay to extinguish any of this debt.

9. Commitments and contingencies

In the normal course of business, the Company enters into agreements that contain a variety of representations and warranties and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

The Company leases various facilities under noncancelable operating leases. As of December 31, 2009 and September 30, 2010, the future minimum commitments under these leases are as follows (in thousands):

Years ending December 31,	As of December 31, 2009	As of September 30, 2010

		(unaudited)
2010	$1,748	$551
2011	1,462	1,923
2012	1,112	1,405
2013	8	717
2014	—	718
Thereafter	—	2,646

	$4,330	$7,960

Rent expense under the Company’s operating leases was $2.1 million, $1.8 million and $1.8 million for the years ended December 31, 2007, 2008 and 2009, respectively and $1.4 million (unaudited) and $1.1 million (unaudited) for the nine months ended September 30, 2009 and 2010, respectively.

In addition, the Company is subject to legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. While the outcome of these proceedings and claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flow.

On January 5, 2010, Finisar Corporation, or Finisar, filed a complaint in the United States District Court for the Northern District of California against Source Photonics, Inc., MRV Communications, Inc., Oplink Communications, Inc. and the Company, or collectively, the co-defendants. In the complaint, Finisar alleged infringement of certain of its U.S. patents arising from the codefendants’ respective manufacture, importation, use, sale of or offer to sell certain optical transceiver products. Finisar sought to recover unspecified damages, up to treble the amount of actual damages, together with attorneys’ fees, interest and costs. Finisar alleged that at least some of the patents asserted are a part of certain digital diagnostic standards for optoelectronics transceivers, and, therefore, are being utilized in such digital diagnostic standards. On March 23, 2010, the Company filed an answer to the complaint and counterclaims, asserting two claims of patent infringement and additional claims asserting that Finisar has violated state and federal competition laws and violated its obligations to license on reasonable and non-discriminatory terms. On May 5, 2010, the court dismissed without prejudice all co-defendants (including the Company) except Source Photonics, Inc., on grounds that such claims should have been asserted in four separate lawsuits, one against each defendant. This dismissal without prejudice does not prevent Finisar from bringing a new similar lawsuit against the Company. The Company and Finisar had agreed to suspend their respective claims for a 90 day period and not to refile any claims against each other until one or more specified events occur resulting in the partial or complete resolution of the litigation between Source Photonics and Finisar. On September 10, 2010, Source Photonics and Finisar settled their lawsuit, commencing the suspension period.

Under California’s recently enacted Global Warming Solutions Act, the Company will be required to design and install additional pollution control equipment at the San Jose, California, manufacturing plant to reduce perfluorocarbon emissions beginning in 2012. As of December 31, 2009, the Company has not recorded a liability, as the process of estimating the cost to comply with the new requirements is still at an early stage and a reasonable estimate of the cost is currently not determinable.

10. Redeemable convertible preferred stock

Under the Company’s Certificate of Incorporation, as amended and restated on May 12, 2008, the Company’s preferred stock is issuable in series. The Company’s Certificate of Incorporation authorizes the Company to issue 7,420,000 shares of preferred stock, of which 1,840,000 shares are designated as Series 1 preferred stock, 1,440,000 shares are designated as Series 2 preferred stock, 4,120,000 shares are designated as Series 3 preferred stock and 20,000 shares are designated as Series X preferred stock.

In May 2008, the Company issued 12,491 shares of Series X preferred stock for $2,500.00 per share and received cash proceeds of $31.1 million, net of issuance cost of $137,000. In June 2008, the Company issued 49 shares of Series X preferred stock in exchange for 11,352 shares of common stock. In December 2009, the Company issued 3,556 shares of Series X preferred stock for $2,500.00 per share and received cash proceeds of $8.9 million, net of issuance costs of $24,000. In January 2010, the Company issued 2,401 shares of Series X preferred stock for $2,500.00 per share and received cash proceeds of $6.0 million (unaudited).

Prior to 2007 and in connection with the issuance of Series 1, 2 and 3 preferred stock, the Company issued warrants for the purchase of shares of common stock. During the year ended December 31, 2009, warrants to purchase 10,009 shares were exercised. As of December 31, 2009, 3,508 warrants remain unexercised with an exercise price of $3.75 per share. As of December 31, 2009, the remaining weighted average contractual term of these warrants was 0.7 years, however, they expire upon the earlier of a sale or merger of the Company or the closing of an initial public offering resulting in cash proceeds of at least $25.0 million. During the nine months ended September 30, 2010, warrants to purchase 3,508 (unaudited) shares were exercised for cash proceeds of $13,000 (unaudited).

The following is the activity of the Company’s redeemable convertible preferred stock for the years ended December 31, 2007, 2008 and 2009 and September 30, 2010 (in thousands, except share amounts):

	Series X (see note A)		Series 3 (see note B)		Series 2 (see note C)		Series 1 (see note D)		Total Amount
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balances as of January 1, 2007 and December 31, 2007	—	$—	3,974,974	$98,480	856,452	$17,054	1,808,087	$49,255	$164,789
Issuance of Series X preferred stock, net of stock issuance costs of $137	12,540	31,213	—	—	—	—	—	—	31,213
Accretion of preferred stock to redemption value	—	22	—	406	—	—	—	—	428

Balances as of December 31, 2008	12,540	31,235	3,974,974	98,886	856,452	17,054	1,808,087	49,255	196,430
Issuance of Series X preferred stock, net of stock issuance costs of $24	3,556	8,867	—	—	—	—	—	—	8,867
Accretion of preferred stock to redemption value	—	38	—	115	—	—	—	—	153

Balances as of December 31, 2009	16,096	40,140	3,974,974	99,001	856,452	17,054	1,808,087	49,255	205,450
Issuance of Series X preferred stock, net of issuance costs of $24 (unaudited)	2,401	5,978	—	—	—	—	—	—	5,978
Accretion of preferred stock to redemption value (unaudited)	—	16	—	21	—	—	—	—	91

Balances as of September 30, 2010 (unaudited)	18,497	$46,134	3,974,974	$99,022	856,452	$17,054	1,808,087	$49,255	$211,519

Note A—Liquidation preference $62,701 and $80,482 at December 31, 2008 and 2009, respectively, and $92,487 (unaudited) at September 30, 2010

Note B—Liquidation preference $99,376 at December 31, 2008 and 2009 and September 30, 2010 (unaudited)

Note C— Liquidation preference $28,861 at December 31, 2008 and 2009 and September 30, 2010 (unaudited)

Note D—Liquidation preference $49,723 at December 31, 2008 and 2009 and September 30, 2010 (unaudited)

Dividends

The holders of shares of Series 3 and Series X preferred stock are entitled to receive dividends at the greater of (a) $2.25 per share for Series 3 preferred stock and $225 per share for Series X preferred stock per annum and (b) the amount of dividends declared pro rata on the common stock and common stock to be issued assuming conversion of all preferred stock, prior and in preference to any declaration or payment of any dividend on the Series 1 preferred stock, the Series 2 preferred stock or the common stock.

After the holders of the Series 3 and Series X preferred stock have received their dividend preferences as noted above, the holders of shares of Series 2 preferred stock and Series 1 preferred stock are entitled to receive dividends, on a pari passu basis, at the rate of $3.03275 per share for Series 2 preferred stock and $2.475 per share for Series 1 preferred stock prior and in preference to any declaration or payment of any dividend on common stock. After the payment of any dividend to the holders of shares of Series 2 preferred stock and Series 1 preferred stock, any further dividend payable, other than in common stock of the Company, shall be payable to holders of the preferred and common stock pro rata based on the number of shares of common stock held by each, assuming conversion of all preferred stock. Such dividends are payable when, as and if declared by the Board of Directors, and are not cumulative. As of December 31, 2009 and September 30, 2010 (unaudited), no dividends had been declared.

No dividends can be paid on the common stock or any other preferred stock unless the holders of Series X and Series 3 preferred stock first or simultaneously receive the amount of the dividends they are entitled to.

Liquidation

In the event of any liquidation, dissolution, change in control or winding up of the Company, whether voluntary or involuntary, the holders of the Series X preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series 1 preferred stock, Series 2 preferred stock, Series 3 preferred stock and common stock, an amount equal to: (a) in the case of an acquisition transaction, $5,000.00 per share (as adjusted for any stock split, dividend, combination or other recapitalization) plus all declared but unpaid dividends on such shares or (b) in the case of any liquidation, dissolution of the Company, $2,500.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) plus all declared but unpaid dividends on such shares. In the event that upon liquidation or dissolution, the assets and funds of the Company are insufficient to permit the payment to Series X preferred stockholders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the Series X preferred stock in proportion to the full preferential amount that each is otherwise entitled to receive.

In the event of any liquidation, dissolution, change in control or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series 3 preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Series 1 preferred stock, Series 2 preferred stock and common stock, an amount equal to $25.00 per share for each outstanding share of Series 3 preferred stock of the Company (as adjusted for any stock dividends, combinations, or splits) plus any declared but unpaid dividends on such shares. In the event that upon liquidation or dissolution the assets and funds of the Company are insufficient to permit the payment to Series 3 preferred stockholders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the shares of Series 3 preferred stock in proportion to the full preferential amount that each is otherwise entitled to receive. After the foregoing distributions, the remaining assets will be distributed ratably among the holders of Series 1, 2 and 3 preferred stock and common stock.

In the event of any liquidation, dissolution, change in control or winding up of the Company, whether voluntary or involuntary, and after the completion of the liquidation preference to Series 3 preferred stockholders, the holders of shares of Series 1 preferred stock and Series 2 preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock, an amount equal to $27.50 per share for each outstanding share of Series 1 preferred stock of the Company (as adjusted for any stock dividends, combinations, or splits) plus any declared but unpaid dividends on such shares and $33.697325 per share for each outstanding share of Series 2 preferred stock of the Company (as adjusted for any stock dividends, combinations, or splits) plus any declared but unpaid dividends on such shares. In the event that upon liquidation or dissolution the assets and funds of the Company are insufficient to permit the payment of Series 1 and Series 2 preferred stockholders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the shares of Series 1 preferred stock and Series 2 preferred stock in proportion to the full preferential amount each is otherwise entitled to receive.

The Company has presented Series 1, 2, 3 and X preferred stock outside of deficit in the mezzanine section of the consolidated balance sheets, as the shares of Series 1, 2, 3 and X preferred stock have a change in control provision which would result in the shares being deemed to be redeemed upon a change in control, which change in control is not solely within the control of the Company.

The remaining assets, after the above mentioned provisions, will be distributed first, ratably among holders of preferred stock until (as adjusted for any stock dividends, combinations, or splits): (a) Series 1 preferred stockholders have received an aggregate of $55.00 per share, (b) Series 2 preferred stockholders have received an aggregate of $67.39465 per share, (c) Series 3 preferred stockholders have received an aggregate of $50.00 per share, and secondly, among the holders of common stock until they have received an aggregate of $51.035 per share.

Redemption

At any time after May 30, 2011, one or more holders of Series 3 preferred stock or Series X preferred stock that, together with all holders submitting redemption elections, either (a) own at least 400,000 shares of Series 3 preferred stock in the aggregate at the time of delivery of the redemption notice, (b) owned at least 400,000 shares of Series 3 preferred stock in the aggregate on June 30, 2006, (c) own at least 4,000 shares of Series X preferred stock in the aggregate at the time of delivery of the redemption notice or (d) owned at least 4,000 shares of Series X preferred stock in the aggregate on June 30, 2008, may redeem up to that number of shares at an amount of $25.00 per share of Series 3 preferred stock and/or $2,500.00 per share of Series X preferred stock (as adjusted for stock splits, stock dividends, reclassifications or the like) plus all declared but unpaid dividends on the shares in three annual installments of 40%, 40% and 20% of the redemption price, respectively. As a result of the redemption provisions of the Series X and Series 3 preferred stock, the Company is required to accrete the carrying value of the preferred stock to its redemption value over the period from issuance through redemption date. As a result, during the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010, the Company recorded preferred stock accretion of $428,000, $153,000 and $91,000 (unaudited), respectively, as a charge to additional paid-in capital.

On any redemption date, if the funds of the Company are insufficient to redeem the total number of shares of Series 3 preferred stock or Series X preferred stock to be redeemed on such date,

those funds which are legally available will be used to redeem first the maximum possible number of such shares of Series X preferred stock, and second to redeem the maximum possible number of such shares of Series 3 preferred stock. If shares of more than one redeeming holder are to be redeemed on any redemption date, those funds which are legally available will be used to redeem the maximum possible number of shares, allocated ratably among the holders of such shares to be redeemed based upon the total redemption price applicable to the shares of Series X preferred stock and Series 3 preferred stock designated to be redeemed by each redeeming holder. The shares of Series X preferred stock and Series 3 preferred stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series X preferred stock and/or Series 3 preferred stock, as applicable, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any redemption date but which it has not redeemed. Through December 31, 2009 and September 30, 2010 (unaudited), there was no Series X preferred stock or Series 3 preferred stock presented for redemption.

Conversion

Each share of preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. The initial conversion price of shares of Series 1 preferred stock, Series 2 preferred stock, Series 3 preferred stock and Series X preferred stock is $27.50, $33.697325, $25.00 and $25.00 respectively (as adjusted for any stock dividends, combinations, or splits), and all series are subject to adjustment in accordance with conversion provisions contained in the Company’s Certificate of Incorporation. Conversion of the Series 1, Series 2, Series 3 and Series X preferred stock is automatic immediately upon the earlier of (a) closing of a firm commitment underwritten public offering which results in aggregate cash proceeds of at least $70,000,000, net of underwriting discounts on commissions, or (b) the date specified by holders of at least 60% of the then outstanding shares of preferred stock on an as converted to common stock.

The Series X preferred stock has additional special conversion features related to a subsequent equity financing and a qualified initial public offering. Prior to the amendment described in Note 17, if the Company issued and sold shares of its equity securities in a single transaction or a series of related transactions (other than a qualified initial public offering) and received aggregate proceeds from the equity financing of an amount equal to the product of (a) the number of shares of Series X preferred stock then outstanding (adjusted for any stock split, dividend, combination or other recapitalization with respect to the Series X preferred stock) multiplied by (b) $2,500.00, then the Series X preferred stock would automatically be converted into fully paid and nonassessable shares of the equity securities issued in the subsequent equity financing. The number of shares of common stock to be issued to holders of Series X preferred stock upon such conversion will be equal to the quotient obtained by dividing (i) the total number of shares of Series X preferred stock multiplied by $2,500.00 by (ii) 50% of the price per share of the equity securities sold in the subsequent equity financing, rounded to the nearest whole share. The number of shares of Series X preferred stock, as well as the conversion ratio, is subject to adjustment for any stock split, dividend, combination or other recapitalization with respect to the Series X preferred stock.

In the event that the Company issued and sold shares of its common stock in a qualified initial public offering, the Series X preferred stock will automatically be converted into fully paid and nonassessable shares of common stock upon the completion of the qualified initial public offering. The number of shares of common stock to be issued to holders of Series X preferred stock upon such conversion shall be equal to the quotient obtained by dividing (a) the total number of shares of Series X preferred stock held by such holders multiplied by $2,500.00 by (b) 50% of the price per share at which shares of common stock are sold to the public in the qualified initial public offering as printed on the front cover of the Company’s final prospectus for the public offering, rounded to the nearest whole share. The number of shares of Series X preferred stock, as well as the conversion ratio, is subject to adjustment for any stock split, dividend, combination or other recapitalization with respect to the Series X preferred stock.

The Company determined that the modification of the Series X special conversion feature described in Note 17 is not expected to result in any material incremental value received by the Series X stockholders. As a result, no accounting will be deemed necessary upon modification.

The Company determined that the special conversion feature of the Series X preferred stock providing for conversion of shares of Series X preferred stock into common stock upon the completion of a qualified initial public offering is a contingent beneficial conversion feature. Upon completion of the initial public offering, the Company would potentially recognize a charge as a deemed dividend within retained earnings at the time of conversion. In the absence of retained earnings, the Company would record the charge within additional paid-in capital. As a result, there is no impact on net income (loss) attributable to NeoPhotonics Corporation as the charge is recognized within equity, however, the charge will impact net income (loss) attributable to NeoPhotonics Corporation common stockholders and basic and diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders.

Voting rights

The holder of each share of Series 1, 2, 3 and X preferred stock is entitled to one vote for each share of common stock into which shares of preferred stock could be converted.

11. Common stock

The Company’s Certificate of Incorporation authorized the Company to issue 14,000,000 shares of common stock with a par value of $0.0025 per share. As of December 31, 2009 and September 30, 2010, the Company had reserved the following shares of authorized but unissued common stock:

	As of December 31, 2009	As of September 30, 2010

		(unaudited)
Stock options	1,938,102	2,422,203
Warrants	7,990	4,482
Redeemable convertible preferred stock(1)	13,078,168	14,038,489

	15,024,260	16,465,174

(1)	For the purposes of the table above, the Series 1, 2 and 3 preferred stock have been converted on a 1-for-1 basis and the Series X preferred stock has been converted on a 400-for-1 basis.

In 2007, the Company repurchased 1,422 shares of outstanding common stock from stockholders at an average price of $4.65 per share for an aggregate purchase price of $7,000. In 2008, the Company repurchased 11,094 shares of outstanding common stock from stockholders, at an average price of $8.85 per share for an aggregate purchase price of $98,000. In 2009, the Company repurchased 10,199 shares of outstanding common stock from stockholders at an average price of $3.62 per share for an aggregate purchase price of $37,000. The common stock repurchased is removed from common stock outstanding, is not held in treasury stock and is available for reissuance.

12. Equity incentive programs

2004 Stock Option Plan

In March 2004, the Company adopted the 2004 Stock Option Plan (the “2004 Plan”) for the benefit of its eligible employees, consultants and independent directors. The 2004 Plan provides for the issuance of options to purchase common stock. Options granted under the 2004 Plan may be either incentive stock options or nonqualified stock options. Under the terms of the Plan, awards may be granted at prices not less than 100% of the fair value of the Company’s common stock, as determined by the Company’s Board of Directors, on the date of grant for an incentive stock option and not less than 85% of the fair value of the Company’s common stock on the date of grant for a non-qualified stock option. Options vest over a period of time as determined by the Board of Directors, generally over a four year period, and expire ten years from date of grant. Subject to adjustment for certain changes in the Company’s capital structure, the maximum aggregate number of shares of common stock that may be issued under the 2004 Plan is 3,010,769.

Stock options granted under the Company’s stock option plan provide employee option holders, if approved by the Company’s Board of Directors, the right to elect to exercise unvested options in exchange for restricted common stock, which are subject to a repurchase right held by the Company at the original issuance price in the event the optionees’ employment is terminated. Any repurchased shares are not returned to the available share pool for future stock option grants. The shares purchased by the employees pursuant to the early exercise of stock options are deemed to be outstanding. Early exercises of options are not deemed to be substantive exercises for accounting purposes. Accordingly, amounts received for early exercises are recorded as a liability. These amounts are reclassified to additional paid-in capital as the underlying options vest. As of December 31, 2008 and 2009 and September 30, 2010, there is a liability related to the issuance of these shares of $103,000, $60,000 and $39,000 (unaudited), respectively, which is included in the consolidated balance sheets within accrued and other current liabilities.

The activity of nonvested shares for the year ended December 31, 2009 and the nine months ended September 30, 2010, as a result of the early exercise of options granted to employees, is as follows:

Shares

Balance at December 31, 2008	24,166
Early exercise of options	111
Vested during the year	(10,000)

Balance at December 31, 2009	14,277
Vested during the period (unaudited)	(7,612)

Balance at September 30, 2010 (unaudited)	6,665

The following table summarizes the Company’s 2004 Plan stock option activity during the year ended December 31, 2009 and the nine months ended September 30, 2010:

	Options available for grant	Number of outstanding options	Weighted average exercise price

Balance at December 31, 2008	310,324	1,627,022	$4.21
Options granted	(284,476)	284,476	$4.25
Options exercised	—	(9,470)	$4.27
Options forfeited or cancelled	380,344	(380,344)	$4.19

Balance at December 31, 2009	406,192	1,521,684	$4.22
Additional options authorized for issuance	492,042
Options granted (unaudited)	(320,603)	320,603	$12.32
Options exercised (unaudited)	—	(8,115)	$4.26
Options forfeited or cancelled (unaudited)	49,309	(49,309)	$6.26

Balance at September 30, 2010 (unaudited)	626,940	1,784,863	$5.62

The following table summarizes information about 2004 Plan options outstanding as of December 31, 2009 and September 30, 2010:

	Options outstanding
	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value (in thousands)

Vested and expected to vest at December 31, 2009	1,409,793	$4.22	7.5	$12,816
Exercisable at December 31, 2009	1,281,980	$4.22	7.3	$11,657
Vested and expected to vest at September 30, 2010 (unaudited)	1,649,280	$5.42	7.5	$15,001
Exercisable at September 30, 2010 (unaudited)	1,322,179	$4.23	6.9	$13,580

The intrinsic value of options vested and expected to vest and exercisable as of December 31, 2009 and September 30, 2010, is calculated based on the difference between the exercise price and the fair value of the Company’s common stock as of December 31, 2009 and September 30, 2010, respectively. The intrinsic value of exercised options during the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010 is $9,000, $1,000, $74,000 and $72,000 (unaudited), respectively, and is calculated based on the difference between the exercise price and the fair value of the Company’s common stock as of the exercise date.

The fair value of all stock options that vested in the year ended December 31, 2009 and the nine months ended September 30, 2010 was $902,000 and $558,000 (unaudited), respectively.

The table below summarizes all stock option grants from January 1, 2009 through September 30, 2010:

Grant date	Options granted	Exercise price	Common stock fair value	Stock option intrinsic value	Stock option fair value

February 26, 2009	22,000	$4.25	$4.25	$—	$2.79
May 28, 2009	258,316	$4.25	$4.25	$—	$2.96
August 13, 2009	4,160	$4.25	$4.25	$—	$2.93
January 27, 2010	288,019	$12.00	$13.75	$1.75	$9.91
March 30, 2010	22,120	$14.00	$14.50	$0.50	$10.09
April 8, 2010	2,200	$17.50	$14.50	$—	$9.60
April 14, 2010	8,264	$17.50	$14.50	$—	$9.59

	605,079

Stock-based compensation

The following tables summarize the components of stock-based compensation expense for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2009 and 2010 (in thousands):

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(unaudited)
Amortization of deferred stock-based compensation	$498	$146	$28	$28	$—
Stock-based compensation recorded at fair value	838	982	953	711	1,240

	$1,336	$1,128	$981	$739	$1,240

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(unaudited)
Cost of goods sold	$130	$125	$53	$53	$93
Research and development	435	314	228	174	283
Sales and marketing	226	177	180	131	292
General and administrative	545	512	520	381	572

	$1,336	$1,128	$981	$739	$1,240

The weighted-average fair value of options granted was $3.28, $2.87, $2.94 and $9.88 (unaudited) per share for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively.

At December 31, 2009, there was $1.9 million of unrecognized stock-based compensation expense that will be recognized over the remaining weighted-average period of 2.4 years. As of September 30, 2010, there was $4.0 million (unaudited) of unrecognized stock-based compensation expense that will be recognized over the remaining weighted-average period of 2.8 years (unaudited).

The Company estimated the fair value of employee stock options using a Black-Scholes valuation model with the following assumptions:

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(unaudited)
Weighted-average expected term (years)	5.45	5.84	6.00	6.00	6.56
Weighted-average volatility	97%	77%	79%	79%	75%
Risk-free interest rate	4.50%-4.67%	2.81%-3.45%	2.15%-3.12%	2.15%-3.12%	2.96%-3.19%
Expected dividends	0%	0%	0%	0%	0%

Expected term. Given the Company’s limited historical exercise behavior, the expected term of options granted was determined using the “simplified” method for years ended December 31, 2007, 2008 and 2009. Under this approach, the expected term is presumed to be the average of the vesting term and the contractual term of the option. The Company granted “in-the-money” options on January 27, 2010 and March 30, 2010. As a result, the Company’s options do not meet the definition of a “plain-vanilla” option which is required to estimate expected term using the “simplified” method. For options granted after December 31, 2009, the expected term was estimated using the Company’s historical exercise behavior and expected future exercise behavior.

Volatility. Since the Company’s common stock is currently not publicly traded and therefore no historical data on volatility of its stock is available, the expected volatility used is based on volatility of similar entities. In evaluating similarity, the Company considered factors such as industry, stage of life cycle, size, and financial leverage.

Risk-free interest rate. The risk-free rate that the Company uses in the Black-Scholes option valuation model is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

Expected dividends. The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, used an expected dividend yield of zero in the valuation model.

The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. The Company’s estimated forfeiture rate was 8.18%, 10.60%, 6.97% for the years ended December 31, 2007, 2008 and 2009, respectively, and 6.97% (unaudited) and 9.40% (unaudited) for the nine months ended September 30, 2009 and 2010, respectively.

In addition to the 2004 Plan option information described above, at December 31, 2009 and September 30, 2010, there were 10,357 options outstanding with an exercise price of $4.25 per share, that were granted outside the 2004 Plan.

2007 Stock Appreciation Grants Plan

In October 2007, the Company adopted its 2007 Stock Appreciation Grants Plan (the “2007 Plan”). The 2007 Plan provides for the grant of units (“stock appreciation units”) entitling the holder upon exercise to receive cash in an amount equal to the amount by which the Company’s common stock has appreciated in value. Each stock appreciation unit shall entitle a participant to a cash payment in the amount of the excess of the fair market value of a share of common stock on the exercise date over the fair market value of a share of common stock on the award date.

The total appreciation available to a participant from the exercise of an award is equal to the number of stock appreciation units being exercised, multiplied by the amount of appreciation per stock appreciation unit. The stock appreciation units granted under this Plan are primarily granted to employees or consultants of the Company’s subsidiaries in China.

An award under the plan is not exercisable by any recipient until the earliest to occur of the following: (i) the expiration of the period of time agreed to between the Company’s underwriters and certain stockholders of the Company selected by the underwriters in connection with a public offering of the stock, or (ii) upon the consummation of a change in control, which means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation or entity. Because neither of these events have occurred and therefore the employees are not able to exercise their units, no compensation expense has been recognized to date relative to these awards. Upon the occurrence of either of the two events, the Company would recognize compensation expense and corresponding equal to the number of vested and outstanding stock appreciation units multiplied by the fair value, calculated using the Black-Scholes option pricing model, on that date. In future periods, the Company will remeasure the fair value (based on the market price of the Company’s common stock at the relevant period end) of all vested and outstanding stock appreciation units and adjust compensation expense and corresponding liability accordingly. The Company will also recognize compensation expense for additional vested stock appreciation units.

The activity of stock appreciation units is as follows:

	Units available for issuance	Units outstanding

Stock appreciation units authorized	296,520	—
Stock appreciation units issued	(78,840)	78,840
Stock appreciation units cancelled	2,760	(2,760)

Balances at December 31, 2007	220,440	76,080
Stock appreciation units issued	(124,580)	124,580
Stock appreciation units cancelled	30,977	(30,977)

Balances at December 31, 2008	126,837	169,683
Stock appreciation units issued	(66,720)	66,720
Stock appreciation units cancelled	39,403	(39,403)

Balances at December 31, 2009	99,520	197,000
Stock appreciation units issued (unaudited)	(85,560)	85,560
Stock appreciation units cancelled (unaudited)	19,540	(19,540)

Balances at September 30, 2010 (unaudited)	33,500	263,020

13. Income taxes

The benefit from (provision for) income taxes is based upon the loss before income taxes as follows (in thousands):

	Years ended December 31,
	2007	2008	2009

U.S. operations	$(37,395)	$(32,693)	$(16,751)
Non-U.S. operations	(3,994)	2,840	11,806

	$(41,389)	$(29,853)	$(4,945)

The components of the benefit from (provision for) income taxes consist of the following (in thousands):

	Years ended December 31,
	2007	2008	2009

Current:
U.S. Federal tax	$—	$238	$74
U.S. state tax	—	—	—
Non-U.S. foreign tax	(60)	—	(2,038)

	(60)	238	(1,964)
Deferred:
U.S. Federal tax	—	—	—
U.S. state tax	—	—	—
Non-U.S. foreign tax	(26)	1,574	62

	$(86)	$1,812	$(1,902)

The benefit from (provision for) income taxes differs from the amount obtained by applying the U.S. federal statutory tax rate as follows (in thousands, except percentages):

	Years ended December 31,
	2007	2008	2009

U.S. federal statutory rate	34%	34%	34%
Tax at U.S. federal statutory rate	$14,072	$10,101	$1,720
State income taxes, net of federal benefit	1,939	781	844
Nondeductible expenses	(81)	481	314
Stock-based compensation	(454)	(384)	(218)
Goodwill impairment	(2,087)	—	—
Change in valuation allowance	(13,093)	(10,263)	(6,120)
Research and development	615	(43)	1,390
Foreign rate differences	(1,175)	1,423	144
Other	178	(284)	24

	$(86)	$1,812	$(1,902)

Deferred income tax assets and liabilities comprise the following (in thousands):

	December 31,
	2008	2009

Deferred tax assets:
Net operating loss carryforwards	$45,286	$47,892
Federal and state credits	3,728	5,093
Reserves, accruals and other	2,245	4,034
Fixed assets	376	817

Total deferred tax assets	51,635	57,836
Valuation allowance	(50,503)	(56,623)

Total deferred tax assets, net of valuation allowance	1,132	1,213
Deferred tax liabilities:
Acquired intangible assets	(749)	(768)

Net deferred tax assets	$383	$445

Reported as:
Current deferred tax assets, included within prepaid expenses and other current assets	$1,132	$1,213
Non-current deferred tax liabilities	(749)	(768)

Net deferred tax assets	$383	$445

The net valuation allowance increased by $6.1 million during the year ended December 31, 2009, primarily due to the increase in the net operating losses and other deferred assets.

As of December 31, 2009, the Company had net operating loss, or NOL, carryforwards for federal and state tax purposes of $130.8 million and $85.4 million, respectively. If not utilized, the federal and state net operating losses expire starting in 2010. The Company also had federal and state research credit carryovers of $1.9 million and $4.8 million, respectively. The federal research credits expire beginning in 2018. The state research credit has no expiration. Utilization of the

NOL and tax credit carryforwards are subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of NOL and tax credit carryforwards before utilization.

The deferred tax assets listed above do not include NOL carryforwards that are expected to expire unutilized as a result of existing ownership changes.

The Company has no present intention of remitting undistributed earnings of foreign subsidiaries, and, accordingly, no deferred tax liability has been established relative to these earnings. Determination of the amount of unrecognized deferred tax liability on these undistributed earnings is not practicable. As of December 31, 2009, the Company’s undistributed earnings of foreign subsidiaries was $0.2 million.

In 2008 and 2009, certain of the Company’s subsidiaries benefited from various tax incentives, including tax holidays and reduced tax rates ranging from 15% to 20%, for operating in special economic zones or for engaging in certain qualifying business activities in China. The Company realized benefits from the reduced tax rate for the years ended December 31, 2008 and 2009 as follows (in thousands):

	Years ended December 31,
	2008	2009

Tax provision (benefit) for China entities at statutory rate of 25%	$(81)	$2,196
Tax provision (benefit) for China entities included in the consolidated statement of operations	(241)	1,228

Tax benefit from preferential tax rate	$160	$968

Shares used to compute impact of tax benefits per basic and diluted share	1,924,141	1,913,117

Impact of tax benefits per basic and diluted share	$0.08	$0.51

Prior to January 1, 2008, entities established in China were generally subject to a 30% state and 3% local enterprise income tax rate. In accordance with the China Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, effective through December 31, 2007, the Company’s China subsidiaries enjoyed preferential income tax rates. Effective January 1, 2008, the China Enterprise Income Tax Law, or the EIT law, imposes a single uniform income tax rate of 25% on all China enterprises, including foreign invested enterprises, and eliminates or modifies most of the tax exemptions, reductions and preferential treatment available under the previous tax laws and regulations. As a result, the Company’s China subsidiaries may be subject to the uniform income tax rate of 25% unless they are able to qualify for preferential status. Currently, they have qualified for a preferential 15% tax rate that is available for new and high technology enterprises. The preferential rate applies to 2008, 2009 and 2010. The preferential rate applies to 2008, 2009 and 2010. The Company realized benefits from this 10% reduction in tax rate of $0.2 million, $1.0 million, and $1.3 million (unaudited) for 2008, 2009, and the nine months ended September 30, 2010, respectively, or $0.08, $0.51 and $0.00 (unaudited) per basic and diluted share for 2008, 2009, and the nine months ended September 30, 2010, respectively. The Company will reapply for the preferential rate for 2011. If approved, the rate will remain at 15%, otherwise, the rate will be 24% for 2011 and 25% thereafter.

On January 1, 2007, the Company adopted revised authoritative guidance which clarified the accounting for uncertainty in tax positions. The guidance defines the confidence level that a tax position must meet in order to be recognized in the financial statements and requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. Additionally, the guidance provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As a result of the implementation of this new guidance, no cumulative adjustments to accumulated deficit were recorded upon adoption. At the adoption date of January 1, 2007, the Company had $1.1 million of unrecognized tax benefits, none of which would affect its effective tax rate if recognized. At December 31, 2009, the Company had $4.1 million of unrecognized tax benefits, $169,000 of which would affect its effective tax rate if recognized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$1,059

Gross increases for tax positions of prior years	—
Gross increases for tax positions of current year	331

Balance at December 31, 2007	1,390

Gross increases for tax positions of prior years	—
Gross increases for tax positions of current year	262

Balance at December 31, 2008	1,652

Gross increases for tax positions of prior years	—
Gross increases for tax positions of current year	2,439

Balance at December 31, 2009	$4,091

The Company recognizes interest and penalties related to uncertain tax positions, if any, as a component of its income tax provision. For all years presented, the Company recognized no interest and penalties related to uncertain tax positions, as the uncertain tax position balances offset deferred tax assets, which are subject to a valuation allowance.

Uncertain tax positions relate to potential obligations related to permanent establishment in the Company’s global subsidiaries and to the determination of the research and experimental tax credit. The Company does not consider that it is reasonably possible that there will be a material change in its uncertain tax positions in the next 12 months.

The Company files income tax returns in the U.S federal jurisdiction and various states and foreign jurisdictions. As of December 31, 2009, the Company’s federal returns for the year ended December 31, 2006 through the current period and most state returns for the year ended December 31, 2005 through the current period are still open to examination. In addition, all of the net operating losses and research and development credit carryforwards that may be utilized in future years are still subject to examination. The Company is not currently subject to U.S. federal, state and local, or non-U.S. income tax examinations by any tax authorities.

The Company’s effective tax rate for the nine months ended September 30, 2009 and 2010 was negative 18.8% (unaudited) and 35.8% (unaudited), respectively. The Company’s operating income is subject to varying rates of tax in the United States and foreign subsidiaries. Consequently, the Company’s effective tax rate is dependent upon the geographic distribution of its earnings or losses and the tax laws and regulations in each geographical region. During the nine months ended September 30, 2009, the tax expense incurred was primarily related to the net profits recognized in our foreign subsidiaries and withholding taxes on royalties received from our foreign subsidiaries. During the nine months ended September 30, 2010, the tax expense incurred was primarily related to the net profits recognized in our foreign subsidiaries partially offset by a refund from a favorable tax ruling related to withholding taxes on royalties received from our foreign subsidiaries.

14. Noncontrolling interests

From February 2005 through March 2006, the Company acquired substantially all of the outstanding shares of NeoPhotonics (China) Co., Ltd. (NeoPhotonics China), a Company based in China that is a manufacturer of active optoelectronics components, optical subassemblies and transceivers. The remaining 0.4% of the outstanding shares were held by a noncontrolling shareholder and therefore represented a noncontrolling interest in NeoPhotonics China. In April 2010, the Company acquired the remaining 0.4% of outstanding shares of NeoPhotonics China for $0.1 million. After the transaction, the Company owned 100% of NeoPhotonics China. As of December 31, 2008, NeoPhotonics China owned 90% of the shares of Shenzhen Photon Broadband Technology Co., Ltd. (Broadband), a Company based in China. In March 2009, NeoPhotonics China acquired the remaining 10% of outstanding shares of Broadband for $0.7 million, which was $0.3 million greater than the carrying value of the noncontrolling interest and therefore, the transaction was recorded as a reduction to NeoPhotonics China’s noncontrolling interest for the carrying amount and a reduction to additional paid-in capital for the excess amount paid. After the transaction, NeoPhotonics China owned 100% of Broadband.

As of December 31, 2009, the Company had a joint venture interest in Archcom, whereby the Company owned 55% of the joint venture and Archcom Technology Limited owned 45% of the joint venture. The joint venture was consolidated, with 45% representing a noncontrolling interest in Archcom. In November 2009, the Company entered into an agreement with Archcom Technology Limited to sell its 55% ownership interest, including certain equipment held by the joint venture, for $1.1 million. Half of the amount, or $550,000, was paid to the Company in December 2009. In March 2010, the Company received foreign regulatory approval for completion of the sale of its ownership interest in Archcom. The Company received the remaining $550,000 (unaudited) of the sale consideration upon completion of the sale on March 31, 2010.

As of September 30, 2010, the Company has no noncontrolling interests in the consolidated balance sheet.

15. Segment reporting

The Company operates in one reportable segment. The Company’s Chief Executive Officer, who is considered to be the chief operating decision maker, manages the Company’s operations as a whole and reviews financial information presented on a consolidated basis, accompanied by information about product revenue, for purposes of evaluating financial performance and allocating resources.

The following tables set forth the Company’s revenue and asset information by geographic region. Revenue is classified based on the location of the customer. Long-lived assets in the tables below comprise only property, plant and equipment (in thousands):

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(unaudited)

Revenue:
China	$45,409	$72,080	$105,607	$77,409	$77,388
United States	15,957	17,319	13,498	9,128	19,538
Japan	13,466	17,363	13,245	9,085	13,129
Other	20,993	27,227	22,712	16,392	22,833

Total revenue	$95,825	$133,989	$155,062	$112,014	$132,888

	December 31,		As of September 30, 2010
	2008	2009

			(unaudited)
Long-lived assets:
China	$30,343	$27,538	$32,734
United States	9,294	7,763	9,829

Total long-lived assets	$39,637	$35,301	$42,563

16. Restructuring

During the third quarter of 2008, the Company initiated a restructuring plan as part of a companywide cost saving initiative aimed to reduce operating costs primarily by moving manufacturing operations from the United States to China to capitalize on synergies and operational efficiencies. The Company recorded $1.3 million of expense for severance costs resulting from involuntary termination of 170 employees located in the United States and China and $126,000 of expense related to facility closure. The Company’s restructuring charges are presented as a separate line within operating expense in the consolidated statement of operations. The following table summarized the restructuring activity for the periods presented (in thousands):

Restructuring accrual:
Charges	$1,383
Payments	(965)

Restructuring accrual at December 31, 2008	418
Payments	(418)

Restructuring accrual at December 31, 2009	$—

17. Subsequent events

The Company has evaluated subsequent events through April 15, 2010, which is the date the consolidated financial statements for the year ended December 31, 2009 were issued. For the issuance of the financial statements for the nine months ended September 30, 2010, the unaudited interim period presented herein, such evaluation was performed through November 17, 2010.

Modification of Series X special conversion features

On November 19, 2010, the Company’s board of directors approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to modify the terms of the special conversion features of the Series X preferred stock. In the event of a qualified initial public offering, the number of shares of common stock to be issued to holders of Series X preferred stock upon such conversion shall be on a 400-for-1 basis.

Reverse stock split

On November 19, 2010, the Company’s board of directors approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a 1-for-25 reverse stock split of all outstanding shares of the Company’s stock, including common stock and redeemable convertible preferred stock.

The amendment will reflect that the Company’s authorized capital stock will consist of 21,420,000 shares, comprising: (i) 14,000,000 shares of common stock, par value $0.0025 per share, (ii) 20,000 shares of Series X redeemable convertible preferred stock, par value $0.0025 per share, and (iii) 7,400,000 shares of Series 1, 2 and 3 redeemable convertible preferred stock, par value $0.0025 per share. All shares, stock options, warrants to purchase common stock and per share information presented in the consolidated financial statements has been adjusted to reflect the reverse stock split on a retroactive basis for all periods presented and all share information is rounded down to the nearest whole share after reflecting the reverse stock split.

Subject to shareholder approval, the amendment to the Company’s Amended and Restated Certificate of Incorporation and the reverse stock split will become effective prior to the Company’s registration statement on Form S-1 being declared effective by the Securities and Exchange Commission.

18. Additional Information—Parent Company Condensed Financial Statements

NeoPhotonics Corporation

Parent Company Condensed Balance Sheets

	December 31,
(in thousands)	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$23,034	$25,082
Accounts receivable, net	3,301	5,392
Intercompany receivable	8,858	792
Inventories	2,005	1,277
Prepaid expenses and other current assets	703	681

Total current assets	37,901	33,224
Property, plant and equipment, net	9,378	7,985
Goodwill	4,324	4,324
Other intangible assets, net	4,496	2,301
Investments in subsidiaries	38,895	49,108
Other long-term assets	584	597

Total assets	$95,578	$97,539

LIABILITIES, REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,198	$2,027
Current portion of long-term debt	3,974	1,054
Accrued and other current liabilities	5,260	6,753

Total current liabilities	11,432	9,834
Long-term debt, net of current portion	1,200	2,112
Deferred income tax liabilities	36	24
Other noncurrent liabilities	1,283	1,210

Total liabilities	13,951	13,180

Commitments and contingencies
Redeemable convertible preferred stock:
Series X redeemable convertible preferred stock	31,235	40,140
Series 1, 2 and 3 redeemable convertible preferred stock	165,195	165,310

	196,430	205,450
Stockholders’ deficit:
Common stock	5	5
Additional paid-in capital	91,276	91,894
Deferred stock-based compensation	(28)	—
Accumulated other comprehensive income	5,971	6,000
Accumulated deficit	(212,027)	(218,990)

Total stockholders’ deficit	(114,803)	(121,091)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$95,578	$97,539

See accompanying Notes to Parent Company Financial Statements

NeoPhotonics Corporation

Parent Company Condensed Statements of Operations

	Years ended December 31,
(in thousands)	2007	2008	2009
Revenue	$29,670	$32,776	$25,624
Intercompany revenue	11,509	9,277	11,951

Total revenue	41,179	42,053	37,575
Cost of goods sold	27,849	25,529	18,518
Intercompany cost of goods sold	11,390	9,465	8,630

Total cost of goods sold	39,239	34,994	27,148

Gross profit	1,940	7,059	10,427

Operating expenses:
Research and development	16,681	14,667	11,603
Sales and marketing	6,908	6,779	4,192
General and administrative	9,522	10,199	10,950
Amortization of purchased intangible assets	1,042	415	264
Asset impairment charges	6,142	4,047	262
Restructuring charges	—	721	—

Total operating expenses	40,295	36,828	27,271

Loss from operations	(38,355)	(29,769)	(16,844)

Interest income	1,496	363	125
Interest expense	(317)	(312)	(132)
Other income (expense), net	(220)	(4)	89

Total interest and other income, net	959	47	82

Loss before income taxes and equity investees	(37,396)	(29,722)	(16,762)
Benefit from (provision for) income taxes	—	233	(506)
Net income (loss) attributable to equity investees, net	(4,071)	1,435	10,305

Net loss attributable to NeoPhotonics Corporation	(41,467)	(28,054)	(6,963)
Accretion of redeemable convertible preferred stock	—	(428)	(153)

Net loss attributable to NeoPhotonics Corporation common stockholders	$(41,467)	$(28,482)	$(7,116)

See accompanying Notes to Parent Company Financial Statements

NeoPhotonics Corporation

Parent Company Condensed Statements of Cash Flows

	Years ended December 31,
(in thousands)	2007	2008	2009
Cash flows from operating activities
Net loss	$(41,467)	$(28,054)	$(6,963)
Adjustments to reconcile net loss to net cash used in operating activities

Depreciation and amortization	5,990	5,163	4,955
Asset impairment charges	6,142	4,047	262
Stock-based compensation expense	1,336	1,128	837
Loss (gain) on disposal of fixed assets	357	177	(124)
Allowance for doubtful accounts	107	740	78
Provision for inventories	2,585	15	52
Equity interest in income of subsidiaries	4,071	(1,435)	(10,305)
Change in assets and liabilities:
Accounts receivable	(909)	1,422	(2,169)
Intercompany, net	(5,791)	5,704	8,476
Inventories	(1,329)	755	676
Prepaid expenses and other current assets	(238)	113	(4)
Accounts payable	2,509	(2,601)	(58)
Accrued and other liabilities	(2,846)	1,422	1,432

Net cash used in operating activities	(29,483)	(11,404)	(2,855)

Cash flows from investing activities
Purchase of property, plant and equipment	(3,932)	(5,512)	(2,405)
Proceeds from sale of property and equipment	—	2	407
Investment in subsidiaries	(8,000)	(2,069)	—
Purchase of short-term investments	(4,112)	—	—
Proceeds from sale of short-term investments	—	998	—
Proceeds from maturity of short-term investments	6,006	3,114	—

Net cash used in investing activities	(10,038)	(3,467)	(1,998)

Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs	—	31,090	8,867
Repurchase of common stock	(69)	(98)	(37)
Proceeds from exercise of stock options	296	69	40
Proceeds from exercise of warrants	—	—	40
Proceeds from bank loans	6,440	2,000	634
Repayment of bank loans	(2,724)	(3,265)	(2,643)

Net cash provided by financing activities	3,943	29,796	6,901

Net increase (decrease) in cash and cash equivalents	(35,578)	14,925	2,048
Cash and cash equivalents at the beginning of the year	43,687	8,109	23,034

Cash and cash equivalents at the end of the year	$8,109	$23,034	$25,082

See accompanying Notes to Parent Company Financial Statements

NOTES TO PARENT COMPANY

CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The condensed financial statements for NeoPhotonics Corporation (the “Parent Company”) summarize the statements of operations and cash flows of the Parent Company for the years ended December 31, 2009, 2008 and 2007 and its balance sheets at December 31, 2009 and 2008.

In these condensed financial statements, the Parent Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date the Parent Company acquired them. The Parent Company’s share of net income (loss) of its subsidiaries is included in net income (loss) using the equity method. The Parent Company condensed financial statements should be read in conjunction with the Consolidated Financial Statements of NeoPhotonics Corporation for the corresponding years.

The Parent Company’s subsidiaries in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund their statutory common reserves until such reserves have reached at least 50% of their respective registered capital. Pursuant to paragraph 4-08(e)(3) of Regulation S-X, the Parent Company notes this restricted amount of net assets exceeds 25% of consolidated net assets as of December 31, 2009.

During the years ended December 31, 2007 and 2008, the Parent Company invested $8.0 million and $2.1 million of cash in its subsidiaries in China, respectively.

2. CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following summarizes the Parent Company’s contractual obligations and commitments as of December 31, 2009:

		Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years
Long-term debt	$3,166	$1,054	$2,112	—
Operating lease	2,278	786	1,492	—
Purchase commitments	2,959	2,959	—	—
Asset retirement obligation	1,000	—	1,000	—

	9,403	4,799	4,604	—

Expected interest payments	205	101	104	—

Total commitments	$9,608	$4,900	$4,708	—

Long-term debt

The Parent Company has outstanding long-term debt with a U.S. bank under the loan and security agreement entered in December 2007 and amended in December 2008 and December 2009. For a discussion of the debt obligations of the Parent Company and its subsidiaries, see Note 7 of the Consolidated Financial Statements.

Operating lease

The Parent Company entered into a non-cancellable facility lease in the California, which expires in December 2012.

Purchase commitments

The Parent Company is obligated to make payments under various arrangements with suppliers for the procurement of goods and services.

Asset retirement obligation

The Parent Company has an asset retirement obligation of $1.0 million associated with its facility lease in California, which expires in December 2012. This obligation is included in other noncurrent liabilities in the consolidated balance sheet as of December 31, 2009.

Environmental obligation

Under California’s recently enacted Global Warming Solutions Act, the Parent Company will be required to design and install additional pollution control equipment at the San Jose, California, manufacturing plant to reduce perfluorocarbon emissions beginning in 2012. As of December 31, 2009, the Parent Company has not recorded a liability, as the process of estimating the cost to comply with the new requirements is still at an early stage and a reasonable estimate of the cost is currently not determinable.

Expected interest payments

The Parent Company calculates the expected interest payments based on the outstanding debt obligations at prevailing interest rates as of December 31, 2009.

NeoPhotonics

NeoPhotonics
NeoPhotonics
NeoPhotonics

Innovation Through Photonic Integration

            shares

Common stock

Prospectus

J.P. Morgan	Deutsche Bank Securities

Piper Jaffray	Stifel Nicolaus Weisel

Morgan Keegan	ThinkEquity LLC

                    , 2010

Until                     , 2011, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in the prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

Amount paid or to be paid

SEC registration fee	$8,200
FINRA filing fee	12,000
Initial New York Stock Exchange listing fee	150,000
Printing and engraving	200,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	1,225,000
Blue sky fees and expenses	25,000
Transfer agent and registrar fees and expenses	3,500
Miscellaneous	72,000

Total	$2,670,700

Item 14. Indemnification of directors and officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.

As permitted by the Delaware General Corporation Law, our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

•	we may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law; and

•	the rights conferred in the bylaws are not exclusive.

Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provide for certain additional procedural protections. We currently carry liability insurance for our directors and officers. At present, there is no pending litigation or proceeding involving a director or officer of NeoPhotonics Corporation regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our directors and officers for certain liabilities under the Securities Act, or otherwise.

Item 15. Recent sales of unregistered securities.

Since January 1, 2007, we have made sales of the following unregistered securities:

(1) From January 1, 2007 through November 17, 2010, we sold and issued to our employees and consultants or former service providers an aggregate of 3,509,026 shares of common stock pursuant to option exercises under the 2004 stock option plan at prices ranging from $0.15 to $0.1859 per share for an aggregate purchase price of $607,238. The issuances of securities to individuals outside of the United States were deemed to be exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act.

(2) From January 1, 2007 through November 17, 2010, we granted options under our 2004 stock option plan to purchase 52,665,566 shares of common stock to our employees and consultants, at prices ranging from $0.17 to $0.70 per share to an aggregate number of 454 individuals. The grants of options to individuals outside of the United States were deemed to be exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act.

(3) From January 1, 2007 through November 17, 2010, we granted 8,882,520 stock appreciation units under our 2007 stock appreciation grants plan to our officers, employees and consultants in China, at prices ranging from $0.17 to $0.70 per share for to an aggregate number of 708 individuals. The issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act.

(4) On June 28, 2007, we granted stock options to purchase an aggregate of 331,000 shares of our common stock at an exercise price of $0.17 per share to a total of six former employees and consultants. As of July 22, 2010, stock options to purchase 260,000 shares of our common stock remain outstanding.

(5) On October 15, 2007, we sold and issued 10,000 shares of common stock to a service provider at $0.17 per share, for a total consideration of $1,700.00, paid in services rendered, pursuant to the exercise of a stock purchase right to purchase 10,000 shares of common stock granted to such party on July 24, 2007.

(6) On December 20, 2007, we issued a warrant to purchase 112,069 shares of common stock to a lender at an exercise price of $1.16 per share. The warrant may be exercised at any time prior to its termination date, which is December 20, 2014.

(7) From May 2008 through November 2010, we sold an aggregate of 462,436 shares of our Series X preferred stock to 63 accredited investors at $100.00 per share for an aggregate purchase price of $44.9 million. Upon completion of this offering, these shares of Series X preferred stock will convert to shares of common stock on a 400-for-1 basis.

(8) From January 1, 2007 through November 17, 2010, we sold and issued an aggregate of 338,272 shares of common stock to holders of our stock warrants pursuant to the exercise of such warrants with a weighted average exercise price of $0.15 per share.

No underwriters were involved in the foregoing sales of securities.

Except as indicated above, the offers, sales and issuances of the securities described in Item 15(1) and 15(2) were deemed to be exempt from registration under the Securities Act under either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sell in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The offers, sales, and issuances of the securities described in Items 15(4) through 15(8) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sell in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit no.	Description of exhibit

1.1*	Form of Underwriting Agreement.

3.1†	Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation, as currently in effect.

3.2	Form of Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation to be filed with the Delaware Secretary of State prior to closing of this offering to effect a reverse stock split.

3.3	Form of Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation, to be effective immediately upon the closing of this offering.

3.4	Bylaws of NeoPhotonics Corporation, as currently in effect.

3.5	Form of Amended and Restated Bylaws of NeoPhotonics Corporation, to be effective upon the closing of this offering.

4.1†	Specimen Common Stock Certificate of NeoPhotonics Corporation.

4.2†	2008 Investors’ Rights Agreement by and between NeoPhotonics Corporation and the investors listed on Exhibit A thereto, dated May 14, 2008.

4.3†	Warrant to Purchase Common Stock by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007.

5.1*	Form of Opinion of Cooley LLP.

10.1†	Form of Indemnification Agreement entered into by and between NeoPhotonics Corporation and each of its directors and officers.

10.2	NeoPhotonics Corporation 2004 Stock Option Plan, as amended, and related documents.

10.3†	NeoPhotonics Corporation 2007 Stock Appreciation Grants Plan and related documents.

10.4	2010 Equity Incentive Plan and forms of agreement thereunder to be in effect upon the completion of this offering.

10.5	2010 Employee Stock Purchase Plan to be in effect upon the completion of this offering.

10.6†	Lease by and between BRE/PCCP Orchard, LLC and NeoPhotonics Corporation, dated April 7, 1999 with the Summary of Basic Lease Terms and Addendum No. 1 to Lease, as amended by First Amendment to Lease dated November 22, 2002, the Second Amendment to Lease dated December 15, 2003, the Third Amendment to Lease dated March 13, 2007 and the Fourth Amendment to Lease dated May 28, 2010.

10.7†	Loan and Security Agreement by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007 as amended by First Amendment dated December 18, 2008 and December 11, 2009.

10.8**†	Property Lease Contract by and between Shenzhen Photon Broadband Technology Co., Ltd. and Shenzhen Hivac Vacuum Photo-Electronics Co., Ltd. dated December 10, 2009.

10.9**†	Maximum Comprehensive Credit Line Contract and Maximum Mortgage Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated November 3, 2008 and December 25, 2008, respectively.

Exhibit no.	Description of exhibit

10.10**†	Loan Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated February 13, 2009.

10.11**†	Loan Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated April 7, 2009.

10.12**†	Short Term Loan Agreement by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated May 13, 2009.

10.13**†	Accounts Receivable Pledge Contract by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated April 30, 2009.

10.14**†	Short Term Loan Agreement by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated September 15, 2009.

10.15**†	Comprehensive Credit Line Contract, as supplemented, by and between CITIC Bank Ltd and NeoPhotonics (China) Co., Ltd. dated October 26, 2009.

10.16**†	RMB Loan Contract by and between CITIC Bank Ltd and NeoPhotonics (China) Co., Ltd. dated November 23, 2009.

10.17†	Employment Letter by and between NeoPhotonics Corporation and Timothy S. Jenks, dated March 30, 2010.

10.18†	Offer Letter by and between NeoPhotonics Corporation and James D. Fay, dated March 9, 2007.

10.19†	Offer Letter by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated January 2, 2005.

10.20**†	Offer Letter by and between NeoPhotonics (China) Co., Ltd. and Chi Yue “Raymond” Cheung, dated August 14, 2007.

10.21†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Timothy S. Jenks dated April 13, 2010.

10.22†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and James D. Fay, dated April 13, 2010.

10.23†	Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated April 14, 2010.

10.24†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated April 13, 2010.

10.25†	NeoPhotonics Corporation Non-Employee Director Compensation Policy to be in effect upon completion of this offering.

10.26**	Comprehensive Credit Line Contract, as supplemented, by and between CITIC Bank Corporation Limited and NeoPhotonics (China) Co., Ltd. dated October 15, 2010.

10.27**	Working Capital Loan Contract by and between Shenzhen Branch, Shanghai Pudong Development Bank Co., Ltd. and NeoPhotonics (China) Co., Ltd. dated November 11, 2010.

21.1†	List of subsidiaries of NeoPhotonics Corporation

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1†	Power of Attorney (see pages II-8 and II-9).

*	To be filed by amendment.
**	Translation to English of an original Chinese document.
†	Previously filed.

(b) Financial Statement Schedules.

Financial statement schedules have been omitted, as the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto appearing in the prospectus made part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 19th day of November, 2010.

NeoPhotonics Corporation

By:	/S/ TIMOTHY S. JENKS

Timothy S. Jenks President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY S. JENKS Timothy S. Jenks	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 19, 2010

/S/ JAMES D. FAY James D. Fay	Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2010

* Bandel L. Carano	Director	November 19, 2010

* Stephen T. Jurvetson	Director	November 19, 2010

* Allan Kwan	Director	November 19, 2010

* Björn Olsson	Director	November 19, 2010

* Yat Bun Peng	Director	November 19, 2010

* Michael J. Sophie	Director	November 19, 2010

Signature		Title	Date

* T. Peter Thomas		Director	November 19, 2010

* Lee Sen Ting		Director	November 19, 2010

* By:	/s/ TIMOTHY S. JENKS		November 19, 2010
Timothy S. Jenks
Attorney-in-Fact

Exhibit index

Exhibit no.	Description of exhibit

1.1*	Form of Underwriting Agreement.

3.1†	Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation, as currently in effect.

3.2	Form of Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation to be filed with the Delaware Secretary of State prior to closing of this offering to effect a reverse stock split.

3.3	Form of Amended and Restated Certificate of Incorporation of NeoPhotonics Corporation, to be effective immediately upon the closing of this offering.

3.4	Bylaws of NeoPhotonics Corporation, as currently in effect.

3.5	Form of Amended and Restated Bylaws of NeoPhotonics Corporation, to be effective upon the closing of this offering.

4.1†	Specimen Common Stock Certificate of NeoPhotonics Corporation.

4.2†	2008 Investors’ Rights Agreement by and between NeoPhotonics Corporation and the investors listed on Exhibit A thereto, dated May 14, 2008.

4.3†	Warrant to Purchase Common Stock by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007.

5.1*	Form of Opinion of Cooley LLP.

10.1†	Form of Indemnification Agreement entered into by and between NeoPhotonics Corporation and each of its directors and officers.

10.2	NeoPhotonics Corporation 2004 Stock Option Plan, as amended, and related documents.

10.3†	NeoPhotonics Corporation 2007 Stock Appreciation Grants Plan and related documents.

10.4	2010 Equity Incentive Plan and forms of agreement thereunder to be in effect upon the completion of this offering.

10.5	2010 Employee Stock Purchase Plan to be in effect upon the completion of this offering.

10.6†	Lease by and between BRE/PCCP Orchard, LLC and NeoPhotonics Corporation, dated April 7, 1999 with the Summary of Basic Lease Terms and Addendum No. 1 to Lease, as amended by First Amendment to Lease dated November 22, 2002, the Second Amendment to Lease dated December 15, 2003, the Third Amendment to Lease dated March 13, 2007 and the Fourth Amendment to Lease dated May 28, 2010.

10.7†	Loan and Security Agreement by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007 as amended by First Amendment dated December 18, 2008 and December 11, 2009.

10.8**†	Property Lease Contract by and between Shenzhen Photon Broadband Technology Co., Ltd. and Shenzhen Hivac Vacuum Photo-Electronics Co., Ltd. dated December 10, 2009.

10.9**†	Maximum Comprehensive Credit Line Contract and Maximum Mortgage Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated November 3, 2008 and December 25, 2008, respectively.

10.10**†	Loan Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated February 13, 2009.

Exhibit no.	Description of exhibit

10.11**†	Loan Contract by and between Agricultural Bank of China and NeoPhotonics (China) Co., Ltd. dated April 7, 2009.

10.12**†	Short Term Loan Agreement by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated May 13, 2009.

10.13**†	Accounts Receivable Pledge Contract by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated April 30, 2009.

10.14**†	Short Term Loan Agreement by and between Shanghai Pudong Development Bank Co., Ltd. and Shenzhen Photon Broadband Technology Co., Ltd. dated September 15, 2009.

10.15**†	Comprehensive Credit Line Contract, as supplemented, by and between CITIC Bank Ltd and NeoPhotonics (China) Co., Ltd. dated October 26, 2009.

10.16**†	RMB Loan Contract by and between CITIC Bank Ltd and NeoPhotonics (China) Co., Ltd. dated November 23, 2009.

10.17†	Employment Letter by and between NeoPhotonics Corporation and Timothy S. Jenks, dated March 30, 2010.

10.18†	Offer Letter by and between NeoPhotonics Corporation and James D. Fay, dated March 9, 2007.

10.19†	Offer Letter by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated January 2, 2005.

10.20**†	Offer Letter by and between NeoPhotonics (China) Co., Ltd. and Chi Yue “Raymond” Cheung, dated August 14, 2007.

10.21†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Timothy S. Jenks dated April 13, 2010.

10.22†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and James D. Fay, dated April 13, 2010.

10.23†	Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated April 14, 2010.

10.24†	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated April 13, 2010.

10.25†	NeoPhotonics Corporation Non-Employee Director Compensation Policy to be in effect upon completion of this offering.

10.26**	Comprehensive Credit Line Contract, as supplemented, by and between CITIC Bank Corporation Limited and NeoPhotonics (China) Co., Ltd. dated October 15, 2010.

10.27**	Working Capital Loan Contract by and between Shenzhen Branch, Shanghai Pudong Development Bank Co., Ltd. and NeoPhotonics (China) Co., Ltd. dated November 11, 2010.

21.1†	List of subsidiaries of NeoPhotonics Corporation

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1†	Power of Attorney (see pages II-8 and II-9).

*	To be filed by amendment.

**	Translation to English of an original Chinese document.

†	Previously filed.